As filed with the Securities and Exchange Commission on August 29, 2005
Registration No. 333-125764

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

THE HERTZ CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	7514	13-1938568
(State of Incorporation)	(Primary Standard Industrial	(I.R.S. Employer Identification No.)
	Classification Code Number)

225 Brae Boulevard
Park Ridge, New Jersey 07656-0713
(201) 307-2000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Harold E. Rolfe, Esq.
Senior Vice President, General
Counsel and Secretary
The Hertz Corporation
225 Brae Boulevard
Park Ridge, New Jersey 07656-0713
(201) 307-2000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
With copies to:

Alan D. Schnitzer, Esq.	Lisa L. Jacobs, Esq.
Simpson Thacher & Bartlett LLP	Shearman & Sterling LLP
425 Lexington Avenue	599 Lexington Avenue
New York, New York 10017-3954	New York, New York 10022-6069
(212) 455-2000	(212) 848-4000
          Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.
          If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☐
          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐_________
          If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ _________
          If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ _________
          If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

	Proposed Maximum Aggregate	Amount of
Title of Each Class of Securities to be Registered	Offering Price(1)(2)	Registration Fee
Class A common stock, par value $0.01 per share(3)
Equity Units(4)	$100,000,000	$11,770(7)
Purchase contracts(5)
Senior notes due 2015(6)
Total	$100,000,000	$11,770(7)

(1)	Estimated solely for the purpose of calculating the registration fee under Rule 457(o) of the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Exclusive of accrued interest, if any.

(3)	In addition to the offering of Class A common stock, also includes the shares of Class A common stock that may be issued to holders of the Equity Units upon settlement or termination of the Equity Units. The actual number of shares of Class A common stock will not be determined until the date of settlement or termination of the related purchase contracts.

(4)	Each Equity Unit will consist of a purchase contract, described under note (5) below, and a 1/40, or 2.5%, undivided beneficial ownership interest in a $1,000 principal amount senior note, described under note (6) below.

(5)	The purchase contracts are offered as a component of the Equity Units for no additional consideration.

(6)	The senior notes are offered as a component of the Equity Units for no additional consideration.

(7)	Previously paid.

          The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note
This Registration Statement contains a prospectus relating to an offering of shares of our Class A common stock, together with separate prospectus pages relating to a concurrent offering of our Equity Units. The complete prospectus for the offering of Class A common stock follows immediately. Following the Class A common stock prospectus are alternate pages for the prospectus for the Equity Units offering, including:
•	the front and back cover pages;

•	pages for the “Prospectus summary” section describing the offering of Equity Units;

•	pages containing risk factors applicable only to the offering of Equity Units;

•	pages containing a description of the Equity Units;

•	pages containing descriptions of the senior notes and purchase contracts that constitute the Equity Units;

•	pages describing U.S. federal income tax consequences of holding the Equity Units;

•	pages describing ERISA considerations associated with holding the Equity Units; and

•	pages comprising the section entitled “Underwriting” relating to the offering of the Equity Units.

The complete prospectus for each of the Class A common stock offering and Equity Units offering will be filed with the Securities and Exchange Commission in accordance with Rule 424 under the Securities Act of 1933.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where an offer or sale is not permitted.

Subject to completion, dated                     , 2005
Preliminary Prospectus
Shares
Class A Common Stock

We are offering to sell            shares of Class A common stock. This is the initial public offering of our shares of Class A common stock.
Prior to this offering, there has been no public market for the Class A common stock. It is currently estimated that the initial public offering price per share will be between $      and $      . We will apply to list the Class A common stock on the New York Stock Exchange under the symbol “HTZ.”
We are an indirect wholly owned subsidiary of Ford Motor Company. Upon completion of this offering, Ford Motor Company will indirectly beneficially own       % of the outstanding Class A common stock (       % if the underwriters’ over-allotment option is exercised in full) and 100% of the outstanding shares of our Class B common stock (which has five votes per share), a class of common stock separate from the Class A common stock (which has one vote per share). Following the offering, the outstanding shares of Class A common stock to be offered will represent       % of the combined voting power of all classes of voting stock and       % of the economic interest (or rights of holders of common equity to participate in distributions in respect of the common equity) in us (       % and       %, respectively, if the underwriters’ over-allotment option is exercised in full). The remainder of the voting power and economic interest in us will be beneficially held by Ford Motor Company. See “Risk factors––Risks related to our business––Ford controls us and may have conflicts of interest with us or you in the future” and “Description of capital stock.”
The underwriters have reserved for sale, at the initial public offering price, shares of Class A common stock for certain of our employees and retirees and employees of our affiliates and licensees. Such persons are expected to purchase, in the aggregate, not more than       % of the shares of Class A common stock offered in the offering.
Concurrently with this offering, we are offering, by means of a separate prospectus, $       of our       % Equity Units. Each Equity Unit will have a stated amount of $25 and will initially consist of a contract to purchase shares of our Class A common stock and an interest in a      % senior note which initially matures on November 16, 2015, subject to adjustment, issued by us. The offering of Equity Units is contingent upon the completion of this offering.
Investing in our Class A common stock involves risks. See “Risk factors” beginning on page 13.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds to us, before expenses	$	$
To the extent the underwriters sell more than       shares of our Class A common stock, the underwriters have an option to purchase up to an additional       shares of our Class A common stock from us at the initial public offering price less the underwriting discounts and commissions. We intend to use our net proceeds from any shares sold pursuant to this option to pay an additional dividend to Ford.
The underwriters expect to deliver the shares to purchasers on or about       , 2005.
Joint Book-Running Managers

JPMorgan	Citigroup	Goldman, Sachs & Co.

                             , 2005

You should rely only on information contained in this prospectus. Neither we, Ford Motor Company nor the underwriters have authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

“Hertz,” “Hertz Equipment Rental,” “HERC,” “Hertz #1 Club Gold,” “Hertz #1 Club” and “Hertz NeverLost” are our trademarks or service marks. All other trademarks, service marks or brand names appearing in this prospectus are the property of their respective holders.

i

Prospectus summary
This summary highlights selected information contained in this prospectus, but it may not contain all of the information that may be important to you. You should read this entire prospectus carefully, including the “Risk factors” section and the financial statements and notes related thereto, which are included in this prospectus.
Unless the context otherwise requires, (i) references in this prospectus to the “issuer,” “the company,” “we,” “our” and “us” mean The Hertz Corporation and its consolidated subsidiaries and its predecessors, (ii) “HERC” means Hertz Equipment Rental Corporation, our wholly owned subsidiary, and our various other wholly owned international subsidiaries that conduct our industrial, construction and material handling equipment rental business, (iii) “Ford” means Ford Motor Company and its consolidated subsidiaries (other than us), including Ford Holdings LLC, (iv) “cars” means cars and light trucks (including sport utility vehicles and, in Europe, light commercial vehicles) and (v) “equipment” means industrial, construction and material handling equipment.
Our company
We and our independent licensees and associates represent what we believe is the largest worldwide general use car rental brand and one of the largest equipment rental businesses in North America, both based upon revenues. Our Hertz brand name is recognized worldwide as a leader in quality rental services and products. We and our independent licensees and associates currently accept reservations for the rental of cars at approximately 7,400 locations in over 150 countries. We also rent equipment from over 340 branches in North America, France and Spain. We have been in the car rental business since 1918 and in the equipment rental business for over 40 years. Currently, we are an indirect wholly owned subsidiary of Ford. Our significant segments consist of our car rental and equipment rental businesses.
For the six months ended June 30, 2005, we generated revenues, income before income taxes and minority interest and net income of $3.5 billion, $190.0 million and $120.1 million, respectively. For the year ended December 31, 2004, we generated revenues, income before income taxes and minority interest and net income of $6.7 billion, $502.6 million and $365.5 million, respectively. Our business is highly seasonal with the second and third quarters of the year having historically been stronger than the first and fourth quarters.
Car rental
We maintain a substantial network of company-operated car rental locations both in the United States and internationally, and what we believe to be the largest number of company-operated on-airport car rental locations in the world, enabling us to provide consistent quality and service worldwide. For the year ended December 31, 2004, we derived approximately 74% of our worldwide car rental revenues from on-airport locations. Our licensees and associates also operate rental locations in over 140 countries, including most of the countries in which we have company-operated rental locations.
Our worldwide car rental operations generated $2.9 billion and $5.5 billion in revenues and $133.4 million and $437.6 million in income before income taxes and minority interest during the six months ended June 30, 2005 and the year ended December 31, 2004, respectively.

Equipment rental
HERC currently operates what we believe to be the third largest equipment rental business in North America and the fourth largest general equipment rental business in each of France and Spain, based upon revenues. HERC rents a broad range of earthmoving equipment, material handling equipment, aerial and electrical equipment, air compressors, pumps, small tools, compaction equipment and construction-related trucks. HERC also derives revenue from the sale of new equipment and consumables.
Our worldwide equipment rental operations generated $630.2 million and $1.2 billion in revenues and $71.9 million and $87.8 million in income before income taxes during the six months ended June 30, 2005 and the year ended December 31, 2004, respectively.
Strengths
Premier brand
The “Hertz” brand is one of the most recognized brands in the world. In 2004, it was listed in Business Week’s “100 Most Valuable Global Brands” – the only travel company brand to appear on the list. The “Hertz” brand has appeared on this list every year since the list’s inception in 2001. Moreover, our customer surveys indicate that in the United States, “Hertz” is the car rental brand most associated with the highest quality service. This is consistent with numerous published best-in-class car rental awards that we have won, both in the United States and internationally, over many years.
We have sought to support our reputation for quality and customer service in car rental through a variety of innovative service offerings, such as our customer loyalty program (Hertz #1 Club), our global expedited rental program (Hertz #1 Club Gold), our one-way rental program (Rent-it-Here/Leave-it-There), our national-scale luxury rental program (Prestige Collection) and our in-car navigational services (Hertz NeverLost). In 2004, participants in our Hertz #1 Club Gold program accounted for approximately 41% of our car rental transactions worldwide. Similarly, we have positioned HERC as a leader in equipment rental through the development of an extensive national account program with leading construction and industrial companies, a substantial investment in sales force automation and the operation of a diverse fleet consisting of what we believe are comparatively young units of rental equipment.
We believe that our premier brand and management of our business in support of the brand have allowed us to create and maintain a loyal customer base and often command premium pricing in car and equipment rental. These strengths in turn have helped us to earn a pre-tax profit in every year since our incorporation in 1967.
Leading market positions
In the United States, we maintain the overall leading market share of airport car rentals where we have company-operated locations. We had approximately a 30% market share in 2004, by revenues, at the 180 largest U.S. airports where we operate, over nine percentage points of share higher than that of the closest competing brand. We also believe that we have the largest airport market share, by revenues on a collective basis, at the 68 major airports in Europe where we have company-operated locations and which provide data regarding car rental concessionaire activity. We are actively expanding in the U.S. off-airport car rental market, and we believe that we already hold the second largest share in this growing market. HERC is, by revenues, the third largest equipment rental company in North America. Additionally, we believe HERC is the fourth largest general equipment rental company in each of France and Spain. Our leading market positions allow us to have first choice of car rental facilities at many airports and to spread our fixed costs in both car and equipment rental across a larger base.
Global footprint and business mix
We and our independent licensees and associates accept car rental reservations for approximately 7,400 locations in more than 150 countries. We are the only car rental company that has an extensive network of company-operated car rental locations both in the United States and in all the major markets of Europe. We also have a company-operated car rental presence in Canada, Australia, New Zealand, Brazil, Puerto Rico and the U.S. Virgin Islands. Because of our extensive worldwide presence, we are capable of capitalizing on business from global tourist and travel organizations and multinational corporations. We believe that our extensive worldwide ownership of our operations (including a 95% company-owned fleet in the United States) gives us an advantage in the areas of service consistency, strategic pricing, cost control, fleet utilization and yield management.
In addition to our global footprint, our mix of business segments (car and equipment rental), car rental markets served (airport and off-airport) and customers (business and leisure in car rental, and construction, industrial and government in equipment rental) adds stability to our business.
Proprietary strategic information systems and centralized administration
We conducted almost 30 million rental transactions in 2004 across our two business segments. We utilize information technology comprehensively in the areas of reservations, fleet and rate management, customer relations, sales and marketing, as well as all aspects of billing, finance, accounting and other reporting systems. We have made substantial investments in our proprietary information systems to permit us to conduct our business efficiently and effectively. We believe that our significant investment in technology enhances our ability to offer innovative services.
Our use of technology has helped us to concentrate our reservations, customer relations, information systems, billing, collection and accounting functions for the United States and Europe, along with certain administrative functions for our other corporate operations, at centers in Oklahoma and Ireland. This centralization, which we believe is unique in the car and equipment rental industries, permits us to provide superior end-to-end service to customers, spread administrative costs over a larger base and maintain a high level of control over our geographically dispersed operations.
Travel industry partnerships
We have established business partnerships with over 60 airlines, railroads and hotel chains worldwide, as well as with American Express and leading traditional and on-line travel agencies, such as Expedia and, in Europe, Opodo. These partnerships include such features as promotion of each other’s products, reservation transfer programs and discounts for each other’s customers. In some cases, we have exclusive relationships with our partners. For example, we are the exclusive car rental partner for the American Automobile Association (AAA), North America’s largest motoring and leisure travel organization, as well as for a number of key motor clubs in Europe and Australia. In Europe, we have also been the sole rental car marketing partner of Air France since 1989 and the sole rental car business partner of Ryanair, a leading European low cost carrier, since 1998. We believe that our global network of business partnerships is unmatched by any of our competitors. Our business partnerships generate significant car rental revenue and expand our customer base.
Depth of management team
We have an experienced management team with extensive knowledge of the car and equipment rental industries. We have employed our ten most senior members of management for an average of 26 years. Our regional and country managers also have a great deal of experience, having been employed by us for an average of 19 years and having been in their current positions for an average of seven years. Our management team has a strong track record of maintaining pre-tax profitability through economic cycles and successful and disciplined execution of our business strategy.
Flexible business model
While our businesses are capital-intensive, most of that capital is invested in revenue-earning cars and equipment. Most of our cars are subject to repurchase arrangements with their manufacturers, and well organized, liquid markets exist for any used cars that are not subject to repurchase arrangements, as well as for used equipment. We believe these repurchase agreements and markets would permit us to rapidly decrease or increase our fleet size if necessary. Our collective bargaining agreements and other labor arrangements in North America and, except as limited by law, in Europe permit us to rapidly reduce the size of our workforce if conditions warrant that action. Moreover, a significant portion of our debt obligations are short-term. As a consequence, we can adjust substantial portions of our cost structure in reaction to external events much more quickly than companies in industries characterized by large investments in illiquid fixed assets or rigid labor arrangements, including many other types of travel service providers.
Strategy
Our strategy in both the global car rental and equipment rental markets is as follows.
Maintain and strengthen our premier car rental brand and differentiated product offering
The Hertz brand is recognized for its superior customer service and a differentiated, premium product. We intend to maintain our position as a premier company through an intense focus on service, quality and product innovation. In the past we have been the first in the car rental market to offer such innovations as our customer loyalty program (Hertz #1 Club), our global expedited rental program (Hertz #1 Club Gold), our national-scale premium rental program (Prestige Collection) and our in-car navigational services (Hertz NeverLost). We believe that continuing to invest consistently in our core business activities, particularly in the areas of brand, facilities, technology and training, will help us maintain our premium product and pricing.
Continue the disciplined pursuit of off-airport growth opportunities
We intend to expand our presence in the off-airport portion of the car rental market in the United States and internationally. Our plan in the United States, where we believe the off-airport rental market is nearly as large as the airport rental market, is to increase our share of insurance replacement rentals through the establishment of a national footprint, as well as to increase our share of other off-airport business and leisure rentals. By leveraging our existing operations, we believe we will increase our penetration of this market and generate attractive margins over time. Internationally, our objective is to increase our penetration of the replacement market by focused sales efforts and a modest expansion of our off-airport network. We believe that a larger presence in off-airport car rental will increase the stability, across both seasons and economic cycles, of our financial performance and diversify our revenue base.
Capitalize on emerging trends and underserved markets in the European car rental business
We believe that the European market presents airport rental growth opportunities resulting from the growth of European air travel due in large part to the emergence and increasing penetration of high volume, low cost air carriers and the increasing use of the Internet throughout the continent. We intend to take advantage of these market changes in part through the business partnerships we maintain with travel providers in Europe, including Air France, Ryanair, American Express Travel, Carlson Wagonlit, Expedia and Opodo. Beyond airport rentals, our other anticipated growth areas in Europe include light commercial vehicle rentals and special fleet rentals, as well as rental programs for the intra-European and long-haul leisure markets. We also intend to continue to develop business opportunities with other key intermediaries in non travel-related markets such as automobile clubs, road-side assistance providers, leasing companies and car manufacturers.
Continue to gain share in the fragmented North American equipment rental market
We believe that our diverse and comparatively young rental fleet, emphasis on customer service, large national account base and prominent brand name will position us to continue gaining market share in the fragmented North American equipment rental market. After several years of declining nonresidential construction markets, an ongoing recovery that began in 2004 is leading to improved industry pricing and volume in North America.
We are capitalizing on these improving markets by expanding our equipment rental footprint with the planned addition of 7 to 9 new locations in North America in 2005. These additional locations would bring our total North American equipment rental location count to over 265 by the end of the year. We also intend to continue to increase our presence in the specialty equipment and general rental markets by offering more pumps, power generation and small equipment and renovating locations to facilitate walk-in business. We believe that our expansion plans, coupled with our emphasis on a high quality, well-maintained fleet, will continue to drive our growth in the equipment rental business.

The offering

Class A common stock offered by us	shares

Common stock to be outstanding immediately after this offering:
Class A common stock	shares
Class B common stock	shares
Total common stock outstanding	shares

Common stock to be held by Ford immediately after this offering:
Class A common stock	shares
Class B common stock	shares

Total number of shares of common stock	shares

Percentage of the combined voting power of all of our outstanding common stock to be held by Ford immediately after this offering	%

Over-allotment option	shares of Class A common stock to be offered by us if the underwriters exercise the over-allotment option in full

Use of proceeds	The proceeds to us from the offering, after the deduction of underwriting discounts, commissions and expenses payable by us, are estimated to be $($ if the underwriters’ over-allotment option is exercised in full). Substantially all of the proceeds from this offering and from the offering of Equity Units are expected to be used to repay the subordinated promissory notes that we issued to Ford on each of June 10, 2005 and , 2005 in the amounts of $1,185.0 million and $ , respectively, which we refer to collectively as the “Intercompany Notes” and pay an additional dividend to Ford. See “Use of proceeds.”

Equity Units Offering	Concurrently with this offering, we are also offering, by means of a separate prospectus, $ of our “Equity Units” which are units comprised of senior notes issued by us and a forward contract obligating holders to purchase a number of shares of our Class A common stock. While this offering is not contingent on the offering of Equity Units, the offering of Equity Units is contingent upon the completion of this offering.

Voting rights	The holders of our Class A common stock and Class B common stock will be entitled to share equally on a per share basis in all dividends and other distributions declared by our Board of Directors. However, the holders of our Class A common stock are entitled to one vote per share and the holders of our Class B common stock are entitled to five votes per share. Under certain circumstances, shares of our Class B common stock can be converted into an equivalent number of shares of our Class A common stock. See “Relationship with Ford” and “Description of capital stock—Common stock—Voting rights.”

Dividend policy	Our Board of Directors currently intends to declare quarterly dividends on our common stock. It is expected that the first quarterly dividend payment will be $ per share (an indicated rate of $ per share annually), with the initial dividend to be declared and paid in 2005. The declaration and payment of dividends are subject to the discretion of our Board of Directors. Any determination as to the payment of dividends will depend upon, among other things, general business conditions, our financial results, contractual, legal and regulatory restrictions regarding the payment of dividends by us and our subsidiaries, our credit ratings and such other factors as the Board of Directors may consider to be relevant.

We did not pay any dividends during the part of the year 2005 ended June 9, 2005 or the years ended December 31, 2004, 2003 or 2002. On June 10, 2005 and , 2005, we paid dividends of $1,185.0 million and $ , respectively, on our common stock to Ford in the form of the Intercompany Notes. We intend to pay additional dividends to Ford out of the proceeds of shares sold pursuant to the over-allotment option for this offering and out of the proceeds of Equity Units sold pursuant to the over-allotment option for the Equity Units offering. To the extent that the over-allotment option for this offering is not subscribed for in full, we intend to pay a dividend to Ford in the form of Class A common stock.

Certain debt and other instruments to which we are a party restrict our ability to pay dividends. See “Dividend policy.”

Controlling stockholder	Currently, Ford indirectly owns all of our common stock. For information regarding the relationship between us and Ford, see “Relationship with Ford.”

Risk factors	For a discussion of certain considerations relevant to an investment in our Class A common stock, see “Risk factors.”

Proposed New York Stock Exchange symbol for our Class A common stock	HTZ
Unless otherwise indicated, all information throughout this prospectus assumes the over-allotment option in this offering has not been exercised and that we issue additional shares of Class A common stock to Ford pursuant to a stock dividend that we will declare prior to the consummation of this offering (the terms of which will require us to issue to Ford, shortly after the expiration of the over-allotment option, a number of shares equal to       (which is the maximum number of shares subject to the over-allotment option) minus the actual number of shares the underwriters purchase from us pursuant to the over-allotment option). This information excludes       shares of Class A common stock issuable upon the exercise of stock options that have been reserved for issuance pursuant to employee benefit plans, as well as shares of Class A common stock that we will be required to issue to settle the purchase contracts included in our Equity Units.

Relationship with Ford
Currently, Ford, through its wholly owned subsidiary Ford Holdings LLC, is our only stockholder. Upon completion of this offering, Ford will beneficially own      % of the outstanding Class A common stock (   % if the underwriters’ over-allotment option is exercised in full) and 100% of the outstanding Class B common stock (which Class B common stock is entitled to five votes per share on any matter submitted to a vote of our stockholders). Upon completion of this offering, the common stock beneficially owned by Ford will represent in the aggregate      % of the combined voting power of all of our outstanding common stock (or      % if the underwriters’ over-allotment option is exercised in full). For as long as Ford continues to beneficially own (directly or indirectly) shares of common stock representing more than 50% of the combined voting power of our outstanding common stock, Ford will be able to direct the election of all of the members of our Board of Directors and exercise a controlling influence over our business and affairs, including any determinations with respect to mergers or other business combinations involving us, the acquisition or disposition of assets by us, the incurrence of indebtedness by us, the issuance of any additional common stock or other equity securities, the repurchase or redemption of common stock or preferred stock and the payment of dividends. Similarly, Ford will have the power to determine or significantly influence the outcome of matters submitted to a vote of our stockholders, including the power to prevent an acquisition or any other change in control of us and could take other actions that might be favorable to Ford. See “Description of capital stock.”
Ford has indicated to us that it expects, subject to market conditions, to completely divest its ownership in us. Ford is not subject to any obligation, contractual or otherwise, to retain its controlling interest in us, except that we and Ford, our directors, executive officers and certain other employees have agreed, subject to certain exceptions and limitations, not to offer, sell, contract to sell, pledge or otherwise dispose of any shares of Class A common stock or Class B common stock or any of our securities which are substantially similar to shares of our common stock for a period of 180 days after the date of this prospectus without the prior written consent of the joint book-running managers, subject to certain limitations and limited extensions. As a result, there can be no assurance concerning the period of time during which Ford will maintain its beneficial ownership of our common stock owned by it following this offering. See “Underwriting.”
Ford will also have an option available to it to purchase additional shares of Class B common stock and/or nonvoting capital stock to maintain its then-existing percentage of the total voting power and value of us. Additionally, with respect to shares of nonvoting capital stock, Ford will have an option to purchase such additional shares so as to maintain ownership of 80% of each outstanding class of such stock.
For a description of certain provisions of our Restated Certificate of Incorporation concerning the allocation of business opportunities that may be suitable for both us and Ford, see “Description of capital stock—Certain certificate of incorporation and by-law provisions—Corporate opportunities.”

Our principal executive offices are located at 225 Brae Boulevard, Park Ridge, New Jersey 07656. Our main telephone number is (201) 307-2000. Our principal U.S. website is www.hertz.com. Information contained on our website or that can be accessed through our website is not incorporated by reference in this prospectus.

Summary consolidated financial data
The following table presents summary consolidated financial information and other data for our business. The summary consolidated statement of operations data presented below for the years ended December 31, 2003, 2002, 2001 and 2000 and the six months ended June 30, 2004, have been restated. For a discussion of the restatement, see note (a) below and note 1A to the notes to our audited consolidated financial statements and our unaudited condensed consolidated financial statements included in this prospectus. The summary condensed consolidated statement of operations data for the six months ended June 30, 2005 and June 30, 2004 (as restated) and the condensed consolidated balance sheet data as of June 30, 2005 presented below were derived from our unaudited condensed consolidated financial statements and the related notes thereto included in this prospectus. The summary consolidated statement of operations data for each of the years in the three-year period ended December 31, 2004 and the consolidated balance sheet data at December 31, 2004 and 2003 presented below were derived from our audited consolidated financial statements and the related notes thereto included in this prospectus. The operating results for the six months ended June 30, 2005 and June 30, 2004 include all adjustments (consisting only of normal recurring adjustments) that we consider necessary for a fair statement of the results for such interim periods. The interim results are not necessarily an indication of the results for the full year.
You should read the following information in conjunction with the section of this prospectus entitled “Management’s discussion and analysis of financial condition and results of operations,” our unaudited condensed consolidated financial statements and our audited consolidated financial statements and related notes beginning on page F-1 of this prospectus.

	Six Months
	Ended, or as of June 30,			Year Ended, or as of December 31,
		2004 (a)		2003 (a)	2002 (a)	2001 (a)	2000 (a)
	2005	Restated	2004	Restated	Restated	Restated	Restated
	(Dollars in millions)
Statement of Operations
Revenues
Car rental	$2,824.5	$2,551.9	$5,430.8	$4,819.3	$4,537.6	$4,366.6	$4,553.9
Equipment rental	630.1	522.3	1,162.0	1,037.8	1,018.7	1,128.7	1,106.3
Other (b)	48.3	38.2	83.2	76.6	82.1	101.6	137.5

Total revenues	3,502.9	3,112.4	6,676.0	5,933.7	5,638.4	5,596.9	5,797.7

Expenses
Direct operating	2,025.5	1,781.8	3,734.4	3,316.1	3,093.0	3,248.0	3,019.2

Depreciation of revenue earning equipment (c)	756.4	713.8	1,463.3	1,523.4	1,499.5	1,462.3	1,323.5
Selling, general and administrative	318.9	292.4	591.3	501.7	463.1	479.2	459.3
Interest, net of interest income (d)	212.0	182.7	384.4	355.0	366.4	404.7	414.8

Total expenses	3,312.9	2,970.7	6,173.4	5,696.2	5,422.0	5,594.2	5,216.8

Income before income taxes and minority interest	190.0	141.7	502.6	237.5	216.4	2.7	580.9
(Provision) benefit for taxes on income (e)	(64.9)	(49.5)	(133.9)	(78.9)	(72.4)	20.6	(222.5)
Minority interest	(5.0)	—	(3.2)	—	—	—	—

Income before cumulative effect of change in accounting principle	120.1	92.2	365.5	158.6	144.0	23.3	358.4
Cumulative effect of change in accounting principle (f)	—	—	—	—	(294.0)	—	—

Net income (loss)	$120.1	$92.2	$365.5	$158.6	$(150.0)	$23.3	$358.4

Balance Sheet Data
Revenue earning equipment, net
Cars	$9,271.5	$8,476.6	$7,597.2	$6,462.0	$5,998.3	$5,220.4	$5,186.2
Other equipment	1,893.8	1,465.7	1,525.7	1,331.3	1,427.6	1,631.3	1,736.3
Total assets	15,752.0	14,691.5	14,096.4	12,579.0	11,128.9	10,158.4	10,620.0
Total debt	10,760.1	9,200.5	8,428.0	7,627.9	7,043.2	6,314.0	6,676.0
Stockholder’s equity (g)	1,499.1	2,285.4	2,670.2	2,225.4	1,921.9	1,984.4	1,984.1

Selected Operating Data
Car Rental Operations:
Average number of owned cars operated during period	426,100	393,500	413,000	373,500	369,500	373,800	359,300
Transaction days (in thousands)	58,431	54,352	115,246	102,281	99,240	104,015	103,279

Equipment Rental Operations:
Average acquisition cost of rental equipment operated during period	$2,460.6	$2,212.1	$2,305.7	$2,281.8	$2,327.6	$2,381.4	$2,157.4

(a)	We have restated our previously issued consolidated statements of operations for the quarters ended March 31, 2004 and June 30, 2004 and the years ended December 31, 2003, 2002, 2001 and 2000. We will be restating our previously issued consolidated statement of operations for the quarter ended September 30, 2004. An explanation of the Restatement appears in note 1A to the notes to our audited consolidated financial statements and our unaudited condensed consolidated financial statements included in this prospectus. The Restatement resulted in previously reported revenues and expenses being increased by equal amounts with no change in our previously reported income before income taxes and minority interest and net income (loss).

(b)	Includes fees and expense reimbursements from licensees and revenues from car leasing operations, telecommunications services through 2001 and claim management services. Certain foreign car leasing operations were transferred to an affiliated company on August 31, 2000.

(c)	For the six months ended June 30, 2005 and 2004 and the years ended December 31, 2004, 2003, 2002, 2001, and 2000, depreciation of revenue earning equipment includes net gains of $41.2 million, $25.4 million, $57.2 million, a net loss of $0.8 million, a net gain of $10.8 million, a net loss of $1.6 million and a net gain of $54.5 million, respectively, from the disposal of revenue earning equipment.

(d)	For the six months ended June 30, 2005 and 2004 and the years ended December 31, 2004, 2003, 2002, 2001 and 2000, interest income was $16.9 million, $9.0 million, $23.7 million, $17.9 million, $10.3 million, $9.0 million and $13.5 million, respectively.

(e)	Includes benefits of $46.6 million for the year ended December 31, 2004 relating to net adjustments to federal and foreign tax accruals and includes benefits of $30.2 million for the year ended December 31, 2001 from certain foreign tax credits.

(f)	Cumulative effect of change in accounting principle represents a non-cash charge for the year ended December 31, 2002, related to impairment of goodwill in our equipment rental business, recognized in accordance with the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.”

(g)	Includes the declaration and payment on June 10, 2005 of a dividend totaling $1.2 billion on our outstanding common stock to Ford in the form of an Intercompany Note.

Risk factors
Before you invest in our Class A common stock you should carefully consider the following risks, as well as other information set forth in this prospectus. If any of the following risks actually occurs, our business, financial condition or results of operations may suffer. As a result, the trading price of our Class A common stock could decline, and you could lose all or part of your investment. In addition to the risks described below, we may encounter risks that are not currently known to us, which may also impair our business operations and your investment in our Class A common stock.
Risks related to our business
An economic downturn could result in a decline in business and leisure travel and non-residential capital investment, which could harm our business.
Our results of operations are affected by many economic factors, including the level of economic activity in the markets in which we operate. A decline in economic activity either in the United States or in international markets may have a material adverse effect on us. In the car rental business, a decline in economic activity typically results in a decline in both business and leisure travel and, accordingly, a decline in the volume of car rental transactions. In the equipment rental business, a decline in economic activity typically results in a decline in activity in construction and other businesses in which our equipment rental customers operate and, therefore, results in a decline in the volume of equipment rental transactions. In the case of a decline in car or equipment rental activity, we may reduce rental rates to meet competitive pressures, which could have a material adverse effect on our results of operations. A decline in economic activity also may have a material adverse effect on residual values realized on the disposition of our revenue earning cars and/or equipment.
We face intense competition that may lead to downward pricing, or an inability to increase prices, which could have a material adverse impact on our results of operations.
The markets in which we operate are highly competitive. See “Business—Worldwide car rental—Competition” and “Business—Equipment rental—Competition.” We believe that price is one of the primary competitive factors in the car and equipment rental markets. Our competitors, some of whom may have access to substantial capital, may seek to compete aggressively on the basis of pricing. To the extent that we match competitors’ downward pricing, it could have a material adverse impact on our results of operations. To the extent that we do not match or remain within a reasonable competitive margin of our competitors’ pricing, it could also have a material adverse impact on our results of operations, as we may lose rental volume. The Internet has increased pricing transparency among rental car companies by enabling cost conscious customers, including business travelers, to more easily obtain the lowest rates available from rental car companies for any given trip. This transparency may increase the prevalence and intensity of price competition in the future. For the year ended December 31, 2004, and the first six months of 2005, major U.S. car rental brands experienced downward pressure on pricing, as measured through time and mileage rates they charged.
Our car rental business is dependent on the air travel industry, and disruptions in air travel patterns could harm our business.
We estimate that approximately 74% of our worldwide car rental revenues in 2004 were generated at our airport rental locations. Significant airfare increases (e.g., due to an increase in fuel costs) could result in reduced air travel and have a material adverse effect on our results of operations. In addition, any event that disrupts or reduces business or leisure air travel could have a material adverse effect on our results of operations. In particular, certain U.S. airlines have recently experienced economic distress, including the recent bankruptcy proceedings of US Airways Group, Inc. and United Air Lines, Inc. Any further deterioration in the economic condition of U.S. and international airlines could exacerbate reductions in air travel. Other events that impact air travel could include work stoppages, military conflicts, terrorist incidents, epidemic diseases or the response of governments to any of these events. For example, shortly before the September 11, 2001 terrorist attacks, we estimated that we would earn pre-tax income of approximately $250 million in 2001; by contrast, our actual pre-tax income for 2001 was only $3 million, and we continued to feel the adverse effects of the attacks well into the following year. On a smaller scale, the 2003 outbreak of Severe Acute Respiratory Syndrome, or “SARS,” in the Toronto, Canada area and parts of Asia, significantly reduced our 2003 results of operations in Canada.
Our business is highly seasonal, and a disruption in rental activity during our peak season could materially adversely affect our results of operations.
In our businesses, the second and third quarters of the year have historically been our strongest quarters due to the increased level of leisure travel and construction activity. In 2004, the second and third quarters accounted for approximately 25% and 28% of overall revenue and 29% and 50% of income before income taxes and minority interest, respectively. Any occurrence that disrupts rental activity during the second or third quarters could have a disproportionately material adverse effect on our results of operations. See “Management’s discussion and analysis of financial condition and results of operations—Liquidity and capital resources.”
We may not be successful in our business strategy to expand into the off-airport rental market, including marketing to replacement renters and insurance companies that reimburse or pay for such rentals.
We have been increasing our presence in the off-airport car rental market in the United States. We currently intend to add more off-airport locations in 2005 and subsequent years. In order to increase revenues at our new off-airport locations, we will need to successfully market to insurance companies and other companies that provide rental referrals to those needing cars while their vehicles are being repaired or are temporarily unavailable for other reasons, as well as to the renters themselves. To do so we believe that we will need to serve the market areas covered by nearly all national and regional insurance companies of significant size, which we believe could involve as many as 2,000 locations. We incur minimal non-fleet costs in opening our new off-airport locations, but new off-airport locations, once opened, take time to generate their full potential revenues. As a result, revenues at new locations do not initially cover their start-up costs and often do not, for some time, cover the costs of their ongoing operation. See “Business—Worldwide car rental—Operations.” The results of the strategy and the success of our implementation of this strategy will not be known for a number of years. If we are unable to implement our strategy to expand our off-airport network successfully, properly react to changes in market conditions or successfully market to replacement renters and the insurance companies covering the cost of their rentals, our financial condition, results of operations and cash flows could be materially adversely affected.
Our access to the debt markets has been impaired and may be further impaired by downgrades in our debt ratings. Without adequate access to the debt markets, we may not have sufficient liquidity to operate our business.
We satisfy our funding requirements principally through the issuance of medium and long-term debt, the sale of commercial paper and other short-term borrowings primarily from banks. As of June 30, 2005, our commercial paper borrowings and other short-term indebtedness were $4.1 billion. At various times during April 2005 and the following four months, each of the major rating agencies placed our debt ratings under review or reduced its outlook or debt ratings with respect to us. See “Management’s discussion and analysis of financial condition and results of operations––Liquidity and capital resources––Debt ratings.” In most cases, the actions with respect to us were taken in conjunction with actions with respect to the debt ratings of Ford. On April 20, 2005, Ford announced that it was evaluating its long-term strategic options for its investment in us. Since that date, our ability to sell unsecured commercial paper has been adversely affected. Our ability to sell commercial paper was impacted by the Ford announcement as well as recent downgrades of Ford’s and our debt ratings. Any further downgrade of our debt ratings may increase our borrowing costs and further impact our ability to sell commercial paper and otherwise access capital markets.
On May 26, 2005, we entered into a short-term senior credit facility, referred to as the “Interim Credit Facility,” with an aggregate availability of up to $3.0 billion with the joint book-running managers of this offering and/or their affiliates. As of June 30, 2005, we had outstanding borrowings of approximately $1.0 billion and C$575.0 million under the Interim Credit Facility. The Interim Credit Facility will mature on November 23, 2005. We are required to prepay loans and permanently reduce commitments under the Interim Credit Facility under certain circumstances, including at the time Ford controls less than 25% of us or any other person or group has equal or greater control of us than Ford.
To the extent that we are unable to access the commercial paper market or otherwise finance our borrowing needs in the public or private markets upon acceptable terms, including to pay back all or a portion of the Interim Credit Facility or any other indebtedness, we would seek to satisfy our liquidity requirements through borrowings under our credit facilities, arranging new facilities or through the issuance of additional asset backed securities. We cannot assure you that our existing credit facilities will provide sufficient liquidity to us under all conditions. Even if the existing facilities provide us with sufficient liquidity, our costs of capital would likely increase as a result of their utilization. To the extent we do not pass on our increased borrowing costs to our customers, our profitability, and potentially our ability to raise capital, could be materially adversely affected. In such circumstances, we might seek to issue equity securities, although our ability to do so could be constrained by market conditions and/or other reasons, including a lock-up agreement related to this offering, or Ford’s possible desire not to be diluted as long as it controls us.
Any deterioration in Ford’s financial condition could adversely affect our access to the credit markets.
Ford Motor Company’s debt rating is currently rated below investment grade by Standard & Poor’s Rating Services, a division of McGraw-Hill Companies, Inc., or “S&P,” and Moody’s Investors Service, Inc., or “Moody’s.” Other debt rating agencies also have recently downgraded their ratings of Ford. We cannot assure you that any future downgrading of Ford’s debt ratings would not have an adverse impact on our debt ratings. Therefore, for so long as Ford maintains a significant interest in us, a deterioration in the financial condition of Ford could have the effect of increasing our borrowing costs and/or impairing our access to the capital markets. To the extent we do not pass on our increased borrowing costs to our customers, our profitability, and potentially our ability to raise capital, could be materially adversely affected. Also, so long as Ford maintains a significant interest in us, Ford will have the ability to enter into agreements or adopt policies that limit our ability to incur debt, issue equity securities and meet our liquidity needs. See “Relationship with Ford.”

We are subject to risks from increases in interest rates, which will increase our borrowing costs and may also lead to a decline in equipment rental demand.
An increase in interest rates and related interest expense may have a material adverse impact on our profitability. In addition, an increase in interest rates may result in a decline in activity in construction and other businesses in which our equipment rental customers operate and, accordingly a decline in the volume of equipment rental transactions. Our total outstanding debt of $10.8 billion as of June 30, 2005 included interest rate sensitive debt of $5.8 billion (either by its original terms or through the use of interest rate derivatives), which had a weighted average interest rate of 4.1% per annum, and non-interest rate sensitive debt of $5.0 billion, which had a weighted average fixed interest rate of 6.4% per annum. During our seasonal borrowing peak in 2004, outstanding interest rate sensitive debt totaled $4.9 billion, with a weighted average interest rate of 2.4% per annum. See “Management’s discussion and analysis of financial condition and results of operations—Liquidity and capital resources.”
We face risks of increased costs of cars and equipment and of decreased profitability, including as a result of limited supplies of competitively priced cars or equipment.
We believe we are one of the largest private sector purchasers of new cars in the world for our rental fleet, and during 2004, our approximate average holding period for a rental car was 11 months in the United States and eight months in our international car rental operations. In recent years, the average cost of new cars has increased. We expect increases in car costs and modest increases in equipment costs in the near term. We expect a significant increase in car costs for the 2006 model year, which will adversely affect our results of operations beginning in the fourth quarter of 2005.
Historically, we have purchased more of the cars we rent from Ford than from any other automobile manufacturer. Under a master supply and advertising agreement, or the “Master Supply and Advertising Agreement,” Ford has agreed to develop fleet offerings in the United States that are generally competitive with terms and conditions of similar offerings by other automobile manufacturers. The Master Supply and Advertising Agreement expires in 2010. See “Relationship with Ford—Master Supply and Advertising Agreement.” We cannot assure you that we will be able to extend the Master Supply and Advertising Agreement beyond its current term. In the future, we expect to buy a smaller proportion of our car rental fleet from Ford than we have in the past. If Ford does not offer us competitive terms and conditions, and we are not able to purchase sufficient quantities of cars from other automobile manufacturers on competitive terms and conditions, then we may be forced to purchase cars at higher prices, or on terms less competitive, than for cars purchased by our competitors.
To date we have not entered into any long-term car supply arrangements with other manufacturers. In addition, certain automobile manufacturers, including Ford, have adopted strategies to de-emphasize sales to the rental car industry which they view as less profitable due to historic sales incentive and other discount programs that tended to lower the average cost of cars for fleet purchasers such as us. Reduced or limited supplies of equipment together with increased prices are risks that we also face in our equipment rental business. We cannot assure you that we will be able to pass on increased costs of cars or equipment to our rental customers. Failure to pass on significant cost increases to our customers would have a material adverse impact on our results of operations and financial condition.
We face risks related to decreased acquisition or disposition of cars through repurchase programs.
During 2004, 81% of the cars purchased for our U.S. and international car rental fleet were subject to repurchase by automobile manufacturers under contractual guaranteed repurchase programs. Under these programs, automobile manufacturers agree to repurchase cars at a specified price during a specified time period, typically subject to certain car condition and mileage requirements. These repurchase programs limit the risk to us that the market value of a car at the time of its disposition will be less than its estimated residual value at such time. We refer to this risk as residual risk. For these reasons, cars purchased by car rental companies under repurchase programs are sometimes referred to by industry participants as “non-risk,” “buy-back” or “program” cars.
Conversely, those cars not purchased under repurchase programs for which the car rental company is exposed to residual risk are sometimes referred to as “risk” cars. Repurchase programs enable us to determine our depreciation expense in advance. Depreciation is a significant cost factor in our operations. We expect the percentage of our car rental fleet subject to repurchase programs to decrease due primarily to anticipated changes in the terms to be offered by automobile manufacturers under repurchase programs and because we expect car manufacturers to offer fewer program cars to us as part of their announced efforts to de-emphasize sales to rental car companies. Accordingly, we expect to bear increased risk relating to the residual market value of our car rental fleet and car depreciation.
In addition, repurchase programs generally provide us with flexibility to reduce the size of our fleet by returning cars sooner than originally expected without risk of loss in the event of an economic downturn or to respond to changes in demand. This flexibility will be reduced to the extent the percentage of non-risk cars in our car rental fleet decreases. See “Management’s discussion and analysis of financial condition and results of operations—Overview” and “Business—Worldwide car rental—Fleet.”
Automobile manufacturers could modify or eliminate their repurchase programs or change their return policies (which include condition and mileage requirements for returned cars) from one program year to another to make it disadvantageous to acquire certain cars. Any such modification or elimination would expose us to the risks described in the preceding paragraphs.
We could be harmed by a decline in the results of operations or financial conditions of the manufacturers of our cars, particularly if they are unable to repurchase program cars from us.
A severe or persistent decline in the results of operations or financial condition of a manufacturer of cars that we own could reduce the cars’ residual values, particularly to the extent that the manufacturer unexpectedly announced the eventual elimination of its models or nameplates or ceased manufacturing them altogether. Such a reduction could cause us to sustain a loss on the ultimate sale of those cars or require us to depreciate those cars on a more rapid basis while we own them. In addition, if a decline in results or conditions were so severe as to cause a manufacturer to default on an obligation to repurchase program cars we own, we would have to find an alternate method of disposition of those cars, which could significantly increase our expenses and decrease our proceeds on sales. Any such default might also leave us with a substantial unpaid claim against the manufacturer with respect to program cars that were sold and returned to the car manufacturer but not paid for. A decline in the economic and business prospects of manufacturers, including any economic distress impacting the suppliers of automobile components to manufacturers, could also cause them to raise the prices we pay for cars or reduce their supply to us.
Manufacturer safety recalls could create risks to our business.
Our cars may be subject to safety recalls by their manufacturers. Under certain circumstances, the recalls may cause us to attempt to retrieve cars from renters or to decline to re-rent returned cars until we can arrange for the steps described in the recalls to be taken. If a large number of cars are the subject of simultaneous recalls, or if needed replacement parts are not in adequate supply, we may not be able to re-rent recalled cars for a significant period of time. We could also face liability claims if recalls affect cars that we have already sold. Depending on the severity of the recall, it could materially adversely affect our revenues, create customer service problems, reduce the residual value of the cars involved and harm our general reputation.
We face risks arising from our heavy reliance on communications networks and centralized information systems.
We rely heavily on information systems to accept reservations, process rental and sales transactions, manage our fleets of cars and equipment, account for our activities and otherwise conduct our business. We have centralized our information systems in two facilities in Oklahoma City, Oklahoma, and we rely on communications services providers to link our systems with the business locations these systems serve. A failure of a major system, or a major disruption of communications between the system and the locations it serves, could cause a loss of reservations, interfere with our ability to manage our fleet, slow rental and sales processes and otherwise materially adversely affect our ability to manage our business effectively. Our systems designs, business continuity plans and insurance programs are designed to mitigate such a risk, not to eliminate it. In addition, because our systems contain information about millions of individuals and businesses, our failure to maintain the security of the data we hold, whether the result of our own error or the malfeasance of others, could harm our reputation or give rise to legal liabilities leading to lower revenues, increased costs and other material adverse effects on our results of operations.
Claims that the software products and information systems that we rely on are infringing on the intellectual property rights of others could increase our expenses or inhibit us from offering certain services, which could adversely affect our results of operations.
A number of entities, including some of our competitors, have sought, or may in the future obtain, patents and other intellectual property rights that cover or affect software products and other components of information systems that we rely on to operate our business. For example, Enterprise Rent-A-Car Company, or “Enterprise,” has asserted that certain systems we use to conduct insurance replacement rentals would infringe on patent rights it would obtain if it were granted certain patents for which it has applied.
Litigation may be necessary to determine the validity and scope of third-party rights or to defend against claims of infringement. If a court determines that one or more of the software products or other components of information systems we use infringe on intellectual property owned by others or we agree to settle such a dispute, we may be liable for money damages. In addition, we may be required to cease using those products and components unless we obtain licenses from the owners of the intellectual property, redesign those products and components in such a way as to avoid infringement or cease altogether the use of those products and components. Each of these alternatives could increase our expenses materially or impact the marketability of our services. Any litigation, regardless of the outcome, could result in substantial costs and diversion of resources and could have a material adverse effect on our business. In addition, a third party intellectual property owner might not allow us to use its intellectual property at any price, or on terms acceptable to us, which could materially affect our competitive position and our results of operations. For example, if Enterprise were to obtain the patent rights referred to above and after that pursue and prevail on claims of infringement similar to those it has previously asserted, it could have a material adverse effect on our ability to grow our insurance replacement business and, in turn, our off-airport business.

The concentration of our reservations, accounting and information technology functions at a limited number of facilities in Oklahoma, Alabama and Ireland creates risks for us.
We have concentrated our reservations functions for the United States in two facilities, one in Oklahoma City, Oklahoma, and one in Saraland (Mobile County), Alabama, and we have concentrated our accounting functions for the United States in two facilities in Oklahoma City. Similarly, we have concentrated reservations and accounting functions for our European operations in a single facility near Dublin, Ireland. In addition, our major information systems are centralized in two of our facilities in Oklahoma City. A disruption of normal business at any of our principal facilities in Oklahoma City, Saraland or Dublin, whether as the result of localized conditions (such as a fire or explosion) or as the result of events or circumstances of broader geographic impact (such as an earthquake, storm, flood, epidemic, strike, act of war, civil unrest or terrorist act), could materially adversely affect our business by disrupting normal reservations, customer service, accounting and systems activities. Our systems designs, business continuity plans and insurance programs are designed to mitigate those risks, not to eliminate them, and this is particularly true with respect to events of broad geographic impact.
Ford controls us and may have conflicts of interest with us or you in the future.
Immediately prior to this offering, Ford, through a subsidiary, is our only stockholder. Upon completion of this offering, Ford will beneficially own      % of our outstanding Class A common stock (         % if the underwriters’ over-allotment option is exercised in full) and 100% of our outstanding Class B common stock (which Class B common stock is entitled to five votes per share on any matter submitted to a vote of our stockholders). Upon completion of this offering, the common stock beneficially owned by Ford will represent in the aggregate      % of the combined voting power of all of our outstanding common stock (or      % if the underwriters’ over-allotment option is exercised in full). For as long as Ford continues to beneficially own shares of common stock representing more than 50% of the combined voting power of our common stock, Ford will be able to direct the election of all of the members of our Board of Directors and exercise a controlling influence over our business and affairs, including any determinations with respect to mergers or other business combinations involving us, the acquisition or disposition of assets by us, the incurrence of indebtedness by us, the issuance of any additional common stock or other equity securities, the repurchase or redemption of common stock or preferred stock and the payment of dividends. Similarly, Ford will have the power to determine or significantly influence the outcome of matters submitted to a vote of our stockholders, including the power to prevent an acquisition or any other change in control of us and could take other actions that might be favorable to Ford. See “Description of capital stock” and “Relationship with Ford.”
In addition, so long as we are entitled to do so (which under current rules means that so long as Ford continues to own in the aggregate more than 50% of the combined voting power of all of our outstanding common stock), we intend to use the “controlled company” exception under the New York Stock Exchange rules. This exception eliminates the requirements that such a controlled company have a majority of independent directors on its board of directors and that it has compensation and nominating and corporate governance committees composed entirely of independent directors. As a result, you will not have the same protections afforded to stockholders of non-controlled companies that are subject to all of the corporate governance requirements of the New York Stock Exchange.
Ford will also have an option available to it to purchase additional shares of Class B common stock and/or nonvoting capital stock to maintain its then-existing percentage of the total voting power and value of us. Additionally, with respect to shares of nonvoting capital stock, Ford will have an option to purchase such additional shares so as to maintain ownership of 80% of each outstanding class of such stock.

Beneficial ownership of at least 80% of the total voting power and 80% of each class of nonvoting capital stock, if any, is required in order for Ford to effect a tax-free spin-off of us (as discussed under “Description of capital stock––Common stock––Conversion”) or certain other tax-free transactions.
Each member of a consolidated group for federal income tax purposes is severally liable for the federal income tax liability of each other member of the consolidated group. Each member of the Ford controlled group, which currently includes Ford, us and Ford’s other subsidiaries, is also jointly and severally liable for pension and benefit funding and termination liabilities of other group members, as well as certain benefit plan taxes. Accordingly, we could be liable under such provisions in the event any such liability is incurred, and not discharged, by any other member of the Ford consolidated or controlled group for any period during which we were included in the Ford consolidated or controlled group. After this offering, we will no longer be included in Ford’s consolidated group for federal tax purposes, and there is no assurance that our tax position will not be less favorable than it is at present. See “Relationship with Ford.”
In addition, by virtue of its controlling beneficial ownership and the terms of a tax-sharing agreement between us and Ford, Ford effectively controls all of our tax decisions for periods ending on or prior to the date of this offering. Under the tax-sharing agreement, Ford has sole authority to respond to and conduct all tax proceedings (including tax audits) relating to our federal and combined state returns, to file all such returns on behalf of us and to determine the amount of our liability to (or entitlement to payment from) Ford under the tax-sharing agreement. See “Relationship with Ford––Tax-Sharing Agreement.” This arrangement may result in conflicts of interests between us and Ford. For example, under the tax-sharing agreement, Ford may choose to contest, compromise or settle any adjustment or deficiency proposed by the relevant taxing authority in a manner that may be beneficial to Ford and detrimental to us. Although Ford does not plan or intend to effectuate a spin-off of our stock to Ford stockholders, the tax-sharing agreement, which we and Ford will amend in connection with this offering, will provide that in the event that Ford effectuates a spin-off of our common stock that it owns and such spin-off is not tax-free pursuant to Section 355 of the Internal Revenue Code of 1986, as amended, or the “Code,” we will generally be responsible for any taxes incurred by Ford or its stockholders if such taxes result from certain of our actions or omissions. If the taxes incurred by Ford or its stockholders do not result from certain of our actions or omissions, and do not result from certain of Ford’s actions or omissions, then we generally will be responsible for a percentage of such taxes equal to the quotient of the fair market value of our issued and outstanding common stock, divided by the sum of the fair market value of our issued and outstanding common stock and the fair market value of Ford’s issued and outstanding common stock.
For a description of certain provisions of the Restated Certificate of Incorporation concerning the allocation of business opportunities that may be suitable for both us and Ford, see “Description of capital stock—Certain certificate of incorporation and by-law provisions—Corporate opportunities.”
We face risks related to Ford’s change in ownership of us.
Certain of our airport concession agreements require the consent of the airport authority in connection with changes in ownership of us. We will seek those consents in connection with this offering except where not obtaining them will not, in our view, have a material adverse effect on our consolidated financial position or results of operations. In the event that Ford seeks to sell any of our common stock that it owns following this offering, additional consents will be required. Certain of our credit facilities impose consolidated net worth tests on us if Ford ceases to own at least 51% of the voting control of all of our capital stock then outstanding as described under “Restrictive covenants––Minimum consolidated net worth and maximum consolidated senior debt to consolidated net worth ratio.”

Certain intercompany agreements and arrangements exist between Ford and us. See “Relationship with Ford.” We cannot assure you that the products, services and other benefits Ford provides to or purchases from us under such agreements will continue to be provided or purchased, and if not, whether, or on what terms, such products, services or other benefits provided to us could be replicated and sales thereof to Ford replaced. During 2004, approximately 41% of the cars acquired by us domestically were manufactured by Ford and its subsidiaries. See “—We face risks of increased costs of cars and equipment and of decreased profitability, including as a result of limited supplies of competitively priced cars or equipment.”
We face risks related to liabilities and insurance.
Our businesses expose us to claims for personal injury, death and property damage resulting from the use of the cars and equipment rented or sold by us and for workers’ compensation claims and other employment-related claims by our employees. Currently, we generally self-insure up to $10 million per occurrence in the United States and Europe for vehicle and general liability exposures and maintain insurance with unaffiliated carriers in excess of such levels up to $185 million per occurrence, or in the case of equipment rental in Europe and international operations outside of Europe, in such amounts as we deem adequate given the risks. We cannot assure you that we will not be exposed to uninsured liability at levels in excess of our historical levels resulting from multiple payouts or otherwise, that liabilities in respect of existing or future claims will not exceed the level of our insurance, that we will have sufficient capital available to pay any uninsured claims or that insurance with unaffiliated carriers will continue to be available to us on economically reasonable terms or at all. See “Business—Risk management” and “Business—Legal proceedings.” In addition, we are currently insured for certain liabilities under insurance policies maintained by Ford. We cannot assure you that such insurance coverage will continue to be provided by Ford after this offering, and if it is not, whether, or on what terms, such insurance coverage will be replaced. To the extent Ford terminates our coverage under an insurance policy, we may be uninsured for liabilities incurred but not reported pursuant to such policy.
Environmental regulations could subject us to liability for fines or damages.
We are regulated by federal, state, local and foreign environmental laws and regulations in connection with our operations, including, among other things, with respect to the ownership and operation of tanks for the storage of petroleum products, such as gasoline, diesel fuel and motor and waste oils. We have established a compliance program for our tanks that is intended to ensure that the tanks are properly registered with the state or other jurisdiction in which the tanks are located and have been either replaced or upgraded to meet applicable leak detection and spill, overfill and corrosion protection requirements. However, we cannot assure you that these tank systems will at all times remain free from undetected leaks or that the use of these tanks will not result in significant spills.
We have made, and will continue to make, expenditures to comply with environmental laws and regulations, including, among others, expenditures for the cleanup of contamination at our owned and leased properties, as well as contamination at other locations at which our wastes have reportedly been identified. We cannot assure you that compliance with existing or future environmental legislation and regulations will not require material expenditures by us or otherwise have a material adverse effect on our consolidated financial position, results of operations or cash flow. See “Business—Governmental regulation and environmental matters” and “Business––Legal proceedings.”

Changes in the U.S. and foreign legal and regulatory environment that impact our operations, including laws and regulations relating to the insurance products we sell, customer privacy, data security and insurance rates, could disrupt our business, increase our expenses or otherwise could have a material adverse effect on our results of operations.
We are subject to a wide variety of laws and regulations in the United States and the other countries and jurisdictions in which we operate, and changes in the level of government regulation of our business have the potential to materially alter our business practices or our profitability. Depending on the jurisdiction, those changes may come about through new legislation, the issuance of new laws and regulations or changes in the interpretation of existing laws and regulations by a court, regulatory body or governmental official. Sometimes those changes may have not just prospective but also retroactive effect, which is particularly true when a change is made through reinterpretation of laws or regulations that have been in effect for some time. Moreover, changes in regulation that may seem neutral on their face may have either more or less impact on us than on our competitors, depending on the circumstances.
The optional liability insurance policies and products providing insurance coverage in our domestic car rental operations are conducted pursuant to limited licenses or exemptions under state laws governing the licensing of insurance producers. In our international car rental operations, our offering of optional products providing insurance coverage historically has not been regulated. Any changes in U.S. or foreign law that change our operating requirements with respect to insurance could increase our costs of compliance or make it uneconomical to offer such products, which would lead to a reduction in revenue. For instance, in the countries of the European Union and Australia, the regulatory environment for insurance intermediaries is rapidly evolving, and we cannot assure you either that we will be able to continue offering such coverage without substantial changes in our offering process or in the terms of the coverage or that such changes, if required, would not render uneconomic our continued offering of the coverage. Due to a change in law in Australia, we have suspended sales of certain insurance products there; we are currently exploring ways to resume offering those products. See “Business––Risk management” for further discussion regarding how changes in the regulation of insurance intermediaries may affect us internationally.
Laws in many countries and jurisdictions limit the types of information we may collect about individuals with whom we deal or propose to deal, as well as how we collect, retain and use the information that we are permitted to collect. In addition, the centralized nature of our information systems requires the routine flow of information about customers and potential customers across national borders, particularly into the United States. If this flow of information were to become illegal, or subject to onerous restrictions, our ability to serve our customers could be seriously impaired for an extended period of time. Other changes in the regulation of customer privacy and data security could likewise have a material adverse effect on our business. Privacy and data security are rapidly evolving areas of regulation, and additional regulation in those areas, some of it potentially difficult for us to accommodate, is frequently proposed and occasionally adopted. Thus, changes in the worldwide legal and regulatory environment in the areas of customer privacy, data security and cross-border data flows could have a material adverse effect on our business, primarily through the impairment of our marketing and transaction processing activities.
Further, the substantive regulation of the rates we charge car renters, either through direct price regulation or a requirement that we disregard a customer’s source market (location or place of residence) for rate purposes, could reduce our revenues or increase our expenses. We set rates based on a variety of factors including the sources of rental reservations geographically and by the means through which the reservations were made, all of which are in response to various market factors and costs. The European Commission is currently considering a directive that could eventually require us to disregard the country of residence of European Union residents for rate purposes, and bills have been introduced into the New York State legislature that similarly would prevent us from charging higher rates to renters residing in certain boroughs of New York City. The adoption of any of these measures could have a material adverse impact on our revenues and results of operations.
Risks related to this offering
There is no existing market for our Class A common stock, and we do not know if one will develop to provide you with adequate liquidity.
Currently there is no public market for our Class A common stock. We cannot predict the extent to which investor interest in us will lead to the development of a trading market on the New York Stock Exchange or otherwise or how liquid that market might become. The initial public offering price for the shares will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of prices that will prevail in the open market following this offering.
Future dispositions of common stock by Ford, us or others may depress the market price of our Class A common stock.
Subject to applicable federal securities laws and the restrictions set forth below, after completion of this offering, Ford may dispose of any or all of the shares of the common stock beneficially owned by it. Dispositions by Ford of substantial amounts of common stock in the public market or to its stockholders, or the perception that such dispositions could occur, could adversely affect prevailing market prices for our Class A common stock. Ford is not subject to any obligation, contractual or otherwise, to retain or dispose of its controlling interest, except that we and Ford, our directors, executive officers and certain other employees have agreed, subject to certain exceptions, not to offer, sell, contract to sell, pledge or otherwise dispose of any shares of common stock or any of our securities which are substantially similar to shares of our common stock for a period of 180 days after the date of this prospectus without the prior written consent of the joint book-running managers, subject to certain limitations and limited extensions. See “Underwriting.” As a result, we cannot predict the period of time during which Ford will maintain its beneficial ownership of common stock owned by it following this offering. Ford has indicated that it expects, subject to market conditions, to completely divest its ownership in us. As a result, subject to the lock-up arrangements described above, Ford could dispose of all or a substantial portion of the remaining interest in our common stock in the near future. See “Shares eligible for future sale.” Ford will have registration rights with respect to the shares of the common stock owned by it following this offering, which would facilitate any future disposition. See “––Risks related to our business––Ford controls us and may have conflicts of interest with us or you in the future,” “Relationship with Ford—Corporate Agreement” and “Shares eligible for future sale.”
The market price of our Class A common stock could decline as a result of dispositions by Ford or any future issuances by us of a large number of shares of common stock in the market after the offering or the perception that such dispositions could occur. These dispositions, or the possibility that these dispositions may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.
After this offering, we will have approximately            shares of Class A common stock and shares of Class B common stock outstanding. Of those shares, the approximately       shares of Class A common stock sold in this offering (assuming no exercise of the over-allotment option) will be freely tradable. The approximately            shares of Class A common stock that are held by Ford, and any shares of Class A common stock into which shares of Class B common stock are converted at Ford’s option, will be eligible for resale from time to time after the expiration of the 180-day lock-up period, subject to contractual restrictions and restrictions under the Securities Act of 1933, as amended, or the “Securities Act.” These shares may be sold subject to the volume, manner of sale and other conditions of

Rule 144 or pursuant to a registered public offering. In addition, the purchase contracts included in the Equity Units being offered concurrently with this offering will require us to issue up to shares of our Class A common stock between the third and fourth anniversaries of the consummation of this offering (or sooner if holders exercise their rights to settle early) subject to certain conditions. We expect that shares of Class A common stock issued upon settlement of the purchase contracts relating to the Equity Units will be freely tradable upon issuance.
The market price of our Class A common stock may be volatile, which could cause the value of your investment to decline.
Securities markets worldwide, and especially equity markets, experience significant price and volume fluctuations. This market volatility, as well as general economic conditions, could reduce the market price of our Class A common stock in spite of our operating performance. In addition, our operating results could be below the expectations of public market analysts and investors, and in response, the market price of our Class A common stock could decrease significantly. You may be unable to sell your shares of Class A common stock at or above the initial public offering price.
Provisions in our amended and restated certificate of incorporation and bylaws may discourage a takeover attempt.
Certain provisions of our restated certificate of incorporation and by-laws may render more difficult, or have the effect of discouraging, unsolicited takeover bids from third parties or the removal of our incumbent management. See “Description of capital stock—Certain certificate of incorporation and by-law provisions.” Although such provisions do not have a substantial practical significance to investors while Ford controls us, such provisions could have the effect of depriving stockholders of an opportunity to sell their shares at a premium over prevailing market prices should Ford’s combined voting power decrease to less than 50%.

Special note regarding forward-looking statements
Certain statements contained in this prospectus are “forward looking statements.” These statements give our current expectations or forecasts of future events and our future performance and do not relate directly to historical or current events or our historical or current performance. Most of these statements contain words that identify them as forward-looking, such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words that relate to future events, as opposed to past or current events.
Forward-looking statements are based on the then-current expectations, forecasts and assumptions of our management and involve risks and uncertainties, some of which are outside of our control that could cause actual outcomes and results to differ materially from current expectations. For some of the factors that could cause such differences, see “Risk factors.”
We cannot assure you that the assumptions made in preparing any of the forward-looking statements will prove accurate or that any projections will be realized. It is expected that there will be differences between projected and actual results.
These forward-looking statements speak only as of the date of this prospectus, and we do not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. We caution prospective purchasers not to place undue reliance on the forward-looking statements. All forward-looking statements attributable to us are expressly qualified in their entirety by the cautionary statements contained herein.

Use of proceeds
The proceeds to us from the offering, after the deduction of underwriting discounts, commissions and expenses payable by us, are estimated to be $          ($          if the underwriters’ over-allotment option is exercised in full). We expect to use substantially all of these proceeds, as well as the proceeds from the offering of Equity Units, to repay the Intercompany Notes issued by us to Ford in the aggregate amount of $          . The Intercompany Notes each mature on June 10, 2010 and may be prepaid at any time. The Intercompany Note issued on June 10, 2005 has a per annum interest rate equal to three-month LIBOR plus a spread of 200 basis points and the Intercompany Note issued on           , 2005 has a per annum interest rate equal to three-month LIBOR plus a spread of basis points. See “Relationship with Ford—Intercompany Notes.” In addition, we intend to use the proceeds from any shares sold pursuant to the over-allotment option for this offering and from any Equity Units sold pursuant to the over-allotment option for the Equity Unit offering, less underwriting discounts, to pay additional dividends of up to $          and $          , respectively, to Ford that will be declared prior to the consummation of this offering and that will be limited to net proceeds we actually receive from the sale of such shares and Equity Units. This offering of our Class A common stock is not conditioned on the consummation of the concurrent offering of our Equity Units.
Dividend policy
Our Board of Directors currently intends to declare quarterly dividends on both our Class A common stock and Class B common stock. It is expected that the first quarterly dividend payment will be $     per share (an indicated rate of $     per share annually), with the initial dividend to be declared and paid in 2005. The declaration and payment of dividends are subject to the discretion of our Board of Directors. Any determination as to the payment of dividends will depend upon, among other things, general business conditions, our financial results, contractual, legal and regulatory restrictions regarding the payment of dividends by us and our subsidiaries, our credit ratings and such other factors as the Board of Directors may consider to be relevant.
Certain debt and other instruments under which we have issued, or may in the future issue, debt securities restrict our ability to pay dividends. Such restrictions generally provide that we may not pay dividends, purchase, redeem or invest in our shares or permit purchases, redemptions or investments by Restricted Subsidiaries, as such term is defined in the applicable debt instruments, in our shares subsequent to a specified date if, together with total investments by us and our Restricted Subsidiaries in subsidiaries that are not Restricted Subsidiaries made subsequent to such specified date, the aggregate of any such dividends or investments exceeds the sum of (i) $185,000,000, plus (or minus in the case of a deficit) (ii) the consolidated net income (or net loss) of us and our Restricted Subsidiaries earned subsequent to December 31, 1985, plus (iii) the aggregate net proceeds received from capital stock, including rights or warrants to purchase capital stock and indebtedness converted into capital stock, issued subsequent to December 31, 1985. After giving effect to this offering, the concurrent offering of Equity Units and related use of proceeds together with the contemporaneous transactions described under “Capitalization,” approximately $          of consolidated stockholder’s equity is expected to be free of such limitations. The Interim Credit Facility and the purchase contract agreement related to the Equity Units contain additional restrictions on our ability to pay dividends. See “Description of indebtedness––Restrictive covenants,” “Description of indebtedness––Senior credit facilities” and “Description of Equity Units.”
We did not pay any dividends during the part of the year 2005 ended June 9, 2005 or the years ended December 31, 2004, 2003 or 2002. On June 10, 2005 and          , 2005, we paid dividends of $1,185.0 million and $          , respectively, on our common stock to Ford in the form of the Intercompany Notes. We intend to pay additional dividends to Ford out of the proceeds of shares sold pursuant to the over-allotment option for this offering and out of the proceeds of Equity Units sold pursuant to the over-allotment option for the Equity Units offering. To the extent that the over-allotment option for this offering is not subscribed for in full, we intend to pay a dividend to Ford in the form of Class A common stock.
We previously announced a plan to commence paying semi-annual dividends to Ford in June 2005. That plan was based on the assumption that Ford would continue to own 100% of our outstanding capital stock. As a result of this offering, the dividend policy set forth above will supersede that plan.

Capitalization
The following table sets forth our capitalization as of June 30, 2005:
•	on an actual basis;

•	on an as adjusted pre-offering basis, after giving effect to our issuance of the second Intercompany Note on , 2005 as a dividend to Ford and the issuance of the Cumulative Preferred Stock to Ford as described below; and

•	on an as adjusted post-offering basis, after giving effect to the items just described, plus this offering, the offering of Equity Units, the repayment of the Intercompany Notes with the proceeds of those offerings and the redemption of the Cumulative Preferred Stock from Ford described below.

You should read the information in this table in conjunction with our audited consolidated financial statements and our unaudited condensed consolidated financial statements and the notes to those statements included in this prospectus and “Use of proceeds,” “Dividend policy,” “Selected historical financial data,” and “Management’s discussion and analysis of financial condition and results of operations.”

	As of June 30, 2005
		As adjusted	As adjusted
	Actual	pre-offerings	post-offerings
	(Unaudited)
	(Dollars in thousands)
Cash, cash equivalents and short-term investments (1)	$1,000,349	$	$

Debt:
Notes payable, including commercial paper	$1,483,075	$	$
Interim Credit Facility (2)	1,459,521
Intercompany Notes (3)	1,185,000

Promissory senior notes (including current portion)	5,198,142
Senior Notes due 2015(4)	—
Foreign subsidiaries debt:
Short-term borrowings:
Banks	869,186
Commercial Paper	317,500
Other borrowings	247,654

Total debt	10,760,078

Stockholders’ equity:
Actual and as adjusted pre-offering: common stock, par value $0.01 per share; 3,000 shares authorized, 100 shares issued; as adjusted post-offering: Class A common stock and Class B common stock, each par value $0.01 per share; shares authorized, shares of Class A common stock and shares of Class B common stock issued (5)	—
Cumulative Preferred Stock (6)	—
Additional capital paid-in (6)	983,132
Retained earnings (3)	414,292

	As of June 30, 2005
		As adjusted	As adjusted
	Actual	pre-offerings	post-offerings
	(Unaudited)
	(Dollars in thousands)
Accumulated other comprehensive income	101,714

Total stockholders’ equity (7)	1,499,138

Total capitalization	$12,259,216	$	$

(1)	As of June 30, 2005, our cash and equivalents totaled $703.9 million and our short-term investments totaled $296.4 million.

(2)	On May 26, 2005, we entered into the Interim Credit Facility with an aggregate availability of up to $3.0 billion with the joint book-running managers of this offering and/or their affiliates. The Interim Credit Facility will mature on November 23, 2005. See “Management’s discussion and analysis of financial condition and results of operations—Liquidity and capital resources—Credit facilities.” Amounts include borrowings by our Canadian subsidiary that have been fully and unconditionally guaranteed by The Hertz Corporation.

(3)	On June 10, 2005 and , 2005, we paid dividends of $1,185.0 million and $ , respectively, on our common stock to Ford in the form of the Intercompany Notes. We intend to repay the Intercompany Notes with the proceeds of this offering.

(4)	The senior notes are being issued as a component of the Equity Units being offered.

(5)	In connection with this offering, we will undertake a change to our capital structure so that all of the shares of common stock outstanding prior to this offering will be changed into and reclassified to shares of Class A common stock and shares of Class B common stock, all to be held by Ford, to be outstanding after this offering. Amounts do not include the Class A common stock issuable upon settlement of the purchase contracts included in the Equity Units being offered concurrently with this offering.

(6)	On , 2005, we issued to Ford shares of our Cumulative Preferred Stock, $0.01 par value per share, for $ . Our Cumulative Preferred Stock has a liquidation preference amount of $1,000,000 per share, accrues dividends at a rate of % per annum on the liquidation preference amount and is redeemable at our option in whole at any time or in part from time to time at a price equal to the liquidation preference amount plus accrued and unpaid dividends. Simultaneous with this offering, we will be redeeming these shares of Cumulative Preferred Stock from Ford for $ plus accrued and unpaid dividends, with cash on hand.

(7)	Reflects an adjustment of $ representing the present value of the contract adjustment payments payable in connection with the purchase contracts included in the Equity Units being offered.

Selected historical financial data
The following table presents selected consolidated financial information and other data for our business. The selected consolidated statement of operations data presented below for the years ended December 31, 2003, 2002, 2001 and 2000 and the six months ended June 30, 2004 have been restated. For a discussion of the Restatement, see note (a) below and note 1A to the notes to our audited consolidated financial statements and our unaudited condensed consolidated financial statements included in this prospectus. The selected condensed consolidated statement of operations data for the six months ended June 30, 2005 and June 30, 2004 (as restated) and the condensed consolidated balance sheet data as of June 30, 2005 presented below were derived from our unaudited condensed consolidated financial statements and the related notes thereto included in this prospectus. The selected consolidated statement of operations data for each of the years in the three-year period ended December 31, 2004 and the consolidated balance sheet data at December 31, 2004 and 2003 presented below were derived from our audited consolidated financial statements and the related notes thereto included in this prospectus. The operating results for the six months ended June 30, 2005 and June 30, 2004 include all adjustments (consisting only of normal recurring adjustments) that we consider necessary for a fair statement of the results for such interim periods. The interim results are not necessarily an indication of the results for the full year.
You should read the following information in conjunction with the section of this prospectus entitled “Management’s discussion and analysis of financial condition and results of operations,” our unaudited condensed consolidated financial statements and our audited consolidated financial statements and related notes beginning on page F-1 of this prospectus.

	Six Months
	Ended, or as of June 30,			Year Ended, or as of December 31,
			2004 (a)			2003 (a)	2002 (a)	2001 (a)	2000 (a)
	2005		Restated	2004		Restated	Restated	Restated	Restated
	(Dollars in millions, unless otherwise noted)
Statement of Operations
Revenues
Car rental		$2,824.5	$2,551.9		$5,430.8	$4,819.3	$4,537.6	$4,366.6	$4,553.9
Equipment rental		630.1	522.3		1,162.0	1,037.8	1,018.7	1,128.7	1,106.3
Other (b)		48.3	38.2		83.2	76.6	82.1	101.6	137.5

Total revenues		3,502.9	3,112.4		6,676.0	5,933.7	5,638.4	5,596.9	5,797.7

Expenses
Direct operating		2,025.5	1,781.8		3,734.4	3,316.1	3,093.0	3,248.0	3,019.2
Depreciation of revenue earning equipment (c)		756.4	713.8		1,463.3	1,523.4	1,499.5	1,462.3	1,323.5
Selling, general and administrative		318.9	292.4		591.3	501.7	463.1	479.2	459.3
Interest, net of interest income (d)		212.0	182.7		384.4	355.0	366.4	404.7	414.8

Total expenses		3,312.9	2,970.7		6,173.4	5,696.2	5,422.0	5,594.2	5,216.8

Income before income taxes and minority interest		190.0	141.7		502.6	237.5	216.4	2.7	580.9
(Provision) benefit for taxes on income (e)		(64.9)	(49.5)		(133.9)	(78.9)	(72.4)	20.6	(222.5)
Minority interest		(5.0)	—		(3.2)	—	—	—	—

Income before cumulative effect of change in accounting principle		120.1	92.2		365.5	158.6	144.0	23.3	358.4
Cumulative effect of change in accounting principle (f)		—	—		—	—	(294.0)	—	—

Net income (loss)		$120.1	$92.2		$365.5	$158.6	$(150.0)	$23.3	$358.4

Pro forma net income (loss) per share (in dollars) (g)	$			$

Balance Sheet Data
Revenue earning equipment, net
Cars		$9,271.5	$8,476.6		$7,597.2	$6,462.0	$5,998.3	$5,220.4	$5,186.2
Other equipment		1,893.8	1,465.7		1,525.7	1,331.3	1,427.6	1,631.3	1,736.3
Total assets		15,752.0	14,691.5		14,096.4	12,579.0	11,128.9	10,158.4	10,620.0
Total debt		10,760.1	9,200.5		8,428.0	7,627.9	7,043.2	6,314.0	6,676.0
Stockholder’s equity (h)		1,499.1	2,285.4		2,670.2	2,225.4	1,921.9	1,984.4	1,984.1

Selected Operating Data
Car Rental Operations:
Average number of owned cars operated during period		426,100	393,500		413,000	373,500	369,500	373,800	359,300
Transaction days (in thousands)		58,431	54,352		115,246	102,281	99,240	104,015	103,279

Equipment Rental Operations:
Average acquisition cost of rental equipment operated during period		$2,460.6	$2,212.1		$2,305.7	$2,281.8	$2,327.6	$2,381.4	$2,157.4

(a)	We have restated our previously issued consolidated statements of operations for the quarters ended March 31, 2004 and June 30, 2004 and the years ended December 31, 2003, 2002, 2001 and 2000. We will be restating our previously issued consolidated statement of operations for the quarter ended September 30, 2004. An explanation of the Restatement appears in note 1A to the notes to our audited consolidated financial statements and our unaudited condensed consolidated financial statements included in this prospectus. The Restatement resulted in previously reported revenues and expenses being increased by equal amounts with no change in our previously reported income before income taxes and minority interest and net income (loss).

(b)	Includes fees and expense reimbursements from licensees and revenues from car leasing operations, telecommunications services through 2001 and claim management services. Certain foreign car leasing operations were transferred to an affiliated company on August 31, 2000.

(c)	For the six months ended June 30, 2005 and 2004 and the years ended December 31, 2004, 2003, 2002, 2001 and 2000, depreciation of revenue earning equipment includes net gains of $41.2 million, $25.4 million, $57.2 million, a net loss of $0.8 million, a net gain of $10.8 million, a net loss of $1.6 million and a net gain of $54.5 million, respectively, from the disposal of revenue earning equipment.

(d)	For the six months ended June 30, 2005 and 2004 and the years ended December 31, 2004, 2003, 2002, 2001 and 2000, interest income was $16.9 million, $9.0 million, $23.7 million, $17.9 million, $10.3 million, $9.0 million and $13.5 million, respectively.

(e)	Includes benefits of $46.6 million for the year ended December 31, 2004 relating to net adjustments to Federal and foreign tax accruals and includes benefits of $30.2 million for the year ended December 31, 2001 from certain foreign tax credits.

(f)	Cumulative effect of change in accounting principle represents a non-cash charge for the year ended December 31, 2002, related to impairment of goodwill in our equipment rental business, recognized in accordance with the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.”

(g)	Pro forma amounts are computed based on shares of Class A common stock and shares of Class B common stock outstanding after this offering applied to our historical net income (loss). Due to the changes in our capital structure, historical share and per share data will not be comparable to, or meaningful in the context of, future periods. See “Capitalization.”

(h)	Includes the declaration and payment on June 10, 2005 of a dividend totaling $1.2 billion on our outstanding common stock to Ford in the form of an Intercompany Note.

Management’s discussion and analysis of
financial condition and results of operations
The statements in the discussion and analysis regarding industry outlook, our expectations regarding the performance of our business and the other non-historical statements in the discussion and analysis are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in “Risk factors.” Our actual results may differ materially from those contained in or implied by any forward-looking statements. You should read the following discussion together with the sections entitled “Risk factors,” “Special note regarding forward-looking statements,” “Selected historical financial data” and our unaudited condensed consolidated and audited consolidated financial statements and related notes included in this prospectus.
Restatement of consolidated statements of operations
We have restated our previously issued consolidated statements of operations for the years ended December 31, 2003 and 2002 and the quarters ended March 31, 2004 and June 30, 2004, and we will be restating our quarterly statement of operations for the quarter ended September 30, 2004. The Restatement was reported in our Annual Report on Form 10-K for the year ended December 31, 2004, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, as well as in this prospectus. The Restatement will also be reported in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005. The restated amounts for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004 and for all quarters of 2003 are presented in note 13 to the notes to our audited consolidated financial statements included in this prospectus. The Restatement also affects periods prior to 2002. The Restatement corrected certain of our historical accounting policies to conform with generally accepted accounting principles, or “GAAP.”
Before the Restatement, our consolidated statements of operations reflected historical accounting policies, under which (1) amounts charged by us to our car rental customers to reimburse us for certain operating expenses (principally concession fees incurred for the privilege of operating at airports and certain other locations and vehicle licensing fees) were netted against related operating expenses, (2) amounts charged by us to our car rental and equipment rental customers for fueling of vehicles and equipment were netted against related operating expenses, (3) costs incurred in connection with the sale of consumables and dealer inventory from our equipment rental business were netted against revenues and (4) other immaterial items of revenues and expenses were presented on a net basis.
We have determined that the historical accounting policies described above were not in accordance with the Financial Accounting Standards Board Emerging Issues Task Force, or “EITF,” Issue No. 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent” and EITF Issue No. 01-14, “Income Statement Characterization of Reimbursement Received for Out-of-Pocket Expenses Incurred.” EITF No. 99-19 and No. 01-14 employ multi-factor tests to determine whether amounts charged to customers in respect of certain expenses incurred should be included in revenues or netted against such expenses. Accordingly, we restated our previously issued consolidated statements of operations to reclassify revenues and expenses in accordance with GAAP, with particular regard to the requirements of EITF No. 99-19 and No. 01-14.
In view of this error in the application of GAAP, we determined that, as of December 31, 2004, a material weakness existed in our internal control over financial reporting with respect to the selection and application of GAAP to our financial statements. We considered the impact of the material weakness as of December 31, 2004 and June 30, 2005, and determined that the magnitude of any actual or potential misstatement in our financial statements was limited to an increase by identical amounts in revenue and expense in the relevant statements of operations, with no changes to income before income taxes or net income (loss) and no effect on consolidated balance sheets or consolidated statements of cash flows. Since December 31, 2004, we have taken a series of steps designed to improve the control processes regarding the selection and application of GAAP and preparation and review of the consolidated financial statements. Specifically, key personnel involved in our financial reporting processes have enhanced the process through which authoritative guidance will be monitored on a regular basis. On-going reviews of authoritative guidance will be conducted in order to ensure that new guidance is being complied with in the preparation of the financial statements, related disclosures and periodic filings with the Securities and Exchange Commission, or “SEC.” Additionally, when we became aware of the misapplication of EITF No. 99-19 and No. 01-14, our management reviewed all applicable authoritative guidance issued since 1999 in relation to all consolidated financial statements which had been filed with the SEC. Our management believes that the corrective actions which have been implemented address the identified deficiencies in our disclosure controls and procedures. Our management will continue to apply these process improvements to our disclosure controls and procedures.
As a result of the Restatement, total revenues and total expenses in the previously issued consolidated statements of operations have each been increased by $725.8 million and $670.3 million for the years ended December 31, 2003 and 2002, respectively and by $386.7 million for the six months ended June 30, 2004. Because previously reported revenues and expenses for each of the affected periods were increased by equal amounts, the Restatement has not resulted in a change in our previously reported income (loss) before income taxes and minority interest, income (loss) before cumulative effect of change in accounting principle or net income (loss), nor has it changed our liquidity or financial condition. The Restatement had no effect on our consolidated balance sheets or consolidated statements of cash flows.
A summary of the effects of the Restatement on the previously issued consolidated statements of operations is as follows (in thousands of dollars):

	Six Months Ended
	June 30, 2004		Year Ended December 31, 2003		Year Ended December 31, 2002
	As Previously		As Previously	As	As Previously	As
	Reported	As Restated	Reported	Restated	Reported	Restated
Revenues:
Car rental	$2,240,400	$2,551,919	$4,239,244	$4,819,255	$4,005,620	$4,537,607
Equipment rental	453,423	522,257	904,582	1,037,754	892,646	1,018,759
Other	31,861	38,190	64,103	76,661	69,873	82,076

Total revenues	2,725,684	3,112,366	5,207,929	5,933,670	4,968,139	5,638,442

Expenses:
Direct operating	1,398,343	1,781,829	2,596,727	3,316,101	2,428,820	3,093,024
Depreciation of revenue earning equipment	713,742	713,742	1,523,391	1,523,391	1,499,568	1,499,568
Selling, general and administrative	289,173	292,369	495,276	501,643	456,986	463,085
Interest, net of interest income	182,706	182,706	355,043	355,043	366,371	366,371

Total expenses	2,583,964	2,970,646	4,970,437	5,696,178	4,751,745	5,422,048

Income before income taxes	141,720	141,720	237,492	237,492	216,394	216,394
Provision for taxes on income	(49,537)	(49,537)	(78,877)	(78,877)	(72,346)	(72,346)

Income before cumulative effect of change in accounting principle	92,183	92,183	158,615	158,615	144,048	144,048
Cumulative effect of change in accounting principle	—	—	—	—	(294,000)	(294,000)

Net income (loss)	$92,183	$92,183	$158,615	$158,615	$(149,952)	$(149,952)

All prior period amounts included in this prospectus affected by the Restatement are presented on a restated basis.

Overview
We are engaged principally in the businesses of renting cars and renting equipment.
Our revenues principally are derived from rental and related charges and consist of:
•	Car rental revenues (revenues from all company-operated car rental operations, including charges to customers for the reimbursement of costs incurred relating to airport concession fees and vehicle license fees, the fueling of vehicles and the sale of loss or collision damage waivers, liability insurance coverage and other products);

•	Equipment rental revenues (revenues from all company-operated equipment rental operations, including amounts charged to customers for the fueling and delivery of equipment and sale of loss damage waivers); and

•	Other revenues (fees and certain cost reimbursements from our licensees and revenues from our claim management services).
Our equipment rental business also derives revenues from the sale of new equipment and consumables.
Our expenses consist of:
•	Direct operating expenses (primarily wages and related benefits; commissions and concession fees paid to airport authorities, travel agents and others; facility, self-insurance and reservations costs; the cost of new equipment and consumables purchased for resale; and other costs relating to the operation and rental of the revenue earning equipment, such as damage, maintenance and fuel costs);

•	Depreciation expense relating to revenue earning equipment (including net gains or losses on the disposal of such equipment). Revenue earning equipment includes cars and equipment;

•	Selling, general and administrative expenses (including advertising); and

•	Interest expense relating primarily to the funding of the acquisition of revenue earning equipment.
The car and equipment rental industries are significantly influenced by general economic conditions. The car rental industry is also significantly influenced by developments in the travel industry, and, particularly in, airline passenger traffic. Our profitability is primarily a function of the volume and pricing of rental transactions and the utilization of cars and equipment. Significant changes in the purchase price of cars and equipment or interest rates can also have a significant effect on our profitability depending on our ability to adjust pricing for these changes. We expect increases in car costs and modest increases in equipment costs in the near term. We expect a significant increase in car costs for the 2006 model year, which will adversely affect our results of operations beginning in the fourth quarter of 2005 because we do not expect rental price increases in the near term to offset these car cost increases. Our business requires significant expenditures for cars and equipment, and consequently we require substantial liquidity to finance such expenditures.
Car rental and equipment rental operations are seasonal businesses, with decreased levels of business in the winter months and heightened activity during the spring and summer. To accommodate increased demand, we increase our available fleet and staff during the second and third quarters. As business demand declines, fleet and staff are decreased accordingly. However, certain operating expenses, including minimum concession fees, rent, insurance, and administrative overhead, remain fixed and cannot be adjusted for seasonal demand.

In the United States, industry revenues from airport rentals have only recently returned to levels seen before the 2001 recession and the September 11, 2001 terrorist attacks. During the first half of 2005, the major U.S. car rental brands have reported that pricing for rental cars, as measured by rental rates charged, declined slightly, while our pricing essentially remained equal to our pricing in the same period last year. Industry pricing performance is consistent with the downward pressure on pricing for the major U.S. car rental brands in the first half of 2005. Also, we believe most European car rental companies’ pricing moved downward in 2004. During the first half of 2005, we experienced strong transaction day growth in our European operations, but our rental car pricing was below the pricing during the same period last year.
In each of the years ended December 31, 2003 and 2004, we increased the number of our staffed off-airport rental locations in the United States by approximately 200, to over 1,200 off-airport locations as of December 31, 2004. As of June 30, 2005, we had 1,329 off-airport locations. We intend to add more off-airport locations in the United States in the remainder of 2005 and in subsequent years. Accordingly, we expect the percentage of our overall U.S. rental revenues and transactions represented by our off-airport operations to grow. When we open a new off-airport location, we incur a number of costs, including those relating to site selection, lease negotiation, recruitment of employees, selection and development of managers, initial sales activities and integration of our systems with those of the companies who will reimburse the location’s replacement renters for their rentals. New off-airport locations, once opened, take time to generate their full potential revenues, and as a result revenues at new locations do not initially cover their start-up costs and often do not, for some time, cover the costs of their ongoing operation.
From 2001 to 2003, the industrial and construction equipment rental industry experienced downward pricing, measured by the per-period rates charged by rental companies. For the year ended December 31, 2004 and the first half of 2005, we believe industry pricing, measured in the same way, has improved in North America but has continued to decline in France and Spain, albeit at a reduced rate. HERC has also experienced higher equipment rental volumes worldwide for the year ended December 31, 2004 and the first half of 2005. HERC slightly contracted its North American network of industrial and construction equipment rental locations during the 2001 to 2003 downturn in construction activities. In 2005, we currently expect that HERC will add 7 to 9 new locations in major markets across the United States. In this expansion, we expect that HERC will incur non-fleet start-up costs of approximately $900,000 per location and additional fleet acquisition costs over an initial twelve-month period of approximately $4.9 million per location.
We expect moderate demand in the car rental business and continued strong demand in the industrial and construction equipment rental business during the remainder of 2005. We anticipate our full year 2005 income before income taxes and minority interest will be similar to 2004 levels.
The following discussion and analysis provides information that management believes to be relevant to understanding our consolidated financial condition and results of operations. This discussion should be read in conjunction with the financial statements and the related notes thereto contained in our audited consolidated financial statements and unaudited condensed consolidated financial statements included in this prospectus.
Critical accounting policies and estimates
Our discussion and analysis of financial condition and results of operations are based upon our audited consolidated financial statements and our unaudited condensed consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts in the consolidated financial statements and accompanying notes.

We believe the following critical accounting policies affect the more significant judgments and estimates used in the preparation of our financial statements and changes in these judgments and estimates may impact future results of operations and financial condition. For additional discussion of our accounting policies, see note 1 to the notes to our audited consolidated financial statements included in this prospectus.
Revenue earning equipment
Our principal assets are revenue earning equipment, or “REE,” which represents 71% of total assets as of June 30, 2005. REE consists of vehicles utilized in car rental operations and equipment utilized in equipment rental operations. During 2004, 81% of the vehicles purchased for our U.S. and international car rental fleet were subject to repurchase by automobile manufacturers under contractual guaranteed repurchase programs, subject to certain manufacturers’ car condition and mileage requirements, at a specific price during a specified time period. These programs limit our residual risk with respect to vehicles purchased under the programs. For all other vehicles, as well as equipment acquired by our equipment rental business, we use historical experience and monitor market conditions to set depreciation rates. When REE is acquired, we estimate the period that we will hold the asset. Depreciation is recorded on a straight-line basis over the estimated holding period, with the objective of minimizing gain or loss on the disposition of the REE. Upon disposal of the REE, depreciation expense is adjusted for the difference between the net proceeds received and the remaining book value. As market conditions change, we adjust our depreciation rates prospectively, over the remaining holding period, to reflect these changes in market conditions.
Public liability and property damage
The obligation for public liability and property damage, or “PL/PD,” on self-insured U.S. and international vehicles and equipment represents an estimate for both reported accident claims not yet paid, and claims incurred but not yet reported. The related liabilities are recorded on a non-discounted basis. Reserve requirements are based on actuarial evaluations of historical accident claim experience and trends, as well as future projections of ultimate losses, expenses, premiums and administrative costs. The adequacy of the liability is regularly monitored based on evolving accident claim history. If our estimates change or if actual results differ from these assumptions, the amount of the recorded liability is adjusted to reflect these results.
Pensions
Our employee pension costs and obligations are dependent on our assumptions used by actuaries in calculating such amounts. These assumptions include discount rates, salary growth, long-term return on plan assets, retirement rates, mortality rates and other factors. Actual results that differ from our assumptions are accumulated and amortized over future periods and, therefore, generally affect our recognized expense and recorded obligation in such future periods. While we believe that the assumptions used are appropriate, significant differences in actual experience or significant changes in assumptions would affect our pension costs and obligations. See note 6 to the notes to our audited consolidated financial statements included in this prospectus.

Goodwill
We review goodwill for impairment whenever events or changes in circumstances indicate that the carrying amount of the goodwill may not be recoverable, and also review goodwill annually in accordance with Statement of Financial Accounting Standards, or “SFAS,” No. 142, “Goodwill and Other Intangible Assets.” Our annual review is conducted in the second quarter of each year. Under SFAS No. 142, goodwill impairment is deemed to exist if the carrying value of goodwill exceeds its fair value. In addition, SFAS No. 142 requires that goodwill be tested at least annually using a two-step process. The first step is to identify any potential impairment by comparing the carrying value of the reporting unit to its fair value. If a potential impairment is identified, the second step is to compare the implied fair value of goodwill with its carrying amount to measure the impairment loss. We estimate the fair value of our reporting units using a discounted cash flow methodology. A significant decline in the projected cash flows used to determine fair value could result in a goodwill impairment charge. See note 2 to the notes to our audited consolidated financial statements included in this prospectus.
Results of operations
The following table sets forth for each of the periods indicated, the percentage of operating revenues represented by certain items in our consolidated statement of operations:

	Percentage of Revenues
	Six Months Ended		Year Ended
	June 30,		December 31,
		2004		2003	2002
	2005	Restated	2004	Restated	Restated
Revenues:
Car rental	80.6%	82.0%	81.3%	81.2%	80.5%
Equipment rental	18.0	16.8	17.4	17.5	18.1
Other	1.4	1.2	1.3	1.3	1.4

	100.0	100.0	100.0	100.0	100.0

Expenses:
Direct operating	57.8	57.2	55.9	55.9	54.9
Depreciation of revenue earning equipment	21.6	22.9	21.9	25.7	26.6
Selling, general and administrative	9.1	9.4	8.9	8.4	8.2
Interest, net of interest income	6.1	5.9	5.8	6.0	6.5

	94.6	95.4	92.5	96.0	96.2

Income before income taxes and minority interest	5.4	4.6	7.5	4.0	3.8
Provision for taxes on income	(1.9)	(1.6)	(2.0)	(1.3)	(1.3)
Minority interest	(0.1)	—	—	—	—

Net income	3.4%	3.0%	5.5%	2.7%	2.5%

Six months ended June 30, 2005 compared with six months ended June 30, 2004
Revenues. Total revenues for the six months ended June 30, 2005 of $3,502.9 million increased by 12.5% from $3,112.4 million for the six months ended June 30, 2004. Revenues from car rental operations of $2,824.5 million for the six months ended June 30, 2005 increased by $272.6 million, or 10.7%, from $2,551.9 million for the six months ended June 30, 2004. The increase was primarily the result of a 7.5% increase in car rental volume worldwide and the effects of foreign currency translation of approximately $37.3 million, partly offset by a 1.1% decrease in pricing worldwide.
Revenues from equipment rental operations of $630.1 million for the six months ended June 30, 2005 increased by $107.8 million, or 20.6%, from $522.3 million for the six months ended June 30, 2004. The increase was due to improved pricing in the United States, higher worldwide rental volume, and the effects of foreign currency translation of approximately $9.3 million.

Revenues from all other sources of $48.3 million for the six months ended June 30, 2005 increased by $10.1 million, or 26.4%, from $38.2 million for the six months ended June 30, 2004, primarily due to the increase in car rental licensee revenue and the effects of foreign currency translation.
Expenses. Total expenses of $3,312.9 million for the six months ended June 30, 2005 increased by 11.5% from $2,970.6 million for the six months ended June 30, 2004, and total expenses as a percentage of revenues decreased to 94.6% for the six months ended June 30, 2005 compared with 95.4% for the six months ended June 30, 2004.
Direct operating expenses of $2,025.5 million for the six months ended June 30, 2005 increased by 13.7% from $1,781.8 million for the six months ended June 30, 2004. The increase was primarily the result of increases in wages and benefits, facility expenses, gasoline costs and concession fees in car rental operations, the effects of foreign currency translation and $7.0 million received in 2004 regarding insurance claims made by us relating to the terrorist attacks of September 11, 2001.
Depreciation of revenue earning equipment for car rental operations of $649.7 million for the six months ended June 30, 2005 increased by 7.7% from $603.4 million for the six months ended June 30, 2004. The increase was primarily due to the increase in the average number of vehicles worldwide and the effects of foreign currency translation. This increase was partly offset by higher net proceeds received in excess of book value on the disposal of used vehicles and a $10.1 million reduction in depreciation for domestic car rental operations resulting from a decrease in depreciation rates to reflect changes in the estimated residual values of vehicles. Depreciation of revenue earning equipment for equipment rental operations of $106.7 million for the six months ended June 30, 2005 decreased by 3.3% from $110.3 million for the six months ended June 30, 2004 due to higher net proceeds received in excess of book value on the disposal of used equipment in the United States, and the effects of changes in depreciation rates of equipment.
Selling, general and administrative expenses of $318.9 million for the six months ended June 30, 2005 increased by 9.1% from $292.4 million for the six months ended June 30, 2004. The increase was primarily due to increases in administrative and sales promotion expenses and the effects of foreign currency translation.
Interest expense, net of interest income, of $212.0 million for the six months ended June 30, 2005 increased by 16.1% from $182.7 million for the six months ended June 30, 2004, primarily due to increases in the weighted average debt outstanding, the weighted average interest rate and the effects of foreign currency translation, partly offset by an increase in interest income.
The provision for taxes on income of $64.9 million for the six months ended June 30, 2005 increased by 31.1% from $49.5 million for the six months ended June 30, 2004, primarily due to an increase in pre-tax income for the six months ended June 30, 2005. The effective tax rate for the six months ended June 30, 2005 was 34.2% as compared to 35.0% in six months ended June 30, 2004. See Note 5 to the Notes to our condensed consolidated financial statements included in this prospectus.
Minority interest of $5.0 million for the six months ended June 30, 2005 represents the minority interest’s share (35%) of Navigation Solutions LLC’s net income for the six months ended June 30, 2005. See Note 1 to the Notes to our condensed consolidated financial statements included in this prospectus.
Net Income. We had net income of $120.1 million for the six months ended June 30, 2005, representing an increase of $27.9 million, or 30.3% from $92.2 million for the six months ended June 30, 2004. The increase in net income was primarily due to higher rental volume in our worldwide car rental business and improved results in our North American equipment rental operations, partly offset by lower pricing in our worldwide car rental business, as well as the net effect of other contributing factors noted above.

Year ended December 31, 2004 compared with year ended December 31, 2003
Revenues. Total revenues of $6,676.0 million for the year ended December 31, 2004 increased by 12.5% from $5,933.7 million for the year ended December 31, 2003.
Revenues from car rental operations of $5,430.8 million for the year ended December 31, 2004 increased by 12.7% from $4,819.3 million for the year ended December 31, 2003. This increase of $611.5 million was primarily the result of higher car rental volumes worldwide and the effects of foreign currency translation of approximately $143.6 million, partly offset by a 2.6% decrease in time and mileage rates worldwide. The impact of changes in exchange rates on net income was mitigated by the fact that not only foreign revenues but also most foreign expenses were incurred in local currencies.
Revenues from equipment rental operations of $1,162.0 million for the year ended December 31, 2004 increased by 12.0% from $1,037.8 million for the year ended December 31, 2003. This $124.2 million increase was principally due to improved pricing in the United States, higher equipment rental volumes worldwide and the effects of foreign currency translation of approximately $22.1 million.
Revenues from all other sources of $83.2 million for the year ended December 31, 2004 increased by 8.5% from $76.6 million for the year ended December 31, 2003, due to an increase in licensee revenues.
Expenses. Total expenses of $6,173.4 million for the year ended December 31, 2004 increased by 8.4% from $5,696.2 million for the year ended December 31, 2003, and total expenses as a percentage of revenues decreased to 92.5% for the year ended December 31, 2004 compared to 96.0% for the year ended December 31, 2003.
Direct operating expenses of $3,734.4 million for the year ended December 31, 2004 increased by 12.6% from $3,316.1 million for the year ended December 31, 2003. The increase was primarily the result of the effects of foreign currency translation, increases in wages and benefits, commissions, concession fees, facility expense, vehicle damage expense and gasoline costs in car rental operations. The increase was partly offset by favorable credit and collection and PL/PD claims experience. Current period expenses were further reduced by $7.0 million received for the year ended December 31, 2004 for claims made by us on our insurance policies for business interruption losses resulting from the terrorist attacks of September 11, 2001 and a final gain of $7.5 million for the year ended December 31, 2004 from the condemnation of a car rental and support facility in Florida. (An initial gain of $8.0 million related to the condemnation was recorded for the year ended December 31, 2003.)
Depreciation of revenue earning equipment for car rental operations of $1,228.6 million for the year ended December 31, 2004 decreased by 2.4% from $1,258.3 million for the year ended December 31, 2003. The decrease was primarily due to the decrease in the United States average cost per vehicle and higher net proceeds received in excess of book value on the disposal of used vehicles worldwide, partly offset by the effects of foreign currency translation, an increase in the average number of vehicles operated worldwide and a one-time refund of $7.8 million for the year ended December 31, 2003. The refund resulted from a special transitional credit for car rental companies instituted by the Australian Taxation Office for Goods and Services Tax. Taxes paid were previously included in the capitalized cost of the vehicles in our Australian car rental fleet. Depreciation of revenue earning equipment for equipment rental operations of $234.7 million for the year ended December 31, 2004 decreased by 11.5% from $265.1 million for the year ended December 31, 2003, primarily due to higher net proceeds received in excess of book value on the disposal of used equipment in the United States.
Selling, general and administrative expenses of $591.3 million for the year ended December 31, 2004 increased by 17.9% from $501.7 million for the year ended December 31, 2003. The increase was principally due to the effects of foreign currency translation and increases in administrative and advertising expenses. The increase in administrative expenses was attributable to increases in salaries and in incentive compensation expense relating to the improvement in earnings for the year ended December 31, 2004. The increase in advertising was due to expanded media advertising, primarily in television.
Interest expense, net of interest income, of $384.4 million for the year ended December 31, 2004 increased 8.3% from $355.0 million for the year ended December 31, 2003, primarily due to an increase in average debt outstanding and foreign currency translation, partly offset by a decrease in the weighted average interest rate and higher interest income.
The provision for taxes on income of $133.9 million for the year ended December 31, 2004 increased 69.7% from $78.9 million for the year ended December 31, 2003. The increase in the provision for taxes on income was primarily the result of an increase in pre-tax income for the year ended December 31, 2004, partly offset by net favorable tax adjustments totaling $46.6 million, principally relating to the evaluation of certain federal and foreign tax accruals and foreign tax credits. The effect of the net tax adjustments caused a decrease in the effective tax rate from 35.9% to 26.6% as compared to 33.2% for the year ended December 31, 2003. See notes 1 and 9 to the notes to our audited consolidated financial statements included in this prospectus.
On July 1, 2004, we increased our joint venture ownership interest in Navigation Solutions from 40% to 65%. Minority interest of $3.2 million for the year ended December 31, 2004 represents the minority interest’s share (35%) of Navigation Solutions’ net income for the period July 1, 2004 through December 31, 2004. See note 5 to the notes to our audited consolidated financial statements included in this prospectus.
Income before cumulative effect of change in accounting principle. We had income before cumulative effect of change in accounting principle of $365.5 million for the year ended December 31, 2004, representing an increase of $206.9 million from $158.6 million for the year ended December 31, 2003. The increase reflects higher rental volume in our worldwide car and equipment rental businesses, lower fleet costs, higher proceeds received in excess of book value on the disposal of used vehicles and equipment and net favorable tax adjustments, partly offset by lower pricing in our worldwide car rental business, as well as the net effect of other contributing factors noted above.
Year ended December 31, 2003 compared with year ended December 31, 2002
Revenues. Total revenues of $5,933.7 million for the year ended December 31, 2003 increased by 5.2% from $5,638.4 million for the year ended December 31, 2002.
Revenues from car rental operations of $4,819.3 million for the year ended December 31, 2003 increased by 6.2% from $4,537.6 million for the year ended December 31, 2002. This increase of $281.7 million was primarily the result of the effects of foreign currency translation of approximately $197.7 million and higher rental volume worldwide, partly offset by a 1.5% decrease in time and mileage rates. The impact of changes in exchange rates on net income was mitigated by the fact that not only foreign revenues but also most foreign expenses were incurred in local currencies.

Revenues from equipment rental operations of $1,037.8 million for the year ended December 31, 2003 increased by 1.9% from $1,018.7 million for the year ended December 31, 2002. This $19.1 million increase was principally due to the effects of foreign currency translation, mostly offset by a decrease in rental volume in the United States which was the result of depressed capital spending for new non-residential construction and its impact on the equipment rental industry.
Revenues from all other sources of $76.6 million for the year ended December 31, 2003 decreased by 6.6% from $82.1 million for the year ended December 31, 2002, due to a decrease in license and management fees earned from Axus International, Inc., or “Axus.” Axus was a wholly owned vehicle leasing subsidiary of Ford Motor Credit Company, or “Ford Credit,” to which we had licensed the Hertz name and provided management services prior to the completion of the sale of Axus by Ford Credit and termination of the Hertz license in the quarter ended March 31, 2003.
Expenses. Total expenses of $5,696.2 million for the year ended December 31, 2003 increased by 5.1% from $5,422.0 million for the year ended December 31, 2002, and total expenses as a percentage of revenues remained relatively constant at 96.0% for the year ended December 31, 2003 compared to 96.2% for the year ended December 31, 2002.
Direct operating expenses of $3,316.1 million for the year ended December 31, 2003 increased by 7.2% from $3,093.0 million for the year ended December 31, 2002. The increase was primarily the result of the effects of foreign currency translation, increases in wages and benefits, self insurance, concession fees, facility expense and gasoline costs in car rental operations, partly offset by an initial gain of $8.0 million from the condemnation of a car rental and support facility in Florida.
Depreciation of revenue earning equipment for car rental operations of $1,258.3 million for the year ended December 31, 2003 increased by 2.4% from $1,228.5 million for the year ended December 31, 2002. The increase was due to the effects of foreign currency translation. This increase was partly offset by a one-time refund of $7.8 million which resulted from a special transitional credit for rental car companies instituted by the Australian Taxation Office for Goods and Services Tax. Taxes paid were previously included in the capitalized cost of the vehicles in our Australian car rental fleet. Depreciation of revenue earning equipment for equipment rental operations of $265.1 million for the year ended December 31, 2003 decreased by 2.2% from $271.0 million for the year ended December 31, 2002 due to a decrease in the size of the equipment rental fleet partly offset by lower net proceeds received in excess of book value on the disposal of equipment in the United States.
Selling, general and administrative expenses of $501.7 million for the year ended December 31, 2003 increased by 8.3% from $463.1 million for the year ended December 31, 2002. The increase was principally due to the effects of foreign currency translation and increases in administrative and sales promotion expenses. Administrative expenses for the year ended December 31, 2003 included $6.0 million of stock-based employee compensation expense which resulted from the adoption of the fair value recognition provisions of SFAS No. 123, effective January 1, 2003. See notes 1 and 7 to the notes to our audited consolidated financial statements included in this prospectus.
Interest expense, net of interest income, of $355.0 million for the year ended December 31, 2003 decreased 3.1% from $366.4 million for the year ended December 31, 2002, primarily due to a decrease in the weighted-average interest rate and an increase in interest income for the year ended December 31, 2003, partly offset by higher average debt levels.
The tax provision of $78.9 million for the year ended December 31, 2003 increased 9.0% from $72.4 million for the year ended December 31, 2002. The effective tax rate for the year ended December 31, 2003 was 33.2% as compared to 33.4% for the year ended December 31, 2002. The increase in the tax provision was primarily the result of higher income before income taxes for the year ended December 31, 2003. See notes 1 and 9 to the notes to our audited consolidated financial statements included in this prospectus.
Income before cumulative effect of change in accounting principle. We had income before cumulative effect of change in accounting principle of $158.6 million for the year ended December 31, 2003, representing an increase of $14.6 million from $144.0 million for the year ended December 31, 2002. The increase reflects improved car rental volume worldwide partly offset by lower pricing in our U.S. car rental business and the impact of the Iraqi conflict and SARS had on the travel industry for the year ended December 31, 2003 as well as the net effect of other contributing factors noted above.
Cumulative effect of change in accounting principle. We recorded a non-cash charge of $294.0 million to adjust goodwill upon the adoption of SFAS No. 142, effective January 1, 2002. The charge related to the equipment rental segment. The goodwill write-off was the result of a reduction in projected cash flows used to determine fair value due to the unfavorable economic conditions as of the date of adoption, which reduced demand for equipment in North America. See notes 1 and 2 to the notes to our audited consolidated financial statements included in this prospectus.
Liquidity and capital resources
As of June 30, 2005, we had cash and equivalents of $703.9 million, an increase of $23.0 million from December 31, 2004. As of June 30, 2005, cash and equivalents includes $7.4 million of restricted cash to be used for the purchase of revenue earning vehicles or for the repayment of outstanding indebtedness under our Asset Backed Securitization, or “ABS,” program. As of December 31, 2004, we had cash and cash equivalents of $680.9 million, an increase of $70.9 million from December 31, 2003, which includes $2.9 million of restricted cash to be used for the purchase of revenue earning vehicles or for the repayment of outstanding indebtedness under the ABS program. As of December 31, 2003, we had cash and equivalents of $610.0 million, an increase of $8.7 million from December 31, 2002. In addition, we have made short-term investments with a related party investment fund that pools and invests excess cash balances of certain Ford subsidiaries to maximize returns. These short-term investments totaled $296.4 million as of June 30, 2005, $557.0 million as of December 31, 2004 and $500.1 million as of December 31, 2003. These funds are held until they are required for operating purposes or used to reduce indebtedness.
Our domestic and foreign operations are funded by cash provided by operating activities and by extensive financing arrangements maintained by us in the United States, Europe, Australia, New Zealand, Canada and Brazil. Net cash provided by operating activities during the six months ended June 30, 2005 was $1,665.5 million, an increase of $3.0 million from the six months ended June 30, 2004, primarily due to timing differences in the receipts and payments of receivables, amounts due from affiliates and accounts payable. Net cash provided by operating activities was $2,251.4 million for the year ended December 31, 2004, an increase of $352.1 million from the year ended December 31, 2003, primarily due to the increase in net income. Net cash provided by operating activities was $1,899.3 million for the year ended December 31, 2003, an increase of $21.8 million from the year ended December 31, 2002, primarily due to an increase in net income. Revenue earning equipment expenditures and proceeds from the disposal of such equipment have been reclassified from operating activities to investing activities for all periods presented in our consolidated statement of cash flows.
Our primary use of cash in investing activities is for the acquisition of revenue earning equipment, which consists of cars and equipment. Net cash used in investing activities during the six months ended June 30, 2005 was $2,924.8 million, a decrease of $125.3 million from the six months ended June 30, 2004. The decrease is primarily due to the net increase in the proceeds from sales of short-term investments, partly offset by net revenue earning equipment expenditures. Net cash used in investing activities was $2,843.0 million for the year ended December 31, 2004, an increase of $612.4 million from the year ended December 31, 2003. Net cash used in investing activities was $2,230.6 million for the year ended December 31, 2003, an increase of $167.1 million from the year ended December 31, 2002. The increases during 2004 and 2003 were primarily due to an increase in net expenditures for revenue earning equipment. For the six months ended June 30, 2005, our expenditures for revenue earning equipment were $7,640.6 million, partially offset by proceeds from the disposal of such equipment of $4,611.7 million. For the year ended December 31, 2004, our expenditures for revenue earning equipment were $11,310.0 million, partially offset by proceeds from the disposal of such equipment of $8,740.9 million. For the year ended December 31, 2003, our expenditures for revenue earning equipment were $9,436.6 million, partially offset by proceeds from the disposal of such equipment of $7,874.4 million. These assets are purchased by us in accordance with the terms of programs negotiated with car and equipment manufacturers.
For the six months ended June 30, 2005, our capital expenditures for property and non-revenue earning equipment were $186.8 million. For the year ended December 31, 2004, our capital expenditures for property and non-revenue earning equipment were $286.4 million. For the year ended December 31, 2003, our capital expenditures for property and non-revenue earning equipment were $226.7 million. For the year ending December 31, 2005, we anticipate a slightly increased level of net expenditures for revenue earning equipment and property and equipment compared to the year 2004.
Car rental and equipment rental operations are seasonal businesses with decreased levels of business in the winter months and heightened activity during the spring and summer. This is particularly true of our on-airport car rental operations and equipment rental operations. To accommodate this increased demand, we maintain a larger fleet by holding vehicles and equipment and purchasing additional fleet which increases our financing requirements in the second and third quarter. These seasonal financing needs are funded by increasing the utilization of our commercial paper programs and our bank credit facilities. As business demand moderates during the winter, we reduce our fleet accordingly and dispose of vehicles and equipment. The disposal proceeds are used to reduce short-term debt.
Financing
To finance our domestic operations, we maintain active unsecured and asset backed commercial paper programs. We are also active in the domestic unsecured medium-term and long-term debt markets and the domestic asset backed medium-term debt market, and maintain credit facilities described under “— Credit facilities” below.
During 2002, we established the ABS program for our domestic car rental fleet to reduce our borrowing costs and enhance our financing resources. All debt issued under the ABS program is collateralized by the assets of the special purpose financing entities, consisting of revenue earning vehicles used by us in our car rental business, restricted cash and certain receivables related to the revenue earning vehicles. The ABS program provided for the initial issuance of asset backed commercial paper (up to $1.0 billion) and the subsequent issuance of asset backed medium-term notes. These notes are issued by wholly owned and consolidated special purpose financing entities and are included in “Debt” in our consolidated balance sheet. As of June 30, 2005, $849.5 million of asset backed commercial paper and $600.0 million of asset backed medium-term notes were outstanding. As of December 31, 2004, $297.6 million of asset backed commercial paper and $600.0 million of asset backed medium-term notes were outstanding.
The asset backed commercial paper notes have ratings of A-1 by S&P, Prime-1 by Moody’s and F1 by Fitch Ratings, or “Fitch.” Under certain conditions, the commercial paper notes may be repaid by draws under a related bank liquidity facility ($814.0 million), which expires in June 2006 or a related letter of credit issued under a letter of credit facility ($215.0 million), which expires in June 2007.

On September 30, 2003, we issued $500.0 million of 4.7% Senior Promissory Notes, or the “4.7% Notes,” due on October 2, 2006. On June 3, 2004, we issued $600.0 million of 6.35% Senior Promissory Notes, or the “6.35% Notes,” due on June 15, 2010. Effective September 30, 2003 and June 3, 2004, we entered into interest rate swap agreements relating to the 4.7% Notes and 6.35% Notes, respectively. Under these agreements, we pay interest at a variable rate in exchange for fixed rate receipts, effectively transforming the 4.7% Notes and the 6.35% Notes to floating rate obligations with effective interest rates as of June 30, 2005 of 5.25% and 5.24%, respectively. See note 7 to the notes to our unaudited condensed consolidated financial statements and note 3 to the notes to our audited consolidated financial statements included in this prospectus.
On March 31, 2004, we issued $600.0 million of asset backed medium-term notes, or the “Medium-Term Notes,” under the ABS program. Of the $600.0 million of the Medium-Term Notes, $500.0 million has fixed interest rates ranging from 2.4% to 3.2% and maturities ranging from 2007 to 2009 and the remaining $100.0 million has a variable interest rate based on the one-month LIBOR rate plus nine basis points (3.4% as of June 30, 2005) and matures in 2007. Payments of principal and interest relating to the Medium-Term Notes are insured to the extent provided in a note guaranty insurance policy issued by MBIA Insurance Corporation. The Medium-Term Notes have ratings of AAA by S&P, Aaa by Moody’s and AAA by Fitch.
On July 2, 2004, we established a Euro Medium-Term Program under which we and/or Hertz Finance Centre plc, or “HFC,” a wholly owned subsidiary of ours, can issue up to €650.0 million in medium-term notes, or the “Euro Notes.” On July 16, 2004, HFC issued €200.0 million of Euro Notes under this program. These Euro Notes are fully guaranteed by us, mature in July 2007 and have a variable interest rate based on the three-month EURIBOR rate plus 110 basis points. As of June 30, 2005, the interest rate on the Euro Notes was 3.24%.
On August 5, 2004, we issued $500.0 million of promissory notes consisting of $250.0 million of floating rate notes at the three-month LIBOR rate plus 120 basis points due on August 5, 2008, and $250.0 million 6.90% senior fixed rate notes due on August 15, 2014. As of June 30, 2005, the interest rate on the $250.0 million floating rate notes was 4.42%.
As the need arises, it is our intention to issue unsecured senior, senior subordinated, junior subordinated or asset backed securities on terms to be determined at the time the securities are offered for sale. The total amount of unsecured medium-term and long-term debt outstanding as of June 30, 2005 and December 31, 2004 was $5.4 billion and $6.0 billion, respectively, excluding the Intercompany Note payable to Ford of $1,185.0 million discussed below, having fixed and floating rates ranging from 2.38% to 9.28% as of June 30, 2005, and having maturities ranging from 2005 to 2028. From time to time, we file with the SEC shelf registration statements to allow for the issuance of such unsecured senior, senior subordinated and junior subordinated debt securities on terms to be determined at the time such securities are offered for sale. As of June 30, 2005, we had $1.9 billion available for issuance under effective registration statements, so long as the SEC’s conditions for issuance are satisfied. Among those conditions is one that, at the time of issuance, the securities being issued are placed in a generic rating category signifying investment grade by at least one nationally recognized statistical rating organization (such as S&P, Moody’s, Fitch and Dominion Bond Rating Service, or “DBRS”). See “—Debt ratings.”
Borrowing for our international operations also consists of loans obtained from local and international banks, and commercial paper programs established in Ireland, Canada, the Netherlands, Belgium and Australia. We guarantee only the commercial paper borrowings of our subsidiaries in Ireland, Canada, the Netherlands and Belgium, and we guarantee commercial paper and short-term bank loans of our subsidiary in Australia. All borrowings by international operations are either in the international operation’s local currency or, if in non-local currency, hedged to minimize foreign exchange exposure. As of June 30, 2005, total debt for the foreign operations was $1,896.7 million, of which $1,649.1 million was short-term (original maturity of less than one year) and $247.6 million was long-term. As of June 30, 2005, the total amounts outstanding under the commercial paper programs in Ireland, Canada, the Netherlands and Belgium were $243.5 million, $31.0 million, $27.2 million and $15.8 million, respectively. As of December 31, 2004, total debt for the foreign operations was $1,733.7 million, of which $1,455.3 million was short-term and $278.4 million was long-term. As of December 31, 2004, the total amounts outstanding under the commercial paper programs in Ireland, Canada, the Netherlands and Belgium were $384.5 million, $320.9 million, $54.3 million and $28.0 million, respectively.
On each of June 10, 2005 and           , 2005, we issued Intercompany Notes to Ford in the amounts of $1,185.0 million and $           , respectively, as dividends on all of our then outstanding common stock. The Intercompany Notes are subordinated in right of payment to all of our existing and future senior indebtedness. The Intercompany Notes each mature on June 10, 2010, but may be prepaid in whole at any time or in part from time to time. Interest on each of the Intercompany Notes will be payable in cash quarterly or on or before the maturity date of the Intercompany Notes, subject to certain limitations on payment contained in the Interim Credit Facility. The Intercompany Note issued on June 10, 2005 has a per annum interest rate equal to three-month LIBOR plus a spread of 200 basis points and the Intercompany Note issued on      , 2005 has a per annum interest rate equal to three-month LIBOR plus a spread of      basis points. As of June 30, 2005 the interest rate on the Intercompany Note issued on June 10, 2005 was 5.4%. We intend to repay the Intercompany Notes with the proceeds of this offering and the concurrent offering of Equity Units.
On April 20, 2005, Ford first announced that it was evaluating its long-term strategic options for its investment in us. Since the announcement by Ford, our ability to sell unsecured commercial paper has been adversely affected. Our ability to sell unsecured commercial paper may have been impacted by the announcement by Ford or by the recent developments, described under “—Debt ratings” below, regarding Ford’s and our debt ratings.
Credit facilities
As of June 30, 2005, we had committed credit facilities totaling $2.8 billion.
A portion of our committed credit facilities are represented by a combination of multi-year, 364-day global and other committed credit facilities provided by 20 participating banks which as of June 30, 2005 totaled $1.3 billion in commitments. In addition to direct borrowings by us, the multi-year and 364-day global facilities allow certain of our subsidiaries to borrow on the basis of a guarantee by us.
•	The multi-year facilities were renegotiated effective July 1, 2005 and as of June 30, 2005 totaled $952.5 million in commitments with expirations as follows: $35.0 million on June 30, 2006, $108.0 million on June 30, 2007, $102.0 million on June 30, 2008, $81.0 million on June 30, 2009 and $626.5 million on June 30, 2010. The multi-year facilities that expire in 2010 have an evergreen feature, which provides for the automatic extension of the expiration date one year forward unless the bank provides timely notice.

•	During 2005, the 364-day global committed credit facilities, which totaled $94.0 million as of June 16, 2005, were renegotiated and currently expire on June 15, 2006. Under the terms of the 364-day facilities, we are permitted to convert any amount outstanding prior to expiration into a two-year loan.

•	The other committed facilities totaled $178.9 million as of June 30, 2005 and expire at various times during 2005 and 2006.
Some of our committed credit facilities are represented by facilities that support our ABS program, which as of June 30, 2005 totaled $1.0 billion:
•	Effective September 18, 2002, as part of the ABS program, we transferred a portion of the 364-day global committed credit facilities to the ABS program. As part of the agreement to transfer these commitments, we have waived the right to transfer them back to the 364-day global committed credit facilities without the consent of the participating banks. As of June 30, 2005, $814.0 million was committed under this facility which expires in June 2006.

•	In addition to the transfer of the 364-day commitments, we raised committed credit support through an ABS letter of credit from banks that participate in our multi-year global committed credit facilities, which totaled $215.0 million as of June 30, 2005 and expires in June 2007. In exchange for this credit support, we agreed to reduce the banks’ multi-year facility commitment by one half of the amount of their ABS letter of credit participation.
In addition to these committed credit facilities, in February 1997, Ford extended to us a line of credit of $500.0 million, which currently expires June 30, 2007. This line of credit has an evergreen feature that provides on an annual basis for automatic one-year extensions of the expiration date, unless notice is provided by Ford at least one year prior to the then scheduled expiration date. The line of credit automatically terminates, however, at any time Ford ceases to own, directly or indirectly, our capital stock having more than 50% of the total voting power of all our capital stock outstanding and all loans and accrued interest under this facility would become immediately due and payable. Our obligations under this agreement would rank pari passu with our senior debt securities. A quarterly commitment fee of 0.2% is payable to Ford on the average daily unused available credit. On May 2, 2005, we borrowed $250.0 million under this line of credit, which we repaid on May 31, 2005 with borrowings under the Interim Credit Facility described below.
On May 26, 2005, we entered into the Interim Credit Facility with an aggregate availability of up to $3.0 billion with the joint book-running managers of this offering and/or their affiliates as the arrangers and initial lenders, JPMorgan Chase Bank, N.A. as the U.S. administrative agent and JPMorgan Chase Bank, N.A., Toronto Branch as the Canadian administrative agent. The Interim Credit Facility, as amended July 5, 2005, provides a term facility of up to $1,650.0 million and a revolving credit facility of up to $700.0 million available to The Hertz Corporation and a term facility of up to $350.0 million and a revolving credit facility of up to $300.0 million available to our Canadian subsidiary, Hertz Canada Limited, guaranteed by The Hertz Corporation, with unutilized capacity under the Canadian tranches available to be borrowed by The Hertz Corporation. Amounts under the term facilities are available to be borrowed from May 26, 2005 to July 26, 2005 and were fully drawn. Amounts under the revolving facilities are available to be borrowed throughout the term of the Interim Credit Facility. The Interim Credit Facility matures on November 23, 2005. We may elect a combination of per annum interest rates on the Interim Credit Facility including the federal funds rate plus 0.50%, JPMorgan Chase Bank, N.A.’s prime rate, LIBOR and, for loans made to Hertz Canada Limited, a Canadian base rate or Canadian prime rate, plus, in each case, a margin based on our then-current S&P and Moody’s debt ratings. We are also required to pay to the lenders a quarterly facility fee equal to a rate per annum of 0.175% of the total amount of the Interim Credit Facility (such rate based upon our current S&P and Moody’s debt ratings). As of June 30, 2005, we had outstanding borrowings of approximately $1.0 billion and C$575.0 million under the Interim Credit Facility.

We are required to prepay loans and permanently reduce commitments under the Interim Credit Facility under certain limited circumstances, including certain issuances of securities (not including this offering), certain sales of assets and when Ford controls less than 25% of us or any other person or group has equal or greater control of us than Ford. Effective July 26, 2005, $1,825.0 million of the Interim Credit Facility commitments provided by the three initial external financial institutions were syndicated and allocated to eight additional external financial institutions. The Interim Credit Facility has terms, including restrictive covenants, substantially similar to the terms of our other current committed credit facilities. In addition, the Interim Credit Facility contains restrictions on the payment of any indebtedness to, or investments other than in the ordinary course of business in, Ford, other than as noted above, and our ability to pay future dividends, other than the dividend to Ford of the Intercompany Notes or additional stock, payments pursuant to certain stock option plans or other benefit plans, or any dividend in connection with this offering or the concurrent offering of Equity Units. We have used and continue to use the amounts borrowed under the Interim Credit Facility to refinance existing, short-term indebtedness and for general corporate purposes. We intend to repay the Interim Credit Facility from the proceeds received from a combination of issuances of additional asset backed securities under our ABS program, accessing the commercial paper market and issuing unsecured senior debt securities.
We maintain agreements with Ford Financial Services, Inc., or “FFS,” a NASD registered broker/dealer and an indirect wholly owned subsidiary of Ford, whereby FFS acts as a sales agent for our secured and unsecured domestic commercial paper programs. We pay fees to FFS, which range from 0.03% to 0.05% per annum of commercial paper placed depending upon the monthly average dollar value of the notes outstanding in the portfolios. For the six months ended June 30, 2005, we paid fees to FFS of $74,096. For the year ended December 31, 2004, we paid FFS $89,148 of such fees. FFS is under no obligation to purchase any of the notes for its own account. On July 13, 2005, we entered into a letter agreement with FFS which amended the agreements to provide that they will automatically terminate at any time Ford ceases to own shares having more than 50% of the total voting power of all of our outstanding capital stock. Through our subsidiary Hertz Australia Pty. Limited, we also have a similar agreement with Ford Credit Australia Limited, also an indirect wholly owned subsidiary of Ford. Hertz Australia Pty. Limited no longer maintains an active commercial paper program.
Contractual obligations
As of December 31, 2004, our contractual cash obligations were as follows:

		Payments Due by Period
		Less than 1			More than
Contractual Obligations	Total	Year	1-3 Years	3-5 Years	5 Years
	(Dollars in millions)
Debt(1)	$8,435.8	$3,054.3	$1,795.7	$1,185.6	$2,400.2
Operating leases and concession agreements(2)	1,270.2	259.7	389.0	198.2	423.3
Purchase obligations(3)
Ford and subsidiaries	2,757.2	2,757.2	—	—	—
All others	3,704.1	3,668.3	35.8	—	—

Total purchase obligations	6,461.3	6,425.5	35.8	—	—

Total	$16,167.3	$9,739.5	$2,220.5	$1,383.8	$2,823.5

(1)	Amounts represent debt obligations included in “Debt” in our consolidated balance sheet and include $2,444.1 million of commercial paper and other short-term borrowings, excluding obligations for interest and estimated payments under interest rate swap agreements. See note 3 to the notes to our audited consolidated financial statements included in this prospectus.

(2)	Includes obligations under various concession agreements, which provide for payment of rents and a percentage of revenue with a guaranteed minimum, and lease agreements for real estate, revenue earning equipment and office and computer equipment. Such obligations are reflected to the extent of their minimum non-cancelable terms. See note 10 to the notes to our audited consolidated financial statements included in this prospectus.

(3)	Purchase obligations represent agreements to purchase goods or services that are legally binding on us and that specify all significant terms, including fixed or minimum quantities; fixed, minimum or variable price provisions; and the approximate timing of the transaction. Only the minimum non-cancelable portion of purchase agreements and related cancellation penalties are included as obligations. In the case of contracts, which state minimum quantities of goods or services, amounts reflect only the stipulated minimums; all other contracts reflect estimated amounts. Of the total purchase obligations as of December 31, 2004, $6,288.9 million represent fleet purchases where contracts have been signed or are pending with committed orders under the terms of such arrangements. We do not regard our employment relationships with our employees as “agreements to purchase services” for these purposes.
Other than our entry into the Interim Credit Facility and issuance of the Intercompany Note on June 10, 2005, we are not aware of any material changes outside the ordinary course of our business in the contractual obligations set forth on the table above as of June 30, 2005. See “Capitalization” for a discussion of these contractual obligations and the effects of this offering and the offering of Equity Units.
Debt ratings
Our short and long-term debt is rated by four of the nationally-recognized statistical rating organizations: Fitch; Moody’s; S&P; and DBRS. Debt ratings reflect an assessment by the rating agencies of the credit risk associated with particular securities issued by us. Lower ratings generally result in higher borrowing costs and reduced access to capital markets. Long- and short-term debt ratings of BBB- and F3 or higher by Fitch, Baa3 and Prime-3 or higher by Moody’s, BBB- and A3 or higher by S&P, and BBB and R-2 or higher by DBRS are considered “investment grade.” However, debt ratings are not recommendations to buy, sell, or hold securities and are subject to revision or withdrawal at any time by the assigning rating agency. Each rating agency may have different criteria in evaluating the risk associated to a company, and therefore ratings should be evaluated independently for each rating agency.
In April 2005 and the four following months, our debt ratings or outlook were downgraded by all four rating agencies, generally in conjunction with downgrades of Ford and Ford Credit. Our current ratings are as follows:

Debt Ratings
	Long-Term	Short-Term	Outlook/Trend
Moody’s	Baa3	Prime-3	Developing outlook
S&P	BBB-	A3	CreditWatch – developing
Fitch	BBB-	F2	Rating watch – evolving
DBRS	BBB	R-2 (middle)(1)	Under review – developing

(1)	Relates to commercial paper of Hertz Canada Limited, one of our wholly owned subsidiaries.
Other factors
Foreign currency. Our decision to withdraw earnings or investments from foreign countries is, in some cases, influenced by exchange controls and the utilization of foreign tax credits, and may also be affected by fluctuations in exchange rates for foreign currencies and by revaluation of such currencies in relation to the U.S. dollar by the governments involved. Foreign operations have been financed to a substantial extent through loans from local lending sources in the currency of the countries in which such operations are conducted. Car rental operations in foreign countries are, from time to time, subject to governmental regulations imposing varying degrees of currency restrictions. Currency restrictions and other regulations historically have not had a material impact on our operations as a whole.
Ford ownership. Prior to this offering by virtue of its 100% ownership interest in us, Ford has the right to make any changes that it deems appropriate in our assets, corporate structure, capitalization, operations, properties and policies (including dividend policies). On April 20, 2005, Ford announced that it will consider options regarding its future ownership of us, which includes this offering and the concurrent offering of Equity Units.
Capital expenditures
The table below shows revenue earning equipment and property and equipment capital expenditures and related disposal proceeds received by quarter for 2005, 2004 and 2003.

	Revenue Earning Equipment		Property and Equipment
	Capital	Disposal	Capital	Disposal	Net Capital
	Expenditures	Proceeds	Expenditures	Proceeds	Expenditures
	(Dollars in millions)
2005
First Quarter	$3,600.2	$(2,307.4)	$81.3	$(9.0)	$1,365.1
Second Quarter	4,040.4	(2,304.3)	105.5	(21.3)	1,820.3

Total	$7,640.6	$(4,611.7)	$186.8	$(30.3)	$3,185.4

2004
First Quarter	$2,916.1	$(1,860.7)	$61.2	$(11.7)	$1,104.9
Second Quarter	3,804.1	(1,921.2)	82.8	(20.9)	1,944.8
Third Quarter	2,179.0	(2,321.8)	74.6	(19.4)	(87.6)
Fourth Quarter	2,410.9	(2,637.2)	67.8	(7.3)	(165.8)

Total Year	$11,310.1	$(8,740.9)	$286.4	$(59.3)	$2,796.3

2003
First Quarter	$2,951.4	$(2,557.3)	$51.3	$(9.0)	$436.4
Second Quarter	2,338.3	(1,153.7)	56.6	(23.6)	1,217.6
Third Quarter	1,611.5	(1,656.2)	54.4	(13.1)	(3.4)
Fourth Quarter	2,535.4	(2,507.2)	64.4	(8.9)	83.7

Total Year	$9,436.6	$(7,874.4)	$226.7	$(54.6)	$1,734.3

For the year ending December 31, 2005, we anticipate a level of net expenditures for revenue earning equipment and property and equipment slightly higher than our net expenditures in 2004. These anticipated capital expenditures reflect expected increases in the prices of 2006 model year vehicles to be acquired beginning in the fourth quarter of 2005, together with capital expenditures relating to the planned expansion of off-airport and HERC locations.
Off-balance sheet commitments
As of June 30, 2005, December 31, 2004 and December 31, 2003, the following guarantees were issued and outstanding:

Indemnifications
In the ordinary course of business, we execute contracts involving indemnifications standard in the relevant industry and indemnifications specific to a transaction such as the sale of a business. These indemnifications might include claims against any of the following: environmental and tax matters; intellectual property rights; governmental regulations and employment-related matters; customer, supplier and other commercial contractual relationships; and financial matters. Performance under these indemnities would generally be triggered by a breach of terms of the contract or by a third party claim. We regularly evaluate the probability of having to incur costs associated with these indemnifications and have accrued for expected losses that are probable and estimable. The types of indemnifications for which payments are possible include the following.
Environmental. We have indemnified various parties for the costs associated with remediating numerous hazardous substance storage, recycling or disposal sites in many states and, in some instances, for natural resource damages. The amount of any such expenses or related natural resource damages for which we may be held responsible could be substantial. The probable losses that we expect to incur for such matters have been accrued, and those losses are reflected in our consolidated financial statements. As of June 30, 2005, December 31, 2004 and December 31, 2003, the aggregate amounts accrued for environmental liabilities reflected in our consolidated balance sheet in “Accrued liabilities” were $5.2 million, $5.4 million and $5.9 million, respectively. The accrual represents the estimated cost to study potential environmental issues at sites deemed to require investigation or clean-up activities, and the estimated cost to implement remediation actions, including on-going maintenance, as required. Cost estimates are developed by site. Initial cost estimates are based on historical experience at similar sites and are refined over time on the basis of in-depth studies of the site. For many sites, the remediation costs and other damages for which we ultimately may be responsible cannot be reasonably estimated because of uncertainties with respect to factors such as our connection to the site, the materials there, the involvement of other potentially responsible parties, the application of laws and other standards or regulations, site conditions, and the nature and scope of investigations, studies, and remediation to be undertaken (including the technologies to be required and the extent, duration, and success of remediation).
Tax. We provide various tax-related indemnifications as part of the transactions giving rise to the indemnification obligations. The indemnified party typically is protected from certain events that result in a tax treatment different from that originally anticipated. In some cases, a payment under a tax indemnification may be offset in whole or in part by refunds from the applicable governmental taxing authority. We are party to a number of tax indemnifications, and many of these indemnities do not limit potential payment; therefore, we are unable to estimate a maximum amount of potential future payments that could result from claims made under these indemnities.
Risk management
For a discussion of additional risks arising from our operations, including vehicle liability, general liability and property damage insurable risks, see “Business-Risk management.”
Market risks
We are exposed to a variety of market risks, including the effects of changes in interest rates and foreign currency exchange rates. We manage our exposure to these market risks through our regular operating and financing activities and, when deemed appropriate, through the use of derivative financial instruments. Derivative financial instruments are viewed as risk management tools and are not used for speculative or trading purposes. In addition, derivative financial instruments are entered into with a diversified group of major financial institutions in order to manage our exposure to counterparty nonperformance on such instruments. For more information on these exposures see note 14 to the notes to our audited consolidated financial statements included in this prospectus.

Interest rate risk
From time to time, we enter into interest rate swap agreements to manage interest rate risk. Effective September 30, 2003, we entered into interest rate swap agreements relating to the issuance of our 4.7% Notes due October 2, 2006. Effective June 3, 2004, we entered into interest rate swap agreements relating to the issuance of our 6.35% Notes due June 15, 2010. Under these agreements, we pay interest at a variable rate in exchange for fixed rate receipts, effectively transforming these notes to floating rate obligations. See note 3 to the notes to our audited consolidated financial statements included in this prospectus. We have assessed our exposure to changes in interest rates by analyzing the sensitivity to our earnings assuming various changes in market interest rates. Assuming a hypothetical increase of one percentage point in interest rates on the existing debt portfolio as of December 31, 2004, net of interest income on investments, our net income would decline by approximately $15.8 million over a 12-month period.
Foreign currency risk
We manage our foreign currency risk primarily by incurring operating and financing expenses in the local currency in the countries in which we operate, including making fleet and equipment purchases and borrowing for working capital needs. Also, we have purchased foreign exchange options to manage exposure to fluctuations in foreign exchange rates for selected marketing programs. The effect of exchange rate changes on these financial instruments would not materially affect our consolidated financial position, results of operations or cash flows. Our risks with respect to currency option contracts are limited to the premium paid for the right to exercise the option and the future performance of the option’s counterparty. Premiums paid for options outstanding as of December 31, 2004, were approximately $0.7 million, and we limit counterparties to financial institutions that have strong credit ratings.
We also manage exposure to fluctuations in currency risk on intercompany loans we make to certain of our foreign subsidiaries by entering into foreign currency forward contracts at the time of the loans. The forward rate is reflected in the intercompany loan rate to the foreign subsidiaries, and as a result, the forward contracts have no impact on earnings.
Inflation
The increased acquisition cost of vehicles is the primary inflationary factor affecting us. Many of our other operating expenses are also expected to increase with inflation, including health care costs. Management does not expect that the effect of inflation on our overall operating costs will be greater for us than for our competitors.
Employee retirement benefits
Pension
We sponsor defined benefit pension plans worldwide. Pension obligations give rise to significant expenses that are dependent on assumptions discussed in note 6 of the notes to our audited consolidated financial statements included in this prospectus. Based on present assumptions, 2005 worldwide pre-tax pension expense is expected to be approximately $38.3 million, which is an increase of $7.6 million from 2004 primarily attributable to the decrease in the discount rate in the United States from 6.25% to 5.75% and in the United Kingdom from 5.50% to 5.25%, a pension settlement loss of $1.1 million relating to the Supplemental Executive Retirement Plan, as well as the effects of foreign currency translation.

The funded status (i.e., the amount by which the present value of projected benefit obligations exceeded the market value of pension plan assets) of our U.S. qualified plan, in which most domestic employees participate, improved as of December 31, 2004, compared with December 31, 2003. The primary factors that contributed to the improvement in the funded status was a discretionary contribution by us of $48.0 million and an increase in the actual return on plan assets, partly offset by a decrease in the discount rate.
Included in our “stockholder’s equity” was a $15.1 million adjustment, net of tax, for worldwide minimum pension liability as of December 31, 2004. The increase of $4.0 million in the pension adjustment from the prior year is primarily attributable to unfunded plans in the United States and Germany and decreases in the discount rates as of December 31, 2004 used to calculate the present value of benefit obligations, in each case compared with the prior year.
We review our pension assumptions regularly and from time to time make contributions beyond those legally required. For example, discretionary contributions of $48.0 million and $54.0 million were made to the U.S. qualified plan for the years ended December 31, 2004 and 2003, respectively. After giving effect to these contributions, based on current interest rates and on our return assumptions and assuming no additional contributions, we do not expect to be required to pay any variable-rate premiums to the Pension Benefit Guaranty Corporation before 2010.
We participate in various “multiemployer” pension plans administrated by labor unions representing some of our employees. We make periodic contributions to these plans to allow them to meet their pension benefit obligations to their participants. In the event that we withdrew from participation in one of these plans, then applicable law could require us to make an additional lump-sum contribution to the plan, and we would have to reflect that on our balance sheet. Our withdrawal liability for any multiemployer plan would depend on the extent of the plan’s funding of vested benefits. We currently do not expect to incur any withdrawal liability in the near future. However, in the ordinary course of our renegotiation of collective bargaining agreements with labor unions that maintain these plans, we could decide to discontinue participation in a plan, and in that event we could face a withdrawal liability. Some multiemployer plans, including one in which we participate, are reported to have significant underfunded liabilities. Such underfunding could increase the size of our potential withdrawal liability.
Other postretirement benefits
We provide limited postretirement health care and life insurance for employees of our domestic operations with hire dates prior to January 1, 1990. There are no plan assets associated with this plan. We provide for these postretirement costs through monthly accruals. The net periodic postretirement benefit cost for the year ended December 31, 2004 was $1.6 million and the accumulated benefit obligation as of December 31, 2004 was $17.3 million compared to postretirement benefit cost of $1.3 million and an accumulated benefit obligation of $14.1 million as of December 31, 2003. The increase in cost and the accumulated benefit obligation was primarily attributable to the decrease in the discount rate from 6.25% as of December 31, 2003 to 5.75% as of December 31, 2004 and higher than expected medical cost increases.

Recent accounting pronouncements
In January 2003, the Financial Accounting Standards Board, or “FASB,” issued Interpretation No. 46, or “FIN 46,” “Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51,” which expands upon and strengthens existing accounting guidance concerning when a company should include in its financial statements the assets, liabilities and activities of another entity. Prior to the issuance of FIN 46, a company generally included another entity in its consolidated financial statements only if it controlled the entity through voting interests. FIN 46 now requires a Variable Interest Entity, or “VIE,” as defined in FIN 46, to be consolidated by a company if that company is the primary beneficiary. The primary beneficiary is the entity subject to a majority of the risk of loss from the VIE’s activities or entitled to receive a majority of the VIE’s residual returns, or both. FIN 46 also requires disclosures about VIEs that a company is not required to consolidate but in which it has a significant variable interest. We adopted FIN 46 as of July 1, 2003 and the Revised Interpretation, FIN 46-R, as of December 15, 2003. The adoption of FIN 46 and FIN 46-R did not affect our financial position, results of operations or cash flows.
In December 2003, the FASB issued SFAS No. 132 (revised 2003), “Employers’ Disclosures about Pensions and Other Postretirement Benefits.” SFAS No. 132, as revised, improves financial statement disclosures for defined benefit plans. The change replaces existing SFAS No. 132 disclosure requirements for pensions and other postretirement benefits and revises employers’ disclosures about pension plans and other postretirement benefit plans. It does not change the measurement of recognition of those plans required by SFAS No. 87, “Employers’ Accounting for Pensions,” SFAS No. 88, “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits,” and SFAS No. 132, as revised, retains the disclosure requirements contained in the original SFAS No. 132, but requires additional disclosures about the plan assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans. SFAS No. 132, as revised, was effective for annual and interim periods with fiscal years ending after December 15, 2003. See note 6 to the notes to our audited consolidated financial statements included in this prospectus.
In December 2004, the FASB revised SFAS No. 123, or “SFAS No. 123R,” “Accounting for Stock-Based Compensation.” SFAS No. 123R establishes standards for the accounting of transactions in which an entity exchanges its equity instruments for goods or services, particularly transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123R requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost is to be recognized over the period during which the employee is required to provide service in exchange for the award. Changes in fair value during the requisite service period are to be recognized as compensation cost over that period. The provisions of SFAS No. 123R are effective for financial statements issued for the first annual reporting period beginning after June 15, 2005. In March 2005, the SEC issued Staff Accounting Bulletin No. 107, or “SAB No. 107,” regarding the SEC staff’s interpretation of SFAS No. 123R. SAB No. 107 provides the SEC staff’s views regarding interactions between SFAS No. 123R and certain SEC rules and regulations and provides interpretations of the valuation of share-based payments for public companies. As we are currently accounting for employee stock-based compensation awards in accordance with SFAS No. 123, adoption of SFAS No. 123R is not expected to have a significant effect on our financial position, results of operations or cash flows.
In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections – a replacement of APB Opinion No. 20 and FASB Statement No. 3.” Previously, APB No. 20, “Accounting Changes” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements” required the inclusion of the cumulative effect of changes in accounting principle in net income of the period of the change. SFAS No. 154 requires companies to recognize changes in accounting principle, including changes required by a new accounting pronouncement when the pronouncement does not include specific transition provisions, retrospectively to prior periods’ financial statements. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. We are required to adopt the provisions of SFAS No. 154, as applicable, beginning in fiscal year 2006.

Business
Our company
We and our independent licensees and associates represent what we believe is the largest worldwide general use car rental brand and one of the largest equipment rental businesses in North America, both based upon revenues. Our Hertz brand name is recognized worldwide as a leader in quality rental services and products. We and our independent licensees and associates currently accept reservations for the rental of cars at approximately 7,400 locations in over 150 countries. We also rent equipment from over 340 branches in North America, France and Spain. We have been in the car rental business since 1918 and in the equipment rental business for over 40 years. Currently, we are an indirect wholly owned subsidiary of Ford.
For the six months ended June 30, 2005, we generated revenues, income before income taxes and minority interest and net income of $3.5 billion, $190.0 million and $120.1 million, respectively. For the year ended December 31, 2004, we generated revenues, income before income taxes and minority interest and net income of $6.7 billion, $502.6 million and $365.5 million, respectively. Our business is highly seasonal with the second and third quarters of the year having historically been stronger than the first and fourth quarters.
Our business consists of two significant segments, car rental and equipment rental. We also operate a third-party claim management service. See note 9 to the notes to our unaudited condensed consolidated financial statements and note 11 to the notes to our audited consolidated financial statements included in this prospectus.
Car rental
We maintain a substantial network of company-operated car rental locations both in the United States and internationally, and what we believe to be the largest number of company-operated on-airport car rental locations in the world, enabling us to provide consistent quality and service worldwide. For the year ended December 31, 2004, we derived approximately 74% of our worldwide car rental revenues from on-airport locations. Our licensees and associates also operate rental locations in over 140 countries, including most of the countries in which we have company-operated rental locations.
Our worldwide car rental operations generated $2.9 billion and $5.5 billion in revenues and $133.4 million and $437.6 million in income before income taxes and minority interest during the six months ended June 30, 2005 and the year ended December 31, 2004, respectively.
Equipment rental
HERC currently operates what we believe to be the third largest equipment rental business in North America and the fourth largest general equipment rental business in each of France and Spain, each based upon revenues. HERC rents a broad range of earthmoving equipment, material handling equipment, aerial and electrical equipment, air compressors, pumps, small tools, compaction equipment and construction-related trucks. HERC also derives revenue from the sale of new equipment and consumables.
Our worldwide equipment rental operations generated $630.2 million and $1.2 billion in revenues and $71.9 million and $87.8 million in income before income taxes during the six months ended June 30, 2005 and the year ended December 31, 2004, respectively.

Corporate history
We are a successor to corporations that have been engaged in the automobile and truck rental and leasing business since 1918 and the equipment rental business since 1965. We were incorporated in Delaware in 1967. Ford first acquired an ownership interest in us in 1987. Previously, we were a subsidiary of UAL Corporation (formerly Allegis Corporation), which had acquired our outstanding capital stock from RCA Corporation in 1985.
We became a wholly owned subsidiary of Ford as a result of a series of transactions in 1993 and 1994. We continued as a wholly owned subsidiary of Ford until April 1997. In 1997, we completed a public offering of approximately 50.6% of a class of our common stock, which represented approximately 19.1% of the economic interest in us, and listed that class of common stock for trading on the New York Stock Exchange. In March 2001, Ford FSG, Inc., or “FSG,” an indirect wholly owned subsidiary of Ford that then owned an approximate 81.5% economic interest in us, acquired all of our outstanding common stock that it did not already own for $35.50 per share, or approximately $735 million. As a result of FSG’s acquisition, our common stock ceased to be traded on the New York Stock Exchange. However, because certain of our debt securities were sold through public offerings, we continue to file periodic reports under the Securities Exchange Act of 1934, or the “Exchange Act.” In 2003, FSG was dissolved, and the shares of our common stock owned by FSG were distributed to Ford and Ford Holdings LLC. In February 2004, Ford Holdings LLC became the sole owner of all of our common stock.
Strengths
Premier brand
The “Hertz” brand is one of the most recognized brands in the world. In 2005, it was listed in Business Week’s “100 Most Valuable Global Brands” – the only travel company brand to appear on the list. The “Hertz” brand has appeared on this list every year since the list’s inception in 2001. Moreover, our customer surveys indicate that in the United States, “Hertz” is the car rental brand most associated with the highest quality service. This is consistent with numerous published best-in-class car rental awards that we have won, both in the United States and internationally, over many years.
We have sought to support our reputation for quality and customer service in car rental through a variety of innovative service offerings, such as our customer loyalty program (Hertz #1 Club), our global expedited rental program (Hertz #1 Club Gold), our one-way rental program (Rent-it-Here/Leave-it-There), our national-scale luxury rental program (Prestige Collection) and our in-car navigational services (Hertz NeverLost). In 2004, participants in our Hertz #1 Club Gold program accounted for approximately 41% of our car rental transactions worldwide. Similarly, we have positioned HERC as a leader in equipment rental through the development of an extensive national account program with leading construction and industrial companies, a substantial investment in sales force automation and the operation of a diverse fleet consisting of what we believe are comparatively young units of rental equipment.
We believe that our premier brand and management of our business in support of the brand have allowed us to create and maintain a loyal customer base and often command premium pricing in car and equipment rental. These strengths in turn have helped us to earn a pre-tax profit in every year since our incorporation in 1967.

Leading market positions
In the United States, we maintain the overall leading market share of airport rentals where we have company-operated locations. We had approximately a 30% market share in 2004, by revenues, at the 180 largest U.S. airports where we operate, over nine percentage points of share higher than that of the closest competing brand. We also believe that we have the largest airport market share, by revenues on a collective basis, at the 68 major airports in Europe where we have company-operated locations and which provide data regarding car rental concessionaire activity. We are actively expanding in the U.S. off-airport car rental market, and we believe that we already hold the second largest share in this growing market. HERC is, by revenues, the third largest equipment rental company in North America. Additionally, we believe HERC is the fourth largest general equipment rental company in each of France and Spain. Our leading market positions allow us to have first choice of car rental facilities at many airports and to spread our fixed costs in both car and equipment rental across a larger base.
Global footprint and business mix
We and our independent licensees and associates accept car rental reservations for approximately 7,400 locations in more than 150 countries. We are the only car rental company that has an extensive network of company-operated car rental locations both in the United States and in all the major markets of Europe. We also have a company-operated car rental presence in Canada, Australia, New Zealand, Brazil, Puerto Rico and the U.S. Virgin Islands. Because of our extensive worldwide presence, we are capable of capitalizing on business from global tourist and travel organizations and multinational corporations. We believe that our extensive worldwide ownership of our operations (including a 95% company-owned fleet in the United States) gives us an advantage in the areas of service consistency, strategic pricing, cost control, fleet utilization and yield management.
In addition to our global footprint, our mix of business segments (car and equipment rental), car rental markets served (airport and off-airport) and customers (business and leisure in car rental, and construction, industrial and government in equipment rental) adds stability to our business.
Proprietary strategic information systems and centralized administration
We conducted almost 30 million rental transactions in 2004 across our two business segments. We utilize information technology comprehensively in the areas of reservations, fleet and rate management, customer relations, sales and marketing, as well as all aspects of billing, finance, accounting and other reporting systems. We have made substantial investments in our proprietary information systems to permit us to conduct our business efficiently and effectively. We believe that our significant investment in technology enhances our ability to offer innovative services.
Our use of technology has helped us to concentrate our reservations, customer relations, information systems, billing, collection and accounting functions for the United States and Europe, along with certain administrative functions for our other corporate operations, at centers in Oklahoma and Ireland. This centralization, which we believe is unique in the car and equipment rental industries, permits us to provide superior end-to-end service to customers, spread administrative costs over a larger base and maintain a high level of control over our geographically dispersed operations.
Travel industry partnerships
We have established business partnerships with over 60 airlines, railroads and hotel chains worldwide, as well as with American Express and leading traditional and on-line travel agencies, such as Expedia and, in Europe, Opodo. These partnerships include such features as promotion of each other’s products, reservation transfer programs and discounts for each other’s customers. In some cases, we have exclusive relationships with our partners. For example, we are the exclusive car rental partner for the American

Automobile Association (AAA), North America’s largest motoring and leisure travel organization, as well as for a number of key motor clubs in Europe and Australia. In Europe, we have also been the sole rental car marketing partner of Air France since 1989 and the sole rental car business partner of Ryanair, a leading European low cost carrier, since 1998. We believe that our global network of business partnerships is unmatched by any of our competitors. Our business partnerships generate significant car rental revenue and expand our customer base.
Depth of management team
We have an experienced management team with extensive knowledge of the car and equipment rental industries. We have employed our ten most senior members of management for an average of 26 years. Our regional and country managers also have a great deal of experience, having been employed by us for an average of 19 years and having been in their current positions for an average of seven years. Our management team has a strong track record of maintaining pre-tax profitability through economic cycles and successful and disciplined execution of our business strategy.
Flexible business model
While our businesses are capital-intensive, most of that capital is invested in revenue-earning cars and equipment. Most of our cars are subject to repurchase arrangements with their manufacturers, and well organized, liquid markets exist for any used cars that are not subject to repurchase arrangements, as well as for used equipment. We believe these repurchase agreements and markets would permit us to rapidly decrease or increase our fleet size if necessary. Our collective bargaining agreements and other labor arrangements in North America and, except as limited by law, in Europe also permit us to rapidly reduce the size of our workforce if conditions warrant that action. Moreover, a significant portion of our debt obligations are short-term. As a consequence, we can adjust substantial portions of our cost structure in reaction to external events much more quickly than companies in industries characterized by large investments in illiquid fixed assets or rigid labor arrangements, including many other types of travel service providers.
Strategy
Our strategy in both the global car rental and equipment rental markets is as follows.
Maintain and strengthen our premier car rental brand and differentiated product offering
The Hertz brand is recognized for its superior customer service and a differentiated, premium product. We intend to maintain our position as a premier company through an intense focus on service quality and product innovation. In the past we have been the first in the car rental market to offer such innovations as our customer loyalty program (Hertz #1 Club), our global expedited rental program (Hertz #1 Club Gold), our national-scale premium rental program (Prestige Collection) and our in-car navigational services (Hertz NeverLost). We believe that continuing to invest consistently in our core business activities, particularly in the areas of brand, facilities, technology and training, will help us maintain our premium product and pricing.
Continue the disciplined pursuit of off-airport growth opportunities
We intend to expand our presence in the off-airport portion of the car rental market in the United States and internationally. Our plan in the United States, where we believe the off-airport rental market is nearly as large as the airport rental market, is to increase our penetration of insurance replacement rentals through the establishment of a national footprint, as well as to increase our share of other off-airport business and leisure rentals. By leveraging our existing operations, we believe we will increase our penetration of this market and generate attractive margins over time. Internationally, our objective is to increase our penetration of the replacement market by focused sales efforts and a modest expansion of our off-airport network. We believe that a larger presence in off-airport rental will increase the stability, across both seasons and economic cycles, of our financial performance and diversify our revenue base.
Capitalize on emerging trends and underserved markets in the European car rental business
We believe that the European market presents airport rental growth opportunities resulting from the growth of European air travel due in large part to the emergence and increasing penetration of high volume, low cost air carriers and the increasing use of the Internet throughout the continent. We intend to take advantage of these market changes in part through the business partnerships we maintain with travel providers in Europe, including Air France, Ryanair, American Express Travel, Carlson Wagonlit, Expedia and Opodo. Beyond airport rentals, our other anticipated growth areas in Europe include light commercial vehicle rentals and special fleet rentals, as well as rental programs for the intra-European and long-haul leisure markets. We also intend to continue to develop business opportunities with other key intermediaries in non travel-related markets such as automobile clubs, road-side assistance providers, leasing companies and car manufacturers.
Continue to gain share in the fragmented North American equipment rental market
We believe that our diverse and comparatively young rental fleet, emphasis on customer service, large national account base and prominent brand name will position us to continue gaining market share in the fragmented North American equipment rental market. After several years of declining nonresidential construction markets, an ongoing recovery that began in 2004 is leading to improved industry pricing and volume in North America.
We are capitalizing on these improving markets by expanding our equipment rental footprint with the planned addition of 7 to 9 new locations in North America in 2005. These additional locations would bring our total North American equipment rental location count to over 265 by the end of the year. We also intend to continue to increase our presence in the specialty equipment and general rental markets by offering more pumps, power generation and small equipment and renovating locations to facilitate walk-in business. We believe that our expansion plans, coupled with our emphasis on a high quality, well-maintained fleet, will continue to drive our growth in the equipment rental business.
Business segments
Our business consists of two significant segments: car rental and equipment rental. In addition, “corporate and other” includes general corporate expenses, as well as other business activities, such as claim management services. Set forth below are charts showing revenues and operating income (loss), by segment, and revenues by geographic area, all for the year ended December 31, 2004, and revenue earning equipment at cost, net, as of December 31, 2004 (the majority of our international operations are in Europe).

(1)	Operating income (loss) represents pre-tax income (loss) before interest expense and minority interest. The above chart excludes an operating loss of $15.5 million attributable to our Corporate and Other activities.
For further information on our business segments, including financial information for the six months ended June 30, 2005 and the year ended December 31, 2004, see note 9 to the notes to our unaudited condensed consolidated financial statements and note 11 to the notes to our audited consolidated financial statements included in this prospectus.
Worldwide car rental
Industry overview
The principal business of the car rental industry is to rent cars to individuals needing them for short-term business or leisure use. The industry is significantly influenced by general economic conditions as well as developments in the travel industry and particularly in airline passenger traffic. Historically, the car rental industry has also been highly seasonal, with many industry participants’ annual profitability being linked to activities in the second and third quarters when leisure and business travel peak. The industry derives the majority of its revenues from car rentals and the sale of ancillary products such as loss or damage waivers, fueling charges and rental-related insurance. The car rental industry is most developed in the United States and Europe, but it exists in some form in many other countries in the world.
Market data indicates that total annual U.S. rental revenues for the car rental industry exceeded $17 billion in 2004, with rentals by airline travelers taking place at or near airports, or “airport rentals,” constituting a slightly larger portion of the market than rentals taking place at central business district and suburban locations, or “off-airport rentals.” We believe that in recent years, industry revenues from off-airport rentals have grown faster than revenues from airport rentals, with U.S. airport rental revenues only recently returning to levels seen before the 2001 recession and the September 11, 2001 terrorist attacks.
After the United States, Western Europe is the region where the car rental industry generates the most revenue. Within Europe the largest markets are Germany, France and the United Kingdom. Based on market data, we estimate that total rental revenues for the car rental industry in Europe in 2003, the most recent year for which this information is available, exceeded $10 billion in the nine countries (France, Germany, Italy, the United Kingdom, Spain, the Netherlands, Switzerland, Belgium and Luxembourg) where we have company-operated rental locations and $2 billion in eight other countries (Greece, Ireland, Portugal, Sweden, Norway, Denmark, Austria and Finland) where our brand is present through our licensees.
In addition to Europe, we have company-operated rental locations in Australia, Canada, New Zealand, Puerto Rico, Brazil and the U.S. Virgin Islands. The structure of those markets is generally similar to that of the United States or Europe.
Car rental companies often acquire cars pursuant to fleet repurchase programs established by automobile manufacturers. Under these programs, the manufacturers agree to repurchase cars at a specified price during established repurchase periods, subject to certain car condition and mileage requirements. Repurchase prices under repurchase programs are based on either (i) a predetermined percentage of original car cost and the month in which the car is returned or (ii) the original capitalized cost less a set daily depreciation amount. Repurchase programs limit rental companies’ residual risk with respect to cars purchased under the programs and allow them to determine depreciation expense in advance. With the exception of Enterprise we believe that most cars in the fleets of the principal car rental industry participants in the United States and Europe, have been purchased under repurchase programs. We borrow extensively to obtain the capital we need to purchase cars.
Competition among car rental industry participants is intense and frequently takes the form of price competition. In the year ended December 31, 2004 and the first six months of 2005, most major U.S. and European car rental brands have experienced downward pressure on pricing, as measured by the time and mileage rates they charge.
Operations
We rent a wide variety of makes and models of cars, nearly all of which are the current or previous year’s models. We generally accept reservations only for a class of vehicles, although we accept reservations for specific makes and models of luxury vehicles in our Prestige Collection luxury rental program. We rent cars on a daily, weekend, weekly, monthly or multi-month basis, with rental charges computed on a limited or unlimited mileage rate, or on a time rate plus a mileage charge. Our rates vary at different locations depending on local market conditions and other competitive and cost factors. While cars are usually returned to the locations from which they are rented, we also allow one-way rentals from and to certain locations. In addition to car rentals and licensee fees, we generate revenues from reimbursements by customers of airport concession fees and vehicle licensing costs; fueling charges; and charges for ancillary customer products and services such as supplemental equipment (child seats and ski racks), loss or collision damage waiver, theft protection, liability and personal accident/effects insurance coverage, Hertz NeverLost navigation systems and satellite radios.

Our “company-operated” rental locations are those through which we, or an agent of ours, rent cars that we own. We have company-operated rental locations both in the United States and internationally. The international car rental operations that generated the highest volumes of business from our company-operated locations for the year ended December 31, 2004 were, in descending order of revenues, those conducted in France, Germany, Italy, the United Kingdom, Australia, Canada and Spain.
As of June 30, 2005, we had over 1,750 staffed rental locations in the United States, of which approximately one-quarter were airport locations and three-quarters were off-airport locations, and we regularly rented cars from over 850 other locations that were not staffed. As of June 30, 2005, we had over 900 staffed rental locations internationally, of which approximately one-fifth were airport locations and four-fifths were off-airport locations, and we regularly rented cars from over 75 other locations that were not staffed. We believe that our extensive U.S. and international network of company-operated locations contributes to the consistency of our service, cost control, fleet utilization, yield management, competitive pricing and ability to offer one-way rentals.
In order to operate airport rental locations, we have obtained concession or similar leasing, licensing or permitting agreements or arrangements, or “concessions,” granting us the right to conduct a car rental business at all major, and many other, airports with regularly scheduled passenger service in each country where we have company-operated rental locations, except for airports where our licensees operate rental locations and Orlando International Airport in Orlando, Florida. Our concessions were obtained from the airports’ operators, which are typically governmental bodies or authorities, following either negotiation or bidding for the right to operate a car rental business there. The terms of an airport concession typically require us to pay the airport’s operator concession fees based upon a specified percentage of the revenue we generate at the airport, subject to a minimum annual fee. Under some concessions, we must also pay fixed rent for terminal counters or other leased properties and facilities. Some concessions are for a fixed length of time, while others create operating rights and payment obligations that, as a formal matter, are terminable at any time.
The terms of our concessions typically do not forbid, and in a few instances actually require, us to seek reimbursement from customers of concession fees we pay; however, in certain jurisdictions the law limits or forbids our doing so. Where we are required or permitted to seek such reimbursement, it is our general practice to do so. The number of car rental concessions available at airports varies considerably, but except at small, regional airports, it is rarely less than four. At Orlando International Airport, where we do not have a car rental concession, we operate an airport rental location at a facility located near the airport’s premises and pick up and drop off our customers at the airport under a permit from the airport’s operator. Certain of our concession agreements require the consent of the airport’s operator in connection with changes in ownership of us, including this offering and the concurrent offering of Equity Units. See “Relationship with Ford.”
In the United States, we had an almost 30% market share, by revenues in 2004, at the 180 largest airports where we operated, over nine percentage points of share higher than that of the closest competing brand. Out of approximately 150 major airports in the European countries in which we had company-operated rental locations in 2004, 68 provided us data regarding car rental concessionaire activity. Based upon this data, we believe that we were the largest airport car rental company, measured by aggregate airport rental revenues in 2004, at those 68 airports, taken together. For a further description of our competitors, market share and competitive position see “––Competition” below.

At our major airport rental locations, as well as at some smaller airport and off-airport locations, customers participating in our Hertz #1 Club Gold program are able to rent vehicles in an expedited manner. In the United States, participants in Hertz #1 Club Gold often bypass the rental counter entirely and proceed directly to their vehicles upon arrival at our facility. In 2004, rentals by Hertz #1 Club Gold members accounted for approximately 41% of our worldwide rental transactions. We believe the Hertz #1 Club Gold program provides a significant competitive advantage to us, particularly among frequent travelers, and we have, through travel industry relationships, targeted such travelers for participation in the program.
In addition to our airport locations, we operate off-airport locations offering car rental services to a variety of customers. Our off-airport rental customers include people wishing to rent cars closer to home for business or leisure purposes, as well as those needing to travel to or from airports. Our off-airport customers also include people who have been referred by, or whose rental costs are being wholly or partially reimbursed by, insurance companies following accidents in which their cars were damaged, those expecting to lease cars that are not yet available from their leasing companies and those needing cars while theirs are being repaired or are temporarily unavailable for other reasons; we sometimes call these customers replacement renters. At many of our off-airport locations we will provide pick-up and delivery services in connection with rentals.
When compared to our airport rental locations, an off-airport rental location typically deals with more types of customers, uses smaller rental facilities with fewer employees, conducts pick-up and delivery services and deals with replacement renters using specialized systems and processes. In addition, on average, off-airport locations generate fewer transactions per period than airport locations. At the same time, though, our airport and off-airport rental locations employ common car fleets, are supervised by common country, regional and local area management, use many common systems and rely on common maintenance and administrative centers. Moreover, airport and off-airport locations, outside the area of replacement rentals, are supported by a common commercial sales force, benefit from many common marketing activities and have many of the same customers. As a consequence, we regard both types of locations as aspects of a single, unitary, car rental business.
We believe that an expanded presence in the off-airport portion of the rental market can provide us several benefits. First, it can provide customers utilizing air transportation a more convenient network of rental locations to facilitate their travel to and from airports. Second, it can give us a more balanced revenue profile by reducing our reliance on airport rental volume and the attendant risk from external events that may disrupt air travel. Third, replacement rental volume is far less seasonal than that of other business and leisure rentals, which permits efficiencies in both fleet and manpower planning. Finally, cross selling opportunities exist for us to promote off-airport rentals among frequent airport Hertz #1 Club renters and, conversely, to promote airport rentals to off-airport renters. In view of those benefits, along with our belief that our market share for off-airport rentals is generally smaller than our market share for airport rentals, we have been seeking to expand our participation in the off-airport rental market, both in the United States and internationally.
Over the two year period ended December 31, 2004, we increased the number of our staffed off-airport rental locations in the United States by approximately 50% to over 1,200 locations. We currently intend to add more U.S. off-airport locations in 2005 and subsequent years until we find that we, together with our licensees, can serve market areas covered by nearly all national insurance companies and regional insurance companies of significant size, which we believe could eventually involve as many as 2,000 locations. In the United States during 2004, approximately one-third of our rental revenues at off-airport locations were related to replacement rentals. After we increase our market presence as discussed above, the proportion of replacement rental revenues would be expected to increase. As we move forward, our selection of areas in which to expand our U.S. off-airport presence will be based upon a combination of factors, including the concentration of target insurance company policy holders, car dealerships, auto body shops and other clusters of retail and commercial activity. We also intend to increase the number of our staffed off-airport rental locations internationally on the basis of similar criteria, although on a percentage basis we expect the increases to be considerably smaller.
In addition to renting cars, in Germany we also rent trucks of 8 tons and over, including truck tractors. Our truck rental fleet in Germany consists of over 2,500 vehicles, all of which have been purchased under repurchase programs similar to those under which we purchase program cars. We believe we are a market leader in truck rental in Germany. Also, we are engaged in a car leasing business in Brazil. Our truck rental activities in Germany and our car leasing activities in Brazil are treated as part of our international car rental business in our consolidated financial statements.
Customers
In almost all cases, when we rent a car, we rent it directly to an individual who is identified in a written rental agreement that we prepare. Except when we are accommodating someone with a disability, the individual to whom we rent a car is required to have a valid driver’s license and meet other rental criteria (including minimum age and creditworthiness requirements) that vary on the basis of location and type of rental. Our rental agreements permit only the individual renting the car, people signing additional authorized operator forms and certain defined categories of other individuals (such as fellow employees, garage attendants and in some cases spouses or domestic partners) to operate the car.
Customers rent cars from us for many reasons. Customers who rent from us for “business” purposes include those who require cars in connection with the commercial activities of companies and individuals or the activities of governments and other organizations. We also include replacement renters in the category of business renters. Most business renters rent cars from us on terms that we have negotiated with their employers or other entities with which they are associated. Those terms may differ substantially from the terms on which we rent cars to the general public. We have negotiated arrangements relating to car rental with many large businesses, governments and other organizations, including more than half of the Fortune 500 companies.
Our insurance replacement rental business principally involves our rental of cars to individuals who are referred, and whose rental charges are wholly or partially paid or reimbursed, by insurance companies. In order to obtain these renters, we must establish agreements with the referring insurers establishing the relevant rental terms, including the arrangements made for billing and payment. In the United States, we have identified approximately 170 insurance companies, ranging from local or regional carriers to large, national companies, as our target insurance replacement market. While we believe that many of these companies are receptive to our replacement rental offerings, our share of this market, as a percentage of estimated rental revenue volume in 2004, has only been approximately 6%. We believe that gaps in the geographic coverage of our U.S. off-airport locations, as well as exclusive dealing arrangements that certain insurers have entered into with Enterprise, have limited our growth, particularly with national-scale companies. With the expected closing of many geographic coverage gaps in 2005, we believe our share of the U.S. insurance replacement market, both with national insurance companies and generally, will grow. We already are an approved supplier of replacement rental services for seven of the ten largest national insurance companies in the United States, based on their estimated car rental needs.
Customers who rent from us for “leisure” purposes include not only individual travelers booking vacation travel rentals with us but also people whose rentals have been arranged through tour operators. Leisure rentals, taken as a whole, are longer in duration and generate more revenue per transaction than do business rentals, although some types of business rentals, such as rentals to replace temporarily unavailable cars, have a long average duration. Business rentals and leisure rentals have different characteristics and place different types of demands on our operations. We believe that maintaining an appropriate balance between business and leisure rentals is important to the profitability of our business and the consistency of our operations.
We conduct active sales and marketing programs to attract and retain customers. Our commercial sales force calls on companies and other organizations whose employees and associates need to rent cars for business purposes, as well as on membership associations, tour operators, travel companies and other groups whose members, participants and customers rent cars for either business or leisure purposes. A specialized sales force calls on companies with replacement rental needs, including insurance and leasing companies and car dealers. We also advertise our car rental offerings through a variety of traditional media, such as television and newspapers, direct mail and the Internet. In addition to advertising, we also conduct a variety of other forms of marketing and promotion, including travel industry business partnerships and press and public relations activities. For a discussion of our business partnerships, see “––Strengths––Travel industry partnerships.”
With rare exceptions, individuals renting cars from us are personally obligated to pay all amounts due under their rental agreements. They typically pay us with a charge, credit or debit card issued by a third party, although certain customers use a Hertz charge account that we have established for them, usually as part of an agreement between us and their employer. All amounts charged to Hertz charge accounts established in the United States, and approximately 96% of amounts charged to Hertz charge accounts established by our international subsidiaries, are billed directly to a company or other organization or are guaranteed by a company. The remainder of the amounts charged to Hertz charge accounts established by our international subsidiaries are billed to individual account holders whose obligations are not guaranteed by the holder’s employer or any other organization associated with the account holder. We also issue rental vouchers and certificates that may be used to pay rental charges for mostly prepaid and tour-related rentals. In addition, when the law requires us to do so, we will rent on a cash basis.
In the United States for the year ended December 31, 2004, 87% of our car rental revenues came from customers who paid us with third-party charge, credit or debit cards, while 7% came from customers using Hertz charge accounts, 2% from cash transactions and 4% from customers using rental vouchers or another method of payment. In our international operations for the year ended December 31, 2004, 49% of our car rental revenues came from customers who paid us with third-party charge, credit or debit cards, while 47% came from customers using Hertz charge accounts and 4% came from customers who paid using cash, rental vouchers or another method of payment. For the year ended December 31, 2004, we had a bad debt expense of 0.1% of car rental revenues for our U.S. operations and 0.2% of car rental revenues for our international operations.
Mix of Business
We believe it is useful for an understanding of our business to know the proportion of our car rental revenues or transactions that came from a particular type of customer (business or leisure) or arose at a particular type of rental location (airport or off-airport). The table below sets forth, for the year ended December 31, 2004, the percentages of rental revenues and rental transactions derived in our U.S. and international operations from business and leisure rentals and from airport and off-airport rentals.

	U.S.		International
Type of Rental	Revenues	Transactions	Revenues	Transactions
By Customer:

Business	47%	50%	46%	51%
Leisure	53	50	54	49

	100%	100%	100%	100%

By Location:

Airport	81%	82%	56%	57%
Off-airport	19	18	44	43

	100%	100%	100%	100%

Reservations
Customers may make reservations for the rental of cars from us and our licensees and associates worldwide through travel agents and third-party travel websites, many of which in turn utilize computerized reservations systems, also known as global distribution systems, or “GDSs,” operated by third parties to make the reservations with us. There are currently four principal GDSs, and we have contracts with all of them providing that we will process reservation requests made through the GDSs. Historically, GDSs were owned and operated by airlines and were subject to extensive regulation along with their airline owners. In recent years, however, airlines have greatly reduced their ownership interests in GDSs and the level of regulation to which GDSs are subject has substantially decreased. One of the four principal GDSs is now owned by Cendant Corporation, which also owns car rental companies that compete with us.
In major countries, including the United States and all other countries with company-operated locations, customers may also reserve cars for rental from us and our licensees worldwide through local, national or toll-free telephone calls to our reservations centers, directly through our rental locations or, in the case of replacement rentals, through proprietary automated systems serving the insurance industry. Additionally, we accept reservations for rentals from us and our licensees worldwide through our websites. Our websites, which also allow customers to enroll in loyalty programs, obtain copies of bills for past transactions and obtain information about our rental offerings, have grown significantly in importance as a reservations channel in recent years. Third-party travel websites have also grown in importance to us as a reservations channel.
For the year ended December 31, 2004, approximately 37% of the worldwide reservations we accepted came through travel agents using GDSs, while 37% came through phone calls to our reservations centers, 18% through our websites, 6% through third-party websites and 2% through local booking sources.
Fleet
We believe we are one of the largest private sector purchasers of new cars in the world. During 2004, we operated a peak rental fleet in the United States of approximately 300,000 cars and a combined peak rental fleet in our international operations of approximately 160,000 cars, in each case exclusive of our licensees’ fleets. During the year 2004, our approximate average holding period for a rental car was 11 months in the United States and eight months in our international operations.
We acquire, subject to availability, a majority of our cars pursuant to various fleet repurchase programs established by automobile manufacturers. Under these programs, automobile manufacturers agree to repurchase cars at a specified price during established repurchase periods, subject to certain car condition and mileage requirements. Repurchase prices under the repurchase programs are based on either (i) a predetermined percentage of original car cost and the month in which the car is returned or (ii) the original capitalized cost less a set daily depreciation amount. These repurchase programs limit our residual risk with respect to cars purchased under the programs. For these reasons, cars purchased by car rental companies under repurchase programs are sometimes referred to by industry participants as “non-risk,” “buy-back” or “program” cars. Conversely, those cars not purchased under repurchase programs for which the car rental company is exposed to residual risk are sometimes referred to as “risk” cars. During 2004, program cars as a percentage of all cars purchased by our U.S. operations and international operations were approximately 85% and 74%, respectively.
Over the five years ended December 31, 2004, approximately 55% of the cars acquired by us for our U.S. car rental fleet, and approximately 29% of the cars acquired by us for our international fleet, were manufactured by Ford and its subsidiaries. During 2004, approximately 41% of the cars acquired by us domestically were manufactured by Ford and its subsidiaries and approximately 32% of the cars acquired by us for our international fleet were manufactured by Ford and its subsidiaries, which represented the largest percentage of any automobile manufacturer in that year. The percentage of the fleet which we purchase from Ford may decline as a result of recent changes to the vehicle supply arrangements between us. See note 12 to the notes to our condensed consolidated financial statements included in this prospectus and “Relationship with Ford.”
Purchases of cars are financed through funds provided from operations and by active and ongoing global borrowing programs. See “Management’s discussion and analysis of financial condition and results of operations—Liquidity and capital resources.”
We maintain automobile maintenance centers at certain airports and in certain urban and off-airport areas, providing maintenance facilities for our rental fleet. Many of these facilities, which include sophisticated car diagnostic and repair equipment, are accepted by automobile manufacturers as eligible to perform and receive reimbursement for warranty work. Collision damage and major repairs are generally performed by independent contractors.
We dispose of risk cars, as well as program cars that have for any reason become ineligible for manufacturer repurchase, through a variety of disposition channels, including auctions, brokered sales, sales to wholesalers and, to a lesser extent and primarily in the United States, sales at retail through a network of 36 company-operated car sales locations dedicated exclusively to the sale of used cars from our rental fleet. During the year ended December 31, 2004, we sold approximately 71% of our cars that were not repurchased by manufacturers at auction, while 23% were sold at retail and 6% through other channels.
Licensees
We believe that our extensive worldwide ownership of rental operations contributes to the consistency of our high-quality service, cost control, fleet utilization, yield management, competitive pricing and our ability to offer one-way rentals. However, in certain predominantly smaller U.S. and international markets, we have found it more efficient to utilize independent licensees, which rent cars that they own. Our licensees operate locations in over 140 countries, including most of the countries where we have company-operated locations. As of December 31, 2004, we owned 95% of all the cars in the combined company-owned and licensee-owned fleets in the United States.
We believe that our licensee arrangements are important to our business because they enable us to offer expanded national and international service and a broader one-way rental program. Licenses are issued principally by our wholly owned subsidiaries, Hertz System, Inc., or “System,” and Hertz International, Ltd. under franchise arrangements to independent licensees and affiliates who are engaged in the car rental business in the United States and in many foreign countries.

Licensees generally pay fees based on a percentage of their revenues or the number of cars they operate. The operations of all licensees, including the purchase and ownership of vehicles, are financed independently by the licensees, and we do not have any investment interest in the licensees or their fleets. System licensees share in the cost of our U.S. advertising program, reservations system, sales force and certain other services. Our European and other international licensees also share in the cost of our reservations system, sales force and certain other services. In return, licensees are provided the use of the Hertz brand name, management and administrative assistance and training, reservations through our reservations channels, the Hertz #1 Club program, our one-way rental program and other services. In addition to car rental, certain licensees outside the United States engage in car leasing, chauffeur-driven rentals and renting camper vans under the Hertz name.
System licensees ordinarily are limited as to transferability without our consent and are terminable by us only for cause or after a fixed term. Licensees in the United States may generally terminate for any reason on 90 days’ notice. In Europe and certain other international jurisdictions, licensees typically do not have early termination rights. Initial license fees or the price for the sale to a licensee of a company-owned location may be payable over a term of several years. We continue to issue new licenses and, from time to time, to purchase licensee businesses.
Competition
In the United States, our principal car rental industry competitors are Cendant Corporation, or “Cendant,” which operates the “Avis” and “Budget” brands, Vanguard Car Rental USA Group, or “Vanguard,” which operates the “National Car Rental” and “Alamo” brands, Dollar Thrifty Automotive Group, Inc., or “DTG,” which operates the “Dollar” and “Thrifty” brands, and Enterprise, which operates the “Enterprise” brand.
The following table lists our market share, and the market shares of our principal competitors and their licensees, at the 180 largest U.S. airports at which we have company-operated locations, determined on the basis of revenue reported to the airports’ operators on which concession or off-airport permit fees are determined for the indicated years.

Brand Name	2004	2003	2002	2001	2000
Hertz	29.6%	29.0%	29.2%	29.5%	28.7%

Avis	20.2	21.2	22.3	21.6	22.3
Budget	10.2	10.4	10.8	11.8	11.8

Cendant Brands(1)	30.4	31.6	33.1	33.4	34.1

National/Alamo (Vanguard Brands)(2)	19.8	20.8	21.8	25.4	26.0

Dollar	7.7	7.4	7.2	7.1	6.9
Thrifty	4.5	4.4	3.2	1.8	1.9

DTG Brands	12.2	11.8	10.4	8.9	8.8

Enterprise	6.0	5.0	3.9	2.0	1.4

Other	2.0	1.8	1.6	0.8	1.0

Total	100.0%	100.0%	100.0%	100.0%	100.0%

(1)	Cendant acquired all of the outstanding shares of Avis Group Holdings, Inc. on March 1, 2001 and acquired substantially all of the domestic assets of the vehicle rental business of Budget Group, Inc. on November 22, 2002.

(2)	National and Alamo have been owned by Vanguard since October 2003.

The off-airport rental market has historically been dominated by Enterprise. We now have a significant presence in the off-airport market, and Cendant’s brands also are present. Many smaller companies also operate in the airport and off-airport rental markets.
In Europe, in addition to us, the principal pan-European participants in the car rental industry are Avis Europe plc (which is not an affiliate of Cendant but is operating under a license from Cendant), which operates the “Avis” and “Budget” brands, and Europcar, a subsidiary of Volkswagen AG, which operates the “Europcar” brand. In certain European countries, there are also other companies and brands with substantial market shares, including Sixt AG (operating the “Sixt” brand) in Germany, Vanguard (operating both the “National Car Rental” and “Alamo” brands) in the United Kingdom and Germany, and through franchises in Spain, Italy and France, and Enterprise (operating the “Enterprise” brand) in the United Kingdom, Ireland and Germany. In every European country, there are also national, regional or other, smaller companies operating in the airport and off-airport rentals markets. Apart from Enterprise-branded operations, all of which Enterprise owns, the other major car rental brands are present in European car rental markets through a combination of company-operated and franchisee- or licensee-operated locations.
Competition among car rental industry participants is intense and frequently takes the form of price competition. For the year ended December 31, 2004 and the first six months of 2005, most U.S. and European car rental companies have experienced downward pressure on pricing, as measured by the time and mileage rates they charged.
Our competitors, some of which may have access to substantial capital, may seek to compete aggressively on the basis of pricing. To the extent that we match downward competitor pricing, it could have an adverse impact on our results of operations. To the extent that we are not willing to match or remain within a reasonable competitive margin of our competitors’ pricing, it could also have an adverse impact on our results of operations as we may lose market share. As a result of increased use of the Internet as a travel distribution channel, pricing transparency is continually increasing. See “Risk factors—Risks related to our business––We face intense competition that may lead to downward pricing, which could have a material adverse impact on our results of operations.” We believe, however, that the prominence and service reputation of the “Hertz” brand and our extensive worldwide ownership of car rental operations provide us with a competitive advantage.
Equipment rental
Industry overview
We, through HERC, operate an equipment rental business in the United States, Canada, France and Spain. It is difficult for us to estimate the size of the equipment rental market in any of those countries. Market data indicate that equipment rental in North America generates revenues of approximately $25.0 billion annually, but the part of the rental industry dealing with equipment of the type HERC rents is considerably smaller than that. Other market data indicate that the equipment rental industries in France and Spain generate roughly $4.0 billion and $2.0 billion in annual revenues, respectively, although the portions of those markets in which HERC competes are smaller.

In each of the four countries where HERC operates, the equipment rental industry is highly fragmented, with large numbers of companies operating on a regional or local scale. The number of industry participants operating on a national scale is, however, much smaller. HERC is one of the principal national-scale industry participants in each of the four countries where it operates. HERC operations in North America represented 88% of our worldwide equipment rental revenues in 2004. We believe HERC is the third largest equipment rental company in North America. Additionally, we believe HERC is the fourth largest general equipment rental company in both France and Spain, in each case based on revenues. HERC has operated in the United States for over 40 years.
Operations
HERC’s principal business is the rental of equipment. HERC offers a broad range of equipment for rental; major categories include earthmoving equipment, material handling equipment, aerial and electrical equipment, air compressors, pumps, small tools, compaction equipment and construction-related trucks.
HERC’s comprehensive line of equipment enables it to supply equipment to a wide range of customers from local contractors to large industrial plants. Also, larger companies, particularly those with industrial plant operations, now require single source vendors, not only for equipment rental, but also for management of their total equipment needs. These arrangements may include maintenance of the tools and equipment they own, supplies and rental tools for their labor force and custom management reports. HERC supports this through its dedicated in-plant operations, tool trailers and plant management systems.
As of June 30, 2005, HERC operated 344 equipment rental branches, of which 232 were in 40 states within the United States, 31 were in Canada, 70 were in France and 11 were in Spain. HERC generated same store, year over year revenue growth for each of the last eight quarters. HERC’s rental locations generally are situated in industrial or commercial zones. A growing number of locations have highway or major thoroughfare visibility. The typical location is approximately three acres in size, though smaller in Europe, and includes a customer service center, an equipment service area and storage facilities for equipment. The branches are built or conform to the specifications of the HERC prototype branch, which stresses efficiency, safety and environmental compliance. Most branches have stand-alone maintenance and fueling facilities and showrooms.
HERC slightly contracted its North American network of equipment rental locations during the 2001 to 2003 downturn in construction activities. In the last six months of 2005, we expect HERC will add 4 to 6 new locations in major markets across the United States. In this expansion, we expect HERC will incur non-fleet start-up costs of approximately $900,000 per location and additional fleet acquisition costs over an initial twelve-month period of approximately $4.9 million per location.
Starting in 2004, HERC began to broaden its equipment line in the United States to include equipment with an acquisition cost of under $10,000 per unit, ranging from air compressors and generators down to small tools and accessories, in order to supply customers who are local contractors with a greater proportion of their overall equipment rental needs. As of June 30, 2005, these activities, referred to as “general rental activities,” were conducted at over 30% of HERC’s U.S. rental locations. Before it begins to conduct general rental activities at a location, HERC typically renovates the location to make it more appealing to walk-in customers and adds staff and equipment in anticipation of subsequent demand.
HERC’s operations generated revenues of $630.2 million and $1,162.0 million, respectively, for the six months ended June 30, 2005, and for the year ended December 31, 2004.

Customers
HERC’s customers consist predominantly of commercial accounts and represent a wide variety of industries, such as construction, petrochemical, automobile manufacturing, railroad, power generation and shipbuilding. Serving a number of different industries enables HERC to reduce its dependence on a single or limited number of customers in the same business and somewhat reduces the seasonality of HERC’s revenues and its dependence on construction cycles. HERC primarily targets customers in medium to large metropolitan markets. For the year ended December 31, 2004, no customer of HERC accounted for more than 1.5% of its revenues. Of HERC’s 2004 revenues, roughly half were derived from customers operating in the construction industry, while the remaining revenues were derived from rentals to industrial, governmental and other types of customers.
Unlike in our car rental business, where we enter into rental agreements with the people who will operate the cars being rented, HERC ordinarily enters into a rental agreement with the legal entity — typically a company, governmental body or other organization — seeking to rent a piece of HERC’s equipment. Moreover, unlike in our car rental business, where our cars are normally picked up and dropped off by customers at our rental locations, HERC delivers much of its rental equipment to its customers’ job sites and retrieves the equipment from the job sites when the rentals conclude. Finally, unlike in our car rental business, HERC extends many of its customer’s credit terms to pay for rentals. Thus, for the year ended December 31, 2004, 91% of HERC’s revenues came from customers who were invoiced by HERC for rental charges, while 4% came from customers paying with third-party charge, credit or debit cards and 5% came from customers who paid with cash or used another method of payment. For the year ended December 31, 2004, HERC had bad debt expense of 0.6% of its revenues.
Fleet
HERC acquires its equipment from a variety of manufacturers. The equipment is typically new at the time of acquisition and is not subject to any repurchase program. The per-unit acquisition costs of units of rental equipment in HERC’s fleet vary from over $200,000 to under $100. As of December 31, 2004, the average per-unit acquisition cost (excluding small equipment purchased for less than $5,000 per unit) for HERC’s fleet in North America was $33,000. As of June 30, 2005, the average age of HERC’s rental fleet in North America was 29 months. We believe that this fleet is significantly younger than that of any of HERC’s principal competitors in North America. A younger fleet gives HERC a competitive advantage in North America by providing the latest technology, safety features and operator use enhancements. Having a younger fleet also reduces maintenance expenses, which generally escalate as equipment ages. As of June 30, 2005, the average age of HERC’s rental fleet in Europe was 36 months, which we believe is roughly comparable to the average ages of the fleets of HERC’s principal European competitors.
HERC disposes of its used equipment through a variety of channels, including negotiated sales to customers and other third parties, sales to wholesalers, brokered sales and auctions. Ancillary to its rental business, HERC is also a dealer of certain brands of new equipment in the United States and Canada, and sells consumables such as gloves and masks at many of its rental locations.
Competition
HERC’s competitors in the equipment rental industry range from other large national companies to small regional and local businesses. In each of the four countries where HERC operates, the equipment rental industry is highly fragmented, with large numbers of companies operating on a regional or local scale. The number of industry participants operating on a national scale is, however, much smaller. HERC is one of the principal national-scale industry participants in each of the four countries where it operates. In

North America, the other principal national-scale industry participants are United Rentals, Inc. and RSC Equipment Rental, a division of the Atlas Copco Group. A number of individual Caterpillar dealers also participate in the North American equipment rental market. In France, the other principal national-scale industry participants are Loxam, Kiloutou and Laho, while in Spain, the other principal national-scale industry participants are GAM, Euroloc and Vilatel.
Competition in the equipment rental industry is intense, and it often takes the form of price competition. HERC’s competitors, some of which may have access to substantial capital, may seek to compete aggressively on the basis of pricing. To the extent that HERC matches downward competitor pricing, it could have an adverse impact on our results of operations. To the extent that HERC is not willing to match competitor pricing, it could also have an adverse impact on our results of operations due to lower rental volume. The industry experienced a number of years of downward pricing, measured by the per-period rates charged by rental companies, starting in 2001. During the year 2004 and the first six months of 2005, we believe industry pricing, measured in the same way, improved in North America but continued to decline in France and Spain, albeit at a reduced rate. In addition, we expect most industry participants to experience modest increases in equipment costs in the next twelve months. We believe that HERC’s competitive success has been primarily the product of its 40 years of experience in the equipment rental industry, its systems and procedures for monitoring, controlling and developing its branch network, its capacity to maintain a comprehensive rental fleet and its established national accounts program.
Other operations
Our wholly owned subsidiary, Hertz Claim Management Corporation, or “HCM,” provides claim administration services to us and, to a lesser extent, to outside customers. These services include investigating, evaluating, negotiating and disposing of a wide variety of claims, including third party, first party, bodily injury, property damage, general liability and product liability, but not the underwriting of risks. HCM conducts business at nine regional offices in the United States. Separate subsidiaries of ours conduct similar operations in eight countries in Europe.
Seasonality
Car rental and equipment rental are seasonal businesses, with decreased levels of business in the winter months and heightened activity during the spring and summer. To accommodate increased demand, we increase our available fleet and staff during the second and third quarters. As business demand declines, fleet and staff are decreased accordingly. However, certain operating expenses, including minimum concession fees, rent, insurance and administrative overhead, remain fixed and cannot be adjusted for seasonal demand. See “Risk factors—Risks related to our business––Our business is highly seasonal, and a disruption in rental activity during our peak season could materially adversely affect our results of operations.” The following tables set forth this seasonal effect by providing quarterly revenues and income (loss) before income taxes and minority interest for each of the quarters in the year ended December 31, 2004 and the quarters ended March 31, 2005 and June 30, 2005.

Employees
As of June 30, 2005, we employed approximately 32,900 persons, consisting of 23,300 persons in our U.S. operations and 9,600 persons in our international operations. Labor contracts covering the terms of employment of approximately 7,750 employees in the United States are presently in effect under 146 active contracts with local unions, affiliated primarily with the International Brotherhood of Teamsters and the International Association of Machinists (AFL-CIO). Labor contracts covering approximately 830 of these employees will expire during the remainder of 2005. We may be unable to negotiate new labor contracts on terms advantageous to us or without labor interruptions. Employee benefits in effect include group life insurance, hospitalization and surgical insurance, pension plans and a defined contribution plan. Overseas employees are covered by a wide variety of union contracts and governmental regulations affecting, among other things, compensation, job retention rights and pensions. We have had no material work stoppage as a result of labor problems during the last 10 years. We believe our labor relations to be good.
In addition to the employees referred to above, we employ a substantial number of temporary workers, and engage outside services, as is customary in the industry, principally for the non-revenue movement of the rental fleet between locations.

Risk management
Three types of generally insurable risks arise in our operations:
•	legal liability arising from the operation of our vehicles (vehicle liability);

•	legal liability to members of the public from causes other than the operation of our vehicles (general liability); and

•	risk of property damage.
In addition, we offer optional liability insurance and other products providing insurance coverage, which create additional risk exposures for us. Our risk of property damage is also increased when we waive the provisions in our rental contracts that hold a renter responsible for damage or loss under an optional loss or damage waiver that we offer. We bear these and other risks, except to the extent the risks are transferred through insurance or contracts.
In many cases we self-insure our risks or reinsure risks through a wholly owned insurance subsidiary. We mitigate our exposure to large liability losses by maintaining excess insurance coverage, subject to deductibles, through unaffiliated carriers with respect to our domestic operations and our car rental operations in Europe. For our international operations outside Europe and for HERC’s operations in Europe, we maintain some liability insurance coverage with unaffiliated carriers. We also maintain property insurance with unaffiliated insurance carriers domestically and in Europe, subject to deductibles.
Third-party liability
In our domestic operations, we are required by applicable financial responsibility laws to maintain insurance against legal liability for bodily injury (including death) or property damage to third parties arising from the operation of our vehicles (sometimes called “vehicle liability”) in stipulated amounts. In most places, we satisfy those requirements by qualifying as a self-insurer, a process that typically involves governmental filings and demonstration of financial responsibility, which sometimes requires the posting of a bond or other security. In the remaining places, we obtain an insurance policy from an unaffiliated insurance carrier and indemnify the carrier for any amounts paid under the policy. As a result of such arrangements, we bear economic responsibility for domestic vehicle liability, except to the extent we successfully transfer such liability to others through insurance or contractual arrangements.
For our car rental operations in Europe, we have established two wholly owned insurance subsidiaries, Probus Insurance Company Europe Limited, or “Probus,” a direct writer of insurance domiciled in Ireland, and Hertz International RE Limited, or “HIRE,” a reinsurer organized in Ireland. In most European countries with company-operated locations, we purchase from Probus the vehicle liability insurance required by law, and Probus reinsures the risks under such insurance with HIRE. In the remaining countries in Europe with company-operated locations, we obtain the coverage from unaffiliated insurance carriers, which reinsure their risks with HIRE. Thus, as with our domestic operations, we bear economic responsibility for vehicle liability in our European car rental operations, except to the extent that we transfer such liability to others through insurance or contractual arrangements. For our international operations outside Europe and for HERC’s operations in Europe, we maintain some form of vehicle liability insurance coverage. The nature of such coverage, and our economic responsibility for covered losses, varies considerably. In all cases, though, we believe the amounts and nature of the coverage we obtain is adequate in light of the respective potential hazards.
Both domestically and in our international operations, from time to time in the course of our business we become legally responsible to members of the public for bodily injury (including death) or property damage arising from causes other than the operation of our vehicles (sometimes known as “general liability”). As with vehicle liability, we bear economic responsibility for general liability losses, except to the extent we transfer such losses to others through insurance or contractual arrangements.

To mitigate our exposure to large vehicle and general liability losses domestically and in our car rental operations in Europe, we maintain excess insurance coverage with unaffiliated insurance carriers against such losses to the extent they exceed $10 million per occurrence (for occurrences domestically before December 15, 2002, and in Europe before December 15, 2003, to the extent such losses exceeded $5 million per occurrence). The coverage provided under such excess insurance policies is limited to $185 million for the current policy year ending December 14, 2005 (for occurrences between December 15, 2003 and December 14, 2004, $150 million; for occurrences between December 15, 2002 and December 14, 2003, $675 million; and for occurrences between December 15, 2001 and December 14, 2002, $725 million). For our international operations outside Europe and for HERC’s operations in Europe, we also maintain liability insurance coverage with unaffiliated carriers in such amounts as we deem adequate in light of the respective potential hazards, where such insurance is obtainable on commercially reasonable terms.
Our domestic rental contracts, both for car rental and for equipment rental, typically provide that the renter will indemnify us for liability arising from the operation of the rented vehicle or equipment (for car rentals in certain places, though, only to the extent such liability exceeds the amount stipulated in the applicable financial responsibility law). In addition, many of HERC’s domestic rental contracts require the renter to maintain liability insurance under which HERC is entitled to coverage. While such provisions are sometimes effective to transfer liability to renters, their value to us, particularly in cases of large losses, may be limited. The rental contracts used in our international operations sometimes contain provisions relating to insurance or indemnity, but they are typically more limited than those employed in our domestic operations.
In our domestic car rental operations, we offer an optional liability insurance product, Liability Insurance Supplement, or “LIS,” that provides vehicle liability insurance coverage substantially higher than state minimum levels to the renter and other authorized operators of a rented vehicle. LIS coverage is provided under excess liability insurance policies issued by an unaffiliated insurance carrier, the risks under which are reinsured with a subsidiary of ours. As a consequence of those reinsurance arrangements, rental customers’ purchases of LIS do not reduce our economic exposure to vehicle liability. Instead, our exposure to vehicle liability is potentially increased when LIS is purchased, because insured renters and other operators may have vehicle liability imposed on them in circumstances and in amounts where the applicable rental agreement or applicable law would not, absent the arrangements just described, impose vehicle liability on us.
In both our domestic car rental operations and our company-operated international car rental operations in many countries, we offer an optional product or products providing insurance coverage, or “PAI/PEC” coverage, to the renter and the renter’s immediate family members traveling with the renter for accidental death or accidental medical expenses arising during the rental period or for damage or loss of their property during the rental period. PAI/PEC coverage is provided under insurance policies issued by unaffiliated carriers or, in some parts of Europe, by Probus, and the risks under such policies either are reinsured with HIRE or another subsidiary of ours or are the subject of indemnification arrangements between us and the carriers. Rental customers’ purchases of PAI/PEC coverage create additional risk exposures for us, since we would not typically be liable for the risks insured by PAI/PEC coverage if that coverage had not been purchased.
Our offering of LIS and PAI/PEC coverage in our domestic car rental operations is conducted pursuant to limited licenses or exemptions under state laws governing the licensing of insurance producers. In our international car rental operations, our offering of PAI/PEC coverage historically has not been regulated;

however, in the countries of the European Union and Australia, the regulatory environment for insurance intermediaries is rapidly evolving, and we cannot assure you either that we will be able to continue offering PAI/PEC coverage without substantial changes in its offering process or in the terms of the coverage or that such changes, if required, would not render uneconomic our continued offering of the coverage. Due to a change in law in Australia, we have suspended the sales of certain insurance products there; we are currently exploring ways to resume offering those products.
Provisions on our books for self-insured vehicle and other liability losses are made by charges to expense based upon evaluations of estimated ultimate liabilities on reported and unreported claims. As of June 30, 2005 and December 31, 2004, this liability was estimated at $355.3 million and $391.7 million, respectively, for our combined domestic and international operations.
Damage to our property
We bear the risk of damage to our property, unless such risk is transferred through insurance or contractual arrangements.
To mitigate our risk of large, single-site property damage losses domestically and in Europe, we maintain property insurance with unaffiliated insurance carriers, generally with a per-occurrence deductible of $3.0 million domestically and $2.5 million in Europe. For our international operations outside Europe, we also maintain property insurance coverage with unaffiliated carriers in such amounts as we deem adequate in light of the respective hazards, where such insurance is available on commercially reasonable terms.
Our rental contracts typically provide that the renter is, subject to certain exceptions, responsible for damage to or loss (including loss through theft) of rented vehicles or equipment. We generally offer an optional rental product, known in various countries as loss damage waiver, collision damage waiver, theft protection or accident excess reduction, under which we waive or limit our right to make a claim for such damage or loss. This product is not regulated as insurance, but it is subject to specific laws in roughly half of the domestic jurisdictions where we operate.
Collision damage costs and the costs of stolen or unaccounted-for vehicles and equipment, along with other damage to our property, are charged to expense as incurred.
Other risks
To manage other risks associated with our businesses, or to comply with applicable law, we purchase other types of insurance carried by business organizations, such as worker’s compensation and employer’s liability (for which we, through contracts with insurers domestically, bear the risk of the first $5 million of loss from any occurrence), commercial crime and fidelity, performance bonds and directors’ and officers’ liability insurance, from unaffiliated insurance companies in amounts deemed by us to be adequate in light of the respective hazards, where such coverage is obtainable on commercially reasonable terms. In certain cases, such insurance is obtained under policies procured by Ford.
Governmental regulation and environmental matters
Throughout the world, we are subject to numerous types of governmental controls, including those relating to prices and advertising, privacy and data protection, currency controls, labor matters, charge card operations, insurance, environmental protection, used car sales and licensing.

Environmental
The environmental legal and regulatory requirements applicable to our operations pertain to (i) the operation and maintenance of cars, trucks and other vehicles, such as heavy equipment, buses and vans; (ii) the ownership and operation of tanks for the storage of petroleum products, including gasoline, diesel fuel and used oil; and (iii) the generation, storage, transportation and disposal of waste materials, including used oil, vehicle wash sludge and waste water. We have made, and will continue to make, expenditures to comply with applicable environmental laws and regulations.
The use of cars and other vehicles is subject to various governmental requirements designed to limit environmental damage, including those caused by emissions and noise. Generally, these requirements are met by the manufacturer, except in the case of occasional equipment failure requiring repair by us. Measures are taken at certain locations in states that require the installation of Stage II Vapor Recovery equipment to reduce the loss of vapor during the fueling process.
We operate approximately 400 underground tanks and 1,700 aboveground tanks in the United States and Canada to store petroleum products, and we believe our tanks are maintained in material compliance with environmental regulations, including federal and state financial responsibility requirements for corrective action and third-party claims due to releases. Our compliance program for our tanks is intended to ensure that (i) the tanks are properly registered with the state or other jurisdiction in which the tanks are located and (ii) the tanks have been either replaced or upgraded to meet applicable leak detection and spill, overfill and corrosion protection requirements.
We are also incurring and providing for expenses for the investigation and cleanup of contamination from the discharge of petroleum substances at our owned and leased properties, as well as contamination at other locations at which our wastes have reportedly been identified. The amount of any such expenses or related natural resource damages for which we may be held responsible could be substantial. The probable losses that we expect to incur for such matters have been accrued, and those losses are reflected in our consolidated financial statements. As of June 30, 2005, December 31, 2004 and December 31, 2003, the aggregate amounts accrued for environmental liabilities reflected in our consolidated balance sheet in “Accrued liabilities” were $5.2 million, $5.4 million and $5.9 million, respectively. The accrual represents the estimated cost to study potential environmental issues at sites deemed to require investigation or clean-up activities, and the estimated cost to implement remediation actions, including on-going maintenance, as required. Cost estimates are developed by site. Initial cost estimates are based on historical experience at similar sites and are refined over time on the basis of in-depth studies of the site. For many sites, the remediation costs and other damages for which we ultimately may be responsible cannot be reasonably estimated because of uncertainties with respect to factors such as our connection to the site, the materials there, the involvement of other potentially responsible parties, the application of laws and other standards or regulations, site conditions, and the nature and scope of investigations, studies, and remediation to be undertaken (including the technologies to be required and the extent, duration, and success of remediation).
With respect to cleanup expenditures for the discharge of petroleum substances at our owned or leased properties, we have received reimbursement, in whole or in part, from certain states that maintain underground storage tank petroleum cleanup reimbursement funds. Such funds have been established to assist tank owners in the payment of cleanup costs associated with releases from registered tanks. With respect to off-site locations at which our wastes have reportedly been identified, we have been and continue to be required to contribute to cleanup costs due to strict joint and several cleanup liability imposed by the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 and comparable state superfund statutes.

Environmental legislation and regulations and related administrative policies have changed rapidly in recent years, both in the United States and in other countries. There is a risk that governmental environmental requirements, or enforcement thereof, may become more stringent in the future and that we may be subject to legal proceedings brought by government agencies or private parties with respect to environmental matters. In addition, with respect to cleanup of contamination, additional locations at which wastes generated by us may have been released or disposed, and of which we are currently unaware, may in the future become the subject of cleanup for which we may be liable, in whole or part. Further, at airport-leased properties, we may be subject to environmental requirements imposed by airports that are more restrictive than those obligations imposed by environmental regulatory agencies. Accordingly, while we believe that we are in substantial compliance with applicable requirements of environmental laws, there can be no assurance that our future environmental liabilities will not be material to our consolidated financial position, results of operations or cash flows.
Dealings with renters
In the United States, car and equipment rental transactions are generally subject to Article 2A of the Uniform Commercial Code, which governs “leases” of tangible personal property. Car rental is also specifically regulated in more than half of the states of the United States. The subjects of state regulation include the methods by which we advertise, quote and charge prices, the consequences of failing to honor reservations, the terms on which we deal with vehicle loss or damage (including the protections we provide to renters purchasing loss or damage waivers) and the terms and method of sale of the optional insurance coverage that we offer. Some states (including California, New York, Nevada and Illinois) regulate the price at which we may sell loss or damage waivers, and many state insurance regulators have authority over the prices and terms of the optional insurance coverage we offer. See “—Risk management” for further discussion regarding the loss or damage waivers and optional insurance coverage that we offer renters. Internationally, regulatory regimes vary greatly by jurisdiction, but they do not generally prevent us from dealing with customers in a manner similar to that employed in the United States.
Both in the United States and internationally, we are subject to increasing regulation relating to customer privacy and data protection. In general, we are limited in the uses to which we may put data that we collect about renters, including the circumstances in which we may communicate with them. In addition, we are generally obligated to take reasonable steps to protect customer data while it is in our possession. Our failure to do so could subject us to substantial legal liability or seriously damage our reputation.
Changes in regulation
Changes in government regulation of our business have the potential to alter our business practices, or our profitability, materially. Depending on the jurisdiction, those changes may come about through new legislation, the issuance of new regulations or changes in the interpretation of existing laws and regulations by a court, regulatory body or governmental official. Sometimes those changes may have not just prospective but also retroactive effect; this is particularly true when a change is made through reinterpretation of laws or regulations that have been in effect for some time. Moreover, changes in regulation that may seem neutral on their face may have either more or less impact on us than on our competitors, depending on the circumstances. Recent or potential changes in law or regulation that affect us relate to insurance intermediaries, customer privacy and data security and rate regulation, each as described under “Risk factors––Risks related to our business––Changes in the U.S. and foreign legal and regulatory environment that impact our operations, including laws and regulations relating to the insurance products we sell, customer privacy, data security and insurance rates, could disrupt our business, increase our expenses or otherwise materially adversely affect our results of operations.”

In addition, our operations, as well as those of our competitors, also could be affected by any limitation in the fuel supply or by any imposition of mandatory allocation or rationing regulations. We are not aware of any current proposal to impose such a regime in the United States or internationally. Such a regime could, however, be quickly imposed if there were a serious disruption in supply for any reason, including an act of war, terrorist incident or other problem affecting petroleum supply, refining, distribution or pricing.
Properties
We operate car rental locations at or near airports and in central business districts and suburban areas of major cities in North America (the United States, including Puerto Rico and the U.S. Virgin Islands, and Canada), Europe (France, Germany, Italy, the United Kingdom, Spain, the Netherlands, Switzerland, Belgium and Luxembourg), the Pacific (Australia and New Zealand) and Brazil, as well as retail used car sales locations in the United States and France. We operate equipment rental locations in North America (the United States and Canada) and Europe (France and Spain). We also operate headquarters, sales offices and service facilities in the foregoing countries in support of our car rental and equipment rental businesses, as well as small car rental sales offices and service facilities in a select number of other countries in Europe and Asia.
Of such locations, fewer than 10% are owned by us. The remaining locations are leased or operated under concessions from governmental authorities and private entities. Those leases and concession agreements typically require the payment of minimum rents or minimum concession fees and often also require us to pay or reimburse operating expenses; to pay additional rent, or concession fees above guaranteed minimums, based on a percentage of revenues or sales arising at the relevant premises; or to do both. See note 10 to the notes to our audited consolidated financial statements included in this prospectus.
We own four major facilities in the vicinity of Oklahoma City, Oklahoma at which reservations for our car rental operations are processed, global information systems are serviced and major domestic and international accounting functions are performed. We also have an owned reservation and financial center near Dublin, Ireland, at which we have centralized our European car rental reservation and customer relations and accounting functions, and we lease a reservation center in Saraland (Mobile County), Alabama to supplement the capacity of our Oklahoma City car rental reservation center. We maintain our executive offices in an owned facility in Park Ridge, New Jersey, and lease a European headquarters office near London, England.
Legal proceedings
On August 1, 2002, Jennifer Myers, an individual and on behalf of all others similarly situated, v. The Hertz Corporation was filed in the United States District Court for the Eastern District of New York. The complaint alleges a nationwide “opt-in collective action” on behalf of all Senior Station Managers, Station Managers and “B” Station Managers employed by us throughout the United States, contesting their exempt classification and seeking payment of overtime compensation under the federal Fair Labor Standards Act and seeks attorneys’ fees and costs. The complaint also contains a subclass for all such managers employed in New York for alleged violations of state labor laws. Plaintiffs have not yet been permitted to obtain a nationwide “opt-in,” as discovery has been thus far limited to the location where the plaintiffs are employed in an effort by the court to determine the viability of a nationwide action. Our motion for summary judgment was denied in March 2005, and further motion practice with respect to class certification has now commenced.

On August 28, 2003, Naomi R. Henderson, individually and on behalf of all others similarly situated, v. The Hertz Corporation was commenced in the Superior Court of New Jersey, Essex County. Henderson purported to be a class action on behalf of all persons who purchased optional insurance products in the State of New Jersey or in other states from or through us at times that we did not have licenses to sell such insurance. The plaintiff sought unspecified compensatory damages, punitive damages, attorneys’ fees, interest and costs and an order declaring such sales of insurance to be illegal, thereby voiding or making voidable the relevant contracts. In January 2004, our motion to dismiss was granted and an order of dismissal was thereafter entered. The plaintiff has appealed the dismissal, and that appeal has now been briefed, argued and submitted to the Superior Court of New Jersey, Appellate Division for a decision.
On December 22, 2003, Stephen Moore, on behalf of himself and all others similarly situated, v. The Hertz Corporation was commenced in the Circuit Court of the Thirteenth Judicial Circuit of the State of Florida, in and for Hillsborough County. Moore purported to be a class action on behalf of persons who rented vehicles from us in Florida and were allegedly overcharged for the recovery of a tire and battery solid waste management fee and the recovery of registration fees for the issuance of Florida license plates. Similar lawsuits were separately commenced by the same plaintiff against Avis Rent A Car System Inc. and Budget Rent A Car System, Inc. In February 2004, the plaintiff filed an amended class action complaint which alleged that, in addition to the initial causes of action, we deceptively collected an improper “federal excise tax” on frequent flyer mileage awards to class members. The plaintiff sought unspecified damages for the alleged improper and wrongful acts, attorneys’ fees, costs and injunctive relief. We answered the amended complaint and discovery commenced. In January 2005, we filed a motion for summary judgment and the plaintiff filed a revised motion for class certification. In June 2005, our motion for summary judgment was granted and the plaintiff’s revised motion for class certification was denied. A final judgment was thereafter entered. In July 2005, the plaintiff filed a notice of appeal.
On March 15, 2004, Jose M. Gomez, individually and on behalf of all other similarly situated persons, v. The Hertz Corporation was commenced in the 214th Judicial District Court of Nueces County, Texas. Gomez purports to be a class action filed alternatively on behalf of all persons who were charged a Fuel and Service Charge, or “FSC,” by us or all Texas residents who were charged a FSC by us. The complaint alleged that the FSC is an unlawful penalty and that, therefore, it is void and unenforceable. The plaintiff seeks compensatory damages, with the return of all FSC paid or the difference between the FSC and our actual costs, disgorgement of unearned profits, attorneys’ fees and costs. In response to various motions by us, the plaintiff has filed two amended complaints which scaled back the putative class from a nationwide class to a class of all Texas residents who were charged a FSC by us or by our Corpus Christi licensee. A new cause of action was also added for conversion for which the plaintiff is seeking punitive damages. After some limited discovery, we filed a motion for summary judgment in December 2004. That motion was denied in January 2005. More extensive discovery will now commence.
On November 18, 2004, Keith Kochner, individually and on behalf of all similarly situated persons, v. The Hertz Corporation was commenced in the District Court in and for Tulsa County, State of Oklahoma. As with the Gomez case, Kochner purports to be a class action, this time on behalf of Oklahoma residents who rented from us and incurred our FSC. The petition alleged that the imposition of the FSC is a breach of contract and amounts to an unconscionable penalty or liquidated damages in violation of Article 2A of the Oklahoma Uniform Commercial Code. The plaintiff seeks compensatory damages, with the return of all FSC paid or the difference between the FSC and our actual costs, disgorgement of unearned profits, attorneys’ fees and costs. In March 2005, the trial court granted our motion to dismiss the action but also granted the plaintiff the right to replead. In April 2005, the plaintiff filed an amended class action petition, newly alleging that our FSC violates the Oklahoma Consumer Protection Act and that we have been unjustly enriched, and again alleging that our FSC is unconscionable under Article 2A of the Oklahoma Uniform Commercial Code. In May 2005, we filed a motion to dismiss the amended class action petition.

On June 29, 2005, Rene Potkay and Sylvia W. Thompson on behalf of themselves and all others similarly situated, v. The Hertz Corporation was commenced in the Circuit Court of the Twentieth Judicial Circuit in and for Lee County, Florida. Potkay purports to be a class action on behalf of all consumers who rented a vehicle from us in Florida and all consumers whose rental of a vehicle from us was initiated outside of Florida but who resided in Florida at the time of the rental who were allegedly charged a rate which is higher than the rate quoted at the time of reservation. The complaint alleges that our invoicing actions constitute a breach of contract and violate the Florida Deceptive and Unfair Trade Practices Act. The plaintiffs are seeking unspecified monetary damages, costs and disbursements, including reasonable attorney’s fees and an injunction requiring us to cease our current methods of unfair competition and to modify our invoicing practices so as not to be unfair or fraudulent. We have not yet answered the complaint.
In addition, we are currently a defendant in numerous actions and have received numerous claims on which actions have not yet been commenced for bodily injury, including death, and property damage, referred to as “PL/PD,” arising from the operation of motor vehicles and equipment rented from us and our licensees. In the aggregate, we can be expected to expend material sums to defend and settle PL/PD actions and claims or to pay judgments resulting from them.
Among the PL/PD pending actions against us are a total of 134 actions filed in Mississippi and Texas on behalf of 4,927 plaintiffs seeking damages for silicosis, which the plaintiffs allegedly sustained from the use of equipment (primarily air compressors) rented from HERC. The complaints name HERC as one of approximately 88 co-defendants (including the manufacturers of the equipment allegedly rented from HERC). PL/PD claims and actions are provided for within our PL/PD program.
In February 2005, the Hazardous Materials Division of the San Diego Department of Environmental Health, or the “Department,” indicated in writing that it was preparing to bring an administrative action against us due to an alleged noncompliance related to secondary containment testing for certain underground storage tanks located at one of our facilities. The Department verbally proposed a monetary penalty of approximately $113,000. We have responded to the Department in an effort to commence settlement discussions concerning the alleged violations.
We believe that we have meritorious defenses in the foregoing matters and will defend ourselves vigorously.
In addition to the foregoing, various legal actions, claims and governmental inquiries and proceedings are pending or may be instituted or asserted in the future against us and our subsidiaries. Litigation is subject to many uncertainties, and the outcome of the individual litigated matters is not predictable with assurance. It is possible that certain of the actions, claims, inquiries or proceedings, including those discussed above, could be decided unfavorably to us or any of our subsidiaries involved. Although the amount of liability with respect to these matters cannot be ascertained, potential liability in excess of related accruals is not expected to materially affect our consolidated financial position, results of operations or cash flows.

Management
Set forth below are the names, ages and number of years employed by our company as of June 30, 2005 and current positions of our executive officers and current and proposed directors. Upon the closing of this offering, we expect to appoint additional directors to our Board of Directors. See ” — Composition of the Board of Directors after this offering” below.

		Number of
		years
		employed
Name	Age	by us	Position
Craig R. Koch	58	34	Chairman of the Board and Chief Executive Officer and Director

Paul J. Siracusa	60	36	Executive Vice President and Chief Financial Officer and Director

Joseph R. Nothwang	58	29	Executive Vice President and President, Vehicle Rental and Leasing, The Americas and Pacific

Brian J. Kennedy	63	21	Executive Vice President, Sales & Marketing

Gerald A. Plescia	49	25	Executive Vice President and President, HERC

Michel Taride	49	19	Executive Vice President and President, Hertz Europe Limited

Harold E. Rolfe	47	6	Senior Vice President, General Counsel & Secretary

Irwin Pollack	49	26	Senior Vice President, Employee Relations

Charles L. Shafer	61	39	Senior Vice President, Quality Assurance & Administration

Claude B. Burgess III	50	25	Senior Vice President, Technology & e-Business

Richard J. Foti	59	26	Controller

Robert H. Rillings	64	43	Treasurer

Donat R. Leclair	53	-	Director

Greg C. Smith	53	-	Director

Michael E. Bannister	55	-	Director

Mr. Koch was elected Chairman of the Board and Chief Executive Officer on January 1, 2004. From January 2000 until December 31, 2003 he served as President and Chief Executive Officer. From August 1993 until December 1999 he served as President and Chief Operating Officer. From February 1988 until August 1993 he served as Executive Vice President and President of North America Car Rental Operations. From May 1987 to February 1988 he served as a President and Chief Operating Officer. From October 1983 until May 1987 he served as Executive Vice President and General Manager of our Car Rental Division. From March 1980 until October 1983 he served as Vice President and General Manager. Mr. Koch has been a director on our Board of Directors since June 1994 and previously served as a director from May 1987 to July 1993 and from October 1983 to September 1985.
Mr. Siracusa has served as Executive Vice President and Chief Financial Officer since August 1997. From January 1996 to August 1997 he served as Vice President, Finance and Chief Financial Officer, Hertz International Ltd., based in England. He served as Staff Vice President and Controller Worldwide Rent A Car from August 1994 until December 1995 and has served in various other financial positions with us since 1969. Mr. Siracusa has been a director on our Board of Directors since January 2004.
Mr. Nothwang has served as Executive Vice President and President of Vehicle Rental and Leasing, The Americas and Pacific, since January 2000. From September 1995 until December 1999 he was Executive Vice President and General Manager, U.S. Car Rental Operations. From August 1993 until August 1995 he was Vice President and General Manager U.S. Car Rental Operations. Prior to that he was Division Vice President, Region Operations since 1985. He served in various other operating positions with us between 1976 and 1985.
Mr. Kennedy has served as Executive Vice President, Sales & Marketing since February 1988. From May 1987 through January 1988 he served as Executive Vice President and General Manager of our Car Rental Division, prior to which, from October 1983, he served as Senior Vice President, Marketing.
Mr. Plescia has served as Executive Vice President and President, HERC since July 1997. From September 1991 until June 1997 he served as Division Vice President, Field Operations, HERC and has served in various other operations and financial positions with us since 1979.
Mr. Taride has served as Executive Vice President and President, Hertz Europe Limited since January 2004. From January 2003 until December 2003 he served as Vice President and President, Hertz Europe Limited. From April 2000 until December 2002 he served as Vice President and General Manager, Rent A Car, Hertz Europe Limited. Form July 1998 to March 2000, he was General Manager, Rent A Car France and HERC Europe. Previously, he served in various other operating positions in Europe from 1985 to 1998.
Mr. Rolfe has served as Senior Vice President and General Counsel since October 1998 and as Secretary since May 1999. Previously he served as Vice President and General Counsel, Corporate Property Investors, New York, New York from June 1991 until September 1998.
Mr. Pollack has served as Senior Vice President, Employee Relations since January 2005. From July 1999 until December 2004 Mr. Pollack served as Division Vice President, Employee Relations, Vehicle Rental and Leasing, The Americas and Pacific. He served in various other Employee Relations positions with us from 1978 to 1999.

Mr. Shafer has served as Senior Vice President, Quality Assurance & Administration, since January 2003. From February 1998 until December 2002 he had served as Vice President and President, Hertz Europe Limited. From January 1991 until January 1998 he was Division Vice President, Western Region Rent A Car Operations. He served in various other operating positions with us from 1966 to 1990.
Mr. Burgess has served as Senior Vice President, Technology and e-Business since February 2003. From March 2000 until January 2003 he served as Vice President, Technology and e-Business. From May 1997 until February 2000 he served as Staff Vice President, Acquisitions and Diversified Businesses. Prior to that he served as Division Vice President, Florida Rent A Car Operations from September 1993 until May 1997. He served in various other operating positions, both domestically and internationally, from 1979 to 1997.
Mr. Foti has served as Controller since July 1997. Previously he served as Staff Vice President, Internal Audit from February 1990 until June 1997. Previously he served in various other financial positions with us since 1978.
Mr. Rillings has served as Treasurer since November 1986. Previously he served in various other positions with us since 1961.
Mr. Leclair has served as Executive Vice President and Chief Financial Officer, Ford Motor Company since August 2003. Mr. Leclair has been employed by Ford or its subsidiaries in one or more additional capacities during the past five years.
Mr. Smith has served as Executive Vice President, Ford Motor Company (President, The Americas) since April 2004. Mr. Smith has been employed by Ford or its subsidiaries in one or more additional capacities during the past five years.
Mr. Bannister has served as Group Vice President, Ford Motor Company (Chairman and Chief Executive Officer, Ford Motor Credit Company) since April 2004. Mr. Bannister has been employed by Ford or its subsidiaries in one or more additional capacities during the past five years.
Composition of the Board of Directors after this offering
All directors are elected annually to serve until the next annual meeting of stockholders and until their successors have been elected and qualified. Prior to the consummation of this offering, we intend to restructure our Board of Directors. Our Board of Directors will consist of directors. We intend to appoint additional directors subject to the consummation of this offering. Each of these directors has consented to so serve. We anticipate that      , and            will be independent as determined by our Board of Directors under the applicable securities law requirements and listing standards. Ford will have the ability to change the size and composition of our Board of Directors and committees of the Board of Directors. See “Relationship with Ford.”
So long as we are entitled to do so, we intend to use the “controlled company” exception under the New York Stock Exchange rules, which eliminates the requirements that a company has a majority of independent directors on its board of directors and that has compensation and nominating and corporate governance committees composed entirely of independent directors.
Committees of the Board of Directors
The standing committees of our Board of Directors will consist of an audit committee and a compensation committee.

Audit committee
The audit committee will consist of the following three independent directors:         , and      , and we anticipate that            will be designated by our Board of Directors as the audit committee financial expert. The audit committee will operate according to the audit committee charter to be duly adopted by our Board of Directors.
Upon completion of this offering, among other functions, the principal duties and responsibilities of our audit committee will be as follows:
•	to monitor our financial reporting process and internal control system;

•	to appoint and, if necessary, replace our independent registered public accountants from time to time, determine their compensation and other terms of engagement and oversee their work;

•	to oversee the performance of our internal audit function;

•	to establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters and the confidential anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

•	to oversee our compliance with legal, ethical and regulatory matters.
The audit committee will be required to report regularly to our Board of Directors to discuss any issues that arise with respect to the quality or integrity of our financial statements, the effectiveness of our internal control over financial reporting, our compliance with legal or regulatory requirements, the performance and independence of our independent registered public accountants, and the performance of the internal audit function.
We have adopted written Standards of Business Conduct that apply to all our employees, including our Chief Executive Officer, Chief Financial Officer and Controller. In connection with this offering, our Board of Directors will formally approve the Standards of Business Conduct and apply it to all of our directors, officers and employees. The Standards of Business Conduct will be posted on our website. We will also post any amendments to the Standards of Business Conduct, and any waivers that are required to be disclosed by the rules of either the SEC or the New York Stock Exchange, on our website.
Compensation committee
The compensation committee will consist of the following directors:         . The compensation committee will operate according to the compensation committee charter to be duly adopted by our Board of Directors.
Upon completion of this offering, among other functions, the principal duties and responsibilities of the compensation committee will be as follows:
•	provide oversight on the development and implementation of the compensation policies, strategies, plans and programs for our key employees and outside directors and disclosure relating to these matters; and

•	to review and approve the compensation of our chief executive officer and our other executive officers.

Director compensation
We do not currently pay any compensation to any of our directors. In conjunction with this offering, we will be adding independent directors to our Board of Directors and plan to pay our independent directors an annual cash retainer of $      . We also plan to pay a fee for acting as committee chair or presiding director and we may grant stock options to independent directors.
Executive compensation
We have established executive compensation plans that link compensation with the performance of our company. We will periodically review our executive compensation programs to ensure that they are competitive. We are in the process of evaluating our employment compensation and stock option plans and intend to amend our existing plans and/or establish new plans in connection with this offering.
Summary compensation table
The following table shows the compensation of our Chief Executive Officer and four other most highly compensated executive officers based on salary, whom we refer to as the “named executive officers” for the years indicated.

					Long-Term Compensation
	Annual Compensation (1)				Awards		Payouts
					Restricted	Securities
				Other Annual	Stock	Underlying	LTIP	All Other
Name and Principal		Salary	Bonus	Compensation	Award(s)	Options	Payouts	Compensation
Position	Year	($) (2)	($) (3)	($) (4)(5)	($) (6)	# (7)	($) (8)	($) (9)
Craig R. Koch	2004	910,000	2,202,200	104,754	—	161,000	1,600,000	6,500
Chairman of the Board and CEO	2003	893,846	946,400	109,911	—	161,000	578,400	6,000
	2002	850,000	1,602,250	97,085	—	161,000	900,000	5,500

Joseph R. Nothwang	2004	515,000	845,115	—	—	103,000	800,000	6,500
Executive Vice President	2003	502,308	392,430	6,000	—	103,000	289,200	6,000
	2002	485,000	760,601	9,211	—	103,000	500,000	5,500

Paul J. Siracusa	2004	454,231	804,650	2,100	—	64,000	600,000	6,500
Executive Vice President and	2003	444,519	323,960	1,800	—	64,000	192,800	6,000
Chief Financial Officer	2002	420,000	554,190	3,150	—	64,000	360,000	5,500

Michel Taride	2004	475,254	757,460	163,930	—	52,000	240,000	—
Executive Vice President	2003	410,000	367,032	225,001	—	52,000	57,840	—
	2002	314,190	226,914	102,051	—	12,000	60,000	—

Gerald Plescia	2004	373,077	613,613	—	—	45,000	400,000	6,500
Executive Vice President	2003	365,000	148,044	4,287	—	45,000	115,680	6,000
	2002	341,923	268,330	2,391	—	45,000	240,000	5,500

(1)	Mr. Taride’s annual compensation is paid in pounds sterling which have been converted at an average exchange rate for each year (2002 — £1.00 = $1.5033; 2003 — £1.00 = $1.6400; 2004 — £1.00 = $1.8279).

(2)	Amounts included consist of salary payments for the respective year and amounts deferred pursuant to section 401(k) of the Internal Revenue Code of 1986, as amended, or the Code.

(3)	Includes bonuses earned for the respective year and paid in the subsequent year.

(4)	For 2002, 2003 and 2004, amounts paid to Mr. Koch include personal use of our aircraft in the amounts of $73,365, $94,438 and $92,473, respectively, and tax gross-up payments related to personal use of our aircraft in the amounts of $8,189, $15,473 and $9,531, respectively. For information regarding our security policy and executive use of our aircraft, See “Security policy and valuing the use of our aircraft.”

(5)	Country club memberships were reimbursed to Mr. Koch ($13,031 in 2002) and Mr. Nothwang ($5,650 in 2002 and $6,000 in 2003). Amounts reimbursed for financial advice under a financial assistance program for 2002, 2003 and 2004 were as follows: Mr. Koch — $2,500, $0, $2,750; Mr. Nothwang — $3,561, $0, $0; Mr. Siracusa — $3,150, $1,800, $2,100; and Mr. Plescia - $2,391, $4,287, $0. Amounts paid to Mr. Taride include $33,824 in housing allowances, $39,159 for housing benefits, $25,189 for tax gross-up payments related to housing benefits and $3,879 in fuel allowances for 2002; $118,080 for tax equalization, $62,059 for housing benefits, $40,631 for tax gross-up payments related to housing benefits and $4,231 in fuel allowances for 2003; $43,870 for tax equalization, $68,418 for housing benefits, $46,926 for tax gross-up payments related to housing benefits and $4,716 in fuel allowances for 2004.

(6)	We did not grant or issue any restricted stock during the years covered by this table.

(7)	See “ — Stock options.”

(8)	Includes long term incentive bonuses earned for the respective year and paid in the subsequent year.

(9)	Represents the amounts contributed by us to the Income Savings Plan for the respective year. Mr. Taride does not participate in this plan.
Security policy and valuing the use of our aircraft
We own an aircraft for the purpose of encouraging and facilitating business travel by senior executives, primarily Mr. Koch, generally for travel in the United States and, less frequently, internationally. The pilots who fly our aircraft are our salaried employees. Our security policy calls for Mr. Koch to use our aircraft for most domestic travel and, where feasible and advisable, certain international travel. We believe that this policy provides several business benefits to us. Our policy is intended to ensure the personal safety of Mr. Koch, who maintains a significant public role as the leader of our company. In addition, our policy is intended to facilitate Mr. Koch’s availability and to maximize his time available for company business. The methodology that we use to value personal use of our aircraft as a perquisite calculates the incremental cost to us of providing the benefits based on the actual cost of fuel, crew expenses, on-board catering and other, small variable costs. Because our aircraft is used primarily for business travel, this valuation methodology excludes the fixed costs which do not change based on usage, such as pilots’ salaries, the purchase cost of the aircraft and fixed maintenance costs.
Stock options
The Ford Motor Company 1998 Long-Term Incentive Plan, or the “1998 Plan,” allows grants of stock options and other rights relating to Ford’s common stock. In general, whether exercising stock options is profitable depends on the relationship between Ford’s common stock market price and the options’ exercise price, as well as on the grantee’s investment decisions. Options that are “in the money” on a given date can become “out of the money” if the price changes on the stock market. For these reasons, we believe that placing a current value on outstanding options is highly speculative and may not represent the true benefit, if any, that may be realized by the grantee.
We also maintain the Hertz Long-Term Equity Compensation Plan, or the “1997 Plan” pursuant to which certain of our employees hold options to purchase shares of common stock of Ford. The 1997 Plan is administered by our board of directors, and no new grants have been made under this plan since Ford acquired all of our outstanding common stock in 2001. Our board of directors may allow cashless option exercises permitted under applicable laws and regulations. The number of shares issued or reserved pursuant to outstanding awards granted under this plan is subject to adjustment on account of certain corporate events. Our board of directors may amend, alter or discontinue this plan in any respect at any time, but no amendment may diminish any of the rights of a participant under any awards previously granted, without his or her written consent.
The following two tables give more information on Ford stock options granted to our named executive officers under the 1997 Plan and the 1998 Plan. Options granted in the last fiscal year were granted under the Ford Motor Company 1998 Long-Term Incentive Plan.
Option Grants in Last Fiscal Year(1)

	Individual Grants
	Number of	% of Total
	Securities	Options
	Underlying	Granted to	Exercise or		Grant Date
	Options	Employees in	Base Price	Expiration	Present
Name	Granted (#)	Fiscal Year (3)	($/Sh)	Date(4)	Value(2)(4)
Craig R. Koch	161,000	10.8%	13.26	3/11/14	$743,820
Joseph R. Nothwang	103,000	6.9%	13.26	3/11/14	475,860
Paul J. Siracusa	64,000	4.3%	13.26	3/11/14	295,680
Michel Taride	52,000	3.5%	13.26	3/11/14	240,240
Gerald Plescia	45,000	3.0%	13.26	3/11/14	207,900

(1)	The exercise price of the stock options is the average of the high and low selling prices of Ford’s common stock on the New York Stock Exchange on the grant date. In general, 33% of a stock option grant can be exercised one year after the grant date, 66% after two years, and 100% after three years. Any unexercised options expire after ten years.

If a grantee retires, becomes disabled, or dies, his or her options continue to be exercisable up to the normal expiration date. In most other instances of employment termination, all options generally end upon termination of employment or are exercisable for a specified period.

Options are subject to certain conditions, including not engaging in competitive activity. Options generally cannot be transferred except through inheritance.

(2)	These values were determined using the Black-Scholes methodology and the assumptions described in note 7 to the notes to our audited consolidated financial statements included in this prospectus. The ultimate value of the options, if any, will depend on the future value of the Ford common stock and the grantee’s investment decisions, neither of which can be accurately predicted.

(3)	Represents percentage of options granted (1,490,500) to all of Hertz participating employees for the year ended December 31, 2004.

(4)	Under the 1998 Plan, once we cease to be a subsidiary of Ford, these options will expire on the fifth anniversary of our ceasing to be a subsidiary. The expiration date and grant date present value shown above have been determined without regard to this.

Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year-End Option Values

Number of Securities
			Underlying Unexercised	Value of Unexercised In-
			Options at FY-End	the-Money Options at
	Shares		(#)	FY-End($)(1)
	Acquired on	Value Realized	Exercisable/	Exercisable/
Name	Exercise(#)	($)	Unexercisable	Unexercisable
Craig R. Koch	—	—	640,866/323,610	376,692/986,978
Joseph R. Nothwang	—	—	443,507/207,030	240,989/631,421
Paul J. Siracusa	—	—	282,063/128,640	149,741/392,339
Michel Taride	—	—	67,375/90,920	121,664/318,776
Gerald Plescia	—	—	188,989/90,450	105,287/275,864

(1)	These year-end values represent the difference between the fair market value of Ford common stock subject to options (based on the Ford common stock’s closing price of $14.64 on the New York Stock Exchange on December 31, 2004) and the exercise prices of the options. “In-the-money” means that the fair market value of the stock is greater than the option’s exercise price on the valuation date.
Long-term incentive plan awards
In 1991, we established an Executive Long-Term Incentive Plan for certain officers and other key employees. The grant of awards and the size are determined by the achievement of certain qualitative and quantitative performance targets. A new five year performance cycle begins on each January 1. Performance for a specific year generally is measured against performance for the prior four year period and awards will be made in cash for performance years ending in 2005 and 2006 at the end of each performance period. The measurement criteria used for the performance year 2004 included our net income relative to the net income average for the S&P 500 and market share.
Long-Term Incentive Plan Awards in Last Fiscal Year

		Performance
	Number of	or Other
	Shares, Units	Period Until	Estimated Future Payouts under
	or Other	Maturation	Non-Stock Price-Based Plans
Name	Rights(#)	or Payout (1)	Threshold	Target	Maximum
Craig R. Koch	—	—	$0	$800,000	$1,600,000
Joseph R. Nothwang	—	—	0	400,000	800,000
Paul J. Siracusa	—	—	0	300,000	600,000
Michel Taride	—	—	0	120,000	240,000
Gerald Plescia	—	—	0	200,000	400,000

(1)	Target and maximum award grants in place for performance year 2004 are included in the above table for the named executive officers. Payouts for performance year 2004 are included in the Summary compensation table.
Target award grants have also been made for the performance years 2005, 2006 and 2007 versus performance for the previous four year periods, respectively. The amount of the payments for the performance years subsequent to 2004 can range from zero to two times the amount of the target. Such target award grants made for performance years 2005, 2006 and 2007, respectively, to the named executive officers are as follows: Mr. Koch — $800,000, $800,000, and $800,000; Mr. Nothwang - $400,000, $400,000 and $400,000; Mr. Siracusa — $300,000, $300,000 and $300,000; Mr. Taride — $180,000, $240,000 and $240,000 and Mr. Plescia — $200,000, $200,000 and $200,000.

Employment agreement
Mr. Koch currently serves us under an employment agreement which expires on April 30, 2010. The employment agreement is automatically extended for one additional year on May 1 of each year unless, not later than December 31st of the preceding year, we or Mr. Koch shall have given notice not to extend the agreement.
Under the employment agreement, Mr. Koch is currently employed as our Chairman and Chief Executive Officer, and the employment agreement provides that we have the absolute right to change Mr. Koch’s duties and position at any time.
The employment agreement also provides that Mr. Koch shall receive a base salary as reviewed and increased by us from time to time, subject to the condition that once increased, the base salary cannot be reduced below such increased amount for the remainder of the term of Mr. Koch’s employment agreement. In addition, the employment agreement provides that Mr. Koch shall be entitled to participate in our incentive compensation plan, retirement, savings and stock option plans and fringe benefits or perquisites policy in effect from time to time.
The employment agreement allows us to terminate Mr. Koch’s employment before the expiration of the agreement’s term for “cause” (a narrowly defined list of bad acts set forth in the agreement) or due to his “disability” (as defined below), or upon his death. Upon a termination of Mr. Koch’s employment for “cause,” he would be paid his accrued annual base salary through the date of termination and all other obligations we have under the employment agreement will cease.
If Mr. Koch becomes disabled from full-time employment for six consecutive months, and he shall not have returned to full-time performance of his duties within 30 days after written notice of termination, he may be terminated for disability. During such period of absence, he would receive his annual base salary, incentive compensation and participate in retirement, savings and stock option plans. Thereafter, he would participate in retirement, savings and stock option plans in accordance with our disability insurance plans and policies. If Mr. Koch dies, all compensation and benefits then accrued shall be paid to his estate or designated beneficiaries.
The employment agreement does not allow us or Mr. Koch to terminate the employment agreement for any reason other than as described above. However, a separate change in control agreement, discussed below, does provide for certain compensation in the event of certain terminations of employment following a change in control of us.
Under the employment agreement, Mr. Koch has also agreed, during and after the term of his employment, not to disclose any secret or confidential information relating to us, Ford or any subsidiaries or affiliates of us or Ford.
Change in control and non-compete agreements
We and Ford have entered into agreements with each of the named executive officers which provide for certain compensation and benefits upon certain terminations of employment following a “change in control” of us, as described below, and provide for certain non-compete and non-solicitation terms that the executives have agreed to for our benefit. Each of the agreements only applies to a change in control which occurs within three years of the effective date of each agreement. However, if prior to either the occurrence of a change in control or the expiration of each agreement, a public offering of our shares occurs, then the terms of each agreement shall continue to apply for an initial period of two years following the date of the public offering; if no change in control occurs during this initial period, each agreement will be automatically extended each year for additional one-year periods, unless we or the executive give 180 days written notice that the terms will not be extended. A “change in control” means the direct or indirect acquisition by any person or group within a 24-month period of our securities entitling such person or group to exercise 50% or more of the combined voting power of our securities, the transfer by sale, merger or otherwise of all or substantially all of our business or assets to any person or group within a 24-month period or the adoption of a plan of liquidation or dissolution applicable to us. However, a change in control will not occur as a result of a public offering of our shares, a spin-off of us by Ford, any acquisition or transfer of us to Ford or any affiliate of Ford or a management buy-out where the executive has contributed at least 1% of the purchase price from his own funds and immediately following such a purchase, the executive and our other senior managers as a group, separate and apart from any other financing parties involved in such a purchase, have a non-forfeitable ownership interest in us of at least 25% of our outstanding equity interests.

Each change in control agreement provides that the executive will be entitled to the severance benefits described below if we terminate the executive’s employment following a change in control for any reason other than death, long-term disability or “cause,” or if the executive terminates the executive’s employment for “good reason.” “Cause” under the agreements consists of (i) an act of dishonesty or knowing or willful breach of fiduciary duty intended to result in the executive’s enrichment or gain at the expense of us or any of our affiliates, (ii) the commission of a felony involving moral turpitude or unlawful, dishonest or unethical conduct damaging to our reputation or image or improper and unacceptable conduct, (iii) material violation of our standards of business conduct that warrants termination, (iv) refusal to comply with the lawful directions of the executive’s superiors, (v) a deliberate, willful or intentional act that causes us substantial harm, loss or injury or (vi) material failure or inability to perform duties in a satisfactory and competent manner or to achieve reasonable profit or performance goals or objectives following warning and a reasonable opportunity to cure; provided, however, that no such failure or inability may be deemed to occur if the executive performs the duties he is reasonably expected to perform to achieve such goals or objectives. “Good reason” under the agreements consists of (i) the occurrence, without the executive’s written consent, during the two year period after a change in control of a reduction in the executive’s annual base salary, (ii) our failure to pay the executive any portion of the executive’s aggregate compensation, including annual bonus, long-term incentive and any portion of his compensation deferred under any plan, agreement or arrangement with us within 30 days, (iii) failure by us to afford the executive annual bonus and long-term cash incentive compensation target opportunities with a value that in the aggregate, is at least equal to 80% of the aggregate value of annual bonus and long-term cash incentive compensation target opportunities made available to the executive immediately prior to a change in control, (iv) certain changes in the executive’s principal work location, (v) a material diminution in the executive’s title or responsibilities, (vi) changes or terminations, in the aggregate materially adverse to the executive, in or of the terms of the health, life insurance and disability insurance benefits provided by us to the executive (or, in the case of health benefits, to the executive’s dependents) from those in effect immediately prior to the change in control or (vii) an adverse change or termination, as to the executive, of the terms of, or of the executive’s participation in, any retirement plan provided by us in which the executive participates or would, upon normal retirement, be entitled to participate or (viii) the failure of a successor to us to assume our obligations under the agreements.
Under the terms of each change in control agreement, the severance benefits we would be obligated to pay or provide upon termination of the executive’s employment in the manner described are as follows:

•	a lump sum cash payment reflecting accrued but unpaid compensation equal to the sum of (i) the executive’s annual base salary earned but not paid through the date of termination, the amount of such salary attributable to vacation earned but not taken and unreimbursed expenses incurred by the executive through the date of termination, and (ii) (x) one-twelfth of the average of the annual bonuses payable to the executive, including any amounts deferred at the election of the executive, with respect to the three calendar years preceding the change in control, or (y) in the event the executive has not been eligible to earn an annual bonus from us in his position as a senior executive officer for three full calendar years preceding the change in control, one-twelfth of 100% of the target annual bonus the executive is eligible to earn in respect of the fiscal year in which the change in control occurs, or if no target annual bonus has yet been established for such fiscal year, 100% of the target annual bonus for the prior fiscal year (z) in each case multiplied by the number of full and partial months from the beginning of the calendar year during which the termination occurs;

•	a lump sum cash payment equal to a multiple, as set forth below for each executive, of the sum of (i) the executive’s annual base salary in effect immediately prior to the date of termination and (ii) (x) the average of the annual bonuses payable to the executive, including any amounts deferred at the election of the executive, with respect to the three calendar years preceding the change in control or (y) in the event the executive has not been eligible to earn an annual bonus from us in his position as a senior executive officer for three full calendar years preceding the change in control, 100% of the target annual bonus the executive is eligible to earn in respect of the fiscal year in which the change in control occurs, or if no target annual bonus has yet been established for such fiscal year, 100% of the target annual bonus for the prior fiscal year;

•	receipt of future payouts in accordance with any Long Term Incentive Plan in which the executive participated immediately prior to the date of termination, based on the performance results at the end of each performance period in respect of which there was a Long Term Incentive Plan grant in place for the executive as of the date of termination, as if the executive had retired in a company-approved retirement;

•	(i) maintenance, without any change in terms that is adverse to the executive, of any retirement plan of, or provided by us in which the executive, immediately prior to the date of termination, participated or would, upon normal retirement (as such term is defined in the applicable retirement plan), be entitled to participate, and (ii) credit of an additional number of years, as set forth below, to the executive’s years of age and “Years of Service” for all purposes under our SERP II (which is described below under “ – Retirement Plans”);

•	continuation of (i) all health benefits with respect to the executive (and, to the extent applicable, the executive’s dependents) for an additional period of years, as set forth below, following the date of termination (with health benefits thereafter being available, but at the executive’s expense, until the earlier of (x) the date the executive becomes reemployed and is (along with the executive’s applicable dependents) covered, without qualification for preexisting conditions, under another employer’s health plan and (y) the date on which the executive and the executive’s spouse become eligible for coverage under any other comprehensive health benefit plan including Medicare), and (ii) all life insurance benefits, until the expiration of a set number of years, as set forth below, from the date of termination, provided, that any coverage for life insurance benefits shall cease on the date the executive becomes reemployed and receives at least an equal amount of life insurance coverage under another employer’s benefit plan;

•	participation in our postretirement assigned car benefit plan following termination without change to the terms and conditions of our postretirement assigned car benefit plan that is adverse to the executive; and

•	within the twelve months following the termination date, outplacement assistance up to maximum of $25,000 paid directly to an outplacement service provider.
For the purposes of the provisions above, the multiples and number of years for the following executives are: Mr. Koch, three times and three years; Mr. Nothwang, Mr. Siracusa, Mr. Taride and Mr. Plescia two and a half times and two and a half years. In addition, under the terms of each agreement, in the event that the compensation provided for in the agreement or in any other plan or arrangement covering the named executive is subject to excise tax imposed by Section 4999 of the Code, or any interests or penalties thereon, the executive will be entitled to receive a gross-up payment in an amount such that after payment by the executive of all taxes on the gross-up payment, the executive shall retain a portion of the gross-up payment equal to the excise tax. However, to the extent compensation under the agreement does not exceed 110% of the specified statutory threshold amount giving rise to excise tax, then no additional payment will be paid and the compensation will be reduced below such statutory threshold.

In addition, in the event of a change in control, any outstanding Ford options to purchase common stock issued under Ford’s 1990 Long-Term Incentive Plan, Ford’s 1998 Long-Term Incentive Plan and our Long-Term Equity Compensation Plan are intended to be treated under such plans as continuing in effect until the earlier of five years after the date of termination or the expiration date of the applicable stock option, subject to certain conditions. However, any outstanding options granted to an executive on or after March 10, 2000 shall become immediately vested upon a termination of the executive’s employment by reason of a change in control.
Under the non-competition terms of each agreement, each named executive has agreed that while employed by us and for a period of one year following termination of employment due to a resignation, other than for a good reason under the agreement, or for cause, the executive will not directly or indirectly work, invest in or associate with any “competing enterprise,” consisting of any entity that engages in the car or equipment rental business, subject to limited exceptions. In addition, pursuant to each agreement, for a period of two years after an executive’s termination, each executive has agreed not to solicit any of our or our affiliates’ employees.
In addition, Hertz Europe Limited and Mr. Taride have entered into a Non-Compete Agreement which provides that for the twelve months after leaving employment with us, Mr. Taride will not (i) compete with us in the countries in which we operated or actively made arrangements to plan to operate during the twelve months preceding such termination of employment or (ii) solicit or entice away any key employees from us. Hertz Europe Limited would be required to give Mr. Taride twelve months notice to terminate his employment for any reason other than misconduct.
Retirement plans
Our retirement plan for U.S. employees, The Hertz Corporation Account Balance Defined Benefit Pension Plan, or the “Hertz Retirement Plan,” was established on August 30, 1985. Previously, our employees participated in the retirement plan for the employees of RCA Corporation, or the “RCA Plan.”
The Hertz Retirement Plan is tax-qualified. Contributions were made by the employees and by us up to June 30, 1987. Effective July 1, 1987, we pay the entire cost.
The benefit an employee receives under the Hertz Retirement Plan is based on a combination of the following factors:
•	a percentage of final average compensation (using the highest five consecutive of the last ten years of covered compensation);

•	years of credited service up to July 1, 1987; and

•	the accrued value of a cash account after July 1, 1987 which gets credited each year at a predetermined percentage of compensation.
Compensation for these purposes includes salary or wages, bonuses, commissions, premium rate pay and vacation pay.
We also have non-qualified pension plans for certain of our executives, including the named executive officers, which provides benefits in excess of the qualified plans which include (1) the Benefit Equalization Plan, or “BEP,” that provides equalization benefits that cannot be provided under the Hertz Retirement Plan due to limitations imposed by the Code and (2) the Supplemental Retirement and

Savings Plan, or “SERP,” and Supplemental Executive Retirement Plan, or “SERP II,” that, when combined with the Hertz Retirement Plan, provides a benefit generally similar to those that would have been provided if the pre-July 1, 1987 benefit formula had remained in effect until the employee’s normal retirement date. As a result of a prior change in our corporate ownership which triggered a change in control provision, the SERP may not be amended or terminated, except if necessary to maintain the qualified status of The Hertz Corporation Income Savings Plan under Section 401(a) of the Code.
Benefits payable under the plans are not reduced for Social Security or other offsets.
The following table shows the annual pension benefits payable under the Hertz Retirement Plan, or BEP, SERP and SERP II including amounts attributable to employee contributions from the RCA plan. The table indicates benefits for employees at various rates of final average compensation and years of service, based on retirement at age 65.
Pension Plan Table

Final	Years of Credited Service
Average
Compensation	20	25	30	35	40
$200,000	$62,800	$78,500	$94,200	$110,000	$125,700
400,000	126,800	158,500	190,200	222,000	253,700
600,000	190,800	238,500	286,200	334,000	381,700
800,000	254,800	318,500	382,200	446,000	509,700
1,000,000	318,800	398,500	478,200	558,000	637,700
1,200,000	382,800	478,500	574,200	670,000	765,700
1,400,000	446,800	558,500	670,200	782,000	893,700
1,600,000	510,800	638,500	766,200	894,000	1,021,700
1,800,000	574,800	718,500	862,200	1,006,000	1,149,700
2,000,000	638,800	798,500	958,200	1,118,000	1,277,700
Pension benefits are annual lifetime benefits with five years of payments guaranteed.
Qualified pension and SERP benefits are computed by averaging the employee’s highest five consecutive years of compensation in the ten years immediately before retirement. SERP II benefits are computed by averaging the employee’s highest five years of compensation (not necessarily consecutive) in the ten years immediately before retirement.
As of December 31, 2004, the total credited years of service under the plans for each of the named executive officers were as follows: Mr. Koch, 31 years; Mr. Nothwang, 28 years; Mr. Siracusa, 32 years and Mr. Plescia, 18 years.
In addition, under a predecessor RCA Corporation executive deferred compensation plan, Mr. Koch is eligible to receive a supplemental retirement benefit of approximately $4.4 million payable in 180 monthly installments commencing November 2011. In the event Mr. Koch dies prior to the commencement of this benefit, a portion of such amount will be paid to Mr. Koch’s beneficiary in 120 monthly installments.
Mr. Taride participates in the two plans applicable to certain of our employees in Europe, the Hertz (UK) 1972 Pension Plan and the Hertz (UK) Supplementary Unapproved Pension Scheme. These two plans are generally similar defined benefit plans that provide for, in the case of Mr. Taride, 1/30th of his final salary for each year of service in the plans subject to a maximum of two-thirds of his final salary at the time of his retirement. Under these plans, Mr. Taride has a right to retire at age 60. As of December 31, 2004, Mr. Taride had total credited years of service under these plans of 5 years.
We also have a postretirement assigned car benefit plan available to our officers at the level of senior vice president and above. Participation in the plan requires participation in the demonstration vehicle evaluation program as an active employee, a minimum of 20 years service with us and retirement at the age of 58 or above. Under the program we provide the participant with a car from our fleet and insure the car on the participant’s behalf. The benefit is only available for a maximum of 15 years postretirement or until the participant reaches the age of 80, whichever is greater. Upon the death of the participant the vehicle then assigned to the participant will pass to the participant’s surviving spouse.
Income Savings Plan
Our Income Savings Plan, or the “Hertz Savings Plan,” was established on August 30, 1985. Prior to that date, qualified employees participated in the RCA Income Savings Plan. The assets and liabilities maintained under that plan were transferred as of September 1, 1985 to the Hertz Savings Plan.

The Hertz Savings Plan is a defined contribution plan and is available to certain full-time and part-time employees who have been credited with at least 1,000 hours of service during any calendar year. Employees covered by a collective bargaining agreement are not eligible unless their collective bargaining agreement makes the Hertz Savings Plan applicable to them.

Effective June 3, 2002, eligible employees may generally elect to contribute 1% to 30% of their annual eligible pretax compensation. Contributions are subject to certain limitations by Internal Revenue regulations. We contribute 50% of the first 6% of the employee’s contribution for a maximum matched contribution of 3% of the employee’s eligible compensation.

Our employees are immediately fully vested in their contributions and related earnings. Effective January 1, 2002, our contributions made to employees after that date become fully vested after the employee completes three or more years of service. Prior to January 1, 2002, employees became fully vested in the amount contributed by us and related earnings after completing five years of service.

Each plan member determines to which fund, or funds, their contributions will be applied. The funds include a variety of equity and fixed income funds.

Ownership of common stock
Ford Holdings LLC, a wholly owned subsidiary of Ford, currently owns            shares of Class A common stock and            shares of Class B common stock, 100% of our common stock. Upon completion of this offering, Ford will indirectly beneficially own      % of the outstanding Class A common stock (       % if the underwriters exercise their option to purchase additional shares) and 100% of the outstanding Class B common stock and, accordingly, will own common stock representing approximately      % of the economic interest in us and representing approximately      % of the combined voting power of our outstanding common stock. See “Relationship with Ford.”
The principal executive offices of Ford are located at One American Road, Dearborn, Michigan 48121.

Relationship with Ford
Immediately prior to this offering, Ford through its wholly owned subsidiary, Ford Holdings LLC, is our only stockholder. Upon completion of this offering, Ford will beneficially own       % of the outstanding Class A common stock (       % if the underwriters’ over-allotment option is exercised in full) and      % of the outstanding Class B common stock (which Class B common stock is entitled to five votes per share on any matter submitted to a vote of our stockholders). Upon completion of this offering, the common stock beneficially owned by Ford will represent in the aggregate      % of the combined voting power of all of our outstanding common stock (or      % if the underwriters’ over-allotment option is exercised in full). For as long as Ford continues to beneficially own shares of common stock representing more than 50% of the combined voting power of our common stock, Ford will be able to direct the election of all of the members of our Board of Directors and exercise a controlling influence over our business and affairs, including any determinations with respect to mergers or other business combinations involving us, the acquisition or disposition of assets by us, the incurrence of indebtedness by us, the issuance of any additional common stock or other equity securities, the repurchase or redemption of common stock or preferred stock and the payment of dividends. Similarly, Ford will have the power to determine or significantly influence the outcome of matters submitted to a vote of our stockholders, will have the power to prevent a change in control of us and could take other actions that might be favorable to Ford. See “Description of capital stock.”
Ford has indicated to us that it expects, subject to market conditions, to completely divest its ownership in us. Ford is not subject to any obligation, contractual or otherwise, to retain its controlling interest in us, except that we and Ford, our directors, executive officers and certain other employees have agreed, subject to certain exceptions, not to offer, sell, contract to sell, pledge or otherwise dispose of any shares of common stock or any of our securities which are substantially similar to shares of common stock for a period of 180 days after the date of this prospectus without the prior written consent of the joint book-running managers, subject to certain limitations and limited extensions. As a result, there can be no assurance concerning the period of time during which Ford will maintain its beneficial ownership of our common stock owned by it following this offering. See “Underwriting.”
Beneficial ownership of at least 80% of the total voting power and 80% of the total number of shares of each class of nonvoting capital stock, if any, is required in order for Ford to be able to effect a tax-free spin-off or certain other tax-free transactions with respect to us.
Ford will also have an option available to it to purchase additional shares of Class B common stock and/or nonvoting capital stock to maintain its then-existing percentage of the total voting power and value of us. Additionally, with respect to shares of nonvoting capital stock, Ford will have an option to purchase such additional shares so as to maintain ownership of 80% of each outstanding class of such stock.
Certain of our airport concession agreements require the consent of the airport authority in connection with changes in ownership of us. We will seek those consents in connection with this offering except where not obtaining them will not, in our view, have a material adverse effect on our consolidated financial position or results of operations. In the event that Ford seeks to dispose of any of its common stock following this offering, additional consents will be required. For a description of certain provisions of the Restated Certificate of Incorporation concerning the allocation of business opportunities that may be suitable for both us and Ford, See “Description of capital stock—Certain certificate of incorporation and by-law provisions—Corporate opportunities.” Certain of our credit facilities impose consolidated net worth tests on us if Ford ceases to own at least 51% of the voting control of all of our capital stock then outstanding as described under “Restrictive covenants––Minimum consolidated net worth and maximum consolidated senior debt to consolidated net worth ratio.”

Set forth below are descriptions of certain agreements, relationships and transactions between us and Ford.
Master Supply and Advertising Agreement
On July 5, 2005, we, one of our wholly owned subsidiaries and Ford signed a Master Supply and Advertising Agreement, effective July 5, 2005 and expiring August 31, 2010, that covers the 2005 through 2010 vehicle model years. This agreement replaces and supersedes the joint advertising and vehicle supply agreements that would have expired August 31, 2007.
The terms of the Master Supply and Advertising Agreement only apply to our fleet requirements and advertising in the United States and to “Ford,” “Lincoln” or “Mercury” brand vehicles, or “Ford Vehicles,” and include Ford’s agreement to pay to us one-half of our advertising costs each year subject to a minimum purchase obligation by us and the number of Ford Vehicles acquired. Under the Master Supply and Advertising Agreement, Ford has agreed to supply to us and we have agreed to purchase from Ford, during each of the 2005 through 2010 vehicle model years, a specific number of Ford Vehicles. To be eligible for cost reimbursement under the Master Supply and Advertising Agreement, the advertising must meet certain conditions, including the condition that we feature Ford Vehicles in a manner and with a prominence that is reasonably satisfactory to Ford. It further provides that the amounts Ford will be obligated to pay to us for our advertising costs will be increased or reduced according to the number of Ford Vehicles acquired by us in any model year, provided Ford will not be required to pay any amount for our advertising costs for any year if the number of Ford Vehicles acquired in the corresponding model year is less than a specified minimum except to the extent that our failure to acquire the specified minimum number of Ford Vehicles is attributable to the availability of Ford Vehicles or Ford vehicle production is disrupted for reasons beyond the control of Ford.
We anticipate that the advertising contributions payable by Ford beginning with the 2005 vehicle model year will be less than the advertising contributions we received from Ford for the 2004 model year. We do not expect that the reductions in Ford’s advertising contributions will have a material adverse effect on our results of operations.
Under the terms of the Master Supply and Advertising Agreement we will be able to enter into vehicle advertising and supply agreements with other automobile manufacturers in the United States and in other countries, and we intend to explore those opportunities. However, we cannot assure you that we will be able to obtain advertising contributions from other automobile manufacturers that will mitigate the anticipated reduction in Ford’s advertising contributions.
Corporate Agreement
The Corporate Agreement will provide that we will grant to Ford a continuing option, assignable to any of its subsidiaries, to purchase, under certain circumstances, additional shares of Class B common stock or shares of nonvoting capital stock of us, referred to as the “Stock Option.” The Stock Option may be exercised simultaneously with the issuance of any equity security by us (other than in this offering or upon the exercise of the underwriters’ over-allotment option), with respect to Class B common stock, only to the extent necessary to maintain its then-existing percentage of the total voting power and value of us and, with respect to shares of nonvoting capital stock, to the extent necessary to own 80% of each outstanding class of such stock. The purchase price of the shares of Class B common stock purchased upon any exercise of the Stock Option, subject to certain exceptions, will be based on the market price of the Class A common stock, and the purchase price of nonvoting capital stock will be the price at which such stock may be purchased by third parties. The Stock Option expires in the event that Ford reduces its beneficial ownership of common stock in us to less than 20% of the value of the total outstanding shares of common stock.

The Corporate Agreement will also provide that, upon the request of Ford, we will use our best efforts to effect the registration under the applicable federal and state securities laws of any of the shares of common stock and nonvoting capital stock (and any other securities issued in respect of or in exchange for either) beneficially owned by Ford for sale in accordance with Ford’s intended method of disposition thereof, and will take such other actions as may be necessary to permit the sale thereof in other jurisdictions, subject to certain specified limitations. Ford will also have the right which, subject to certain limitations, it may exercise at any time and from time to time, to include the shares of common stock beneficially owned by it in certain other registrations of our common equity securities initiated by us or on our behalf or on behalf of our other stockholders. We will agree to pay all out-of-pocket costs and expenses in connection with each such registration that Ford requests or in which Ford participates. Subject to certain limitations specified in the Corporate Agreement, such registration rights will be assignable by Ford and its assigns. The Corporate Agreement will contain indemnification and contribution provisions (i) by Ford and its permitted assigns for the benefit of us and related persons and (ii) by us for the benefit of Ford and the other persons entitled to effect registrations of common stock (and other securities) pursuant to its terms and related persons.
The Corporate Agreement will also provide that for so long as Ford (directly or indirectly) owns shares of capital stock having more than 50% of the total voting power of all capital stock outstanding of us, we may not take any action or enter into any commitment or agreement which may reasonably be anticipated to result, with or without notice and with or without lapse of time, or otherwise, in a contravention (or an event of default) by Ford of: (i) any provision of applicable law or regulation, including but not limited to provisions pertaining to the Code or the Employee Retirement Income Security Act of 1974, as amended; (ii) any provision of Ford’s certificate of incorporation or by-laws; (iii) any credit agreement or other material instrument binding upon Ford or its assets or (iv) any judgment, order or decree of any governmental body, agency or court having jurisdiction over Ford or its assets.
In addition, pursuant to the Corporate Agreement, we have entered into a merger agreement with two wholly-owned, newly created subsidiaries, The Hertz Holdings Corporation and Hertz Merger Subsidiary, Inc., and with Ford in order to provide that upon the satisfaction of certain conditions and in connection with a tax-free spin-off, Ford may elect to cause us to implement a holding company structure pursuant to Section 251(g) of the Delaware General Corporation Law without a stockholder vote, all as described under “Description of capital stock—Merger agreement.”
Tax-Sharing Agreement
Prior to this offering, we have been included in Ford’s federal consolidated income tax group, and our federal income tax liability has been included in the consolidated federal income tax liability of Ford and its subsidiaries. In certain circumstances, certain of our subsidiaries have been included with certain Ford subsidiaries in combined, consolidated or unitary income tax groups for state and local tax purposes. We and Ford have entered into a tax-sharing agreement, or the “Tax-Sharing Agreement,” which we and Ford will amend in connection with this offering. Pursuant to the amended Tax-Sharing Agreement, we and Ford will make payments to each other such that, with respect to any period ending on or prior to the date of this offering, the amount of taxes to be paid by us, or the amount of tax benefit to be refunded to us by Ford, subject to certain adjustments, will be determined as though we were to file separate federal, state and local income tax returns (including, except as provided below, any amounts determined to be due as a result of a redetermination of the tax liability of Ford arising from an audit or otherwise) as the common parent of an affiliated group of corporations filing combined, consolidated or unitary (as applicable) federal, state and local returns rather than a consolidated subsidiary of Ford with respect to federal, state and local income taxes. Moreover, with respect to periods beginning after the date of this offering (or beginning on or prior to and ending after such date), Ford will pay us for the unused net operating losses of such hypothetical affiliated group with us as the common parent for periods ending on or prior to the date of this offering. With respect to foreign tax credits, our right to reimbursement will be determined based on the usage of such foreign tax credits by the Ford consolidated group. To the extent that we are allocated any tax assets of the Ford consolidated group that exceed the amounts reflected on our balance sheet as of the date of this offering, we will make a payment to Ford in an amount equal to the tax benefit of such excess.
In determining the amount of tax-sharing payments under the amended Tax-Sharing Agreement, Ford will prepare or cause to be prepared pro forma returns with respect to federal and applicable state and local income taxes that reflect the same positions and elections used by Ford in preparing the returns for Ford’s consolidated group and other applicable groups. Ford will continue to have all the rights of a parent of a consolidated group (and similar rights provided for by applicable state and local law with respect to a parent of a combined, consolidated or unitary group), will be the sole and exclusive agent for us in any and all matters relating to the income, franchise and similar liabilities of us, will have sole and exclusive responsibility for the preparation and filing of consolidated federal and consolidated or combined state and local income tax returns (or amended returns), and will have the power, in its sole discretion, to contest or compromise any asserted tax adjustment or deficiency and to file, litigate or compromise any claim for refund on behalf of us related to such return.
Each member of a consolidated group is severally liable for the federal income tax liability of each other member of the consolidated group. Accordingly, although the amended Tax-Sharing Agreement will allocate tax liabilities between us and Ford, for any period during which we were included in Ford’s consolidated group, we could be liable for tax liabilities not allocated to us under the Tax-Sharing Agreement in the event that any federal tax liability is not discharged by any other member of Ford’s consolidated group. See “Risk factors—Risks related to our business––Ford controls us and may have conflicts of interest with us or you in the future.”
We will not be included in Ford’s federal consolidated income tax group after this offering.
Pursuant to the amended Tax-Sharing Agreement, we will agree that, until Ford and its affiliates own 50% or less of the total combined voting power of our outstanding capital stock, we (i) will not knowingly take or fail to take any action that could reasonably be expected to preclude Ford’s ability to effectuate a tax-free spin-off of our common stock that it owns pursuant to Section 355 of the Code and (ii) will not issue any of our stock (or instruments convertible, exercisable or exchangeable into any of our stock) in an acquisition or offering if, immediately after such issuance, Ford would, or would reasonably be expected to, not own the requisite amount of our stock that is necessary to effectuate such a tax-free spin-off. Pursuant to the amended Tax-Sharing Agreement, in the event that Ford effectuates a spin-off of our stock that it owns, we will agree that, during the two year period following such spin-off, we will not, without the consent of Ford, take certain actions without first obtaining a tax opinion or ruling that such actions will not result in increased taxes for Ford or its stockholders as a result of the failure of Ford’s spin-off of our stock to be tax-free pursuant to Section 355 of the Code. In the event that Ford effectuates a spin-off of our common stock that it owns and such spin-off is not tax-free pursuant to Section 355 of the Code, the taxes incurred by Ford or its stockholders will generally be borne by Ford if the taxes result from certain actions or omissions of Ford, and will generally be borne by us if the taxes result from certain of our actions or omissions. If the taxes incurred by Ford or its stockholders do not result from certain actions or omissions of Ford, and do not result from certain of our actions or omissions, then we will generally be responsible for a percentage of such taxes equal to the quotient of the fair market value of our issued and outstanding common stock, divided by the sum of the fair market value of our issued and outstanding common stock and the fair market value of Ford’s issued and outstanding common stock.

Commercial paper dealer agreements
We maintain agreements with Ford Financial Services, Inc., or “FFS,” a NASD registered broker/dealer and an indirect wholly owned subsidiary of Ford, whereby FFS acts as a sales agent for our secured and unsecured domestic commercial paper programs. We pay fees to FFS, which range from 0.03% to 0.05% per annum of commercial paper placed depending upon the monthly average dollar value of the notes outstanding in the portfolios. For the six months ended June 30, 2005, we paid fees to FFS of $74,096. For the year ended December 31, 2004, we paid FFS $89,148 of such fees. FFS is under no obligation to purchase any of the notes for its own account. On July 13, 2005, we entered into a letter agreement with FFS which amended the agreements to provide that they will automatically terminate at any time Ford ceases to own shares having more than 50% of the total voting power of all of our outstanding capital stock. Through our subsidiary Hertz Australia Pty. Limited, we also have a similar agreement with Ford Credit Australia Limited, also an indirect wholly owned subsidiary of Ford. Hertz Australia Pty. Limited no longer maintains an active commercial paper program.
Line of credit
Ford has extended to us a $500.0 million line of credit, which currently expires June 30, 2007. This line of credit has an evergreen feature that provides on an annual basis for automatic one year extensions of the expiration date, unless notice is provided by Ford at least one year prior to the then scheduled expiration date. The line of credit automatically terminates however, at any time Ford ceases to own, directly or indirectly, shares of our capital stock having more than 50% of the total voting power of all capital stock outstanding of us. Our obligations under this line of credit rank pari passu with our senior unsecured debt securities. A commitment fee of 0.2% per annum is payable on the unused available credit. On May 2, 2005, we borrowed $250.0 million under the line of credit which we repaid on May 31, 2005 with borrowings under our Interim Credit Facility.
Intercompany Notes
On each of June 10, 2005 and      , 2005, we issued Intercompany Notes to Ford in the amounts of $1,185.0 million and $      , respectively, as dividends on all of our then outstanding common stock. The Intercompany Notes are subordinated in right of payment to all of our existing and future senior indebtedness. The Intercompany Notes each mature on June 10, 2010, but may be prepaid in whole at any time or in part from time to time. Interest on each of the Intercompany Notes will be payable in cash quarterly or on or before the maturity date of the Intercompany Notes, subject to certain limitations on payment contained in the Interim Credit Facility. The Intercompany Note issued on June 10, 2005 has a per annum interest rate equal to three-month LIBOR plus a spread of 200 basis points and the Intercompany Note issued on         , 2005 has a per annum interest rate equal to three-month LIBOR plus a spread of            basis points. We intend to repay the Intercompany Notes with the proceeds of this offering and the offering of the Equity Units.
Other relationships and transactions
We and Ford also engage in other transactions in the ordinary course of our respective businesses. These transactions include HERC’s providing equipment rental services to Ford, our providing insurance claim management services to Ford and our providing car rental services to Ford. We are named as an additional insured under certain of Ford’s insurance policies for which we pay our allocated portion of the premiums.

Description of indebtedness
In connection with the funding of our domestic operations, we maintain committed credit facilities, unsecured and asset backed medium-term and long-term debt and active unsecured and asset backed commercial paper programs. For additional information regarding our indebtedness, see “Management’s discussion and analysis of financial condition and results of operations—Liquidity and capital resources,” note 7 to the notes to our unaudited condensed consolidated financial statements, and note 3 to the notes to our audited consolidated financial statements included in this prospectus.
Senior credit facilities
As of June 30, 2005, we had committed credit facilities totaling $2.8 billion.
A portion of our committed credit facilities are represented by a combination of multi-year, 364-day global and other committed credit facilities provided by 20 participating banks, which as of June 30, 2005 totaled $1.3 billion in commitments. In addition to direct borrowings by us, the multi-year and 364-day global facilities allow certain of our subsidiaries to borrow on the basis of a guarantee by us.
•	The multi-year facilities were renegotiated effective July 1, 2005 and as of June 30, 2005 totaled $952.5 million in commitments with expirations as follows: $35.0 million on June 30, 2006, $108.0 million on June 30, 2007, $102.0 million on June 30, 2008, $81.0 million on June 30, 2009 and $626.5 million on June 30, 2010. The multi-year facilities that expire in 2010 have an evergreen feature, which provides for the automatic extension of the expiration date one year forward unless the bank provides timely notice.

•	During 2005, the 364-day global committed credit facilities, which totaled $94.0 million as of June 16, 2005, were renegotiated and currently expire on June 15, 2006. Under the terms of the 364-day facilities, we are permitted to convert any amount outstanding prior to expiration into a two-year loan.

•	The other committed facilities totaled $178.9 million as of June 30, 2005 and expire at various times during 2005 and 2006.
Some of our committed credit facilities are represented by facilities that support our ABS program, which as of June 30, 2005 totaled $1.0 billion:
•	Effective September 18, 2002, as part of the ABS program, we transferred a portion of the 364-day global committed credit facilities to the ABS program. As part of the agreement to transfer these commitments, we have waived the right to transfer them back to the 364-day global committed credit facilities without the consent of the participating banks. As of June 30, 2005, $814.0 million was committed under this facility which expires in June 2006.

•	In addition to the transfer of the 364-day commitments, we raised committed credit support through an ABS letter of credit from banks that participate in our multi-year global committed credit facilities, which totaled $215.0 million as of June 30, 2005 and expires in June 2007. In exchange for this credit support, we agreed to reduce the banks’ multi-year facility commitment by one half of the amount of their ABS letter of credit participation.

In addition to these committed credit facilities, in February 1997, Ford extended to us a line of credit of $500.0 million, which currently expires June 30, 2007. This line of credit has an evergreen feature that provides on an annual basis for automatic one-year extensions of the expiration date, unless notice is provided by Ford at least one year prior to the then scheduled expiration date. The line of credit automatically terminates however, at any time Ford ceases to own, directly or indirectly, our capital stock having more than 50% of the total voting power of all our capital stock outstanding and all loans and accrued interest under this facility would become immediately due and payable. Our obligations under this agreement would rank pari passu with our senior debt securities. A quarterly commitment fee of 0.2% is payable to Ford on the average daily unused available credit. On May 2, 2005, we borrowed $250.0 million under this line of credit, which we repaid on May 31, 2005 with borrowings under the Interim Credit Facility discussed below.
On May 26, 2005, we entered into the Interim Credit Facility with an aggregate availability of up to $3.0 billion with the joint book-running managers of this offering and/or their affiliates as the arrangers and initial lenders, JPMorgan Chase Bank, N.A. as the U.S. administrative agent and JPMorgan Chase Bank, N.A., Toronto Branch as the Canadian administrative agent. The Interim Credit Facility, as amended on July 5, 2005, provides a term facility of up to $1,650.0 million and a revolving credit facility of up to $700.0 million available to The Hertz Corporation and a term facility of up to $350.0 million and a revolving credit facility of up to $300.0 million available to our Canadian subsidiary, Hertz Canada Limited, guaranteed by The Hertz Corporation, with unutilized capacity under the Canadian tranches available to be borrowed by The Hertz Corporation. Amounts under the term facilities are available to be borrowed from May 26, 2005 to July 26, 2005 and were fully drawn. Amounts under the revolving facilities are available to be borrowed throughout the term of the Interim Credit Facility. The Interim Credit Facility matures on November 23, 2005. We may elect a combination of per annum interest rates on the Interim Credit Facility including the federal funds rate plus 0.50%, JPMorgan Chase Bank, N.A.’s prime rate, LIBOR and, for loans made to Hertz Canada Limited, a Canadian base rate or Canadian prime rate, plus, in each case, a margin based on our then-current S&P and Moody’s debt ratings. We are also required to pay to the lenders a quarterly facility fee equal to a rate per annum of 0.175% of the total amount of the Interim Credit Facility (such rate based upon our current S&P and Moody’s debt ratings). As of June 30, 2005, we had outstanding borrowings of approximately $1.0 billion and C$575.0 million under the Interim Credit Facility.
We are required to prepay loans and permanently reduce commitments under the Interim Credit Facility under certain limited circumstances, including certain issuances of securities (not including this offering), certain sales of assets and when Ford controls less than 25% of us or any other person or group has equal or greater control of us than Ford. Effective July 26, 2005, $1,825.0 million of the Interim Credit Facility commitments provided by the three initial external financial institutions were syndicated and allocated to eight additional external financial institutions. The Interim Credit Facility has terms, including restrictive covenants, substantially similar to the terms of our other current committed credit facilities. In addition, the Interim Credit Facility contains restrictions on the payment of any indebtedness to, or investments other than in the ordinary course of business in, Ford, other than as noted above, and our ability to pay future dividends, other than the dividend to Ford of the Intercompany Notes or additional stock, payments pursuant to certain stock option plans or other benefit plans, or any dividend in connection with this offering or the concurrent offering of Equity Units. We have used and continue to use the amounts borrowed under the Interim Credit Facility to refinance existing, short-term indebtedness and for general corporate purposes. We intend to repay the Interim Credit Facility from the proceeds received from a combination of issuances of additional asset backed securities under our ABS program, accessing the commercial paper market and issuing unsecured senior debt securities.

Senior notes
As of June 30, 2005, we had outstanding approximately $4.6 billion aggregate principal amount of senior debt securities issued under, and subject to the terms of, the senior indentures described below under “— Restrictive covenants.” The senior debt securities are unsecured obligations, having fixed and floating interest rates ranging from 4.4% to 9.3% as of June 30, 2005, and having maturities ranging from July 2005 to January 2028.
Intercompany Notes
On each of June 10, 2005 and      , 2005, we issued Intercompany Notes to Ford in the amounts of $1,185.0 million and $            , respectively, as dividends on all of our then outstanding common stock. The Intercompany Notes are subordinated in right of payment to all of our existing and future senior indebtedness. The Intercompany Notes each mature on June 10, 2010, but may be prepaid in whole at any time or in part from time to time. Interest on each of the Intercompany Notes will be payable in cash quarterly or on or before the maturity date of the Intercompany Notes, subject to certain limitations on payment contained in the Interim Credit Facility. The Intercompany Note issued on June 10, 2005 has a per annum interest rate equal to three-month LIBOR plus a spread of 200 basis points and the Intercompany Note issued on         , 2005 has a per annum interest rate equal to three-month LIBOR plus a spread of            basis points. We intend to repay the Intercompany Notes with the proceeds of this offering and the concurrent offering of the Equity Units.
Asset backed securitization program
During 2002, we established an ABS program to reduce borrowing costs and enhance financing resources for our domestic car rental fleet. All debt issued under the ABS program is collateralized by the assets of the special purpose entities consisting of revenue earning vehicles used by us in our car rental business, restricted cash and certain receivables related to revenue earning vehicles. The ABS program provided for the initial issuance of asset backed commercial paper (up to $1.0 billion) and the subsequent issuance of asset backed medium-term notes.
On March 31, 2004 we issued $600.0 million of asset backed Medium-Term Notes under the ABS program. Of the $600.0 million of the Medium-Term Notes, $500.0 million has fixed interest rates ranging from 2.4% to 3.2% and maturities ranging from 2007 to 2009 and the remaining $100.0 million has a variable interest rate based on the one-month LIBOR rate plus nine basis points (3.4% as of June 30, 2005) and matures in 2007. As of June 30, 2005, $600.0 million aggregate principal amount of Medium-Term Notes was outstanding. Payments of principal and interest relating to the Medium-Term Notes are insured to the extent provided in a note guaranty insurance policy issued by MBIA Insurance Corporation.
As of June 30, 2005, $849.5 million of asset backed commercial paper was outstanding under the ABS program. The average interest rate as of June 30, 2005 was 3.2%. The collateralized commercial paper has a maximum term of 58 days when issued. As of June 30, 2005, the outstanding commercial paper and Medium-Term Notes were collateralized by $1,431.1 million net book value of revenue earning vehicles, $49.0 million of receivables and $7.4 million of restricted cash. The restricted cash is to be used for the purchase of revenue earning vehicles or for the repayment of outstanding indebtedness under the ABS program. Restricted cash is included in “Cash and equivalents” in the consolidated balance sheet.

Debt of foreign operations
Borrowing for our international operations also consists of loans obtained from local and international banks and commercial paper programs established in Ireland, Canada, the Netherlands, Belgium and Australia. We guarantee only the commercial paper borrowings of our subsidiaries in Ireland, Canada, the Netherlands and Belgium, and guarantee commercial paper and short-term bank loans of our subsidiary in Australia. All borrowings by international operations either are in the international operation’s local currency or, if in non-local currency, hedged to minimize foreign exchange exposure. As of June 30, 2005, total debt for the foreign operations was $1,896.7 million, of which $1,649.1 million was short-term (original maturity of less than one year) and $247.6 million was long-term. As of June 30, 2005 total amounts outstanding under the commercial paper programs in Ireland, Canada, the Netherlands and Belgium were $243.5 million, $31.0 million, $27.2 million and $15.8 million, respectively.
Euro medium-term note program
On July 2, 2004, we established a Euro Medium-Term Note Program under which we and/or HFC can issue up to €650.0 million in Euro Notes. On July 16, 2004, HFC issued €200.0 million of Euro Notes under this program. The Euro Notes are fully guaranteed by us, mature in July 2007, and have a variable interest rate based on the three-month EURIBOR rate plus 110 basis points. As of June 30, 2005, the interest rate on the Euro Notes was 3.24%.
Restrictive covenants
We have issued senior debt securities, including the senior debt securities described under “—Senior notes” above, (i) under an indenture, dated April 1, 1986, as amended and supplemented, between us and JPMorgan Chase Bank, N.A., as trustee, which we refer to as the 1986 Senior Indenture (approximately $205 million outstanding as of June 30, 2005), (ii) under an indenture, dated December 1, 1994, between us and Wachovia Corporate Trust, as trustee, which we refer to as the 1994 Senior Indenture (approximately $2.0 billion outstanding as of June 30, 2005), and (iii) under an indenture, dated as of March 16, 2001, between us and The Bank of New York, as trustee, which we refer to as the 2001 Senior Indenture (approximately $2.4 billion outstanding as of June 30, 2005). Collectively, we refer to the 1986 Senior Indenture, the 1994 Senior Indenture and the 2001 Senior Indenture as the Senior Indentures. We may in the future issue additional senior debt securities under the 2001 Senior Indenture. We may in the future issue senior subordinated debt securities under an indenture, dated as of June 1, 1989, between us and The Bank of New York, as trustee, which we refer to as the Senior Subordinated Indenture. We may in the future issue junior subordinated debt securities under an indenture, dated as of July 1, 1993, between us and Citibank, N.A., as trustee, which we refer to as the Junior Subordinated Indenture. Collectively, we refer to the Senior Subordinated Indenture and the Junior Subordinated Indenture as the Subordinated Indentures.
We are subject to the following restrictive covenants, each of which appears in one or more of the Senior Indentures, the Subordinated Indentures, our global committed credit facilities and the fiscal agency agreement under which notes have been and may in the future be issued under the Euro Medium-Term Note Program. In addition, we will be subject to certain restrictive covenants under our Interim Credit Facility discussed above under “—Senior credit facilities.”

Limitations on dividends
Our ability to pay dividends is restricted. Such restriction provides that we may not pay dividends, purchase, redeem or invest in our own shares or permit purchases, redemptions or investments by Restricted Subsidiaries, as defined below, in our shares subsequent to December 31, 1985 if, together with total investments by us and our Restricted Subsidiaries in subsidiaries that are not Restricted Subsidiaries made subsequent to such specified date, the aggregate of any such dividends or investments exceeds the sum of (i) $185,000,000, plus (or minus in the case of a deficit) (ii) the consolidated net income (or net loss) of us and our Restricted Subsidiaries earned subsequent to December 31, 1985, plus (iii) the aggregate net proceeds received from capital stock, including rights or warrants to purchase capital stock and indebtedness converted into capital stock, issued subsequent to December 31, 1985. We have identified certain subsidiaries as “Restricted Subsidiaries.” In addition, our Board of Directors can, after the date of an indenture, designate additional subsidiaries as Restricted Subsidiaries. Under certain circumstances Restricted Subsidiaries may be redesignated as unrestricted. Notwithstanding the limitations above, we are permitted to pay any management, administrative, general overhead or similar charge to any of our controlling stockholders or other affiliates, or pay to any member of the same consolidated group for tax purposes any amounts in lieu of taxes. After giving effect to this offering, the concurrent offering of Equity Units and related use of proceeds together with the contemporaneous transactions described under “Capitalization,” approximately $        of consolidated stockholder’s equity is expected to be free of such limitations. The Interim Credit Facility contains additional restrictions on our ability to pay dividends. See “Description of indebtedness—Senior credit facilities.”
Limitations on mergers
We may not, subject to certain exceptions, consolidate with, merge into, or sell, convey or transfer our properties and assets substantially as an entirety to another person, if, as a result thereof, any property owned by us or a Restricted Subsidiary, immediately prior thereto would become subject to any security interest, unless the applicable debt securities issued by us under the applicable indenture are secured equally and ratably with (or prior to) the debt secured by such security interest.
Limitations on certain loans and advances
We may not, and may not permit any Restricted Subsidiary to, make or permit to exist any loan or advance to any person owning more than 50% of the outstanding voting stock of us or to any affiliate of such person (other than us or a Restricted Subsidiary) if the aggregate outstanding amount of senior indebtedness of us and our Restricted Subsidiaries exceeds 400% of the consolidated net worth and subordinated indebtedness of us and our Restricted Subsidiaries.
Limitations on secured debt
Subject to certain exceptions, including those set forth below, we may not create, incur, assume or guarantee, and may not cause, suffer or permit a Restricted Subsidiary to create, incur, assume or guarantee, any secured indebtedness without making effective provisions whereby the debt securities then outstanding issued under the applicable indentures and any other indebtedness of or guaranteed by us or such Restricted Subsidiary then entitled thereto, subject to applicable priorities of payment, shall be secured by the security interest securing such secured indebtedness equally and ratably with any and all other obligations and indebtedness thereby secured (subject, however, to applicable priorities of payment) so long as such secured indebtedness remains outstanding. However, the foregoing prohibition will not be applicable to:
(i)	any security interest in favor of us or a Restricted Subsidiary;

(ii)	certain pre-existing security interests;

(iii)	security interests existing on property at the time it is acquired by us or a Restricted Subsidiary, provided, such security interest is limited to all or part of the property so acquired;

(iv)	(a) any security interest existing on the property of or on the outstanding shares or indebtedness of a corporation at the time such corporation shall become a Restricted Subsidiary or (b) subject to the provisions referred to above under “—Limitations on mergers,” any security interest on property of a corporation existing at the time such corporation is merged into or consolidated with us or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of a corporation as an entirety or substantially as an entirety to us or a Restricted Subsidiary (provided, in each such case, that such security interest does not extend to any property owned prior to such transaction by us or any Restricted Subsidiary which was a Restricted Subsidiary prior to such transaction);

(v)	mechanics’, materialmen’s, carriers’ or other like liens arising in the ordinary course of business;

(vi)	certain tax liens or assessments, and certain judgment liens;

(vii)	certain security interests in favor of the United States of America or any state or any agency of the United States of America;

(viii)	security interests on certain business equipment;

(ix)	in the case of property (other than rental equipment) acquired after certain dates by us or a Restricted Subsidiary, any security interest which secures an amount not in excess of the lesser of the purchase price or fair value of such property at the time of acquisition, provided that such security interest is limited to the property so acquired;

(x)	security interests on properties financed through tax-exempt municipal obligations, provided that the security interest is limited to the property so financed; and

(xi)	any refunding, renewal, extension or placement (or successive refundings, renewals, extensions or replacements), in whole or in part, of any security interest referred to in the preceding clauses (i) through (x), provided that the principal amount of indebtedness secured in such refunding, renewal, extension or replacement does not exceed that secured at the time by such security interest and that such refunding, renewal, extension or replacement is limited to all or part of the same property subject to the security interest being refunded, renewed, extended or replaced.
Notwithstanding the foregoing provisions, we and any one or more Restricted Subsidiaries may issue, assume or guarantee secured indebtedness which would otherwise be subject to the foregoing restrictions in an aggregate amount which, together with all other secured indebtedness of us and our Restricted Subsidiaries which would otherwise be subject to the foregoing restrictions (not including indebtedness permitted to be secured as described under “—Limitations on secured debt” above), and the aggregate value of the sale and leaseback transactions in existence at such time (not including sale and leaseback transactions the proceeds of which have been or will be applied in accordance with clause (ii) under “—Limitations on sale and leaseback transactions” below), do not at the time of incurrence exceed 10% of the consolidated net worth and subordinated indebtedness of us and our Restricted Subsidiaries.

Limitations on sale and leaseback transactions
We may not, and may not permit any Restricted Subsidiary to, engage in any sale and leaseback transaction unless (i) we or such Restricted Subsidiary would be entitled, without reference to the provisions described under “—Limitations on secured debt” above, to incur secured indebtedness in an amount equal to the amount realized or to be realized upon the sale or transfer involved in such sale and leaseback transaction, secured by a security interest on the property to be leased without equally and ratably securing certain outstanding debt securities as provided under “—Limitations on secured debt” or (ii) we or a Restricted Subsidiary apply, within 120 days after such sale or transfer, an amount equal to the fair value of the property so leased (as determined by our Board of Directors) to the repayment of senior indebtedness of us or of any Restricted Subsidiary (other than senior indebtedness owed to us or any Restricted Subsidiary) then prepayable.
Minimum consolidated net worth and maximum consolidated senior debt to consolidated net worth ratio
Based on the terms of our global committed credit facilities, if Ford ceases to own at least 51% of the voting control of all of our capital stock then outstanding and (i) our senior debt credit ratings are below A- by S&P and A-3 by Moody’s, we must maintain a minimum consolidated net worth of $500.0 million and (ii) our senior debt credit ratings are below BBB+ by S&P and Baa1 by Moody’s, our consolidated senior debt to consolidated net worth ratio must not exceed 8.5 to 1.
Other restrictive covenants applicable to certain of our subsidiaries
Under the fiscal agency agreement under which notes have been and may in the future be issued under the Euro Medium-Term Note Program, HFC is subject to limitations on secured debt, limitations on sale and leaseback transactions, and limitations on mergers, all of which are comparable to those to which we are subject, except that references to Restricted Subsidiaries which appear in the descriptions of the corresponding limitations on us are not applicable to the limitations on HFC.
Under a base indenture, dated as of September 18, 2002, as amended, under which rental car asset backed notes have been and may in the future be issued under the ABS program, our subsidiary Hertz Vehicle Financing LLC is subject to numerous restrictive covenants, including restrictive covenants with respect to liens, indebtedness, benefit plans, consolidations and mergers, disposition of assets, acquisition of assets, distributions, payment of wages or salaries, loans, investments, agreements and the types of business it may conduct. Our subsidiary, Hertz Fleet Funding LLC is subject to comparable restrictive covenants under a liquidity agreement, dated as of September 18, 2002, as amended, under which it may issue asset backed commercial paper under the ABS program.
Certain of the individual credit facilities which have been extended to our international subsidiaries impose restrictive covenants and/or requirements with respect to ownership or financial ratios on those subsidiaries.

Description of capital stock
The following is a description of the material provisions of our capital stock, as well as other material terms of our amended and restated certificate of incorporation and bylaws, as they will be in effect as of the consummation of the offering. We refer you to a form of our amended and restated certificate of incorporation, as amended, and to a form of our amended and restated bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part.
General
Our authorized capital stock consists of (i)    shares of Class A common stock, par value $0.01 per share, and            shares of Class B common stock, par value $0.01 per share, and (ii) shares of preferred stock, par value $0.01 per share. Of the            shares of Class A common stock, shares are being offered in this offering (excluding            shares subject to the underwriters’ option to purchase additional shares),             shares will be reserved for issuance upon conversion of Class B common stock into Class A common stock,       shares issuable upon the exercise of stock options have been reserved for issuance pursuant to employee benefit plans and            shares will be reserved for issuance upon settlement of the purchase contracts included in the Equity Units being offered concurrently with this offering. See “Management.” Of the            shares of Class B common stock,             shares will be outstanding and indirectly beneficially owned by Ford as of the closing date of the offering. As of the closing date of the offering, there will be no preferred stock outstanding. We will issue all shares of our capital stock in uncertificated form unless our board of directors determines that any particular series will be issued in certificated form. A description of the material terms and provisions of our restated certificate of incorporation affecting the relative rights of the Class A common stock, the Class B common stock and the preferred stock is set forth below. The following description of our capital stock is intended as a summary only and is qualified in its entirety by reference to the form of our restated certificate of incorporation filed with the registration statement of which this prospectus forms a part and to Delaware corporate law.
Common stock
Voting rights
The holders of Class A common stock and Class B common stock generally have identical rights except that holders of Class A common stock are entitled to one vote per share. Holders of Class B common stock are entitled to five votes per share on all matters to be voted on by stockholders, subject to the right of Ford or the Class B Transferee (as defined below), as the case may be, to reduce from time to time the number of votes per share of Class B common stock by written notice to us specifying the reduced number of votes per share. Holders of shares of Class A common stock and Class B common stock are not entitled to cumulate their votes in the election of directors. Accordingly, the holders of more than 50% of the voting rights attaching to our common stock can, if they choose to do so, elect all the directors.
Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of Class A common stock and Class B common stock present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of any preferred stock. Except as otherwise provided by law, and subject to any voting rights granted to holders of any outstanding preferred stock, amendments to the restated certificate of incorporation and certain reorganization, consolidation or merger transaction must be approved by a majority of the combined voting power of all Class A common stock and Class B common stock, voting together as a single class. However, amendments to our restated certificate of incorporation that would alter or change the powers, preferences or special rights of the Class A common stock or the Class B common stock so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class. Notwithstanding the foregoing, any amendment to our restated certificate of incorporation to increase or decrease the authorized shares of any class shall be approved upon the affirmative vote of the holders of a majority of the common stock, voting together as a single class. In addition, as described under “–Certain certificate of incorporation and by-law provisions—Corporate opportunities,” until the time that Ford ceases to own beneficially common stock representing at least 20% of the total voting power of all outstanding common stock, the affirmative vote of the holders of more than 80% of the total voting power of outstanding common stock shall be required to alter, amend or repeal in a manner adverse to the interests of Ford and its subsidiaries (other than us), or adopt any provision adverse to the interests of Ford and its subsidiaries (other than us), and inconsistent with, the corporate opportunity provisions set forth in our rested certificate of incorporation. Also, as described under “–Certain certificate of incorporation and by-law provisions—Provisions that may have an anti-takeover effect,” the affirmative vote of the holders of at least 75% of the total voting power of all outstanding common stock is required to amend, repeal or adopt any provision inconsistent with certain anti-takeover provisions of the restated certificate of incorporation and to alter, amend or repeal the by-laws (in addition to our Board of Directors’ right to alter, amend or repeal the by-laws).
Dividends
Holders of Class A common stock and Class B common stock will be entitled to share equally on a per share basis in all dividends if, as and when dividends are declared from time to time by our Board of Directors out of funds legally available for that purpose, after payment of dividends required to be paid on outstanding preferred stock, as described below, if any. Dividends consisting of shares of Class A common stock and Class B common stock may be paid only as follows: (i) shares of Class A common stock may be paid only to holders of shares of Class A common stock, and shares of Class B common stock may be paid only to holders of Class B common stock; and (ii) shares shall be paid proportionally with respect to each outstanding share of Class A and Class B common stock.

Our dividend policy following this offering is described under “Dividend policy.”

We may not subdivide or combine shares of either class of common stock without at the same time proportionally subdividing or combining shares of the other class.
Conversion
Each share of Class B common stock is convertible while held by Ford, any of its subsidiaries or the Class B Transferee, if any, at the option of the holder thereof into one share of Class A common stock. Following the occurrence of a distribution, if any, of shares of Class B common stock to stockholders of Ford in a transaction intended to be tax-free under section 355 of the Code, a tax-free spin-off, shares of Class B common stock shall not be convertible into shares of Class A common stock at the option of the holder thereof.
Except as provided below, any shares of Class B common stock transferred to a person other than Ford or any of its subsidiaries or the Class B Transferee or any of its subsidiaries shall automatically convert to shares of Class A common stock upon such disposition. Shares of Class B common stock representing more than a 50% economic interest in us transferred by Ford or any of its subsidiaries in a single transaction to one unrelated person, referred to as the “Class B Transferee,” shall not automatically convert to shares of Class A common stock upon such disposition. Any shares of Class B common stock retained by Ford or any of its subsidiaries following any such disposition to the Class B Transferee shall automatically convert to shares of Class A common stock upon such disposition. Shares of Class B common stock transferred to stockholders of Ford or stockholders of the Class B Transferee as a distribution intended to be a tax-free spin-off shall not convert to shares of Class A common stock upon the occurrence of a tax-free spin-off. Following a tax-free spin-off, we can initiate a conversion of shares of Class B common stock into shares of Class A common stock, at any time, provided that we have received an opinion of counsel or a favorable private letter ruling from the Internal Revenue Service, in either case satisfactory to Ford in its sole and absolute discretion, which shall be exercised in good faith solely to preserve the tax-free status of the spin-off (and in determining whether an opinion or ruling is satisfactory, Ford may consider, among other factors, the appropriateness of any underlying assumptions and representations if used as a basis for the opinion or ruling and Ford may determine that no opinion or ruling would be acceptable to Ford), to the effect that such conversion will not affect the tax-free treatment of the spin-off. If such an opinion or ruling is received, approval of such conversion may be submitted to a vote of the holders of our common stock. Approval of such conversion will require the affirmative vote of the holders of a majority of the shares of both the Class A common stock and Class B common stock present and voting, voting together as a single class, with each share entitled to one vote for such purpose. No assurance can be given that such conversion would be initiated or consummated. Although Ford has no current plans with respect to a tax-free spin-off of us, it will have the flexibility to effect a tax-free spin-off of us in the future.
All shares of Class B common stock shall automatically convert into Class A common stock if a tax-free spin-off has not occurred and the number of outstanding shares of Class B common stock beneficially owned by Ford or the Class B Transferee, as the case may be, falls below 20% of the aggregate number of outstanding shares of common stock. This will prevent Ford or the Class B Transferee, as the case may be, from decreasing its economic interest in us to less than 20% while still retaining control of more than 55% of our voting power. Automatic conversion of the Class B common stock into Class A common stock if a tax-free spin-off has not occurred and Ford or the Class B Transferee, as the case may be, decreases its economic interest in us to less than 20% is intended to ensure that Ford or the Class B Transferee, as the case may be, retains voting control by virtue of its ownership of Class B common stock only if it has a significant economic interest in us.
The Class B common stock shall only be convertible into Class A common stock, as contemplated above or otherwise, on a share-for-share basis.
Other rights
In the event of any merger or consolidation of us with or into another company in connection with which shares of common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash).
On liquidation, dissolution or winding up of us, after payment in full of the amounts required to be paid to holders of preferred stock, if any, all holders of common stock are entitled to share equally on a per share basis in any assets available for distribution to holders of shares of common stock.
No shares of common stock are subject to redemption or have preemptive rights to purchase additional shares of common stock.
Upon consummation of the offering, all the outstanding shares of Class A common stock will be legally issued, fully paid and nonassessable.

Preferred stock
Our preferred stock is issuable from time to time in one or more series and with such designations and preferences for each series as shall be stated in the resolutions providing for the designation and issue of each such series adopted by our Board of Directors. The Board of Directors is authorized by our restated certificate of incorporation to determine, among other things, the voting, dividend, redemption, conversion and liquidation powers, rights and preferences and the limitations thereon pertaining to such series. The Board of Directors, without stockholder approval, may issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have certain anti-takeover effects. On      , 2005, we issued to Ford            shares of our Cumulative Preferred Stock, $0.01 par value per share. Our Cumulative Preferred Stock has a liquidation preference amount of $1,000,000 per share, accrues dividends at a rate of      % per annum on the liquidation preference amount and is redeemable at our option in whole at any time or in part from time to time at a price equal to the liquidation preference amount plus accrued and unpaid dividends. Simultaneous with this offering, we will be redeeming these shares of Cumulative Preferred Stock from Ford, including accrued and unpaid dividends, with cash on hand.
We have no present plans to issue any other shares of preferred stock. The ability of the Board of Directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change in control of us or the removal of existing management.
Merger agreement
Pursuant to the Corporate Agreement with Ford, The Hertz Corporation has entered into a merger agreement with two wholly owned, newly created subsidiaries, The Hertz Holdings Corporation, referred to as “Holdings,” and Hertz Merger Subsidiary, Inc., and with Ford in order to provide that upon the satisfaction of certain conditions and in connection with a tax-free spin-off, Ford may elect to cause us to implement a holding company structure. Pursuant to the merger agreement, Holdings would become the holding company for us. The holding company organizational structure would be effected through a merger conducted pursuant to Section 251(g) of the Delaware General Corporation Law, which provides for the formation of a holding company structure without a vote of the stockholders of the corporation in the position of The Hertz Corporation.
Pursuant to the merger agreement, each share of Class A common stock and each share of Class B common stock of The Hertz Corporation would be converted into one share of Class A common stock of Holdings and one share of Class B common stock of Holdings, respectively. As a result, each stockholder of The Hertz Corporation would become a holder of the common stock of Holdings, evidencing the same proportional interests and having the same designations, rights, powers and preferences and qualifications, limitations and restrictions as those securities that the stockholder held in The Hertz Corporation. In the merger, Hertz Merger Subsidiary, Inc. would merge with and into The Hertz Corporation, with The Hertz Corporation continuing as the surviving corporation and a wholly owned subsidiary of Holdings. In accordance with Section 251(g) of the Delaware General Corporation Law, the provisions of the certificate of incorporation, including, without limitation, those relating to the authorized capital stock and the bylaws of Holdings would be identical to those of The Hertz Corporation prior to the merger. The directors and the executive officers of Holdings would be the same individuals who were directors or executive officers of The Hertz Corporation immediately prior to the merger.
After the merger, the Class A common stock of Holdings would be listed and traded on the New York Stock Exchange under the symbol “HTZ” without interruption. In addition, Holdings would be able to succeed as registrant under the Securities Act and Exchange Act after the merger to the registration status of The Hertz

Corporation immediately prior to the merger. We believe that under current law, the merger would constitute a tax-free transaction to stockholders for federal income tax purposes.
In connection with the merger, Holdings would adopt and assume all of our rights and obligations as (i) the primary obligor under our employment, severance, change of control or other agreements maintained by us with employees, officers, directors and independent contractors and (ii) the primary sponsor and/or plan administrator of each of our employee pension and welfare plans maintained by us immediately prior to the merger, in each case as our officers and the officers of Holdings may mutually determine is necessary or desirable. Holdings would also assume as obligor the outstanding debt and credit facilities of The Hertz Corporation immediately prior to the merger, with The Hertz Corporation continuing on as a co-obligor.
The merger agreement will be entered into among all the parties in connection with the consummation of this offering. However, the merger will only occur pursuant to the merger agreement upon Ford’s election to proceed with the merger and distribution of the stock of Holdings and the satisfaction of certain conditions, including that (i) the merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code and/or a transaction described in Section 351 of the Code, (ii) the consummation of the merger and the transactions contemplated by the merger agreement shall not be prohibited or illegal under any applicable law, court order or similar restraint, and (iii) there will not have been any change in law, regulation or interpretation (formal or informal) or any order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order, in any event enacted, entered, promulgated, made public or enforced by any court or governmental or regulatory authority or instrumentality, such that we or our stockholders would be materially and adversely effected if the merger were to proceed. The parties to the merger agreement have agreed that we would be materially and adversely affected if Holdings were not able to succeed to our registration and other regulatory status under the Securities Act, the Exchange Act or any other applicable securities laws and regulations.
Certain certificate of incorporation and by-law provisions
Corporate opportunities
Our restated certificate of incorporation provides that Ford shall have no duty to refrain from engaging in the same or similar activities or lines of business as us, and neither Ford nor any officer or director thereof (except as provided below) shall be liable to us or our stockholders for breach of any fiduciary duty by reason of any such activities of Ford. In the event that Ford acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both Ford and us, Ford shall have no duty to communicate or offer such corporate opportunity to us and shall not be liable to us or our stockholders for breach of any fiduciary duty as our stockholder by reason of the fact that Ford pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to us.

In the event that a director or officer of us who is also a director or officer of Ford acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both us and director or officer and our stockholders with respect to such corporate opportunity if such director or officer acts in a manner consistent with the following policy:
(i)	a corporate opportunity offered to any person who is an officer of the company, and who is also a director but not an officer of Ford, shall belong to us;

(ii)	a corporate opportunity offered to any person who is a director but not an officer of the company, and who is also a director or officer of Ford, shall belong to us if such opportunity is expressly offered to such person in writing solely in his or her capacity as a director of the company, and otherwise shall belong to Ford; and

(iii)	a corporate opportunity offered to any person who is an officer of both the company and Ford shall belong to us if such opportunity is expressly offered to such person in writing solely in his or her capacity as an officer of the company, and otherwise shall belong to Ford.
For purposes of the foregoing:
(i)	A director of the company who is Chairman of the Board of Directors of the company or of a committee thereof shall not be deemed to be an officer of the company by reason of holding such position (without regard to whether such position is deemed an officer of the company under the by-laws of the company), unless such person is a full-time employee of the company; and

(ii)	(A) The term “company” shall mean us and all corporations, partnerships, joint ventures, associations and other entities in which we beneficially own (directly or indirectly) 50% or more of the outstanding voting stock, voting power, partnership interests or similar voting interests, and (B) the term “Ford” shall mean Ford and all corporations, partnerships, joint ventures, associations and other entities (other than us, defined in accordance with clause (A) of this section (ii)) in which Ford beneficially owns (directly or indirectly) 50% or more of the outstanding voting stock, voting power, partnership interests or similar voting interests.
The foregoing provisions of our restated certificate of incorporation shall expire on the date that Ford ceases to own beneficially common stock representing at least 20% of the total voting power of all outstanding common stock and no person who is a director or officer of us is also a director or officer of Ford or any of its subsidiaries (other than us).
In addition to any vote of the stockholders required by our restated certificate of incorporation, until the time that Ford ceases to own beneficially common stock representing at least 20% of the total voting power of all outstanding common stock, the affirmative vote of the holders of more than 80% of the total voting power of outstanding common stock shall be required to alter, amend or repeal in a manner adverse to the interests of Ford and its subsidiaries (other than us), or adopt any provision adverse to the interests of Ford and its subsidiaries (other than us), and inconsistent with, the corporate opportunity provisions described above. Accordingly, so long as Ford beneficially owns common stock representing at least 20% of the total voting power of all classes of outstanding common stock, it can prevent any such alteration, amendment, repeal or adoption.
Any person purchasing or otherwise acquiring common stock will be deemed to have notice of, and to have consented to, the foregoing provisions of our restated certificate of incorporation.

Provisions that may have an anti-takeover effect
Certain provisions of our restated certificate of incorporation and by-laws summarized below may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interest, including attempts that might result in a premium being paid over the market price for the shares of common stock held by stockholders. In addition, these provisions may adversely affect the prevailing market price of the shares of Class A common stock.
Our restated certificate of incorporation provides that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of our directors will be not more than twelve nor less than three, with the exact number to be fixed from time to time as provided in the by-laws. The by-laws provide that, subject to any rights of holders of preferred stock to elect directors under specified circumstances, the number of directors will be fixed from time to time exclusively by resolution of the Board of Directors adopted by the vote of directors constituting a majority of the total number of directors that we would have if there were no vacancies on our Board of Directors. In addition, the restated certificate of incorporation and by-laws provide that, subject to any rights of holders of preferred stock, and unless our Board of Directors otherwise determines, any vacancies will be filled by the affirmative vote of a majority of the remaining members of the Board of Directors, though less than a quorum, or by a sole remaining director; except as otherwise provided by law, any such vacancy may not be filled by the stockholders.
Our by-laws provide for an advance notice procedure for the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors as well as for other stockholder proposals to be considered at annual meetings of stockholders. In general, notice of intent to nominate a director or raise matters at such meetings will have to be received in writing by us not less than 60 nor more than 90 days prior to the anniversary of the previous year’s annual meeting of stockholders, and must contain certain information concerning the person to be nominated or the matters to be brought before the meeting and concerning the stockholder submitting the proposal. Our restated certificate of incorporation and by-laws also provide that special meetings of stockholders may be called only by certain specified officers of us or by any such officer at the request in writing of the Board of Directors; special meetings of stockholders cannot be called by stockholders. In addition, our restated certificate of incorporation provides that any action required or permitted to be taken by stockholders may be effected by written consent; provided, however, that on and after the date on which neither Ford nor the Class B Transferee does not continue to beneficially own 50% or more of the total voting power of all outstanding common stock, any action required or permitted to be taken by stockholders may be effected only at a duly called annual or special meeting of stockholders and may not be effected by a written consent by stockholders in lieu of such a meeting.
Our restated certificate of incorporation also provides that the affirmative vote of the holders of at least 75% of the total voting power of all outstanding common stock is required to amend, repeal or adopt any provision inconsistent with the foregoing provisions of the restated certificate of incorporation. The restated certificate of incorporation and by-laws will further provide that the by-laws may be altered, amended or repealed by our Board of Directors or by the affirmative vote of the holders of at least 75% of the total voting power of all outstanding common stock.
In addition to the foregoing, certain of our airport concession agreements require the consent of the airport authority in connection with transfers of varying percentages of our common stock. See “Relationship with Ford.”

Section 203 of the Delaware General Corporation Law
We are a Delaware corporation subject to Section 203 of the Delaware General Corporation Law, or the “Delaware Law.” Section 203 provides that, subject to certain exceptions specified therein, a corporation shall not engage in any “business combination” with any “interested stockholder” for a three-year period following the time that such stockholder becomes an interested stockholder unless:
•	prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares); or

•	on or subsequent to such time, the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. Except as specified in Section 203 of the Delaware Law, an “interested stockholder” is defined to include (x) any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation, at any time within three years immediately prior to the relevant date and (y) the affiliates and associates of any such person.
Under certain circumstances, Section 203 of the Delaware Law makes it more difficult for an “interested stockholder” to effect various business combinations with a corporation for a three-year period, although the stockholders may elect to exclude a corporation from the restrictions imposed thereunder. By virtue of its ownership of 15% or more of our outstanding voting stock for more than a three-year period, Ford and its subsidiaries are not themselves restricted from engaging in a business combination with us pursuant to Section 203 of the Delaware Law.
Limitations on directors’ liability
Our restated certificate of incorporation provides that none of our directors shall be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases or (iv) for any transaction from which the director derived an improper personal benefit. The effect of these provisions will be to eliminate our rights and the rights of our stockholders (through stockholders’ derivative suits on behalf of us) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from grossly negligent behavior), except in the situations described above.
Transfer agent and registrar
The transfer agent and registrar for the common stock will be Computershare Investor Services, LLC.
Listing
We intend to apply for listing on the New York Stock Exchange under the symbol “HTZ.”

Description of the Equity Units
Summary
Concurrently with this offering, we are offering, by means of a separate prospectus, $ of our % Equity Units. The Equity Units will be issued in the form of Corporate Units. Each Corporate Unit initially will consist of:

•	a contract to purchase shares of our Class A common stock, which we refer to as the stock purchase contracts; and

•	a 1/40, or 2.5%, undivided beneficial ownership interest in $1,000 principal amount of our % senior notes, which initially mature on November 16, 2015, subject to adjustment, which we refer to as the notes.

The stock purchase contract that is a component of an Equity Unit requires the holder to purchase, and us to sell, for $25, on a purchase contract settlement date (scheduled to occur on November 16, 2008, subject to deferral for up to four quarterly periods until November 16, 2009 if remarketing attempts are not successful), which we refer to as the purchase contract settlement date, a number of newly issued shares of our Class A common stock equal to a settlement rate based on the average trading price of our Class A common stock at November 16, 2008. We will also pay quarterly contract adjustment payments on each stock purchase contract at an annual rate of      % of the stated amount of $25 per Equity Unit.
Subject to the terms of the remarketing agreement, the remarketing agents agree to use their commercially reasonable efforts to sell the notes underlying the Corporate Units at a price that results in proceeds of at least 100.5% of the aggregate principal amount of the notes, which amount will include a remarketing fee payable to the remarketing agents.
Upon a failed final remarketing, holders of all notes will have the right to put their notes to us at a put price equal to $1,000 per senior note ($25 per applicable ownership interest) plus accrued and unpaid interest. Holders of notes underlying any Corporate Unit will have a right to put their notes to us on the purchase contract settlement date after a failed final remarketing and will be deemed to have exercised such put right unless they settle the related purchase contracts with separate cash. Holders of notes that are not part of a Corporate Unit may exercise their put right upon a failed final remarketing by providing written notice within 20 business days after the failed final remarketing, and the put price will be paid to such holders on the 23rd business day after the failed final remarketing.
The stock purchase contracts
Each purchase contract underlying a Corporate Unit or Treasury Unit, see “—Creation of Treasury Units,” will obligate the holder of the purchase contract to purchase, and us to sell, on the purchase contract settlement date, for an amount in cash equal to the stated amount of the Corporate Unit or Treasury Unit, a number of newly issued shares of our Class A common stock equal to the “settlement rate.” If the initial remarketing attempt is not successful, then the purchase contract settlement date will be deferred for up to four quarterly periods, and the remarketing agents will attempt to remarket the notes on subsequent remarketing dates. The settlement rate for a deferred purchase contract settlement date will be the same rate as would have been used for the initial purchase contract settlement date. The settlement rate, subject to anti-dilution adjustments, will be calculated as described below:

•	if the applicable market value of our Class A common stock is equal to or greater than $ , which we refer to as the threshold appreciation price, the settlement rate will be shares of our Class A common stock, which is the number of shares of our Class A common stock equal to $25 divided by the threshold appreciation price;

•	if the applicable market value of our Class A common stock is less than the threshold appreciation price but greater than $ , which we refer to as the reference price, the settlement rate will be a number of shares of our Class A common stock equal to $25 divided by the applicable market value; and

•	if the applicable market value of our Class A common stock is less than or equal to the reference price, the settlement rate will be shares of our Class A common stock, which is the number of shares of our Class A common stock equal to $25 divided by the reference price.

The “applicable market value” means the average of the closing price per share of our Class A common stock on each of the 20 consecutive trading days ending on the third trading day immediately preceding November 16, 2008 (regardless of whether the purchase contract settlement date is deferred beyond November 16, 2008), subject to anti-dilution adjustments. The reference price will be equal to the initial public offering price of our Class A common stock. The threshold appreciation price represents a      % appreciation over the reference price.
On the purchase contract settlement date, unless:

•	a holder of Corporate Units or Treasury Units has settled the related purchase contracts prior to the purchase contract settlement date through the early delivery of cash to the purchase contract agent;

•	a holder of Corporate Units that include applicable ownership interests in notes has settled the related purchase contracts with separate cash on the fifth business day immediately preceding a purchase contract settlement date; or

•	a termination event has occurred,

then, the settlement of the stock purchase contracts will occur as follows:

•	in the case of Corporate Units where the treasury portfolio has replaced the notes underlying the Corporate Units because of a tax event redemption, proceeds equal to the stated amount of $25 per Corporate Unit when paid at maturity of the appropriate applicable ownership interests of the treasury portfolio will automatically be applied to satisfy in full the holder’s obligation to purchase common stock under the related purchase contracts;

•	in the case of Corporate Units where there has been a successful remarketing of the notes on the remarketing date, the portion of the proceeds from the remarketing equal to the principal amount of the notes remarketed will automatically be applied to satisfy in full the holder’s obligation to purchase shares of our Class A common stock under the related purchase contracts;

•	in the case of Corporate Units where there has been a failed final remarketing of the notes, holders of all Corporate Units will be deemed to have automatically exercised their right to put their notes to us on the purchase contract settlement date at a put price equal to $1,000 per senior note ($25 per applicable ownership interest) plus accrued and unpaid interest in satisfaction of such holder’s obligations to us under the related purchase contracts, thereby satisfying such obligations in full, unless, prior to 11:00 a.m., New York City time, on the second business day immediately preceding the purchase contract settlement date, such holder provides a written notice of an intention to settle the related purchase contract with separate cash and on or prior to the business day immediately preceding the purchase contract settlement date delivers to the collateral agent the purchase price in cash; and

•	in the case of Treasury Units, the principal amount of the related treasury securities, when paid at maturity, will automatically be applied to satisfy in full the holder’s obligation to purchase common stock under the related purchase contracts.

The common stock will then be issued and delivered to the holder or the holder’s designee, upon presentation and surrender of the certificate evidencing the Corporate Units or Treasury Units and payment by the holder of any transfer or similar taxes payable in connection with the issuance of the Class A common stock to any person other than the holder.
The notes that are components of the Corporate Units will be pledged to us to secure the holders’ obligations to purchase our Class A common stock from us under the stock purchase contracts.
The stock purchase contracts and the obligations of both us and the holders of the Equity Units under the stock purchase contracts automatically terminate without any further action upon certain events relating to our bankruptcy, insolvency or reorganization.
Early settlement of stock purchase contracts
Holders of Equity Units may elect to settle the stock purchase contracts early by delivering $25 in cash at any time on or prior to the fifth business day immediately preceding the purchase contract settlement date in the case of Corporate Units or any time through the second business day immediately preceding a remarketing date using cash. Optional early settlement of the stock purchase contracts results in the issuance of a number of shares of our Class A common stock equal to the minimum settlement rate, which is the same number that would be issued on the purchase contract settlement date if the applicable market value was equal to or greater than the threshold appreciation price of $      , regardless of the actual market value of our Class A common stock at the time of the optional early settlement.
If we are involved in a merger in which at least 30% of the consideration for our Class A Common Stock consists of cash or cash equivalents, then each holder of an Equity Unit will have the right to settle the component stock purchase contract at the settlement rate in effect immediately before the closing of the cash merger, based on the applicable market value of our Class A Common Stock as if the closing date of the merger was the purchase contract settlement date, by delivering $25 in cash. We refer to this as cash merger early settlement. If a holder elects cash merger early settlement, we will deliver to such holder on the cash merger early settlement date the kind and amount of securities, cash or other property that such holder would have been entitled to receive in the cash merger if it had settled the stock purchase contract immediately before the cash merger.
Following either optional early settlement or cash merger early settlement, the Equity Units of which the settled stock purchase contracts were a component will be cancelled and the related note or treasury security will be released to the holder and then will be separately transferable. Both optional early settlement and cash merger early settlement are subject to the condition that if required under the U.S. federal securities laws, we have a registration statement under the Securities Act of 1933 in effect and a prospectus available covering the Class A common stock deliverable upon settlement of a stock purchase contract. We will agree to use our commercially reasonable efforts to have a registration statement in effect and to provide a prospectus covering such Class A common stock and other securities, if any, if so required by the U.S. federal securities laws.

Remarketing
Unless a tax event redemption date has occurred or will occur prior to the applicable remarketing date, to provide holders of Corporate Units with the proceeds necessary to be applied in the settlement of their purchase contract obligations, the notes underlying the Corporate Units will be sold in a remarketing, unless a holder elects not to participate in the remarketing. The cash proceeds from the remarketing will be used to satisfy the holders’ obligations to purchase shares of our Class A common stock on the purchase contract settlement date and any remaining proceeds will be remitted to the holders. Holders of notes held separately, and not as part of Corporate Units, may elect to participate in the remarketing as described below.
We have appointed J.P. Morgan Securities Inc., Citigroup Global Markets Inc. and Goldman, Sachs & Co. as remarketing agents and will enter into a remarketing agreement with them, which provides that we may substitute any remarketing agent at least 30 calendar days prior to any remarketing date. Subject to the terms of the remarketing agreement, the remarketing agents agree to use their commercially reasonable efforts to sell the notes underlying the Corporate Units at a price that results in proceeds of at least 100.5% if the aggregate principal amount of the notes, including a remarketing fee to be paid to the remarketing agents. To obtain that price, the remarketing agent may reset the interest rate, on a floating or fixed interest rate basis, on the notes as described below. The initial “remarketing date” will be the third business day immediately preceding November 16, 2008. If this remarketing is successful, settlement will occur on the purchase contract settlement date of November 16, 2008 (or, if such date is not a business day, settlement will occur on the following business day).
In connection with any remarketing of the notes, the remarketing agents may reset the interest rate on the notes on a floating or fixed interest rate basis, as instructed by us. The interest rate on the notes will be reset in the remarketing to whatever interest rate is necessary to induce purchasers to purchase all the notes remarketed for at least 100.5% of the aggregate principal amount of such notes.
In connection with any remarketing, we may elect, in our sole discretion, to change the stated maturity of the notes to any date not earlier than the second anniversary of the purchase contract settlement date and not later than the tenth anniversary of the purchase contract settlement date and to specify a date, not earlier than the second anniversary of the purchase contract settlement date, on and after which the notes will be redeemable at our option. In addition, we may also elect to change the interest payment dates and may add any additional financial covenants as we may determine. Any such election would take effect, upon a successful remarketing, on the purchase contract settlement date.
If the remarketing agents cannot remarket the notes on a remarketing date prior to the final scheduled remarketing date at a price that results in proceeds equal to at least 100.5% of the aggregate principal amount of the notes, then:

•	the interest rate on the notes will not be reset;

•	the remarketing agents will thereafter attempt to establish a new reset rate meeting the requirements described above and remarket the notes on subsequent remarketing dates, which will be the third business day immediately preceding February 16, 2009, May 16, 2009, August 16, 2009 and November 16, 2009;

•	the proceeds received upon maturity of the treasury securities pledged as collateral for any Treasury Units will be used to settle the applicable purchase contracts, and any remaining cash proceeds will be remitted to the holders of the Treasury Units, and any cash pledged by holders of Corporate Units choosing not to participate in the remarketing will also be used to settle the applicable purchase contracts and the purchase contract settlement date will not be further deferred with respect to these purchase contracts, regardless of whether the remarketing attempt at that time is successful; and

•	the purchase contract settlement date for all remaining purchase contract will be deferred until the next remarketing settlement date.

Any subsequent remarketing of the notes will settle (if successful) on the corresponding purchase contract settlement date. Such remarketings will be subject to the conditions and procedures described above and holders will have the right to elect not to participate in any subsequent remarketings.
If the remarketing agents are unable to remarket the notes for settlement on or before the third business day immediately preceding November 16, 2009, a “failed final remarketing” will be deemed to have occurred. In that case:

•	The interest rate on the notes will not be reset and the notes will continue to bear cash distributions at the initial rate of % per year, payable quarterly in arrears.

•	Holders of all notes will have the right to put their notes to us at a put price equal to $1,000 per senior note ($25 per applicable ownership interest) plus accrued and unpaid interest.

•	Holders of Corporate Units will be deemed to have automatically exercised this put right with respect to the notes underlying such Corporate Units unless, prior to 11:00 a.m., New York City time, on the second business day immediately preceding the purchase contract settlement date, such holder provides a written notice of an intention to settle the related purchase contract with separate cash and on or prior to the business day immediately preceding the purchase contract settlement date delivers to the collateral agent the purchase price in cash. Unless a Corporate Unit holder has settled the related purchase contracts with separate cash on or prior to the purchase contract settlement date, such holder will be deemed to have elected to apply a portion of the proceeds of the put price equal to the principal amount of the notes underlying such Corporate Units against such holder’s obligations to us under the related purchase contracts, thereby satisfying such obligations in full, and we will deliver to such holder our Class A common stock pursuant to the related purchase contracts.

Creation of Treasury Units
Unless the treasury portfolio has replaced the notes underlying the Corporate Units as a result of a tax event redemption prior to the purchase contract settlement date, each holder of Corporate Units will have the right, at any time on or prior to the applicable remarketing settlement date, except in connection with a remarketing, to substitute for the related notes held by the collateral agent, zero-coupon treasury securities that mature on the applicable settlement date, each of which we refer to as a treasury security, in a total principal amount at maturity equal to the aggregate principal amount of the notes underlying the applicable ownership interests in notes for which substitution is being made, thereby creating Treasury Units. The treasury security that underlies the Treasury Units will be pledged to us to secure the holder’s obligations under the stock purchase contract. Holders of Treasury Units may recreate Corporate Units at any time on or prior to the seventh business day preceding the purchase contract settlement date by substituting notes having a principal amount equal to the aggregate principal amount at stated maturity of the treasury securities for which substitution is being made. The components of the Corporate Units and the Treasury Units are not separately transferable while a part of the unit. Stock purchase contracts are never transferable except as part of a Corporate Unit or Treasury Unit. Notes are not transferable except as part of a Corporate Unit unless they are separated from the Corporate Unit, either through collateral substitution and creation of a Treasury Unit or following settlement of the stock purchase contracts. Treasury securities that are a component of a Treasury Unit are not transferable except as part of such Treasury Unit.

Notes
Initially, interest on the notes will be payable quarterly at the annual rate of      % of the principal amount of the notes, to, but excluding the purchase contract settlement date. Holders of Corporate Units will receive their pro rata share of interest payments on the notes underlying their Corporate Units.
The initial maturity date of the notes will be November 16, 2015. In connection with any remarketing of the notes, we may elect, in our sole discretion, to change the stated maturity of the notes to any date not earlier than the second anniversary of the purchase contract settlement date and not later than the tenth anniversary of the purchase contract settlement date. Additionally, in connection with any remarketing, we may elect to add optional redemption provisions to the terms of the notes, provided that the notes will not be redeemable at our option prior to the second anniversary of the purchase contract settlement date. We may also elect to change the interest payment dates and may add any additional financial covenants as we may determine. Any such election would take effect, upon a successful remarketing, on the purchase contract settlement date. If no successful remarketing of the notes occurs, the maturity date of the notes will remain November 16, 2015.
In connection with the remarketing of the notes, the remarketing agents may reset the interest rate on the notes on a floating or fixed interest rate basis, as instructed by us. The interest rate on the notes will be reset in the remarketing to whatever interest rate is necessary to induce purchasers to purchase all the notes remarketed for at least 100.5% of the aggregate principal amount of such notes. The reset rate will apply to all outstanding notes, whether or not their holders participated in the remarketing and will become effective on the settlement date of the remarketing. Following a successful remarketing, from the reset effective date, interest payments on all notes will be paid in arrears on interest payment dates to be selected by us, which payment dates may be monthly, quarterly or semi-annual. If no successful remarketing of the notes occurs, interest payments on all notes will remain payable quarterly in arrears on the original quarterly interest payment dates.
Upon a failed final remarketing, holders of all notes will have the right to put their notes to us at a put price equal to $1,000 per senior note ($25 per applicable ownership interest) plus accrued and unpaid interest. Holders of notes underlying any Corporate Units will have a right to put their notes to us on the purchase contract settlement date after a failed final remarketing and will be deemed to have exercised such put right as described under “Description of purchase contracts – Remarketing,” unless they settle the related purchase contracts with separate cash. Holders of notes that are not part of a Corporate Unit may exercise their put right upon a failed final remarketing by providing written notice within 20 business days after the failed final remarketing, and the put price will be paid to such holder on the 23rd business day after the failed final remarketing.
The notes are redeemable at our option, in whole but not in part, upon the occurrence and continuance of certain tax events. If any tax event redemption occurs prior to the earlier of a successful remarketing or a purchase contract settlement date, the redemption price for the notes that underlie the Corporate Units will be paid to the collateral agent holding the notes as security for the obligations of the holders under the purchase contracts, who will apply such redemption price to purchase a portfolio of U.S. treasury securities. Thereafter, the applicable ownership interests in such treasury portfolio will replace the notes as a component of the Corporate Units and will be pledged to us. Holders of notes that do not underlie the Corporate Units will receive the redemption price in the tax event redemption. If a tax event redemption occurs after the purchase contract settlement date, we may redeem the notes at par plus accrued and unpaid interest.
The notes will rank on a parity with our other senior debt securities. The indenture under which the notes will be issued will not limit our ability to issue or incur other unsecured debt or issue preferred stock.
Listing
The Corporate Units have been approved for listing on the New York Stock Exchange under the symbol “HTZ PrE,” subject to official notice of issuance.

Shares eligible for future sale
Prior to this offering, there has been no market for the Class A common stock, and no prediction can be made as to the effect, if any, that large numbers of outstanding shares of common stock beneficially owned by Ford following this offering, or the availability of such shares for sale, will have on the market price of the Class A common stock prevailing from time to time. Nevertheless, dispositions of substantial amounts of common stock beneficially owned by Ford in the public market following this offering, or the perception that such dispositions could occur, could adversely affect prevailing market prices for the Class A common stock offered in this offering. These factors also could impair our ability to raise capital through future offerings of shares.
Upon completion of this offering, we will have            shares of Class A common stock issued and outstanding (      if the underwriters’ over-allotment option is exercised in full) and            shares of Class B common stock issued and outstanding. All of the shares of Class A common stock to be sold in this offering will be freely tradeable without restrictions or further registration under the Securities Act, except for any shares purchased by an “affiliate” of us (as that term is defined in Rule 144 adopted under the Securities Act, or “Rule 144”), which will be subject to the resale limitations of Rule 144. The outstanding shares of Class A common stock and            outstanding shares of Class B common stock that are beneficially owned by Ford have not been registered under the Securities Act and may not be sold in the absence of an effective registration statement under the Securities Act other than in accordance with Rule 144 or another exemption from registration. Ford has certain rights to require us to effect registration of shares of common stock owned by Ford, which rights may be assigned. See “Relationship with Ford—Corporate Agreement.”
The purchase contracts included in the Equity Units being offered concurrently with this offering will require us to issue up to            shares of our Class A common stock between the third and fourth anniversaries of the consummation of this offering (or sooner if holders exercise their rights to settle early) subject to certain conditions. We expect that shares of Class A common stock issued upon settlement of the purchase contracts relating to the Equity Units will be freely tradable upon issuance.
Rule 144 and Rule 144A
In general, under Rule 144, a person (or persons whose shares are required to be aggregated) who has beneficially owned shares of common stock for at least one year, including a person who may be deemed an “affiliate,” is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of one percent of the total number of shares of the class of stock sold or the average weekly reported trading volume of the class of stock being sold during the four calendar weeks preceding such sale. A person who is not deemed an “affiliate” of us at any time during the three months preceding a sale and who has beneficially owned shares for at least two years is entitled to sell such shares under Rule 144 without regard to the volume limitations described above. As defined in Rule 144, an “affiliate” of an issuer is a person that directly or indirectly through the use of one or more intermediaries controls, is controlled by, or is under common control with, such issuer.
Rule 144A under the Securities Act, or “Rule 144A,” provides a non-exclusive safe harbor exemption from the registration requirements of the Securities Act for specified resales of restricted securities to certain institutional investors. In general, Rule 144A allows unregistered resales of restricted securities to a “qualified institutional buyer,” which generally includes an entity, acting for its own account or for the account of other qualified institutional buyers, that in the aggregate owns or invests at least $100 million in securities of unaffiliated issuers. Rule 144A does not extend an exemption to the offer or sale of securities that, when issued, were of the same class as securities listed on a national securities exchange or quoted on an automated quotation system. The shares of our common stock outstanding as of the date of this prospectus would be eligible for resale under Rule 144A because such shares, when issued, were not of the same class as any listed or quoted securities. The foregoing summary of Rule 144 and Rule 144A is not intended to be a complete description thereof.
Lock-up agreement
Ford has indicated that it expects, subject to market conditions, to completely divest its ownership in us. Ford is not subject to any obligation, contractual or otherwise, to retain its controlling interest, except that we and Ford, our directors, executive officers and certain other employees have agreed, subject to certain exceptions, not to offer, sell, contract to sell, pledge or otherwise dispose of any shares of common stock or any of our securities which are substantially similar to shares of common stock for a period of 180 days after the date of this prospectus without the prior written consent of the joint book-running managers, subject to certain limitations and limited extensions. As a result, there can be no assurance concerning the period of time during which Ford will maintain its beneficial ownership of common stock owned by it following this offering. See “Underwriting.”

Certain United States federal income and
estate tax consequences to non-U.S. holders
The following is a summary of certain U.S. federal income and estate tax consequences of the purchase, ownership and disposition of our Class A common stock as of the date hereof. Except where noted, this summary deals only with Class A common stock that is held as a capital asset by a non-U.S. holder.
A “non-U.S. holder,” for the purposes of this discussion, means a person (other than a partnership) that is not for U.S. federal income tax purposes any of the following:
•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.
This summary is based upon provisions of the Code and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of U.S. federal income and estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, it does not represent a detailed description of the U.S. federal income and estate tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws (including if you are a U.S. expatriate, “controlled foreign corporation,” “passive foreign investment company,” corporation that accumulates earnings to avoid U.S. federal income tax, pass-through entity or an investor in a pass-through entity). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.
If a partnership holds our Class A common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our Class A common stock, you should consult your tax advisors.
If you are considering the purchase of our Class A common stock, you should consult your own tax advisers concerning the particular U.S. federal income and estate tax consequences to you of the ownership of the common stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction.
Dividends
Dividends paid to a non-U.S. holder of our Class A common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, where a tax treaty applies, are attributable to a U.S. permanent establishment of the non-U.S. holder) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code, unless an applicable income tax treaty provides otherwise. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.
A non-U.S. holder of our Class A common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required to (a) complete Internal Revenue Service Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our Class A common stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable U.S. Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.
A non-U.S. holder of our Class A common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.
Gain on disposition of Class A common stock
Any gain realized on the disposition of our Class A common stock generally will not be subject to U.S. federal income tax unless:
•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes.
An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.
We believe we are not and do not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes.

Federal estate tax
Class A Common stock held by an individual non-U.S. holder at the time of death will be included in such holder’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.
Information reporting and backup withholding
We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.
A non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.
Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our Class A common stock within the United States or conducted through certain U.S.-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.
Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is furnished to the Internal Revenue Service.

Underwriting
We are offering the shares of Class A common stock described in this prospectus through a number of underwriters. J.P. Morgan Securities Inc., Citigroup Global Markets Inc. and Goldman, Sachs & Co. are acting as joint book-running managers of the offering and as representatives of the underwriters, in the United States and internationally. We and Ford have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of Class A common stock listed next to its name in the following table:

Number
Name	Shares
J.P. Morgan Securities Inc.
Citigroup Global Markets Inc.
Goldman, Sachs & Co.
ABN AMRO Rothschild LLC
Barclays Bank Capital
Bear, Stearns & Co. Inc.
BNP Paribas Securities (USA) Inc.
Calyon Securities (USA) Inc.
Comerica Securities, Inc.
Credit Suisse First Boston LLC
Daiwa Securities America Inc.
Deutsche Bank Securities
Dresdner Kleinwort Wasserstein
Harris Nesbitt Corp.
HSBC Securities (USA) Inc.
ING Financial Markets LLC
Lehman Brothers Inc.
Mellon Financial Markets, LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Mizuho International plc
Morgan Stanley & Co. Incorporated
Mitsubishi Securities International plc
RBC Capital Markets Corporation
BNY Capital Markets, Inc.
Scotia Capital (USA) Inc.
UBS Investment Bank
Wachovia Capital Markets, LLC
WestLB AG

Total

The underwriters are committed to purchase all the Class A common stock offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the Class A common shares directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $        per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $        per share from the initial public offering price. After the initial public offering of the shares, the offering price and other selling terms may be changed by the underwriters. Sales of shares made outside of the United States may be made by affiliates of the underwriters. The representatives have advised us that the underwriters do not intend to confirm discretionary sales in excess of 5% of the common stock offered in this offering.
At our request, the underwriters have reserved up to 5% of the shares of Class A common stock for sale at the initial public offering price to certain of our employees, retirees, directors and officers and employees, directors and officers of our affiliates and our licensees through a directed share program. The number of shares of Class A common stock available for sale to the general public in the offering will be reduced by the number of directed shares purchased by participants in the program. Any directed shares not purchased will be offered to the general public on the same basis as other shares offered hereby. We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, in connection with the sales of the reserved shares. Purchasers in the directed share program have agreed that, for a period of 25 days from the date of this prospectus (or 180 days if they are officers or directors), they will not, without the prior written consent of the joint book-running managers, dispose of or hedge any shares of our Class A common stock acquired by them in this offering.
The underwriters have an option to buy up to            additional shares of Class A common stock from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus to exercise this over-allotment option. If any shares are purchased with this over-allotment option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of Class A common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.
The underwriting fee is equal to the public offering price per share of Class A common stock less the amount paid by the underwriters to us per share of Class A common stock. The underwriting fee is $  per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Without	With full
	over-allotment	over-allotment
	exercise	exercise
Per Share	$	$
Total	$	$
We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $       .
A prospectus in electronic format may be made available by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We, our directors, executive officers, certain other employees and Ford have agreed, without the prior written consent of the joint book-running managers, not to, for a period of 180 days after the date of this prospectus, (1) offer, sell, contract to sell, pledge or otherwise dispose of any shares of our common stock or any of our securities which are substantially similar to shares of our common stock, including but not limited to any securities that are convertible into or exchangeable for, or that represent the right to receive, shares of our common stock or any such substantially similar securities; or (2) enter into any swap, option, future, forward or other agreement that transfers, in whole or in part, the economic consequence of ownership of shares of our common stock or any securities substantially similar to shares of our common stock, whether any transaction described above in clauses (1) or (2) above is to be settled by delivery of our common stock or such other securities, in cash or otherwise. Additionally, we have agreed not to file with the SEC a registration statement under the Securities Act relating to any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock during such 180-day restricted period. Notwithstanding the foregoing, if:
•	during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to us occurs; or

•	prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.
Notwithstanding our lock-up agreement described above, the underwriters have agreed in the underwriting agreement that we may (i) issue shares of our common stock pursuant to employee stock option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date of this prospectus, (ii) issue shares of our common stock in connection with the transactions described in this prospectus, (iii) issue Equity Units in connection with the concurrent offering thereof. In addition, notwithstanding the lock-up agreement described above, the underwriters have agreed that our executive officers and directors may transfer shares of common stock (i) to a spouse, child or other dependent or member of immediate family or pursuant to a domestic relations order of a court of competent jurisdiction, provided that each recipient of such securities agrees to be subject to the restrictions set forth in the lock-up agreement, (ii) to any trust, family partnership or similar entity for the direct or indirect benefit of the executive officer, provided that the trust, partnership or similar entity agrees to be bound by the restrictions set forth in the lock-up agreement or (iii) in connection with the exchange or surrender of shares of common stock by stockholders to us in satisfaction or payment of the exercise price of stock options or to satisfy any tax withholding obligations of such stockholder in respect of such option exercise.
We and Ford have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.
We will apply to have our Class A common stock approved for listing on the New York Stock Exchange under the symbol “HTZ.” In order to meet the requirements for listing the shares of Class A common stock on that exchange, the underwriters have undertaken to sell lots of 100 or more shares of Class A common stock to a minimum number of 2,000 beneficial owners.
No action has been or will be taken in any jurisdiction (except the United States) that would permit a public offering of shares of our Class A common stock, or the possession, circulation or distribution of this prospectus or any material relating to us or shares of our Class A common stock in any jurisdiction where action for that purpose is required. Accordingly, the shares of our Class A common stock included in this offering may not be offered or sold, directly or indirectly, and neither this prospectus or any other offering material or advertisements in connection with this offering may be distributed or published, in or from any such country or jurisdiction, except in compliance with any applicable rules or regulations of any such country or jurisdiction.
In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, as defined below each, a “Relevant Member State”, each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State the “Relevant Implementation Date” it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares of Class A common stock which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:
(a)	to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c)	in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.
For the purposes of this provision, the expression an “offer of shares to the public” in relation to any Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares of our Class A common stock to be offered so as to enable an investor to decide to purchase or subscribe for the shares of our Class A common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State. The expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.
Each underwriter has represented, warranted and agreed that: (i) it has not made or will not make an offer of shares to the public in the United Kingdom within the meaning of section 102B of the Financial Services and Markets Act 2000, as amended, or “FSMA,” except to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances which do not require the publication by the company of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority; (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received by it in connection with the issue or sale of any shares of our Class A common stock included in this offering in circumstances in which section 21(1) of the FSMA does not apply to us; and (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our common stock in, from or otherwise involving the United Kingdom.

The shares of our Class A common stock included in this offering may not be offered or sold by means of any document other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and no advertisement, invitation or document relating to the shares of our Class A common stock may be issued, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of our Class A common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.
This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation or subscription or purchase, of the shares of our Class A common stock may not be circulated or distributed, nor may the shares of our Class A common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the shares of our Class A common stock to the public in Singapore.
The shares of our Class A common stock included in this offering have not been and will not be registered under the Securities and Exchange Law of Japan, or the “Securities and Exchange Law,” and each underwriter has agreed that it will not offer or sell any shares of our Class A common stock, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.
Certain of the underwriters are not registered as broker-dealers under Section 15 of the Exchange Act and have agreed that, in connection with this offering, they will not offer or sell any shares of our Class A common stock in, or to persons who are nationals or residents of, the United States other than through registered broker-dealers.
In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of Class A common stock in the open market for the purpose of preventing or retarding a decline in the market price of the Class A common stock while this offering is in progress. These stabilizing transactions may include making short sales of the Class A common stock, which involves the sale by the underwriters of a greater number of shares of Class A common stock than they are required to purchase in this offering, and purchasing shares of Class A common stock on the open market to cover positions created by short sales. Short sales may be

“covered” shorts, which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.
The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the Class A common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase Class A common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.
These activities may have the effect of raising or maintaining the market price of the Class A common stock or preventing or retarding a decline in the market price of the Class A common stock, and, as a result, the price of the Class A common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.
Prior to this offering there has been no public market for our Class A common stock. The initial public offering price will be determined by negotiations between us and the representatives of the underwriters. In determining the initial public offering price, we and the representatives of the underwriters expect to consider a number of factors, including:
•	the information set forth in this prospectus and otherwise available to the representatives;

•	the history of and prospects for the industries in which we compete;

•	an assessment of our management;

•	our prospects for future earnings;

•	the general condition of the securities markets at the time of this offering;

•	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

•	other factors deemed relevant by the underwriters and us.
Neither we nor the underwriters can assure investors that an active trading market will develop for our Class A common stock, or that the shares will trade in the public market at or above the initial public offering price.

The joint book-running managers and certain of the other underwriters and their affiliates have provided in the past to us, Ford and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us, Ford and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. Concurrently with this offering, we are also offering Equity Units for which the underwriters of this offering are also acting as underwriters under a separate underwriting agreement.
On May 26, 2005, we entered into the Interim Credit Facility with an aggregate availability of up to $3.0 billion with the joint book-running managers and/or their affiliates as the arrangers and initial lenders, JPMorgan Chase Bank, N.A. as the U.S. administrative agent and JPMorgan Chase Bank, N.A., Toronto Branch as the Canadian administrative agent. The Interim Credit Facility matures on November 23, 2005 and, under certain circumstances, we may be required to prepay all or a portion of the amounts outstanding thereunder. For further information, see “Management’s discussion and analysis of financial condition and results of operations—Liquidity and capital resources—Credit facilities.” In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.
Robert E. Rubin, a member of the Office of the Chairman of Citigroup Inc., the parent company of Citigroup Global Markets Inc., is a director of Ford Motor Company. Richard A. Manoogian, a director of JPMorgan Chase & Co., is also a director of Ford Motor Company.

Validity of the shares
The validity of the issuance of the shares of Class A common stock to be sold in this offering will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York and for the underwriters by Shearman & Sterling LLP, New York, New York. Shearman & Sterling LLP have in the past provided, and may continue to provide, legal services to Ford and its subsidiaries.
Independent registered public accounting firm
The consolidated financial statements of us and our subsidiaries as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004 and the related financial statement schedule included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to the restatement of our financial statements as described in Note 1A to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
With respect to the unaudited financial information of us and our subsidiaries for the six month period ended June 30, 2005 and 2004 included in this prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated August 5, 2005 appearing herein states that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Securities Act.
Where you can find additional information
We have filed with the SEC a Registration Statement on Form S-1 (together with all amendments, exhibits, schedules and supplements thereto, the Registration Statement), under the Securities Act and the rules and regulations thereunder, for the registration of the Class A common stock to be sold in this offering. This prospectus, which forms a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain parts of which have been omitted as permitted by the rules and regulations of the SEC. For further information with respect to us and the Class A common stock to be sold in this offering, please refer to the Registration Statement. Statements contained in this prospectus as to the contents of any contract or other document referred to herein are not necessarily complete and, where such contract or other document is an exhibit to the Registration Statement, each such statement is qualified in all respects by the provisions of such exhibit, to which reference is hereby made. You may read and copy any document we file at the SEC’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-888-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC’s website at www.sec.gov or from our website at www.hertz.com. However, neither the information we file with the SEC nor the information on our website constitutes a part of this prospectus.
We will apply to list the Class A common stock on the New York Stock Exchange under the symbol “HTZ.” Copies of the Registration Statement and reports and other information will be available for inspection and copying at the office of the New York Stock Exchange at 20 Broad Street, New York New York 10005.

We are currently subject to abbreviated informational requirements of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” in accordance with General Instruction I(1)(a) and (b) to Form 10-K and in accordance therewith file reports and other information with the SEC. Such reports and other information can be inspected and copied at the offices of the SEC set forth above. Copies of such material can be obtained from the Public Reference Section of the SEC at the address set forth above at prescribed rates. In addition, such material is publicly available through the SEC’s site on the Internet located at the address set forth above. As a result of the offering, we will become subject to the full informational requirements of the Exchange Act. We will fulfill our obligations with respect to such requirements by filing periodic reports and other information with the SEC.

Report of Independent Registered Public Accounting Firm
To the Board of Directors and
     Stockholder of The Hertz Corporation:
We have reviewed the accompanying condensed consolidated balance sheet of The Hertz Corporation and its subsidiaries (the “Company”) as of June 30, 2005, and the related condensed consolidated statements of operations and of cash flows for the six-month periods ended June 30, 2005 and June 30, 2004. These interim financial statements are the responsibility of the Company’s management.
We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.
Based on our review, we are not aware of any material modifications that should be made to the accompanying condensed consolidated interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.
We previously audited in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet as of December 31, 2004, and the related consolidated statements of operations, of stockholder’s equity and of cash flows for the year then ended (not presented herein), and in our report dated March 21, 2005, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of December 31, 2004 is fairly stated in all material respects in relation to the consolidated balance sheet from which it has been derived.
As discussed in Note 1A to the condensed consolidated financial statements, the Company has restated its condensed consolidated statement of operations for the six-month period ended June 30, 2004.
PricewaterhouseCoopers LLP
Florham Park, New Jersey
August 5, 2005

THE HERTZ CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(In Thousands of Dollars)
Unaudited

	June 30,	December 31,
	2005	2004
ASSETS

Cash and equivalents (Notes 3 and 7	$703,947	$680,866
Short-term investments (Notes 3 and 11)	296,402	556,997
Receivables, less allowance for doubtful accounts of $25,763 and $30,447 (Note 7)	1,130,391	1,282,290
Due from affiliates (Note 11)	377,263	445,235
Inventories, at lower of cost or market	94,040	83,287
Prepaid expenses and other assets (Note 7)	161,530	144,168
Revenue earning equipment, at cost (Notes 6, 7 and 11):
Cars	10,073,730	8,380,688
Less accumulated depreciation	(802,210)	(783,499)
Other equipment	2,677,373	2,378,673
Less accumulated depreciation	(783,551)	(852,947)

Total revenue earning equipment	11,165,342	9,122,915

Property and equipment, at cost:
Land, buildings and leasehold improvements	1,313,920	1,296,196
Service equipment	1,297,185	1,232,739

	2,611,105	2,528,935
Less accumulated depreciation	(1,332,978)	(1,292,764)

Total property and equipment	1,278,127	1,236,171

Goodwill and other intangible assets (Note 4)	544,927	544,445

Total assets	$15,751,969	$14,096,374

LIABILITIES AND STOCKHOLDER’S EQUITY

Accounts payable (Note 11)	$1,301,329	$786,037
Accrued liabilities (Note 7)	771,550	835,680
Accrued taxes	149,178	130,062
Debt (Notes 7 and 11)	10,760,078	8,428,031
Public liability and property damage	355,318	391,696
Deferred taxes on income	907,400	849,700

Total liabilities	14,244,853	11,421,206

Minority interest (Note 1)	7,978	4,921
Stockholder’s equity (Notes 7 and 11):
Common Stock, $0.01 par value, 3,000 shares authorized, 100 shares issued	—	—
Additional capital paid-in	983,132	983,132
Retained earnings	414,292	1,479,217
Accumulated other comprehensive income (Note 10)	101,714	207,898

Total stockholder’s equity	1,499,138	2,670,247

Total liabilities and stockholder’s equity	$15,751,969	$14,096,374

The accompanying notes are an integral part of this statement.

THE HERTZ CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In Thousands of Dollars)
Unaudited

	Six Months
	Ended June 30,
	2005	2004
		Restated
Revenues:
Car rental	$2,824,539	$2,551,919
Industrial and construction equipment rental	630,094	522,257
Other	48,269	38,190

Total revenues (Note 1A)	3,502,902	3,112,366

Expenses:
Direct operating	2,025,483	1,781,829
Depreciation of revenue earning equipment (Note 6)	756,437	713,742
Selling, general and administrative	318,905	292,369
Interest, net of interest income of $16,863 and $9,010 (Note 7)	212,044	182,706

Total expenses (Note 1A)	3,312,869	2,970,646

Income before income taxes and minority interest	190,033	141,720
Provision for taxes on income (Note 5)	(64,937)	(49,537)
Minority interest (Note 1)	(5,021)	—

Net income	$120,075	$92,183

The accompanying notes are an integral part of this statement.

THE HERTZ CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(In Thousands of Dollars)
Unaudited

	Six Months
	Ended June 30,
	2005	2004
Cash flows from operating activities:
Net income	$120,075	$92,183
Adjustments to reconcile net income to net cash provided by operating activities	1,545,470	1,570,327

Net cash provided by operating activities (Note 1)	1,665,545	1,662,510

Cash flows from investing activities:
Proceeds from sales (purchases) of short-term investments, net	260,595	(2,324)
Revenue earning equipment expenditures	(7,640,642)	(6,720,161)
Proceeds from disposal of revenue earning equipment	4,611,722	3,781,921
Property and equipment expenditures	(186,803)	(144,048)
Proceeds from disposal of property and equipment	30,287	32,566
Available-for-sale securities:
Purchases	—	(5,566)
Sales	85	5,516
Changes in investment in joint venture	—	2,000

Net cash used in investing activities (Note 1)	(2,924,756)	(3,050,096)

Cash flows from financing activities:
Issuance of an intercompany note (Notes 7 and 11)	1,185,000	—
Proceeds from issuance of long-term debt	9,286	1,207,967
Repayment of long-term debt	(505,676)	(6,283)
Short-term borrowings:
Proceeds	1,866,998	658,355
Repayments	(427,877)	(403,503)
Ninety day term or less, net (Note 11)	387,683	198,769
Dividends paid (Notes 7 and 11)	(1,185,000)	—

Net cash provided by financing activities	1,330,414	1,655,305

Effect of foreign exchange rate changes on cash	(48,122)	(17,402)

Net increase in cash and equivalents during the period	23,081	250,317

Cash and equivalents at beginning of year	680,866	609,986

Cash and equivalents at end of period	$703,947	$860,303

Supplemental disclosures of cash flow information:
Cash paid (received) during the period for:
Interest (net of amounts capitalized)	$208,419	$176,653
Income taxes	7,464	(6,006)

The accompanying notes are an integral part of this statement.

THE HERTZ CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Unaudited
Note 1 — Basis of Presentation
The Hertz Corporation, together with its subsidiaries, referred to herein as “we,” “our” and “us,” is an indirect wholly owned subsidiary of Ford Motor Company, or “Ford.” See Note 11 — Relationship with Ford.
The summary of accounting policies set forth in Note 1 to our audited consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, or the “10-K,” filed with the Securities and Exchange Commission, or “SEC,” on March 21, 2005, has been followed in preparing the accompanying condensed consolidated financial statements.
In our opinion, all adjustments (which include only normal recurring adjustments) necessary for a fair statement of the results of operations for the interim periods have been made. Results for interim periods are not necessarily indicative of results for a full year.
Certain prior period amounts have been reclassified to conform with current reporting. For the period ended June 30, 2004, revenue earning equipment expenditures and proceeds from disposals have been reclassified from operating activities to investing activities in our condensed consolidated statement of cash flows. A summary of the reclassifications in our condensed consolidated statement of cash flows is as follows (in thousands of dollars):

	Six Months Ended
	June 30, 2004
	As Previously	As
	Reported	Reclassified
Net cash flows (used in) provided by operating activities	$(1,275,730)	$1,662,510
Net cash used in investing activities	$(111,856)	$(3,050,096)
Net increase in cash and equivalents during the period	$250,317	$250,317

On July 1, 2004, we increased our joint venture ownership interest in Navigation Solutions LLC, or “Navigation Solutions,” from 40% to 65%. This change resulted from an equity distribution by Navigation Solutions to the other member of Navigation Solutions, effectively reducing its ownership interest to 35%. Based upon this ownership change, we began consolidating 100% of the balance sheet and results of operations of Navigation Solutions into our financial statements and deducting the minority interest share relating to the 35% member. For those periods prior to July 1, 2004, the results of operations and investment in this joint venture had been reported using the equity method of accounting.
Note 1A — Restatement of Consolidated Statement of Operations
In our 10-K, we announced that we were restating our previously issued consolidated statements of operations for the years ended December 31, 2003 and 2002 and the condensed consolidated statements of operations for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004, or the “Restatement.” The Restatement corrected certain of our historical accounting policies to conform with generally accepted accounting principles.

THE HERTZ CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
As a result of the Restatement, total revenues and expenses in the previously issued condensed consolidated statement of operations for the six months ended June 30, 2004 has been increased by $386.7 million. Because previously reported revenues and expenses for the quarter and six months ended June 30, 2004 were increased by equal amounts, the Restatement did not result in a change in our previously reported income before income taxes and minority interest or net income nor has it changed our liquidity or financial condition. Additionally, the Restatement had no effect on our condensed consolidated balance sheet or statement of cash flows. A more complete description of the Restatement is set forth in Note 1A to our consolidated financial statements contained in our 10-K.
A summary of the effects of the Restatement on our previously issued condensed consolidated statement of operations is as follows (in thousands of dollars):

	Six Months Ended
	June 30, 2004
	As Previously	As
	Reported	Restated
Revenues:
Car rental	$2,240,400	$2,551,919
Industrial and construction equipment rental	453,423	522,257
Other	31,861	38,190

Total revenues	2,725,684	3,112,366

Expenses:
Direct operating	1,398,343	1,781,829
Depreciation of revenue earning equipment	713,742	713,742
Selling, general and administrative	289,173	292,369
Interest, net of interest income of $9,010	182,706	182,706

Total expenses	2,583,964	2,970,646

Income before income taxes	141,720	141,720
Provision for taxes on income	(49,537)	(49,537)

Net income	$92,183	$92,183

Note 2 — Recent Accounting Pronouncements
In December 2004, the Financial Accounting Standards Board, or “FASB,” revised Statement of Financial Accounting Standards, or “SFAS,” No. 123, or “SFAS No. 123R,” “Accounting for Stock-Based Compensation.” SFAS No. 123R establishes standards for the accounting of transactions in which an entity exchanges its equity instruments for goods or services, particularly transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123R requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost is to be recognized over the period during which the employee is required to provide service in exchange for the award. Changes in fair value during the requisite service period are to be recognized as compensation cost over that period. The provisions of SFAS No. 123R are effective for financial statements issued for the first annual reporting period beginning after June 15, 2005. In March 2005, the SEC issued Staff Accounting Bulletin, or “SAB No. 107,” regarding the SEC Staff’s interpretation of SFAS No. 123R. SAB No. 107 provides the Staff’s views regarding interactions between SFAS No. 123R and certain SEC rules and regulations and provides interpretations of the valuation of share-based payments for public companies. As we are currently accounting for our employee stock-based compensation awards in accordance with SFAS No. 123, adoption of SFAS No. 123R is not expected to have a significant effect on our financial position, results of operations or cash flows.

THE HERTZ CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections – a replacement of APB Opinion No. 20 and FASB Statement No. 3.” Previously, APB No. 20, “Accounting Changes” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements” required the inclusion of the cumulative effect of changes in accounting principle in net income of the period of the change. SFAS No. 154 requires companies to recognize changes in accounting principle, including changes required by a new accounting pronouncement when the pronouncement does not include specific transition provisions, retrospectively to prior periods’ financial statements. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. We are required to adopt the provisions of SFAS No. 154, as applicable, beginning in fiscal year 2006.
Note 3 — Cash and Equivalents and Short-term Investments
Cash and equivalents includes time deposits, marketable securities and other investments that are readily convertible into cash and have original maturities of three months or less. As of June 30, 2005 and December 31, 2004, our short-term investments of $296.4 million and $557.0 million, respectively, consisted of investments with a related party investment fund that pools and invests excess cash balances of certain Ford subsidiaries to maximize returns. See Note 11 — Relationship with Ford.
Note 4 — Goodwill and Other Intangible Assets
We account for goodwill under SFAS No. 142, “Goodwill and Other Intangible Assets.” Under SFAS No. 142, goodwill is no longer amortized, but instead must be tested for impairment at least annually. We conducted the required annual goodwill impairment test in the second quarter of 2005, and determined that there was no impairment. Other intangible assets are amortized over their estimated useful lives.
The following summarizes the changes in our goodwill, by segment, and other intangible assets (in thousands of dollars):

	December 31,		June 30,
	2004	Change(1)	2005
Goodwill
Car rental	$365,607	$(1,580)	$364,027
Industrial and construction equipment rental	177,268	(7,175)	170,093

Total Goodwill	542,875	(8,755)	534,120
Other intangible assets	1,570	9,237	10,807

Total	$544,445	$482	$544,927

(1)	The change in goodwill resulted primarily from the translation of foreign currencies at different exchange rates on December 31, 2004 and June 30, 2005. The change in other intangible assets resulted from the acquisitions of domestic car rental licensees and the amortization of certain other intangible assets. The largest acquisition of a domestic car rental licensee in 2005 resulted in $9.0 million of other intangibles which are not subject to amortization.

Note 5 — Income Taxes
The provision for taxes on income is based upon the expected effective tax rate applicable to the full year. The effective tax rate for the six months ended June 30, 2005 of 34.2%, is slightly lower than the U.S. federal statutory rate of 35% primarily due to the mix of pretax operating results among countries with different tax rates.

THE HERTZ CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Note 6 — Depreciation of Revenue Earning Equipment
Depreciation of revenue earning equipment includes the following (in thousands of dollars):

	Six Months Ended
	June 30,
	2005	2004
Depreciation of revenue earning equipment	$788,773	$732,197
Adjustment of depreciation upon disposal of the equipment	(41,240)	(25,424)
Rents paid for vehicles leased	8,904	6,969

Total	$756,437	$713,742

The adjustment of depreciation upon disposal of revenue earning equipment for the six months ended June 30, 2005 and 2004 included net gains of $22.1 million and $12.9 million, respectively, on the disposal of equipment in our industrial and construction equipment rental operations and net gains of $19.1 million and $12.5 million, respectively, in our car rental operations. Effective April 1, 2005, depreciation rates being used to compute the provision for depreciation of revenue earning equipment in our domestic car rental operations were decreased to reflect changes in the estimated residual values to be realized when the vehicles are sold. As a result of this change, depreciation of revenue earning equipment for the quarter ended June 30, 2005 decreased $10.1 million.
Note 7 — Debt
Debt as of June 30, 2005 and December 31, 2004 consisted of the following (in thousands of dollars):

	June 30,	December 31,
	2005	2004
Notes payable, including commercial paper, average interest rate: 2005, 4.1%; 2004, 2.4%	$2,480,198	$993,856
Promissory notes, average interest rate: 2005, 6.2%; 2004, 6.1% (effective average interest rate: 2005, 6.2%; 2004, 6.1%); net of unamortized discount: 2005, $9,858; 2004, $10,964; due 2005 to 2028	5,198,142	5,700,443
Intercompany Note Payable to Ford Holdings LLC, average interest rate: 5.4%; due 2010	1,185,000	—
Foreign subsidiaries’ debt, including commercial paper: in millions (2005, $317.5; 2004, $787.7); and other borrowings; average interest rate: 2005, 3.6%; 2004, 3.0%	1,896,738	1,733,732

Total	$10,760,078	$8,428,031

The aggregate amounts of payments to be made upon the maturity of debt for each of the twelve-month periods ending June 30, in millions, are as follows: 2006, $4,488.4 (including $4,123.4 of commercial paper, demand and other short-term borrowings); 2007, $773.8; 2008, $1,106.5; 2009, $720.4; 2010, $1,885.1; after 2010, $1,800.1.

THE HERTZ CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
On September 30, 2003, we issued $500.0 million of 4.7% Senior Promissory Notes, or the “4.7% Notes,” due on October 2, 2006. On June 3, 2004, we issued $600.0 million of 6.35% Senior Promissory Notes, or the “6.35% Notes,” due on June 15, 2010. Effective September 30, 2003 and June 3, 2004, we entered into interest rate swap agreements, or “Swaps,” relating to the 4.7% Notes and 6.35% Notes, respectively. Under these agreements, we pay interest at a variable rate in exchange for fixed rate receipts, effectively transforming the 4.7% Notes and the 6.35% Notes to floating rate obligations with effective interest rates as of June 30, 2005 of 5.25% and 5.24%, respectively. The Swaps are designated as fair value hedges with no ineffectiveness, as defined by SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” The carrying amounts of the Swaps are adjusted to their fair value for changes in market interest rates, with an offsetting adjustment to the fixed rate debt. As of June 30, 2005, the fair value adjustments relating to the Swaps on the 4.7% Notes and the 6.35% Notes were $8.5 million and $9.6 million, respectively. The fair value adjustment relating to the Swap on the 4.7% Notes was reflected in the condensed consolidated balance sheet in “Accrued liabilities” with an offsetting decrease in “Debt.” The fair value adjustment related to the Swap on the 6.35% Notes was reflected in the condensed consolidated balance sheet in “Prepaid expenses and other assets” with an offsetting increase in “Debt.”
During 2002, we established an Asset Backed Securitization, or “ABS,” program to reduce our borrowing costs and enhance financing resources for our domestic car rental fleet. All debt issued under the ABS program is collateralized by the assets of the special purpose entities consisting of revenue earning vehicles we use in our car rental business, restricted cash and certain receivables related to revenue earning vehicles. The ABS program provided for the initial issuance of asset backed commercial paper (up to $1.0 billion) and the subsequent issuance of asset backed medium-term notes. These instruments are issued by wholly owned and consolidated special purpose entities and are included in “Debt” in our condensed consolidated balance sheet.
On March 31, 2004, we issued $600.0 million of asset backed medium-term notes, or the “Medium-Term Notes,” under the ABS program. Of the $600.0 million of the Medium-Term Notes, $500.0 million has fixed interest rates ranging from 2.4% to 3.2% and maturities ranging from 2007 to 2009 and the remaining $100.0 million has a variable interest rate based on the one-month LIBOR rate plus nine basis points (3.4% as of June 30, 2005) and matures in 2007. Payments of principal and interest relating to the Medium-Term Notes are insured to the extent provided in a note guaranty insurance policy issued by MBIA Insurance Corporation.
As of June 30, 2005, $849.5 million of asset backed commercial paper was outstanding under the ABS program. The average interest rate as of June 30, 2005 was 3.2%. The collateralized commercial paper has a maximum term of 58 days when issued. As of June 30, 2005, $600.0 million of asset backed Medium-Term Notes were outstanding. The average interest rate as of June 30, 2005 was 2.9%. As of June 30, 2005, the outstanding commercial paper and Medium-Term Notes were collateralized by $1,431.1 million net book value of revenue earning vehicles, $49.0 million of receivables and $7.4 million of restricted cash. The restricted cash is to be used for the purchase of revenue earning vehicles or for the repayment of outstanding indebtedness under the ABS program. Restricted cash is included in “Cash and equivalents” in our condensed consolidated balance sheet.
On July 2, 2004, we established a Euro Medium-Term Note Program under which we and/or Hertz Finance Centre plc, or “HFC,” a wholly owned subsidiary of ours, can issue up to Euro 650.0 million in Medium-Term Notes, or the “Euro Notes.” On July 16, 2004, HFC issued Euro 200.0 million of Euro Notes under this program. The Euro Notes are fully guaranteed by us, mature in July 2007, and have a variable interest rate based on the three-month EURIBOR rate plus 110 basis points. As of June 30, 2005, the interest rate on the Euro Notes was 3.24%.

THE HERTZ CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
On August 5, 2004, we issued $500.0 million of Promissory Notes consisting of $250.0 million of floating rate notes at the three-month LIBOR rate plus 120 basis points due on August 5, 2008, and $250.0 million of 6.90% fixed rate notes due on August 15, 2014. As of June 30, 2005, the interest rate on the $250.0 million floating rate notes was 4.42%.
On May 26, 2005, we entered into a Credit Agreement, or the “Interim Credit Facility,” with an aggregate availability of up to $3.0 billion from external financial institutions. The Interim Credit Facility, as amended on July 5, 2005, provides a term facility of up to $1,650.0 million and a revolving credit facility of up to $700.0 million available to The Hertz Corporation and a term facility of up to $350.0 million and a revolving credit facility of up to $300.0 million available to our Canadian subsidiary, Hertz Canada Limited, guaranteed by The Hertz Corporation, with unutilized capacity under the Canadian tranches available to be borrowed by The Hertz Corporation. Amounts under the term facilities were available to be borrowed from May 26, 2005 to July 26, 2005 and were fully drawn. Amounts under the revolving facilities are available to be borrowed throughout the term of the Interim Credit Facility. Effective July 26, 2005, $1,825.0 million of the Interim Credit Facility commitments provided by the three initial external financial institutions were syndicated and allocated to eight additional external financial institutions. The Interim Credit Facility matures on November 23, 2005. We may elect a combination of per annum interest rates on the Interim Credit Facility including the federal funds rate plus 0.50%, JPMorgan Chase Bank, N.A.’s prime rate, LIBOR and, for loans made to Hertz Canada Limited, a Canadian base rate or Canadian prime rate, plus, in each case, a margin based on our then-current Standard & Poors Rating Services, a division of McGraw-Hill Companies, Inc., or “S&P,” and Moody’s Investors Service, Inc., or “Moody’s,” debt ratings. We are also required to pay to the lenders a quarterly facility fee equal to a rate per annum of 0.175% of the total amount of the Interim Credit Facility (such rate based upon our current S&P and Moody’s debt ratings). As of June 30, 2005, we had net outstanding borrowings of approximately $1.0 billion and C$575.0 million under the Interim Credit Facility.
On June 10, 2005, we declared and paid a dividend of $1,185.0 million on our outstanding common stock to our sole shareholder, Ford Holdings LLC, in the form of an Intercompany Note, or the “Intercompany Note.” So long as the Interim Credit Facility remains in effect, the Intercompany Note is subordinated in right of payment to all of our existing and future senior indebtedness. The Intercompany Note matures on June 10, 2010, but may be prepaid in whole at any time or in part from time to time. Interest on the Intercompany Note will be payable in cash quarterly or on or before the maturity date of the Intercompany Note, subject to certain limitations on payment contained in the Interim Credit Facility. The Intercompany Note has a per annum interest rate equal to three-month LIBOR plus a spread of 200 basis points. See Note 11 — Relationship with Ford.
As of June 30, 2005, approximately $100.2 million of our consolidated stockholder’s equity was free of dividend limitations pursuant to our existing debt agreements. See Note 11 — Relationship with Ford.

THE HERTZ CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Note 8 — Employee Retirement Benefits
The following table sets forth net periodic pension and postretirement health care and life insurance expense (in millions of dollars):

	Six Months Ended June 30,
					Health Care & Life
	Pension Benefits				Insurance (U.S.)
	2005		2004		2005	2004
	U.S.	Non-U.S.	U.S.	Non-U.S.
Components of Net Periodic Benefit Cost:
Service cost	$12.2	$3.5	$9.5	$2.8	$0.2	$0.2
Interest cost	9.8	3.3	8.2	2.9	0.5	0.4
Expected return on plan assets	(10.7)	(2.7)	(8.2)	(2.4)	—	—
Amortization:
Amendments	0.2	—	0.2	—	—	—
Losses and other	1.9	1.0	0.4	0.7	0.1	0.1
Settlement loss	1.1	—	—	—	—	—

Net pension/post retirement expense	$14.5	$5.1	$10.1	$4.0	$0.8	$0.7

Our policy for funded plans is to contribute annually, at a minimum, amounts required by applicable laws, regulations, and union agreements. For the six months ended June 30, 2005, we contributed $7.0 million to our worldwide pension plans including benefit payments made through unfunded plans.
We have non-qualified pension plans for certain of our executives that provide benefits in excess of The Hertz Corporation Account Balance Defined Benefit Pension Plan. For one of these plans, the Supplemental Executive Retirement Plan, a pension settlement loss of $1.1 million was recognized in the quarter ended June 30, 2005 in accordance with the provisions of SFAS No. 88, “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits.”
Note 9 — Segment Information
We follow SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information.” The statement requires companies to disclose segment data based on how management makes decisions about allocating resources to segments and measuring their performance. The segment revenue information below for 2004 has been restated to reflect the effect of our Restatement as discussed in Note 1A – Restatement of Consolidated Statement of Operations.
We have identified two significant segments: rental of cars and light trucks, or “car rental” and rental of industrial, construction and material handling equipment, or “industrial and construction equipment rental.” The contributions of these segments, as well as “corporate and other,” to revenues and income before income taxes and minority interest for the six months ended June 30, 2005 and 2004 are summarized below (in thousands of dollars). Corporate and other includes general corporate expenses, certain interest expense, as well as other business activities such as claim management services.

THE HERTZ CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	Six Months Ended June 30,
			Income (Loss) Before
			Income Taxes and
	Revenues		Minority Interest
		2004
	2005	Restated	2005		2004
Car rental	$2,869,013	$2,586,998	$133,351	(a)	$147,322	(b)
Industrial and construction equipment rental	630,198	522,255	71,872		6,004
Corporate and other	3,691	3,113	(15,190)		(11,606)

Total	$3,502,902	$3,112,366	$190,033		$141,720

(a)	Includes $10.1 million decrease in depreciation expense related to a change in revenue earning vehicle depreciation rates in our domestic car rental operations.

(b)	Includes $7.0 million received from business interruption claims we made relating to the terrorist attacks of September 11, 2001.
The increase in total assets from December 31, 2004 to June 30, 2005 in our condensed consolidated balance sheet was primarily due to an increase in revenue earning vehicles in our car rental segment.
Note 10 — Comprehensive Income
Accumulated other comprehensive income as of June 30, 2005 and December 31, 2004 includes an accumulated translation gain (in thousands of dollars) of $116,820 and $223,018, respectively. Comprehensive income for the six months ended June 30, 2005 and 2004 was as follows (in thousands of dollars):

	Six Months
	Ended June 30,
	2005	2004
Net income	$120,075	$92,183

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	(106,198)	(31,885)
Unrealized gain (loss) on available-for-sale securities	14	(318)

Total other comprehensive loss	(106,184)	(32,203)

Comprehensive income	$13,891	$59,980

Note 11 — Relationship with Ford
We are an indirect wholly owned subsidiary of Ford. We and certain of our subsidiaries have entered into contracts, or other transactions or relationships, with Ford or subsidiaries of Ford, the most significant of which are described below.

THE HERTZ CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Car purchases and repurchases
We and Ford are parties to a car supply agreement, which commenced on September 1, 1997, for a period of ten years. Under the agreement, we and Ford have agreed to negotiate in good faith on an annual basis with respect to the supply of cars. For each model year, Ford must supply cars to us on terms and conditions that are no less favorable than those offered by Ford to other daily car rental companies. Effective September 1, 2004, we and Ford amended the agreement with respect to the 2005 through 2007 vehicle model years. As amended, the agreement only applies to our fleet requirements in the United States and to “Ford,” “Lincoln” or “Mercury” brand vehicles. The original agreement was global in scope. As a result of the changes that were made, on a per model year basis, we may purchase fewer vehicles than we had under the original agreement. See Note 12 — Subsequent Events.
During the six months ended June 30, 2005, we purchased cars from Ford and its subsidiaries at a cost of approximately $3,320.0 million and sold cars to Ford and its subsidiaries under various repurchase programs for approximately $1,572.5 million.
Advertising
We are a party to a joint advertising agreement with Ford, which commenced on September 1, 1997, for a period of ten years. The agreement was amended effective September 1, 2004. Pursuant to the agreement, Ford participates in some of the cost of certain of our advertising programs featuring the Ford name or products in the United States (and abroad through August 31, 2004). Based on the changes to the advertising agreement effective September 1, 2004, we anticipate that the advertising contributions payable by Ford during the 2005 vehicle model year will be less than the advertising contributions we received from Ford for the 2004 vehicle model year. See Note 12 — Subsequent Events.
Stock option plan
Certain of our employees participate in the stock option plan of Ford under Ford’s 1998 Long-Term Incentive Plan.
Financial arrangements
In February 1997, Ford extended to us a line of credit of $500.0 million, which currently expires June 30, 2007. This line of credit has an evergreen feature that provides on an annual basis for automatic one-year extensions of the expiration date, unless notice is provided by Ford at least one year prior to the then scheduled expiration date. The line of credit automatically terminates however, at any time Ford ceases to own, directly or indirectly, our capital stock having more than 50% of the total voting power of all capital stock outstanding of us. Our obligations under this agreement would rank pari passu with our senior debt securities. A commitment fee of 0.2% per annum is payable on the unused available credit. On May 2, 2005, we borrowed $250.0 million under this line of credit, which we repaid on May 31, 2005 with borrowings under the Interim Credit Facility. As of June 30, 2005, the line of credit was not being utilized.
We maintain agreements with Ford Financial Services, Inc, or “FFS,” a NASD registered broker/dealer and an indirect wholly owned subsidiary of Ford, whereby FFS acts as sales agent for our secured and unsecured domestic commercial paper programs. On July 13, 2005, we entered into a letter agreement with FFS which amended the agreements to provide that they will automatically terminate at any time Ford ceases to own shares having more than 50% of the total voting power of all of our outstanding capital stock. We, through our subsidiary Hertz Australia Pty. Limited, have a similar agreement with Ford Credit Australia Limited, also an indirect wholly owned subsidiary of Ford. Hertz Australia Pty. Limited no longer maintains an active commercial paper program.

THE HERTZ CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
As of June 30, 2005 and December 31, 2004, Ford owed us and our subsidiaries $377.3 million and $445.2 million, respectively, the majority of which relates to various car repurchase and warranty programs. The balance as of June 30, 2005 and December 31, 2004, also includes $251.3 million and $250.7 million, respectively, which represents amounts due under a tax sharing agreement with Ford discussed below. As of June 30, 2005 and December 31, 2004, we and our subsidiaries owed Ford $232.3 million and $76.5 million, respectively (which amounts are included in “Accounts payable” in our condensed consolidated balance sheet), relating to vehicles purchased, and includes the liability for Ford stock-based employee compensation.
We have made short-term investments with a related party investment fund that pools and invests excess cash balances of certain Ford subsidiaries to maximize returns. These short-term investments totaled $296.4 million and $557.0 million as of June 30, 2005 and December 31, 2004, respectively, and will be held until the funds are required for operating purposes or used to reduce indebtedness.
Taxes
We and our domestic subsidiaries file consolidated Federal income tax returns with Ford. We have entered into a tax sharing agreement with Ford, dated as of March 10, 1997, which provides that we and Ford will make payments to each other such that, with respect to any period, the amount of taxes to be paid by us (subject to certain adjustments) will be determined as though we were to file separate federal, state and local income tax returns as the common parent of an affiliated group of corporations filing combined, consolidated or unitary federal, state and local returns, rather than as a consolidated subsidiary of Ford, with respect to federal, state and local income taxes. With respect to foreign tax credits, the agreement provides that our right to reimbursement will be determined based on usage of such foreign tax credits by the consolidated group.
Other relationships
We also engage in other transactions in the ordinary course of our respective businesses with Ford. These include our rental to Ford of cars and industrial and construction equipment and the financing of purchases, by Ford Motor Credit Company, of used cars sold by us at retail. In addition, we are named as an additional insured under certain of Ford’s insurance policies, for which we pay our allocated portion of the premiums, and have granted affiliates of Ford franchises to operate car and industrial and construction equipment rental businesses in certain Scandinavian countries.
Ford’s Investment In Us
Consistent with Ford’s announcement on April 20, 2005 that they were evaluating long-term strategic objectives for us, on June 13, 2005, we filed a Form S-1 Registration Statement with the SEC for an initial public offering, or “IPO,” of a portion of Ford’s economic interest in us. Following any IPO, Ford would intend to divest their remaining ownership interest in us. As an alternative to an IPO, Ford may dispose of their interest in us in a private sale to a third party.
Dividends
On June 10, 2005, we declared and paid a dividend of $1,185.0 million on our outstanding common stock to our sole shareholder, Ford Holdings LLC, in the form of the Intercompany Note. So long as the Interim Credit Facility remains in effect, the Intercompany Note is subordinated in right of payment to all of our existing and future senior indebtedness. The Intercompany Note matures on June 10, 2010, but may be prepaid in whole at any time or in part from time to time. Interest on the Intercompany Note will be payable in cash quarterly or on or before the maturity date of the Intercompany Note, subject to certain limitations on payment contained in the Interim Credit Facility. The Intercompany Note has a per annum interest rate equal to three-month LIBOR plus a spread of 200 basis points.

THE HERTZ CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
We previously announced a plan to commence paying semi-annual dividends to Ford in June 2005. That plan was based on the assumption that Ford would continue to own 100% of our outstanding capital stock. As a result of Ford’s planned divestiture of us, the dividend plan was suspended.
Note 12 — Subsequent Events
On July 5, 2005, we, one of our wholly owned subsidiaries and Ford signed a Master Supply and Advertising Agreement, effective July 5, 2005 and expiring August 31, 2010, that covers the 2005 through 2010 vehicle model years. This agreement replaces and supersedes existing joint advertising and vehicle supply agreements that would have expired August 31, 2007.
The terms of the Master Supply and Advertising Agreement only apply to our fleet requirements and advertising in the United States and to “Ford,” “Lincoln” or “Mercury” brand vehicles, or “Ford Vehicles,” and include Ford’s agreement to pay to us one-half of our advertising costs each year subject to a minimum purchase obligation by us and the number of Ford Vehicles acquired. Under the Master Supply and Advertising Agreement, Ford has agreed to supply to us and we have agreed to purchase from Ford, during each of the 2005 through 2010 vehicle model years, a specific number of Ford Vehicles. To be eligible for cost reimbursement under the Master Supply and Advertising Agreement, the advertising must meet certain conditions, including the condition that we feature Ford Vehicles in a manner and with a prominence that is reasonably satisfactory to Ford. It further provides that the amounts Ford will be obligated to pay to us for our advertising costs will be increased or reduced according to the number of Ford Vehicles acquired by us in any model year, provided Ford will not be required to pay any amount for our advertising costs for any year if the number of Ford Vehicles acquired in the corresponding model year is less than a specified minimum except to the extent that our failure to acquire the specified minimum number of Ford Vehicles is attributable to the availability of Ford Vehicles or Ford vehicle production is disrupted for reasons beyond the control of Ford.
We anticipate that the advertising contributions payable by Ford during the 2005 vehicle model year under the Master Supply and Advertising Agreement will be less than the advertising contributions we received from Ford for the 2004 model year. We do not expect that this reduction in Ford’s advertising contributions will have a material adverse effect on our results of operations for 2005. Based on the Master Supply and Advertising Agreement, advertising contributions in future years could be lower.
Under the terms of the Master Supply and Advertising Agreement we will be able to enter into vehicle advertising and supply agreements with other automobile manufacturers in the United States and in other countries, and we intend to explore those opportunities. However, there can be no assurance that we will be able to obtain advertising contributions from other automobile manufacturers that will mitigate the reduction in Ford’s advertising contributions.

REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
To the Board of Directors
     and Stockholder of The Hertz Corporation:
In our opinion, the consolidated financial statements listed in the index on page F-1 present fairly, in all material respects, the financial position of The Hertz Corporation and its subsidiaries (the “Company”) at December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the index on page F-1 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
As discussed in Note 1 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure,” effective January 1, 2003.
As discussed in Notes 1 and 2 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” effective January 1, 2002.
As discussed in Note 1A to the consolidated financial statements, the Company has restated its consolidated statement of operations for the years ended December 31, 2003 and 2002.
PRICEWATERHOUSECOOPERS LLP
Florham Park, New Jersey
March 21, 2005

THE HERTZ CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET

	December 31,
	2004	2003
	Dollars in thousands
ASSETS
Cash and equivalents (Note 14)	$680,866	$609,986
Short-term investments (Notes 14 and 15)	556,997	500,108
Receivables, less allowance for doubtful accounts of $30,447 and $35,758 (Note 3)	1,282,290	1,238,853
Due from affiliates (Note 15)	445,235	520,842
Inventories, at lower of cost or market	83,287	73,354
Prepaid expenses and other assets (Notes 3, 4 and 5)	144,168	135,922
Revenue earning equipment, at cost (Notes 3, 8 and 15):
Cars	8,380,688	7,168,688
Less accumulated depreciation	(783,499)	(706,719)
Other equipment	2,378,673	2,214,901
Less accumulated depreciation	(852,947)	(883,623)

Total revenue earning equipment	9,122,915	7,793,247

Property and equipment, at cost:
Land, buildings and leasehold improvements	1,296,196	1,221,423
Service equipment	1,232,739	1,114,875

	2,528,935	2,336,298
Less accumulated depreciation	(1,292,764)	(1,166,529)

Total property and equipment	1,236,171	1,169,769

Goodwill and other intangible assets (Note 2)	544,445	536,929

Total assets	$14,096,374	$12,579,010

LIABILITIES AND STOCKHOLDER’S EQUITY
Accounts payable (Note 15)	$786,037	$757,869
Accrued salaries and other compensation	348,594	287,676
Other accrued liabilities (Notes 3 and 12)	487,086	448,690
Accrued taxes	130,062	111,432
Debt (Notes 3, 14 and 15)	8,428,031	7,627,930
Public liability and property damage	391,696	398,822
Deferred taxes on income (Note 9)	849,700	721,200
Commitments and contingencies (Notes 10, 12 and 14)

Total liabilities	11,421,206	10,353,619

Minority interest (Note 5)	4,921	—

Stockholder’s equity (Notes 1, 3 and 15):
Common stock, $0.01 par value, 3,000 shares authorized, 100 shares issued	—	—
Additional capital paid-in	983,132	983,132
Retained earnings	1,479,217	1,113,746
Accumulated other comprehensive income (Note 4)	207,898	128,513

Total stockholder’s equity	2,670,247	2,225,391

Total liabilities and stockholder’s equity	$14,096,374	$12,579,010

The accompanying notes are an integral part of this statement.

THE HERTZ CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS

	Years ended December 31,
		2003	2002
	2004	Restated	Restated
	Dollars in thousands
Revenues:
Car rental	$5,430,805	$4,819,255	$4,537,607
Industrial and construction equipment rental	1,161,955	1,037,754	1,018,759
Other (Note 5)	83,192	76,661	82,076

Total revenues (Note 1A)	6,675,952	5,933,670	5,638,442

Expenses:
Direct operating	3,734,361	3,316,101	3,093,024
Depreciation of revenue earning equipment (Note 8)	1,463,258	1,523,391	1,499,568
Selling, general and administrative	591,317	501,643	463,085
Interest, net of interest income of $23,707, $17,881 and $10,339 (Note 3)	384,464	355,043	366,371

Total expenses (Note 1A)	6,173,400	5,696,178	5,422,048

Income before income taxes and minority interest	502,552	237,492	216,394

Provision for taxes on income (Note 9)	(133,870)	(78,877)	(72,346)

Minority interest (Note 5)	(3,211)	—	—

Income before cumulative effect of change in accounting principle	365,471	158,615	144,048

Cumulative effect of change in accounting principle (Note 2)	—	—	(294,000)

Net income (loss)	$365,471	$158,615	$(149,952)

The accompanying notes are an integral part of this statement.

THE HERTZ CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDER’S EQUITY

				Accumulated
		Additional		Other	Total
	Common	Capital	Retained	Comprehensive	Stockholder’s
	Stock	Paid-In	Earnings	Income (Loss)	Equity
Balance at:
DECEMBER 31, 2001	$—	$983,132	$1,105,083	$(103,835)	$1,984,380
Comprehensive Income
Net loss			(149,952)		(149,952)
Translation adjustment changes				93,537	93,537
Unrealized holding gains on securities, net of tax of $53				475	475
Minimum pension liability adjustment, net of tax of $3,040				(6,553)	(6,553)

Total Comprehensive Loss					(62,493)

DECEMBER 31, 2002	—	983,132	955,131	(16,376)	1,921,887
Comprehensive Income
Net income			158,615		158,615
Translation adjustment changes				149,037	149,037
Unrealized holding losses on securities, net of tax of $61				(551)	(551)
Minimum pension liability adjustment, net of tax of $1,748				(3,597)	(3,597)

Total Comprehensive Income					303,504

DECEMBER 31, 2003	—	983,132	1,113,746	128,513	2,225,391
Comprehensive Income
Net income			365,471		365,471
Translation adjustment changes				83,420	83,420
Unrealized holding losses on securities, net of tax of $8				(82)	(82)
Minimum pension liability adjustment, net of tax of $1,076				(3,953)	(3,953)

Total Comprehensive Income					444,856

DECEMBER 31, 2004	$—	$983,132	$1,479,217	$207,898	$2,670,247

The accompanying notes are an integral part of this statement.

THE HERTZ CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS

	Years ended December 31,
	2004	2003	2002
	Dollars in thousands
Cash flows from operating activities:
Net income (loss)	$365,471	$158,615	$(149,952)
Non-cash expenses:
Cumulative effect of change in accounting principle	—	—	294,000
Depreciation of revenue earning equipment	1,463,258	1,523,391	1,499,568
Depreciation of property and equipment	177,597	151,706	155,424
Amortization of intangibles	607	1,024	1,346
Stock-based employee compensation	5,584	6,039	—
Provision for public liability and property damage	153,139	178,292	145,010
Provision for losses for doubtful accounts	14,133	23,053	15,570
Minority interest	3,211	—	—
Deferred income taxes	129,576	260,848	106,340
Changes in assets and liabilities:
Receivables	57,303	(95,527)	(3,179)
Due from affiliates	75,607	(269,543)	(107,997)
Inventories and prepaid expenses and other assets	(20,275)	(3,981)	(27,990)
Accounts payable	(58,318)	182,264	1,099
Accrued liabilities	50,831	(111,439)	88,481
Accrued taxes	12,315	49,825	(19,713)
Payments of public liability and property damage claims and expenses	(178,654)	(155,241)	(120,486)

Net cash flows provided by operating activities (Note 1)	$2,251,385	$1,899,326	$1,877,521

The accompanying notes are an integral part of this statement.

THE HERTZ CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS

	Years ended December 31,
	2004	2003	2002
	Dollars in thousands
Cash flows from investing activities:
Purchase of short-term investments, net	$(56,889)	$(500,108)	$—
Revenue earning equipment expenditures	(11,310,032)	(9,436,581)	(9,946,271)
Proceeds from disposal of revenue earning equipment	8,740,920	7,874,414	8,065,848
Property and equipment expenditures	(286,428)	(226,747)	(221,227)
Proceeds from disposal of property and equipment	59,253	54,638	32,035
Available-for-sale securities:
Purchases	(11,261)	(12,114)	(4,587)
Sales	19,448	10,246	4,082
Changes in investment in joint venture	2,000	5,640	6,560

Net cash used in investing activities (Note 1)	(2,842,989)	(2,230,612)	(2,063,560)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	1,985,981	510,853	809,426
Repayment of long-term debt	(913,635)	(712,057)	(559,858)
Short-term borrowings:
Proceeds	1,382,587	1,094,152	730,731
Repayments	(973,659)	(721,333)	(557,755)
Ninety-day term or less, net	(846,780)	130,294	127,767

Net cash provided by financing activities	634,494	301,909	550,311

Effect of foreign exchange rate changes on cash	27,990	38,100	22,994

Net increase in cash and equivalents during the year	70,880	8,723	387,266
Cash and equivalents at beginning of year	609,986	601,263	213,997

Cash and equivalents at end of year	$680,866	$609,986	$601,263

Supplemental disclosures of cash flow information:
Cash paid (received) during the year for:
Interest (net of amounts capitalized)	$377,279	$357,585	$389,893
Income taxes	(4,149)	31,481	(3,854)
The accompanying notes are an integral part of this statement.

THE HERTZ CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 1 — Summary of Significant Accounting Policies
Background
The Hertz Corporation (together with its subsidiaries, referred to herein as “Hertz” or the “Company”) is an indirect wholly owned subsidiary of Ford Motor Company (“Ford”).
The Company, which was incorporated in Delaware in 1967, is a successor to corporations that have been engaged in the automobile and truck rental and leasing business since 1918. Ford first acquired an ownership interest in the Company in 1987. Previously, the Company had been a subsidiary of UAL Corporation (formerly Allegis Corporation), which had acquired the Company’s outstanding capital stock from RCA Corporation in 1985.
Hertz became a wholly owned subsidiary of Ford as a result of a series of transactions in 1993 and 1994. Hertz continued as a wholly owned subsidiary of Ford until April 1997. In 1997, Hertz completed a public offering of approximately 50.6% of its Class A Common Stock (the “Class A Common Stock”), which represented approximately 19.1% of the economic interest in Hertz. In March 2001, Ford FSG, Inc. (“FSG”), an indirect wholly owned subsidiary of Ford that then owned an approximate 81.5% economic interest in the Company, acquired all of the Company’s outstanding Class A Common Stock that it did not already own for $35.50 per share, or approximately $735 million. As a result of FSG’s acquisition, the Company’s Class A Common Stock ceased to be traded on the New York Stock Exchange. However, because certain of the Company’s debt securities were sold through public offerings, the Company continues to file periodic reports under the Securities Exchange Act of 1934.
In 2003, FSG was dissolved and the shares of the Company’s Common Stock owned by FSG were distributed to Ford and Ford Holdings LLC. In February 2004, Ford Holdings LLC became the sole owner of the Company’s Common Stock.
Principles of Consolidation
The consolidated financial statements include the accounts of The Hertz Corporation and its domestic and foreign subsidiaries. All significant intercompany transactions have been eliminated.
Revenue Recognition
Rental and rental-related revenue (including cost reimbursements from customers where the Company considers itself to be the principal versus an agent) are recognized over the period the revenue earning equipment is rented based on the terms of the rental or leasing contract.
Cash and Equivalents
The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

THE HERTZ CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Depreciable Assets
The provisions for depreciation and amortization are computed on a straight-line basis over the estimated useful lives of the respective assets, as follows:

Revenue Earning Equipment (REE):
Cars	3 to 6 years
Other equipment	3 to 10 years
Buildings	20 to 50 years
Capitalized internal use software	1 to 10 years
Service cars and service equipment	3 to 25 years
Intangible assets	5 to 15 years
Leasehold improvements	The shorter of their economic lives or
the lease term.
Hertz follows the practice of charging maintenance and repairs, including the cost of minor replacements, to maintenance expense accounts. Costs of major replacements of units of property are charged to property and equipment accounts and depreciated on the basis indicated above. Gains and losses on dispositions of property and equipment are included in income as realized. When REE is acquired, the Company estimates the period it will hold the asset. Depreciation is recorded on a straight-line basis over the estimated holding period, with the objective of minimizing gain or loss on the disposition of the REE. Upon disposal of the REE, depreciation expense is adjusted for the difference between the net proceeds received and the remaining book value. As market conditions change, the Company adjusts its depreciation rates prospectively, over the remaining holding period, to reflect these changes in market conditions.
Environmental Liabilities
The use of automobiles and other vehicles is subject to various governmental controls designed to limit environmental damage, including that caused by emissions and noise. Generally, these controls are met by the manufacturer, except in the case of occasional equipment failure requiring repair by Hertz. To comply with environmental regulations, measures are taken at certain locations to reduce the loss of vapor during the fueling process and to maintain, upgrade and replace underground fuel storage tanks. Hertz also incurs and provides for expenses for the cleanup of petroleum discharges and other alleged violations of environmental laws arising from the disposition of waste products. Hertz does not believe that it will be required to make any material capital expenditures for environmental control facilities or to make any other material expenditures to meet the requirements of governmental authorities in this area. Liabilities for these expenditures are recorded at undiscounted amounts when it is probable that obligations have been incurred and the amounts can be reasonably estimated.
Public Liability and Property Damage
Provisions for public liability and property damage on self-insured domestic and international claims are made by charges to expense based upon evaluations of estimated ultimate liabilities on reported and unreported claims. The related liabilities are recorded on a non-discounted basis. Reserve requirements are based on actuarial evaluations of historical accident claim experience and trends, as well as future projections of ultimate losses, expenses, premiums and administrative costs.

THE HERTZ CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Pensions
The Company’s employee pension costs and obligations are dependent on the Company’s assumptions used by actuaries in calculating such amounts. These assumptions include discount rates, salary growth, long-term return on plan assets, retirement rates, mortality rates and other factors. Actual results that differ from the Company’s assumptions are accumulated and amortized over future periods and, therefore, generally affect the Company’s recognized expense and recorded obligation in such future periods. While the Company believes that the assumptions used are appropriate, significant differences in actual experience or significant changes in assumptions would affect the Company’s pension costs and obligations.
Foreign Currency Translation
Assets and liabilities of foreign subsidiaries are translated at the rate of exchange in effect on the balance sheet date; income and expenses are translated at the average rate of exchange prevailing during the year. The related translation adjustments are reflected in “Accumulated other comprehensive income” in the stockholder’s equity section of the consolidated balance sheet. The accumulated foreign currency translation gain was $223.0 million at December 31, 2004 and the accumulated foreign currency translation gain was $139.6 million at December 31, 2003. Foreign currency gains and losses resulting from transactions are included in earnings.
Income Taxes
The Company and its domestic subsidiaries file consolidated Federal income tax returns with Ford. The Company provides for current and deferred taxes as if it filed a separate consolidated tax return with its domestic subsidiaries, except that under a tax sharing arrangement with Ford, the Company’s right to reimbursement for foreign tax credits is determined based on the usage of such foreign tax credits by the consolidated group. As of December 31, 2004, U.S. income taxes have not been provided on $502.2 million in undistributed earnings of foreign subsidiaries that have been or are intended to be indefinitely reinvested outside the United States or are expected to be remitted free of taxes.
Advertising
Advertising and sales promotion costs are expensed as incurred.
Impairment of Long-Lived Assets and Intangibles
The Company evaluates the carrying value of goodwill for impairment at least annually in accordance with Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 142 “Goodwill and Other Intangible Assets.” See Note 2 — Goodwill and Other Intangible Assets. Long-lived assets, other than goodwill, are reviewed for impairment in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” Under SFAS No. 144, these assets are tested for recoverability whenever events or changes in circumstances indicate that the carrying amounts of long-lived assets exceed their fair value. The fair values of the assets are based upon Company estimates of the undiscounted cash flows that are expected to result from the use and eventual disposition of the assets. An impairment charge is recognized for the amount, if any, by which the carrying value of an asset exceeds its fair value. The Company’s adoption of SFAS No. 144 as of January 1, 2002 did not have a material effect on the Company’s financial position, results of operations or cash flows.

THE HERTZ CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Stock Options
Certain employees of the Company participate in the stock option plan of Ford under Ford’s 1998 Long-Term Incentive Plan. Effective January 1, 2003, the Company adopted the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation.” Under the modified prospective method of adoption selected by the Company under the provisions of SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure,” stock-based employee compensation expense recognized in 2003 is the same as that which would have been recognized had the fair value recognition provisions of SFAS No. 123 been applied to all awards from its original effective date. Prior to January 1, 2003, the Company applied the recognition and measurement principles of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” and related Interpretations, in accounting for the plan. Prior to January 1, 2003, no stock-based employee compensation expense has been reflected in earnings as all options granted under the plan have an exercise price equal to the market value of the underlying common stock on the date of grant. See Recent Accounting Pronouncements, below.
The following table illustrates the effect on net income (loss) as if the fair value based method had been applied to all outstanding and unvested stock options in each period (in thousands of dollars):

	Years ended December 31,
	2004	2003	2002
Net income (loss), as reported	$365,471	$158,615	$(149,952)
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects	3,630	3,925	—
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(3,630)	(3,925)	(7,228)

Pro forma net income (loss)	$365,471	$158,615	$(157,180)

The fair values for these options were estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions used for grants in 2004, 2003 and 2002: risk-free interest rate of 3.4%, 3.7% and 5.22%, respectively; volatility factors of 42%, 39% and 35%, respectively; dividend yields of 3.0%, 5.3% and 2.37%, respectively; and an average expected life of the options of seven years for 2004, 2003 and 2002. For purposes of pro forma disclosures, the estimated fair values of the options are amortized to expense over the options’ vesting periods.
Use of Estimates and Assumptions
Use of estimates and assumptions as determined by management is required in the preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates and assumptions.
Reclassifications
Certain prior year amounts have been reclassified to conform with current reporting. For the year ended December 31, 2004, revenue earning equipment expenditures and proceeds from disposals have been reclassified from operating activities to investing activities in the Company’s consolidated statement of cash flows.

THE HERTZ CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
A summary of the reclassifications in the consolidated statement of cash flows follows (in thousands of dollars):

	Year Ended		Year Ended
	December 31, 2003		December 31, 2002
	As Previously		As Previously
	Reported	As Reclassified	Reported	As Reclassified
Net cash flows provided by (used in) operating activities	$337,159	$1,899,326	$(2,902)	$1,877,521
Net cash used in investing activities	$(668,445)	$(2,230,612)	$(183,137)	$(2,063,560)
Net increase in cash and equivalents during the year	$8,723	$8,723	$387,266	$387,266
Recent Accounting Pronouncements
In January 2003, the FASB issued Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51,” which expands upon and strengthens existing accounting guidance concerning when a company should include in its financial statements the assets, liabilities and activities of another entity. Prior to the issuance of FIN 46, a company generally included another entity in its consolidated financial statements only if it controlled the entity through voting interests. FIN 46 now requires a Variable Interest Entity (“VIE”), as defined in FIN 46, to be consolidated by a company if that company is the primary beneficiary. The primary beneficiary is the entity subject to a majority of the risk of loss from the VIE’s activities or entitled to receive a majority of the VIE’s residual returns, or both. FIN 46 also requires disclosures about VIEs that a company is not required to consolidate but in which it has a significant variable interest. The Company adopted FIN 46 as of July 1, 2003 and the Revised Interpretation (“FIN 46R”) as of December 15, 2003. The adoption of FIN 46 and FIN 46R did not affect the Company’s financial position, results of operations or cash flows.
In December 2003, the FASB issued SFAS No. 132 (revised 2003), “Employers’ Disclosures about Pensions and Other Postretirement Benefits.” SFAS No. 132, as revised, improves financial statement disclosures for defined benefit plans. The change replaces existing SFAS No. 132 disclosure requirements for pensions and other postretirement benefits and revises employers’ disclosures about pension plans and other postretirement benefit plans. It does not change the measurement of recognition of those plans required by SFAS No. 87, “Employers’ Accounting for Pensions,” and SFAS No. 88, “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits.” SFAS No. 132, as revised, retains the disclosure requirements contained in the original SFAS No. 132, but requires additional disclosures about the plan assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans. SFAS No. 132, as revised, was effective for annual and interim periods with fiscal years ending after December 15, 2003. See Note 6 — Employee Retirement Benefits.
In December 2004, the FASB revised its SFAS No. 123 (“SFAS No. 123R”), “Accounting for Stock-Based Compensation.” The revision establishes standards for the accounting of transactions in which an entity exchanges its equity instruments for goods or services, particularly transactions in which an entity obtains employee services in share-based payment transactions. The revised statement requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost is to be recognized over the period during which the employee is required to provide service in exchange for the award. Changes in fair value during the requisite service period are to

THE HERTZ CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
be recognized as compensation cost over that period. The provisions of the revised statement are effective for financial statements issued for the first interim or annual reporting period beginning after June 15, 2005. As the Company is currently accounting for its employee stock-based compensation awards in accordance with SFAS No. 123, adoption of SFAS No. 123R is not expected to have a significant effect on the Company’s financial position, results of operations or cash flows.
Note 1A — Restatement of Consolidated Statements of Operations
The Company is restating its previously issued consolidated statements of operations for the years ended December 31, 2003 and 2002 and the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004 (the “Restatement.”) The restated amounts for these quarters and the corresponding interim periods of 2003 are presented in Note 13- Quarterly Financial Information (Unaudited). The Restatement also affects periods prior to 2002. The Restatement corrected certain of the Company’s historical accounting policies to conform with generally accepted accounting principles (“GAAP”).
Before the Restatement, the Company’s consolidated statements of operations reflected its historical accounting policies, under which (1) amounts charged by the Company to its car rental customers to reimburse the Company for certain operating expenses (principally concession fees incurred for the privilege of operating at airports and certain other locations and vehicle licensing fees) were netted against related operating expenses, (2) amounts charged by the Company to its car rental and industrial and construction equipment rental customers for fueling of vehicles and equipment were netted against related operating expenses, (3) costs incurred in connection with the sale of consumables and dealer inventory from its industrial and construction equipment rental business were netted against revenues and (4) other, immaterial, items of revenues and expenses were presented on a net basis.
The Company has determined that the historical accounting policies described above were not in accordance with the Financial Accounting Standards Board Emerging Issues Task Force (“EITF”) Issue No. 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent” and EITF Issue No. 01-14, “Income Statement Characterization of Reimbursement Received for Out-of-Pocket Expenses Incurred.” EITF No. 99-19 and No. 01-14 employ multi-factor tests to determine whether amounts charged to customers in respect of certain expenses incurred should be included in revenues or netted against such expenses. Accordingly, the Company has restated its previously issued consolidated statements of operations to reclassify revenues and expenses in accordance with GAAP, with particular regard to the requirements of EITF No. 99-19 and No. 01-14.
As a result of the Restatement, total revenues and total expenses in the previously issued consolidated statements of operations have each been increased by $725.8 and $670.3 million for the years ended December 31, 2003 and 2002, respectively. Because previously reported revenues and expenses for each of the affected periods were increased by equal amounts, the Restatement has not resulted in a change in the Company’s previously reported income before income taxes and minority interest, income before cumulative effect of change in accounting principle or net income (loss), nor has it changed the Company’s liquidity or financial condition. The Restatement has had no effect on the Company’s consolidated balance sheets or consolidated statements of cash flows. A summary of the effects of the Restatement on the previously issued consolidated statements of operations is as follows (in thousands of dollars):

THE HERTZ CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	Year ended December 31, 2003		Year ended December 31, 2002
	As Previously		As Previously
	Reported	As Restated	Reported	As Restated
Revenues:
Car rental	$4,239,244	$4,819,255	$4,005,620	$4,537,607
Industrial and construction equipment rental	904,582	1,037,754	892,646	1,018,759
Other	64,103	76,661	69,873	82,076

Total revenues	5,207,929	5,933,670	4,968,139	5,638,442

Expenses:
Direct operating	2,596,727	3,316,101	2,428,820	3,093,024
Depreciation of revenue earning equipment	1,523,391	1,523,391	1,499,568	1,499,568
Selling, general and administrative	495,276	501,643	456,986	463,085
Interest, net of interest income of $17,881 and $10,339	355,043	355,043	366,371	366,371

Total expenses	4,970,437	5,696,178	4,751,745	5,422,048

Income before income taxes	237,492	237,492	216,394	216,394
Provision for taxes on income	(78,877)	(78,877)	(72,346)	(72,346)

Income before cumulative effect of change in accounting principle	158,615	158,615	144,048	144,048
Cumulative effect of change in accounting principle	—	—	(294,000)	(294,000)

Net income (loss)	$158,615	$158,615	$(149,952)	$(149,952)

Note 2 — Goodwill and Other Intangible Assets
The Company accounts for its goodwill under SFAS No. 142 “Goodwill and Other Intangible Assets.” Under SFAS No. 142, goodwill is no longer amortized, but instead must be tested for impairment at least annually. Other intangible assets continue to be amortized over their useful lives.
The Company adopted SFAS No. 142 beginning January 1, 2002. Upon its adoption, the Company recorded a one-time, non-cash charge of $294 million to reduce the carrying value of its goodwill. The Company recognized this impairment charge effective as of January 1, 2002 as a cumulative effect of change in accounting principle.
The goodwill impairment charge represented a portion of the goodwill of the industrial and construction equipment rental segment. The goodwill write-off was the result of a reduction in projected cash flows used to determine fair value due to the unfavorable economic conditions as of the date of adoption, which reduced demand for industrial and construction equipment in North America. The Company conducted the required annual goodwill impairment test in the second quarter of 2004, and determined that there was no additional impairment.

THE HERTZ CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The following summarizes the changes in the Company’s goodwill, by segment, and other intangible assets for the years ended December 31, 2004 and 2003 (in thousands of dollars):

	Goodwill
		Industrial and		Other
		construction		intangible
	Car rental	equipment rental	Total goodwill	assets	Total
Balance December 31, 2002	$360,919	$156,054	$516,973	$2,048	$519,021
Other changes (1)	3,241	14,912	18,153	(245)	17,908

Balance December 31, 2003	364,160	170,966	535,126	1,803	536,929
Other changes (1)	1,447	6,302	7,749	(233)	7,516

Balance December 31, 2004	$365,607	$177,268	$542,875	$1,570	$544,445

(1)	Consists of changes primarily resulting from the translation of foreign currencies at different exchange rates from the beginning of the year to the end of the year and amortization of certain intangible assets.
Note 3 — Debt
Debt of the Company and its subsidiaries (in thousands of dollars) consists of the following:

	December 31,
	2004	2003
Notes payable, including commercial paper, average interest rate: 2004, 2.4%; 2003, 1.3%	$993,856	$1,187,142
Promissory notes, average interest rate: 2004, 6.1%; 2003, 6.2% (effective average interest rate: 2004, 6.1%; 2003, 6.2%); net of unamortized discount: 2004, $10,964; 2003, $11,676; due 2005 to 2028	5,700,443	4,895,180
Foreign subsidiaries’ debt in foreign currencies:
Short-term borrowings:
Banks, average interest rate: 2004, 3.5%; 2003, 3.6%	667,678	502,573
Commercial paper, average interest rate: 2004, 2.5%; 2003, 2.7%	787,660	1,034,912
Other borrowings, average interest rate: 2004, 3.3%; 2003, 12.7%	278,394	8,123

Total	$8,428,031	$7,627,930

The aggregate amounts of maturities of debt, in millions, are as follows: 2005, $3,054.3 (including $2,444.1 of commercial paper, demand and other short-term borrowings); 2006, $757.9; 2007, $1,037.8; 2008, $615.1; 2009, $570.5; after 2009, $2,400.2.
During the year ended December 31, 2004, short-term borrowings, in millions, were as follows: maximum amounts outstanding $2,851.8 commercial paper and $755.3 banks; monthly average amounts outstanding $2,140.9 commercial paper (weighted-average interest rate 2.0%) and $542.4 banks (weighted-average interest rate 3.3%).
During the year ended December 31, 2003, short-term borrowings, in millions, were as follows: maximum amounts outstanding $3,059.8 commercial paper and $528.7 banks; monthly average amounts outstanding $2,301.2 commercial paper (weighted-average interest rate 2.1%) and $429.3 banks (weighted-average interest rate 3.5%).
The net amortized discount charged to interest expense for the years ended December 31, 2004, 2003 and 2002 relating to debt and other liabilities, in millions, was $2.3, $2.1 and $2.1, respectively.
On September 30, 2003, the Company issued $500 million of 4.7% Senior Promissory Notes (the “4.7% Notes”) due on October 2, 2006. On June 3, 2004, the Company issued $600 million of 6.35% Senior Promissory Notes (the “6.35% Notes”) due on June 15, 2010. Effective September

THE HERTZ CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
30, 2003 and June 3, 2004, the Company entered into interest rate swap agreements (“swaps”) relating to the 4.7% Notes and 6.35% Notes, respectively. Under these agreements, the Company pays interest at a variable rate in exchange for fixed rate receipts, effectively transforming the 4.7% Notes and the 6.35% Notes to floating rate obligations with effective interest rates at December 31, 2004 of 4.15% and 4.32%, respectively. The swaps are designated as fair value hedges with no ineffectiveness, as defined by SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” The carrying amounts of the interest rate swaps are adjusted to their fair value for changes in market interest rates, with an offsetting adjustment to the fixed rate debt. As of December 31, 2004, the fair value adjustments relating to the interest rate swaps on the 4.7% Notes and the 6.35% Notes were $7.0 million and $11.5 million, respectively. The fair value adjustment relating to the interest rate swap on the 4.7% Notes was reflected in the consolidated balance sheet in “Other accrued liabilities” with an offsetting decrease in “Debt”. The adjustment related to the interest rate swap on the 6.35% Notes was reflected in the consolidated balance sheet in “Prepaid expenses and other assets” with a corresponding increase in “Debt.”
During 2002, the Company established an Asset Backed Securitization (“ABS”) program to reduce its borrowing costs and enhance financing resources for its domestic car rental fleet. All debt issued under the ABS program is collateralized by the assets of the special purpose entities consisting of revenue earning vehicles used by the Company in its car rental business, restricted cash and certain receivables related to revenue earning vehicles. The ABS program provided for the initial issuance of asset backed commercial paper (up to $1.0 billion) and the subsequent issuance of asset backed medium-term notes. These instruments are issued by wholly owned and consolidated special purpose entities and are included in “Debt” in the consolidated balance sheet.
On March 31, 2004, the Company issued $600 million of asset backed medium-term notes (“the Medium-Term Notes”) under the ABS program. Of the $600 million of the Medium-Term Notes, $500 million has fixed interest rates ranging from 2.4% to 3.2% and maturities ranging from 2007 to 2009 and the remaining $100 million has a variable interest rate based on the one-month LIBOR rate plus nine basis points (2.5% as of December 31, 2004) and matures in 2007. Payments of principal and interest relating to the Medium-Term Notes are insured to the extent provided in a note guaranty insurance policy issued by MBIA Insurance Corporation.
At December 31, 2004, $297.6 million of asset backed commercial paper was outstanding under the ABS program. The average interest rate as of December 31, 2004 was 2.3%. The collateralized commercial paper has a maximum term of 58 days when issued. At December 31, 2004, $600.0 million of asset backed Medium-Term Notes was outstanding. The average interest rate as of December 31, 2004 was 2.6%. At December 31, 2004, the outstanding commercial paper and Medium-Term Notes were collateralized by $889.1 million net book value of revenue earning vehicles, $54.6 million of receivables and $2.9 million of restricted cash. The restricted cash is to be used for the purchase of revenue earning vehicles or for the repayment of outstanding indebtedness under the ABS program. Restricted cash is included in “Cash and equivalents” in the consolidated balance sheet.
On July 2, 2004, the Company established a Euro Medium-Term Note Program under which the Company and/or Hertz Finance Centre plc (“HFC”), a wholly owned subsidiary of the Company, can issue up to Euro 650 million in Medium-Term Notes (“Euro Notes”). On July 16, 2004, HFC issued Euro 200 million of Euro Notes under this program. The Euro Notes are fully guaranteed by the Company, mature in July 2007, and have a variable interest rate based on the three-month EURIBOR rate plus 110 basis points. As of December 31, 2004, the interest rate on the Euro Notes was 3.25%.

THE HERTZ CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
On August 5, 2004, the Company issued $500 million of Promissory Notes consisting of $250 million of floating rate notes at the three-month LIBOR rate plus 120 basis points due on August 5, 2008, and $250 million of 6.90% fixed rate notes due on August 15, 2014. As of December 31, 2004, the interest rate on the $250 million floating rate notes was 3.40%.
At December 31, 2004, the Company had committed credit facilities totaling $2.8 billion.
Currently, $1.3 billion of the committed credit facilities are represented by a combination of multi-year, 364-day global and other committed credit facilities provided by 23 participating banks. In addition to direct borrowings by the Company, the multi-year and 364-day global facilities allow certain subsidiaries of the Company to borrow on the basis of a guarantee by the Company. The multi-year facilities were renegotiated effective July 1, 2004 and currently total $999 million with expirations as follows: $46 million on June 30, 2005, $35 million on June 30, 2006, $108 million on June 30, 2007, $102 million on June 30, 2008 and $708 million on June 30, 2009. The multi-year facilities that expire in 2009 have an evergreen feature, which provides for the automatic extension of the expiration date one year forward unless the bank provides timely notice. Effective June 17, 2004, the 364-day global committed credit facilities, which total $94 million, were renegotiated and currently expire on June 16, 2005. Under the terms of the 364-day facilities, the Company is permitted to convert any amount outstanding prior to expiration into a two-year loan. The other committed facilities total $175 million and expire at various times during 2005.
Effective September 18, 2002, as part of the ABS program, the Company transferred $928 million of the 364-day global committed credit facilities to the ABS program. As part of the agreement to transfer these commitments, the Company has waived the right to transfer them back to the 364-day global committed credit facilities without the consent of the participating banks. As of December 31, 2004, $814 million is currently available which expires in June 2005. In addition to the transfer of the 364-day commitments, the Company raised $215 million of committed credit support through an ABS letter of credit from banks that participate in the Company’s multi-year global committed credit facilities which expires in June 2007. In exchange for this credit support, the Company agreed to reduce the bank’s multi-year facility commitment by one half of the amount of their ABS letter of credit participation.
In addition to these bank credit facilities, in February 1997, Ford extended to the Company a line of credit of $500 million, which currently expires June 30, 2006. This line of credit has an evergreen feature that provides on an annual basis for automatic one-year extensions of the expiration date, unless notice is provided by Ford at least one year prior to the then scheduled expiration date. The line of credit automatically terminates however, at any time Ford ceases to own, directly or indirectly, capital stock of the Company having more than 50% of the total voting power of all capital stock outstanding of the Company. Obligations of the Company under this agreement would rank pari passu with the Company’s senior debt securities. A commitment fee of 0.2% per annum is payable on the unused available credit.
The Company maintains a Sales Agency Agreement with Ford Financial Services, Inc. (“FFS”), a NASD registered broker/dealer and an indirect wholly owned subsidiary of Ford, whereby FFS acts as a dealer for the Company’s domestic commercial paper programs. The Company pays fees to FFS, which range from 0.03% to 0.05% per annum of commercial paper placed depending

THE HERTZ CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
upon the monthly average dollar value of the notes outstanding in the portfolios. In 2004, the Company paid FFS $89,148 of such fees. FFS is under no obligation to purchase any of the notes for its own account. The Company, through its subsidiary Hertz Australia Pty. Limited, has a similar agreement with Ford Credit Australia Limited, also an indirect wholly owned subsidiary of Ford.
Borrowing for the Company’s international operations also consists of loans obtained from local and international banks and commercial paper programs established in Ireland, Canada, the Netherlands, Belgium and Australia. The Company guarantees only the commercial paper borrowings of its subsidiaries in Ireland, Canada, the Netherlands and Belgium, and guarantees commercial paper and short-term bank loans of its subsidiary in Australia. All borrowings by international operations either are in the international operation’s local currency or, if in non-local currency, hedged to minimize foreign exchange exposure. At December 31, 2004, total debt for the foreign operations was $1,734 million, of which $1,455 million was short-term (original maturity of less than one year) and $279 million was long-term. At December 31, 2004 total amounts outstanding (in millions of U.S. dollars) under the commercial paper programs in Ireland, Canada, the Netherlands and Belgium were $385, $321, $54 and $28, respectively.
Based on the terms of an indenture dated April 1, 1986, under which the Company has issued debt securities, the Company’s ability to pay dividends is restricted. Such restriction provides that the Company may not pay dividends, invest in its own shares or permit investments by certain subsidiaries of the Company (“Restricted Subsidiaries”) in the Company’s shares subsequent to a specified date if, together with total investments by the Company and its Restricted Subsidiaries in subsidiaries that are not Restricted Subsidiaries made subsequent to such specified date, the aggregate of any such dividends or investments exceeds the sum of (i) a specified dollar amount, (ii) the aggregate net income of the Company and its Restricted Subsidiaries earned subsequent to such specified date and (iii) net proceeds received from capital stock issued subsequent to such specified date. At December 31, 2004, approximately $1,172 million of consolidated stockholder’s equity was free of such limitations. The foregoing amount was not affected by the Restatement described in Note 1A — Restatement of Consolidated Statements of Operations.
Note 4 — Available-for-Sale Securities
As of December 31, 2004 and 2003, “Prepaid expenses and other assets” in the consolidated balance sheet includes available-for-sale securities at fair value. The fair value is calculated using information provided by independent quotation services as of December 31, 2004. These securities consisted solely of government debt obligations whereas at December 31, 2003 corporate debt obligations were also included. For the years ended December 31, 2004, 2003 and 2002, proceeds, in millions, of $19.4, $10.3 and $4.1, respectively, were received from the sale of available-for-sale securities, and in thousands of dollars, gross realized gains of $196, $413, and $134 and gross realized losses of $193, $54 and $29, respectively, were included in earnings. Actual cost was used in computing the realized gain and loss on the sale. Unrealized gains and losses are included in “Accumulated other comprehensive income” in the consolidated balance sheet.

THE HERTZ CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The following is a summary of available-for-sale securities at December 31, 2004 and December 31, 2003 (in thousands):

		Gross	Gross
		Unrealized	Unrealized	Estimated
	Cost	Gains	Losses	Fair Value
December 31, 2004
Government debt obligations	$2,795	$19	$(28)	$2,786

Total	$2,795	$19	$(28)	$2,786

December 31, 2003
Government debt obligations	$2,619	$15	$(44)	$2,590
Corporate debt obligations	8,068	137	(27)	8,178

Total	$10,687	$152	$(71)	$10,768

The cost and estimated fair value of available-for-sale securities at December 31, 2004 are as follows (in thousands):

		Estimated
	Cost	Fair Value
Due in one year or less	$276	$270
Due after one year through five years	2,341	2,338
Due after five years through ten years	178	178

Total	$2,795	$2,786

Note 5 — Purchases and Sales of Operations
Effective January 1, 2000, Hertz International, Ltd., (“Hertz International”), entered into license and management services agreements with Axus International, Inc. (“Axus”), a wholly owned vehicle leasing subsidiary of Ford Motor Credit Company (“Ford Credit”), under which Hertz International licensed the Hertz name and agreed to provide management services to Axus for a five-year term. On August 31, 2000, the Company transferred substantially all the net assets of its leasing operations in Australia, New Zealand and the United Kingdom to Axus for $99.2 million. In the fourth quarter of 2002, Ford Credit sold the Axus operations in Australia and New Zealand and in the first quarter of 2003, Axus operations in Europe were sold. Hertz International continued to license the Hertz name and provide management services until these operations were sold. During 2003 and 2002, fees earned by the Company from these agreements were approximately $1.8 million and $11.5 million, respectively. The Company continues to maintain leasing operations in Brazil.
In June 1999, the Company entered into a Limited Liability Company Agreement (“LLC Agreement”) with a subsidiary of Orbital Sciences Corporation (“Orbital”), whereby Navigation Solutions, L.L.C. (“Navigation Solutions”), a limited liability company, was formed to purchase NeverLost vehicle navigation systems from another subsidiary of Orbital for installation in selected vehicles in the Company’s North American fleet. In July 2001, Orbital’s subsidiary sold its membership interest in the limited liability company to a subsidiary of Thales North America, Inc. (“Thales”), which also acquired the Orbital subsidiary from whom the NeverLost vehicle navigation systems are purchased. During 2003 and 2002, the Company received distributions of $5.6 million and $6.6 million, respectively, under the LLC Agreement, which represents a 40% ownership interest. The net investment of $6.9 million as of December 31, 2003, (included in “Prepaid expense and other assets” in the consolidated balance sheet) is accounted for using the equity method of accounting. In January 2004, the Company and Thales amended the LLC Agreement to provide for the Company to increase its ownership interest to 65% and for the

THE HERTZ CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
limited liability company to purchase additional NeverLost vehicle navigation systems. Prior to July 1, 2004, the Company received distributions totaling $2.0 million. On July 1, 2004, the Company increased its ownership interest in Navigation Solutions from 40% to 65%. This change resulted from an equity distribution by Navigation Solutions to the other member of Navigation Solutions, effectively reducing its ownership interest to 35%. Based upon this ownership change, the Company began consolidating 100% of Navigation Solutions’ balance sheet and results of operations into its financial statements and deducting the minority interest share relating to the 35% member.
Note 6 — Employee Retirement Benefits
Qualified U.S. employees, after completion of specified periods of service, are eligible to participate in The Hertz Corporation Account Balance Defined Benefit Pension Plan (“Hertz Retirement Plan”), a cash balance plan. Under this qualified Hertz Retirement Plan, the Company pays the entire cost and employees are not required to contribute.
Most of the Company’s foreign subsidiaries have defined benefit retirement plans or participate in various insured or multi-employer plans. In certain countries, when the subsidiaries make the required funding payments, they have no further obligations under such plans.
Company plans are generally funded, except for certain unqualified U.S. defined benefit plans and in Germany, where unfunded liabilities are recorded.
The Company sponsors defined contribution plans for certain eligible U.S. and non-U.S. employees. The Company matches contributions of participating employees on the basis specified in the plans.
The Company also sponsors postretirement health care and life insurance benefits for a limited number of employees with hire dates prior to January 1, 1990. The postretirement health care plan is contributory with participants’ contributions adjusted annually. An unfunded liability is recorded.
The Company uses a December 31 measurement date for the majority of its plans.

THE HERTZ CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The following tables set forth the funded status and the net periodic pension cost of the Hertz Retirement Plan, other postretirement benefit plans for health care and life insurance covering domestic (“U.S.”) employees and the retirement plans for foreign operations (“Non-U.S.”), together with amounts included in the consolidated balance sheet and statement of operations (in millions of dollars):

	Pension Benefits				Health Care &
	U.S. Plans		Non-U.S. Plans		Life Insurance (U.S.)
	2004	2003	2004	2003	2004	2003
Change in Benefit Obligation
Benefit obligation at January 1	$276.2	$235.9	$97.6	$69.4	$14.1	$10.3
Service cost	21.1	17.3	5.3	3.3	0.4	0.4
Interest cost	17.7	15.5	5.4	4.1	0.9	0.8
Employee contributions	—	—	1.2	1.2	0.1	0.1
Benefits paid	(6.6)	(6.9)	(2.2)	(2.2)	(0.4)	(0.8)
Foreign exchange translation	—	—	9.0	10.0	—	—
Actuarial loss	30.8	14.4	15.9	11.8	2.2	3.3

Benefit obligation at December 31	$339.2	$276.2	$132.2	$97.6	$17.3	$14.1

Change in Plan Assets
Fair value of plan assets at January 1	$200.5	$123.9	$63.8	$38.6	$—	$—
Actual return on plan assets	27.8	26.9	7.1	7.3	—	—
Company contributions	49.4	56.6	8.2	14.4	0.3	0.7
Employee contributions	—	—	1.2	1.2	0.1	0.1
Benefits paid	(6.6)	(6.9)	(2.2)	(2.2)	(0.4)	(0.8)
Foreign exchange translation	—	—	5.8	4.4	—	—
Other	(0.6)	—	—	0.1	—	—

Fair value of plan assets at December 31	$270.5	$200.5	$83.9	$63.8	$—	$—

Funded Status of the Plan
Plan assets less than benefit obligation	$(68.7)	$(75.7)	$(48.3)	$(33.8)	$(17.3)	$(14.1)
Unamortized:
Transition obligation	—	—	0.2	0.2	—	—
Prior service cost	4.1	4.6	0.1	0.1	—	—
Net losses and other	41.7	22.0	39.5	25.4	4.5	2.6

Net amount recognized	$(22.9)	$(49.1)	$(8.5)	$(8.1)	$(12.8)	$(11.5)

Amounts Recognized in the Balance Sheet Assets/(Liabilities)
Intangible assets (including prepaid assets)	$10.6	$3.6	$0.8	$—	$—	$—
Accrued liabilities	(40.1)	(57.4)	(24.2)	(19.9)	(12.8)	(11.5)
Deferred Income Tax	2.3	1.6	4.1	3.7	—	—
Accumulated other comprehensive loss, net of tax	4.3	3.1	10.8	8.1	—	—

Net amount recognized	$(22.9)	$(49.1)	$(8.5)	$(8.1)	$(12.8)	$(11.5)

Pension Plans in Which Accumulated Benefit Obligation Exceeds Plan Assets at December 31
Projected benefit obligation	$53.3	$39.0	$127.4	$93.7
Accumulated benefit obligation	40.1	33.2	103.9	80.0
Fair value of plan assets	—	—	80.3	60.2

Accumulated Benefit Obligation at December 31	$277.6	$229.1	$107.2	$83.0

Weighted-average assumptions as of December 31
Discount rate	5.75%	6.25%	5.14%	5.52%	5.75%	6.25%

Expected return on assets	8.75%	8.75%	6.90%	6.93%	N/A	N/A

Average rate of increase in compensation	4.4%	4.4%	3.3%	3.4%	N/A	N/A
Initial health care cost trend rate	—	—	—	—	11.0%	10.0%
Ultimate health care cost trend rate	—	—	—	—	5.0%	5.0%
Number of years to ultimate trend rate	—	—	—	—	9	10

THE HERTZ CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	Years ended December 31,
	Pension Benefits						Health Care & Life
	2004		2003		2002		Insurance (U.S.)
	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.	2004	2003	2002
Components of Net Periodic Benefit Cost:
Service cost	$21.1	$5.4	$17.3	$3.3	$16.3	$2.9	$0.4	$0.4	$0.2
Interest cost	17.7	5.4	15.5	4.1	14.1	3.7	1.0	0.8	0.7
Expected return on plan assets	(17.9)	(4.5)	(15.9)	(2.8)	(13.3)	(3.1)	—	—	—
Amortization:
Transition	—	—	—	0.7	—	0.1	—	—	—
Amendments	0.5	—	0.5	—	0.4	—		—	—
Losses(gains) and other	1.8	1.2	2.1	1.2	(0.6)	0.3	0.2	0.1	—

Net pension/ postretirement expense	$23.2	$7.5	$19.5	$6.5	$16.9	$3.9	$1.6	$1.3	$0.9

Weighted-average discount rate for expense	6.25%	5.52%	6.75%	5.73%	7.25%	5.75%	6.25%	6.75%	7.25%

Weighted-average assumed long-term rate of return on assets	8.75%	6.93%	8.75%	6.94%	9.50%	7.42%

Initial health care cost trend rate	—	—	—	—	—	—	10.0%	10.0%	8.5%
Ultimate health care cost trend rate	—	—	—	—	—	—	5.0%	5.0%	5.0%
Number of years to ultimate trend rate	—	—	—	—	—	—	10	11	5
Changing the assumed health care cost trend rates by one percentage point is estimated to have the following effects in whole dollars:

	One Percentage	One Percentage
	Point Increase	Point Decrease
Effect on total of service and interest cost components	$107,000	$93,000
Effect on postretirement benefit obligation	1,148,000	1,007,000
The estimated cost for postretirement health care and life insurance benefits is accrued on an actuarially determined basis. Retirement rate and salary increase assumptions were changed in 2003 to reflect historical experience, the effect of which was not considered material. The 2003 increase in the number of years to ultimate trend rate resulted from changes in trend assumptions.
The provisions charged to income for the years ended December 31, 2004, 2003 and 2002 for all other pension plans were approximately (in millions) $7.8, $7.3 and $7.2, respectively.
The provisions charged to income for the years ended December 31, 2004, 2003 and 2002 for the defined contribution plans were approximately (in millions) $13.7, $12.3 and $11.4, respectively.

THE HERTZ CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Plan Assets
The Company’s major U.S. and Non-U.S. pension plans’ weighted-average asset allocations at December 31, 2004 and 2003, by asset category, are as follows:

	Plan assets
	U.S.		Non U.S.
	2004	2003	2004	2003
Asset Category
Equity securities	72.4%	64.1%	84.6%	85.0%
Fixed income securities	27.6	35.8	15.4	15.0
Other	—	0.1	—	—

Total	100.0%	100.0%	100.0%	100.0%

The Company has a long-term investment outlook for the assets held in its Company sponsored plans, which is consistent with the long-term nature of each plan’s respective liabilities. The Company has two major plans which reside in the United States and the United Kingdom.
The U.S. Plan (the “Plan”) currently has a target asset allocation of 70% equity and 30% fixed income. The equity portion of the Plan is invested in one passively managed index fund, one actively managed U.S. small/midcap fund and one actively managed international portfolio. The fixed income portion of the Plan is actively managed by a professional investment manager and is benchmarked to the Lehman Long Govt/Credit Index. The Plan currently assumes a 8.75% rate of return on assets which represents the expected long-term annual weighted-average return for the Plan in total. The annualized long-term performance of the Plan has generally been in excess of the long-term rate of return assumptions.
The U.K. Plan currently invests in a professionally managed Balanced Consensus Index Fund which has the investment objective of achieving a total return relatively equal to its benchmark. The benchmark is based upon the average asset weightings of a broad universe of U.K. pension funds invested in pooled investment vehicles and each of their relevant indices. The asset allocation as of December 31, 2004, was 84.6% equity and 15.4% fixed income. The U.K. Plan currently assumes a rate of return on assets of 7.0%, which represents the expected long-term annual weighted-average return.
Contributions
The Company’s policy for funded plans is to contribute annually, at a minimum, amounts required by applicable laws, regulations, and union agreements. The Company from time to time makes contributions beyond those legally required. In 2004 and 2003, the Company made discretionary cash contributions of $48.0 million and $54.0 million, respectively, to the U.S. pension plan. In 2005, the Company expects to contribute, at a minimum, approximately $23.8 million to its worldwide pension plans, including contributions required by funding regulations, discretionary contributions and benefit payments for unfunded plans.

THE HERTZ CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Estimated Future Benefit Payments
The following table presents estimated future benefit payments (in millions of dollars):

		Healthcare & Life
	Pension Benefits	Insurance (U.S.)
2005	$12.5	$0.6
2006	14.6	0.7
2007	17.0	0.9
2008	18.4	1.0
2009	22.7	1.1
2010-2014	153.2	7.0
Note 7 — Stock-Based Employee Compensation
Certain employees of the Company participate in the stock option plan of Ford under Ford’s 1998 Long-Term Incentive Plan (the “Plan”). Grants may be made under the Plan through April 2008. Options granted under the Plan become exercisable 33% after one year from the date of grant, 66% after two years and in full after three years. Options under the Plan expire after 10 years from the date of grant.
A summary of option transactions is presented below:

	2004		2003		2002
		Weighted		Weighted		Weighted
		Average		Average		average
	Number of	Exercise	Number of	Exercise	Number of	Exercise
	Shares	Price	Shares	Price	Shares	Price
Outstanding at January 1	7,227,817	$25.10	5,994,339	$29.43	4,647,127	$33.46
Granted	1,490,500	$13.26	1,473,625	$7.55	1,499,900	$16.91
Expired or canceled	(239,673)	$23.59	(240,147)	$25.38	(152,688)	$24.84
Exercised	(41,811)	$7.55	—	—	—	—

Outstanding at December 31	8,436,833	$23.14	7,227,817	$25.10	5,994,339	$29.43

Options exercisable at Dec. 31	5,608,824	$28.74	4,305,981	$30.57	3,015,727	$35.35
Weighted-average fair value of options granted during year		$4.62		$1.90		$6.01
The following table summarizes information about stock options at December 31, 2004:

	Options Outstanding			Options Exercisable
		Weighted
		Average		Number of
	Number of	Remaining	Weighted Average	Shares	Weighted Average
Range of Exercise Prices	Shares	Contractual Life	Exercise Price	Exercisable	Exercise Price
$41.40 — $42.52	651,556	3.3	$41.42	651,556	$41.42
$35.66	1,059,793	5.1	$35.66	1,059,793	$35.66
$35.19	946,887	4.1	$35.19	946,887	$35.19
$27.42 — $30.19	1,598,975	6.1	$27.79	1,598,975	$27.79
$16.91	1,371,350	7.2	$16.91	905,091	$16.91
$13.07 — $13.26	1,455,175	9.2	$13.26	—	—
$7.55	1,353,097	8.2	$7.55	446,522	$7.55

THE HERTZ CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Note 8 — Revenue Earning Equipment
Revenue earning equipment consists of rental cars and industrial and construction equipment and leased cars under closed-end leases where the disposition of the cars upon termination of the lease is for the account of the Company.
Depreciation of revenue earning equipment includes the following (in thousands of dollars):

	Years ended December 31,
	2004	2003	2002
Depreciation of revenue earning equipment	$1,506,988	$1,504,482	$1,492,292
Adjustment of depreciation upon disposal of the equipment	(57,212)	808	(10,801)
Rents paid for vehicles leased	13,482	18,101	18,077

Total	$1,463,258	$1,523,391	$1,499,568

The adjustment of depreciation upon disposal of revenue earning equipment for the years ended December 31, 2004, 2003 and 2002 included (in millions) a net gain of $25.8, a net loss of $1.9 and a net gain of $7.1, respectively, on the disposal of industrial and construction equipment, and net gains of $31.4, $1.1 and $3.7, respectively, on the disposal of cars used in the car rental and car leasing operations.
Note 9 — Taxes on Income
The provision (benefit) for taxes on income consists of the following (in thousands of dollars):

	Years ended December 31,
	2004	2003	2002
Current:
Federal	$(22,950)	$(214,487)	$(37,368)
Foreign	16,679	22,341	6,085
State and local	10,565	10,175	(2,711)

Total current	4,294	(181,971)	(33,994)

Deferred:
Federal	132,877	270,248	91,940
Foreign	(11,801)	(6,400)	3,300
State and local	8,500	(3,000)	11,100

Total deferred	129,576	260,848	106,340

Total provision	$133,870	$78,877	$72,346

THE HERTZ CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The principal items in the deferred tax provision (benefit) are as follows (in thousands of dollars):

	Years ended December 31,
	2004	2003	2002
Difference between tax and book depreciation	$489,202	$145,208	$464,653
Accrued and prepaid expense deducted for tax purposes when paid or incurred	(41,640)	(32,267)	(3,078)
Tax operating loss (carryforwards) utilized	(341,090)	288,783	(365,982)
Foreign tax credit (carryforwards) utilized	(8,556)	(105,980)	8,595
Federal and state alternative minimum tax credit (carryforwards) utilized	(3,288)	(34,896)	2,152
Increase in valuation allowance	34,948	—	—

Total deferred provision	$129,576	$260,848	$106,340

The principal items in the deferred tax liability at December 31, 2004 and 2003 are as follows (in thousands of dollars):

	2004	2003
Difference between tax and book depreciation	$1,680,024	$1,190,822
Accrued and prepaid expense deducted for tax purposes when paid or incurred	(262,970)	(220,254)
Tax operating loss carryforwards	(423,585)	(82,495)
Foreign tax credit carryforwards, net of valuation allowance	(105,585)	(131,977)
Federal and state alternative minimum tax credit carryforwards	(38,184)	(34,896)

Total	$849,700	$721,200

At December 31, 2004 the Company had operating loss carryforwards for federal, state and foreign tax purposes totaling $423.6 million, of which $391.5 million expire through 2024. The remaining $32.1 million may be carried forward indefinitely. It is anticipated that such operations will become profitable in the future and the carryforwards will be fully utilized. The foreign tax credit carryforwards, net of valuation allowance, at December 31, 2004 of $105.6 million expire through 2014 and are expected to be fully utilized in the consolidated U.S. tax return of Ford. In connection with the filing of the 2003 consolidated tax return, net operating losses of the Company were carried back to prior periods, which increased the amount of foreign tax credit carryforwards. The federal and state alternative minimum tax credit carryforwards of $38.2 million may be used indefinitely to reduce federal and state income taxes.
In October 2004, President Bush signed the “American Job Creation Act of 2004” (the “Act”), which contains provisions related to the distribution of the earnings of foreign subsidiaries. There are currently significant uncertainties as to how these provisions will actually be implemented. The Company is in the process of evaluating the impact of the provisions of the Act.
The principal items accounting for the difference in taxes on income computed at the U.S. statutory rate of 35% and as recorded are as follows (in thousands of dollars):

	Years ended December 31,
	2004	2003	2002
Computed tax at statutory rate	$175,893	$83,122	$75,738
State and local income taxes, net of Federal income tax benefit	12,392	4,664	5,453
Income taxes on foreign earnings at effective rates different from the U.S. statutory rate, including the anticipated realization of certain foreign tax benefits and the effect of subsidiaries’ gains and losses and exchange adjustments with no tax effect	(7,529)	(9,949)	(5,989)
Increase in valuation allowance	34,948	—	—
Adjustments made to Federal and foreign tax accruals in connection with tax audit evaluations	(69,834)	—	—
Favorable foreign tax adjustments relating to tax return filings	(11,684)	—	—
All other items, net	(316)	1,040	(2,856)

Total provision	$133,870	$78,877	$72,346

THE HERTZ CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Note 10 — Lease and Concession Agreements
Hertz has various concession agreements, which provide for payment of rents and a percentage of revenue with a guaranteed minimum, and real estate leases under which the following amounts were expensed (in thousands of dollars):

	Years ended December 31,
	2004	2003	2002
Rents	$100,243	$90,421	$80,857
Concession fees:
Minimum fixed obligations	227,535	230,443	215,385
Additional amounts, based on revenues	182,069	132,860	139,918

Total	$509,847	$453,724	$436,160

As of December 31, 2004, minimum obligations under existing agreements referred to above are approximately as follows (in thousands of dollars):

	Rents	Concessions
Years ended December 31,
2005	$77,994	$166,108
2006	66,028	140,355
2007	53,083	117,098
2008	42,541	74,372
2009	30,524	50,564
Years after 2009	101,843	321,485
Many of the Company’s concession agreements and real estate leases require it to pay or reimburse operating expenses, such as common area charges and real estate taxes, to pay concession fees above guaranteed minimums or additional rent based on a percentage of revenues or sales (as defined in those agreements) arising at the relevant premises, or both. Such obligations are not reflected in the table of minimum future obligations appearing immediately above.
In addition to the above, Hertz has various leases on revenue earning equipment and office and computer equipment under which the following amounts were expensed (in thousands of dollars):

	Years ended December 31,
	2004	2003	2002
Revenue earning equipment	$13,482	$18,101	$18,077
Office and computer equipment	15,338	13,075	11,732

Total	$28,820	$31,176	$29,809

THE HERTZ CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
As of December 31, 2004, minimum obligations under existing agreements referred to above that have a maturity of more than one year are as follows (in thousands): 2005, $15,587; 2006, $9,905; 2007, $2,515; 2008, $134; 2009, $81; after 2009, $29.
Note 11 — Segment Information
The Company follows SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information”. The statement requires companies to disclose segment data based on how management makes decisions about allocating resources to segments and measuring their performance. The segment revenues information below for 2003 and 2002 has been restated to reflect the effect of the Company’s Restatement as discussed in Note 1A — Restatement of Consolidated Statements of Operations.
The Company has identified two significant segments: rental of cars and light trucks (“car rental”); and rental of industrial, construction and materials handling equipment (“industrial and construction equipment rental”). The contribution of these segments, as well as “corporate and other,” for each of the three years ended December 31, 2004 are summarized below (in millions of dollars). Corporate and other includes general corporate expenses, certain interest expense, as well as other business activities, such as claim management and, prior to 2003, telecommunication services.

	Years ended December 31,
	2004	2003	2002
Revenues (Restated)
Car rental	$5,508	$4,889	$4,610
Industrial and construction equipment rental	1,162	1,038	1,019
Corporate and other	6	7	9

Total	$6,676	$5,934	$5,638

Income (loss) before income taxes and minority interest
Car rental	$438	$279	$264
Industrial and construction equipment rental	88	(22)	(38)
Corporate and other	(23)	(20)	(10)

Total	$503	$237	$216

Depreciation of revenue earning equipment
Car rental	$1,228	$1,258	$1,229
Industrial and construction equipment rental	235	265	271
Corporate and other	—	—	—

Total	$1,463	$1,523	$1,500

Depreciation of property and equipment
Car rental	$136	$111	$116
Industrial and construction equipment rental	37	36	35
Corporate and other	5	5	4

Total	$178	$152	$155

Amortization of intangibles
Car rental	$1	$—	$—
Industrial and construction equipment rental	—	1	1
Corporate and other	—	—	—

Total	$1	$1	$1

Operating income (loss): pre-tax income (loss) before interest expense and minority interest
Car rental	$742	$551	$530
Industrial and construction equipment rental	160	$54	52
Corporate and other	(15)	(12)	1

Total	$887	$593	$583

THE HERTZ CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	Years ended December 31,
	2004	2003	2002
Total assets at end of year
Car rental	$10,351	$9,310	$8,354
Industrial and construction equipment rental	2,157	1,891	1,965
Corporate and other	1,588	1,378	810

Total	$14,096	$12,579	$11,129

Revenue earning equipment, net, at end of year
Car rental	$7,597	$6,462	$5,998
Industrial and construction equipment rental	1,526	1,331	1,428
Corporate and other	—	—	—

Total	$9,123	$7,793	$7,426

Revenue earning equipment and property and equipment
Car rental
Expenditures	$10,885	$9,292	$9,891
Proceeds from disposals	(8,554)	(7,701)	(7,901)

Net expenditures	$2,331	$1,591	$1,990

Industrial and construction equipment rental
Expenditures	$708	$368	$272
Proceeds from disposals	(246)	(228)	(197)

Net expenditures	$462	$140	$75

Corporate and other
Expenditures	$3	$3	$4
Proceeds from disposals	—	—	—

Net expenditures	$3	$3	$4

The Company operates in the United States and in foreign countries. Foreign operations are substantially in Europe. The operations within major geographic areas are summarized as follows (in millions of dollars):

	Years ended December 31,
	2004	2003	2002
Revenues (Restated)
United States	$4,678	$4,256	$4,221
Foreign	1,998	1,678	1,417

Total	$6,676	$5,934	$5,638

Income before income taxes and minority interest
United States	$323	$132	$131
Foreign	180	105	85

Total	$503	$237	$216

Depreciation of revenue earning equipment
United States	$1,107	$1,241	$1,252
Foreign	356	282	248

Total	$1,463	$1,523	$1,500

Depreciation of property and equipment
United States	$137	$114	$124
Foreign	41	38	31

Total	$178	$152	$155

Amortization of intangibles
United States	$—	$1	$1
Foreign	1	—	—

Total	$1	$1	$1

Operating income: pre-tax income before interest expense and minority interest
United States	$661	$449	$461
Foreign	226	144	122

Total	$887	$593	$583

Total assets at end of year
United States	$10,099	$9,014	$8,423
Foreign	3,997	3,565	2,706

Total	$14,096	$12,579	$11,129

THE HERTZ CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	Years ended December 31,
	2004	2003	2002
Revenue earning equipment, net, at end of year
United States	$6,705	$5,873	$5,908
Foreign	2,418	1,920	1,518

Total	$9,123	$7,793	$7,426

Revenue earning equipment and property and equipment
United States
Expenditures	$7,928	$6,801	$7,714
Proceeds from disposals	(5,818)	(5,453)	(5,995)

Net expenditures	$2,110	$1,348	$1,719

Foreign
Expenditures	$3,668	$2,862	$2,453
Proceeds from disposals	(2,982)	(2,476)	(2,103)

Net expenditures	$686	$386	$350

Note 12 — Litigation and Guarantees
Litigation — Pending
On March 1, 2002, Bowdoin Square, L.L.C. v. Winn-Dixie Montgomery, Inc., Wal-Mart Stores East, Inc., The Hertz Corporation, et al. was commenced in the Circuit Court for Madison County, Alabama. The complaint alleges that the Company, Wal-Mart Stores East, Inc. and other defendants violated certain private land use restrictions and intentionally interfered with plaintiff’s contractual relationship with its tenant, Winn-Dixie Montgomery, Inc., when the Company subleased a former Wal-Mart store located in a shopping center in Saraland (Mobile County), Alabama. The complaint also alleges that the Company and other defendants negligently and wantonly injured the value of plaintiff’s interest in the shopping center. A motion to transfer the case to the Circuit Court for Mobile County was granted in September 2002, and the Company filed its answer to the complaint. The plaintiff’s claims against Winn-Dixie Montgomery, Inc. have been severed and will be tried separately from the claims against Wal-Mart and the Company. A trial of the claims against Wal-Mart and the Company is scheduled to begin in April 2005.
On August 1, 2002, Jennifer Myers, an individual and on behalf of all others similarly situated, v. The Hertz Corporation was filed in the United States District Court for the Eastern District of New York. The complaint alleges a nationwide “opt-in collective action” on behalf of all Senior Station Managers, Station Managers and “B” Station Managers employed by the Company throughout the United States, contesting their exempt classification and seeking payment of overtime compensation under the federal Fair Labor Standards Act (“FLSA”).The complaint also contains a subclass for all such managers employed in New York for alleged violations of state labor laws. Plaintiffs have not yet been permitted to obtain a nationwide “opt-in,” as discovery has been thus far limited to the location where the plaintiffs are employed in an effort by the court to determine the viability of a nationwide action. To that end, depositions were completed, and in July 2004 the Company fully briefed and filed a motion for summary judgment, which was denied in March 2005.
On June 16, 2003, Wide World Tours of Mission Valley, Inc., Travel Support Systems, Inc., Vacation Marketing Group of Hawaii., Cecilia Pedroza, and International Travel Bureau, Inc. v. Avis Rent A Car System, Inc., Budget Rent A Car System, Inc., Dollar Rent A Car, Inc., Enterprise Rent-A-Car Company, The Hertz Corporation, and Thrifty Rent-A-Car System, Inc. was commenced in Superior Court of the State of California, for the County of San Diego. Wide

THE HERTZ CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
World Tours purports to be a class action on behalf of certain U.S. travel agents and agencies that regularly book customers with the major rental car companies. The complaint alleges that the defendant rental car companies breached their unwritten contracts with the plaintiffs by knowingly and deliberately under-reporting and underpaying the commissions due to the plaintiffs, that in so doing the defendants engaged in deceit and that the defendants engaged in unfair competition by deducting processing fees or other administrative fees from payments they make to travel agents. After the defendants filed misjoinder motions, an amended complaint was filed against the Company with a separate new lawsuit commenced against Avis. After a hearing in April 2004, the judge certified a class of “California only” travel agencies. In November 2004, the Company and the representative plaintiffs, following mediation, agreed to a nationwide settlement. Under the terms of the settlement, the plaintiffs will file an amended complaint on behalf of a nationwide class of travel agents and the Company, without admitting liability and in return for a general release, will provide members of the settlement class with car rental certificates the majority of which, when utilized by customers of the class members, will result in the payment of a bonus commission to the sponsoring members. In addition, the Company has agreed to pay the fees of the plaintiffs’ attorneys. In March 2005, the court granted preliminary approval to the settlement.
On August 28, 2003, Naomi R. Henderson, individually and on behalf of all others similarly situated, v. The Hertz Corporation was commenced in the Superior Court of New Jersey, Essex County. Henderson purports to be a class action on behalf of all persons who purchased optional insurance products in the State of New Jersey or in other states from or through the Company at times that the Company did not have required licenses to sell such insurance. In January 2004, the Company’s motion to dismiss was granted and an order of dismissal was thereafter entered. The plaintiff has appealed the dismissal, and that appeal has now been briefed, argued and submitted to the New Jersey Appellate Division for a decision.
On December 22, 2003, Stephen Moore, on behalf of himself and all others similarly situated, v. The Hertz Corporation was commenced in the Circuit Court of the Thirteenth Judicial Circuit of the State of Florida, in and for Hillsborough County. Moore purports to be a class action on behalf of persons who rented vehicles from the Company in Florida and were allegedly overcharged for the recovery of a tire and battery solid waste management fee and the recovery of registration fees for the issuance of Florida license plates. Similar lawsuits were separately commenced by the same plaintiff against Avis Rent A Car System Inc. and Budget Rent A Car System, Inc. In February 2004, the plaintiff filed an amended class action complaint which alleges that, in addition to the initial causes of action, the Company deceptively collected an improper “federal excise tax” on frequent flyer mileage awards to class members. The Company answered the amended complaint and discovery commenced. In January 2005, the Company filed a motion for summary judgment and the plaintiff filed a revised motion for class certification. Rulings on these motions are expected in the second quarter of 2005.
On March 15, 2004, Jose M. Gomez, individually and on behalf of all other similarly situated persons, v. The Hertz Corporation was commenced in the 214th Judicial District Court of Nueces County, Texas. Gomez purports to be a class action filed alternatively on behalf of all persons who were charged a Fuel and Service Charge (“FSC”) by the Company or all Texas residents who were charged a FSC by the Company. The complaint, alleges that the FSC is an unlawful penalty and that, therefore, it is void and unenforceable. In response to various motions by the Company, the plaintiff has filed two amended complaints which scaled back the putative class from a nationwide class to a class of all Texas residents who were charged a FSC by the Company or by its Corpus Christi Licensee. A new cause of action was also added for

THE HERTZ CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
conversion. After some limited discovery, the Company filed a motion for summary judgment in December 2004. That motion was denied in January 2005. More extensive discovery will now commence.
On November 18, 2004, Keith Kochner, individually and on behalf of all similarly situated persons, v. The Hertz Corporation was commenced in the District Court in and for Tulsa County, State of Oklahoma. As with the Gomez case, Kochner purports to be a class action, this time on behalf of Oklahoma residents who rented from the Company and incurred the Company’s FSC. The petition alleges that the imposition of the FSC is a breach of contract and amounts to an unconscionable penalty or liquidated damages in violation of Article 2A of the Oklahoma Uniform Commercial Code. In March 2005, the trial court granted the Company’s motion to dismiss the action but also granted the plaintiff the right to replead.
In addition, the Company is currently a defendant in numerous actions and has received numerous claims on which actions have not yet been commenced for bodily injury, including death, and property damage (“PL/PD”) arising from the operation of motor vehicles and equipment rented from the Company and its licensees. In aggregate, the Company can be expected to expend material sums to defend and settle PL/PD actions and claims or to pay judgments resulting from them.
Among the PL/PD pending actions against the Company are a total of 142 actions filed in Mississippi on behalf of 4,176 plaintiffs seeking damages for silicosis, which the plaintiffs allegedly sustained from the use of equipment rented from HERC. The complaints name HERC as one of approximately 88 co-defendants. PL/PD claims and actions are provided for within the Company’s PL/PD program.
The Company believes it has meritorious defenses in the foregoing matters and will defend itself vigorously.
In addition to the foregoing, various legal actions, claims and governmental inquiries and proceedings are pending or may be instituted or asserted in the future against the Company and its subsidiaries. Litigation is subject to many uncertainties, and the outcome of the individual litigated matters is not predictable with assurance. It is possible that certain of the actions, claims, inquiries or proceedings, including those discussed above, could be decided unfavorably to the Company or the subsidiary involved. Although the amount of liability with respect to these matters cannot be ascertained, potential liability in excess of related accruals is not expected to materially affect the consolidated financial position, results of operations or cash flows of the Company.
Litigation — Recently Resolved
James Han, individually and on behalf of all others similarly situated v. The Hertz Corporation. (Previously discussed on pages 9 and 10 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.)The Appellate Division of the New York Supreme Court, First Department, affirmed the trial court’s dismissal of Han. The time period for further appeal has now expired.

Guarantees
At December 31, 2004, the following guarantees were issued and outstanding.
THE HERTZ CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Indemnifications: In the ordinary course of business, the Company executes contracts involving indemnifications standard in the relevant industry and indemnifications specific to a transaction such as sale of a business. These indemnifications might include claims against any of the following: environmental and tax matters; intellectual property rights; governmental regulations and employment-related matters; customer, supplier and other commercial contractual relationships; and financial matters. Performance under these indemnities would generally be triggered by a breach of terms of the contract or by a third party claim. The Company regularly evaluates the probability of having to incur costs associated with these indemnifications and has accrued for expected losses that are probable. The types of indemnifications for which payments are possible include the following:
Environmental: The Company has indemnified various parties for the costs associated with remediating numerous hazardous substance storage, recycling or disposal sites in many states and, in some instances, for natural resource damages. The amount of any such costs or damages for which the Company may be held responsible could be substantial. The probable losses that the Company expects to incur in connection with many of these sites have been accrued and those losses are reflected in the Company’s consolidated financial statements. At December 31, 2004, the aggregate amount accrued for environmental liabilities reflected in the Company’s consolidated balance sheet in “Other accrued liabilities” is $5.4 million. The accrual represents the estimated cost to study potential environmental issues at sites deemed investigation or clean-up activities, and the estimated cost to implement remediation actions, including on-going maintenance, as required. Cost estimates are developed by site. Initial cost estimates are based on historical experience at similar sites and are refined over time on the basis of in-depth studies of the site.
For many sites, the remediation costs and other damages for which the Company ultimately may be responsible cannot be reasonably estimated because of uncertainties with respect to factors such as the Company’s connection to the site, the materials there, the involvement of other potentially responsible parties, the application of laws and other standards or regulations, site conditions, and the nature and scope of investigations, studies, and remediation to be undertaken (including the technologies to be required and the extent, duration, and success of remediation). As a result, the Company is unable to estimate a maximum amount for costs or other damages for which it is potentially responsible in connection with these indemnifications, which are generally uncapped.
Tax: The Company provides various tax-related indemnifications as part of transactions. The indemnified party typically is protected from certain events that result in a tax treatment different from that originally anticipated. In some cases, a payment under a tax indemnification may be offset in whole or in part by refunds from the applicable governmental taxing authority. The Company is party to a number of tax indemnifications and many of these indemnities do not limit potential payment; therefore, the Company is unable to estimate a maximum amount of potential future payments that could result from claims made under these indemnities.
Note 13 — Quarterly Financial Information (Unaudited)
The following quarterly results of operations for 2004 and 2003 have been restated to reflect the effect of the Restatement as discussed in Note 1A — Restatement of Consolidated Statements of Operations (in thousands of dollars):

THE HERTZ CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	First Quarter 2004		Second Quarter 2004(1)		Third Quarter 2004(5)
	As		As		As		Fourth	Year ended
	Previously		Previously		Previously		Quarter	Dec. 31,
	Reported	As Restated	Reported	As Restated	Reported	As Restated	2004(2)(5)	2004
Revenues:
Car rental	$1,053,242	$1,198,213	$1,187,158	$1,353,706	$1,363,814	$1,538,357	$1,340,529	$5,430,805
Industrial and construction, equipment rental	209,956	240,268	243,467	281,989	277,047	316,331	323,367	1,161,955
Other	14,750	17,763	17,111	20,427	20,239	24,509	20,493	83,192

Total revenues	1,277,948	1,456,244	1,447,736	1,656,122	1,661,100	1,879,197	1,684,389	6,675,952

Expenses:
Direct operating	688,436	865,145	709,907	916,684	778,384	994,164	958,368	3,734,361
Depreciation of revenue earning equipment	359,958	359,958	353,784	353,784	370,738	370,738	378,778	1,463,258
Selling, general and administrative	146,587	148,174	142,586	144,195	158,742	161,059	137,889	591,317
Interest, net of interest income	87,963	87,963	94,743	94,743	102,372	102,372	99,386	384,464

Total expenses	1,282,944	1,461,240	1,301,020	1,509,406	1,410,236	1,628,333	1,574,421	6,173,400

Income (loss) before income taxes and minority interest	(4,996)	(4,996)	146,716	146,716	250,864	250,864	109,968	502,552
(Provision) benefit for taxes on income	1,713	1,713	(51,250)	(51,250)	(64,968)	(64,968)	(19,365)	(133,870)
Minority interest	—	—	—	—	(1,456)	(1,456)	(1,755)	(3,211)

Net income (loss)	$(3,283)	$(3,283)	$95,466	$95,466	$184,440	$184,440	$88,848	$365,471

									Year Ended
	First Quarter 2003(3)		Second Quarter 2003(3)(4)		Third Quarter 2003		Fourth Quarter 2003		Dec. 31, 2003
	As		As		As		As		As
	Previously	As	Previously	As	Previously	As	Previously	As	Previously	As
	Reported	Restated	Reported	Restated	Reported	Restated	Reported	Restated	Reported	Restated
Revenues:
Car rental	$938,850	$1,068,230	$1,033,668	$1,178,900	$1,225,400	$1,384,089	$1,041,326	$1,188,036	$4,239,244	$4,819,255
Industrial and construction equipment rental	194,087	220,261	220,710	256,000	245,966	280,517	243,819	280,976	904,582	1,037,754
Other	14,723	17,579	15,431	18,815	18,178	21,997	15,771	18,270	64,103	76,661

Total revenues	1,147,660	1,306,070	1,269,809	1,453,715	1,489,544	1,686,603	1,300,916	1,487,282	5,207,929	5,933,670

Expenses:
Direct operating	621,369	778,215	625,522	807,682	690,701	885,871	659,135	844,333	2,596,727	3,316,101
Depreciation of revenue earning equipment	363,026	363,026	373,037	373,037	396,808	396,808	390,520	390,520	1,523,391	1,523,391
Selling, general and administrative	131,213	132,777	122,204	123,950	125,486	127,375	116,373	117,541	495,276	501,643
Interest, net of interest income	88,888	88,888	89,422	89,422	88,966	88,966	87,767	87,767	355,043	355,043

Total expenses	1,204,496	1,362,906	1,210,185	1,394,091	1,301,961	1,499,020	1,253,795	1,440,161	4,970,437	5,696,178

Income (loss) before income taxes	(56,836)	(56,836)	59,624	59,624	187,583	187,583	47,121	47,121	237,492	237,492
(Provision) benefit for taxes on income	19,144	19,144	(20,034)	(20,034)	(60,888)	(60,888)	(17,099)	(17,099)	(78,877)	(78,877)

Net income (loss)	$(37,692)	$(37,692)	$39,590	$39,590	$126,695	$126,695	$30,022	$30,022	$158,615	$158,615

(1)	Includes $7.0 million received in the second quarter of 2004 regarding claims made by the Company on its insurance policies for business interruption losses resulting from the terrorist attacks of September 11, 2001.

(2)	Includes a final gain of $7.5 million in the fourth quarter of 2004 from the condemnation of a car rental and support facility in Florida.

(3)	Includes a credit totaling $7.8 million in the first and second quarter of 2003 from a one-time refund of Goods and Service Tax related to the Company’s Australian car rental operations.

(4)	Includes an initial gain of $8.0 million in the second quarter of 2003 from the condemnation of a car rental and support facility in Florida.

(5)	Includes favorable foreign tax adjustments of $23.3 million in the third quarter of 2004 and net favorable domestic and foreign tax adjustments of $23.3 million in the fourth quarter of 2004.

THE HERTZ CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Note 14 — Financial Instruments
Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash equivalents, short-term investments and trade receivables. The Company places its cash equivalents with a number of financial institutions and investment funds to limit the amount of credit exposure to any one financial institution. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company’s customer base, and their dispersion across different businesses and geographic areas. As of December 31, 2004, the Company had no significant concentration of credit risk.
Cash and Equivalents
Fair value approximates cost indicated on the balance sheet at December 31, 2004 because of the short-term maturity of these instruments.
Short-Term Investments
Fair value approximates cost indicated on the balance sheet at December 31, 2004 because of the short-term maturity of these instruments. The balance at December 31, 2004, of $557.0 million consists of investments with a related party investment fund that pools and invests excess cash balances of Ford and certain Ford subsidiaries.
Debt
For borrowings with an initial maturity of 93 days or less, fair value approximates carrying value because of the short-term nature of these instruments. For all other debt, fair value is estimated based on quoted market rates as well as borrowing rates currently available to the Company for loans with similar terms and average maturities. The fair value of all debt at December 31, 2004 and December 31, 2003 approximated $8.63 billion and $7.89 billion, respectively, compared to carrying value of $8.43 billion and $7.63 billion, respectively.
Derivative Financial Instruments
From time to time, the Company and its subsidiaries enter into arrangements to manage exposure to fluctuations in interest rates. These arrangements consist of interest-rate swap agreements. The differential paid or received on these agreements is recognized as an adjustment to interest expense. These agreements are not entered into for speculative or trading purposes. Effective September 30, 2003, the Company entered into interest rate swap agreements relating to the issuance of its 4.7% Senior Promissory notes due October 2, 2006. Effective June 3, 2004, the Company entered into interest rate swap agreements relating to the issuance of its 6.35% Senior Promissory notes due June 15, 2010.Under these agreements, the Company pays interest at a variable rate in exchange for fixed rate receipts, effectively transforming these notes to floating rate obligations.
The Company and its subsidiaries have entered into arrangements to manage exposure to fluctuations in foreign exchange rates, for selected marketing programs. These arrangements consist of the purchase of foreign exchange options. At December 31, 2004, the total notional amount of these instruments was $24.9 million, maturing at various dates in 2005 and 2006, and

THE HERTZ CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
the fair value of all outstanding contracts, was approximately $0.3 million. The fair value of the foreign currency instruments was estimated using market prices provided by financial institutions. Gains and losses resulting from changes in the fair value of these instruments are included in earnings. The total notional amount included options to sell British Pounds, Canadian dollars, Yen and Euro, in the notional amounts of $17.5 million, $3.2 million, $2.7 million and $1.5 million, respectively.
The Company and its subsidiaries manage exposure to fluctuations in currency risk on intercompany loans the Company makes to certain of its foreign subsidiaries by entering into foreign currency forward contracts (“forwards”) at the time of the loans. The forward rate is reflected in the intercompany loan rate to the foreign subsidiaries, and as a result, the forward contracts have no impact on earnings. At December 31, 2004, the total notional amount of these forwards was $140.3 million, maturing within one to three months. The total notional amount includes forwards to sell Australian dollars, Euro, Swiss Francs and British Pounds in the notional amounts of $55.2 million, $41.1 million, $23.7 million and $20.3 million, respectively.
Note 15 — Relationship with Ford
The Company is an indirect wholly owned subsidiary of Ford. The Company and certain of its subsidiaries have entered into contracts, or other transactions or relationships, with Ford or subsidiaries of Ford, the most significant of which are described below.
Car purchases and repurchases
Over the three years ended December 31, 2004, on a weighted-average basis, approximately 51% of the cars acquired by the Company for its U.S. car rental fleet, and approximately 31% of the cars acquired by the Company for its international fleet, were manufactured by Ford and subsidiaries. During 2004, approximately 41% of the cars acquired by the Company domestically were manufactured by Ford and subsidiaries and approximately 32% of the cars acquired by the Company for its international fleet were manufactured by Ford and subsidiaries, which represented the largest percentage of any automobile manufacturer in that year.
The Company and Ford are parties to a vehicle supply agreement, which commenced on September 1, 1997, for a period of ten years. Under the agreement, Ford and the Company have agreed to negotiate in good faith on an annual basis with respect to the supply of cars. For each model year, Ford must supply cars to the Company on terms and conditions that are no less favorable than those offered by Ford to other daily car rental companies. Effective September 1, 2004, the Company and Ford amended the agreement with respect to the 2005 through 2007 vehicle model years. As amended, the agreement only applies to the Company’s fleet requirements in the United States and to “Ford,” “Lincoln” or “Mercury” brand vehicles. The original agreement was global in scope. As a result of the changes that were made, on a per model year basis, the Company may purchase fewer vehicles than it had under the original agreement.
During the years ended December 31, 2004, 2003 and 2002, the Company purchased cars from Ford and its subsidiaries at a cost of approximately (in billions) $4.4, $4.9 and $5.1, respectively, and sold cars to Ford and its subsidiaries under various repurchase programs for approximately $3.3, $3.8 and $3.8, respectively.

THE HERTZ CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Advertising
The Company is a party to a joint advertising agreement with Ford, which commenced on September 1, 1997, for a period of ten years. The agreement was amended effective September 1, 2004.Pursuant to the agreement, Ford participates in some of the cost of certain of the Company’s advertising programs featuring the Ford name or products in the United States (and abroad through August 31, 2004).The amounts contributed by Ford for the years ended December 31, 2004, 2003 and 2002 were (in millions) $38.1, $47.9 and $48.4, respectively. Based on the changes to the advertising agreement effective September 1, 2004, the Company anticipates that the advertising contributions payable by Ford during the 2005 vehicle model year will be less than the advertising contributions the Company received from Ford for the 2004 vehicle model year. The Company incurred net advertising expense for the years ended December 31, 2004, 2003 and 2002 of (in millions) $164.0, $123.4 and $114.8, respectively.
Stock option plan
Certain employees of the Company participate in the stock option plan of Ford under Ford’s 1998 Long-Term Incentive Plan.
Financial arrangements
In February 1997, Ford extended to the Company a line of credit of $500 million, which currently expires June 30, 2006. This line of credit has an evergreen feature that provides on an annual basis for automatic one-year extensions of the expiration date, unless notice is provided by Ford at least one year prior to the then scheduled expiration date. The line of credit automatically terminates however, at any time Ford ceases to own, directly or indirectly, capital stock of the Company having more than 50% of the total voting power of all capital stock outstanding of the Company. Obligations of the Company under this agreement would rank pari passu with the Company’s senior debt securities. A commitment fee of 0.2% per annum is payable on the unused available credit.
The Company maintains a Sales Agency Agreement with Ford Financial Services, Inc, (“FFS”), a NASD registered broker/dealer and an indirect wholly owned subsidiary of Ford, whereby FFS acts as a dealer for the Company’s domestic commercial paper programs. The Company, through its subsidiary Hertz Australia Pty. Limited, has a similar agreement with Ford Credit Australia Limited, also an indirect wholly owned subsidiary of Ford.
As of December 31, 2004 and 2003, Ford owed the Company and its subsidiaries $445.2 million and $520.8 million, respectively, the majority of which relates to various car repurchase and warranty programs. The balance at December 31, 2004, also includes $250.7 million which represents amounts due under a tax sharing agreement with Ford. As of December 31, 2004, and 2003, the Company and its subsidiaries owed Ford $76.5 million and $119.9 million, respectively (which amounts are included in “Accounts payable” in the Company’s consolidated balance sheet), relating to vehicles purchased, and includes the liability for Ford stock-based employee compensation.
The Company has made short-term investments with a related party investment fund that pools and invests excess cash balances of certain Ford subsidiaries to maximize returns. These short-term investments totaled $557.0 million at December 31, 2004 and will be held until the funds are required for operating purposes or used to reduce indebtedness.

THE HERTZ CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Taxes
The Company and its domestic subsidiaries file consolidated Federal income tax returns with Ford. The Company has entered into a tax sharing agreement with Ford providing that the Company and Ford will make payments between them such that, with respect to any period, the amount of taxes to be paid by the Company (subject to certain adjustments) will be determined as though the Company were to file separate federal, state and local income tax returns as the common parent of an affiliated group of corporations filing combined, consolidated or unitary federal, state and local returns, rather than a consolidated subsidiary of Ford, with respect to federal, state and local income taxes. With respect to foreign tax credits, the agreement provides that the Company’s right to reimbursement will be determined based on usage of such foreign tax credits by the consolidated group.
Dividends
The Company expects to begin paying semi-annual dividends to Ford, commencing in June 2005, in aggregate amounts that would cause the Company to maintain an estimated prospective 3.5-to-1 full-year average debt-to-equity ratio, after dividend payments, computed on a monthly average basis (with no dividends to be paid if such ratio would exceed 3.5-to-1).
Other relationships
The Company and Ford also engage in other transactions in the ordinary course of their respective businesses. These include the Company’s rental to Ford of cars and industrial and construction equipment and Ford Credit’s financing of purchases of used cars sold by the Company at retail.
In addition, the Company is named as an additional insured under certain of Ford’s insurance policies, for which the Company pays its allocated portion of the premiums.

THE HERTZ CORPORATION AND SUBSIDIARIES
Schedule II — Valuation and Qualifying Accounts
For the Years Ended December 31, 2004, 2003 and 2002

		Additions
	Balance at
	Beginning of	Charged to	Translation			Balance at
	Year	Expense	Adjustments	Deductions		End of Year
		(Dollars in thousands)
2004:
Allowance for doubtful accounts	$35,758	$14,133	$1,123	$20,567	(a)	$30,447

2003:
Allowance for doubtful accounts	$29,047	$23,053	$3,646	$19,988	(a)	$35,758

2002:
Allowance for doubtful accounts	$38,886	$15,570	$2,900	$28,309	(a)	$29,047

(a)	Amounts written off, net of recoveries.

Shares
Class A Common Stock

Prospectus

Joint Book-Running Managers

JPMorgan	Citigroup	Goldman, Sachs & Co.

Until      , 2005 (25 days after the date of this prospectus), all dealers that buy, sell or trade our Class A common stock, whether or not participating in this offer, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
              , 2005

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement field with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where an offer or sale is not permitted.

Alternate page for Equity Units Prospectus
Subject to completion, dated           , 2005
Preliminary Prospectus
Equity Units
(Initially Consisting of           Corporate Units)
% Equity Units
Each Equity Unit will have a stated amount of $25 and will consist of a purchase contract issued by us and a 1/40, or 2.5%, undivided beneficial ownership interest in $1,000 principal amount of our senior notes, which initially mature on November 16, 2015, subject to adjustment, which we refer to as a Corporate Unit.
•	The purchase contract will obligate you to purchase from us on the purchase contract settlement date for a price of $25 in cash, the following number of shares of our Class A common stock, subject to anti-dilution adjustments:
•	if the average closing price of our Class A common stock over the 20-trading day period ending on the third trading day prior to November 16, 2008 equals or exceeds $ , shares of our Class A common stock;

•	if the average closing price of our Class A common stock over the same period is less than $ but greater than $ , a number of shares of our Class A common stock having a value, based on the average closing price, equal to $25; and

•	if the average closing price of our Class A common stock over the same period is less than or equal to $ , shares of our Class A common stock.
•	The purchase contract settlement date is expected to be November 16, 2008 (or, if this date is not a business day, the following business day), but could be deferred for up to four quarterly periods until November 16, 2009 (or, if this date is not a business day, the following business day).

•	We will also pay you quarterly contract adjustment payments at a rate of % per year of the stated amount of $25 per Equity Unit, or $ per year, subject to our right to defer contract adjustment payments, as described in this prospectus.

•	The senior notes will initially bear interest at a rate of % per year, payable, initially, quarterly. The senior notes will be remarketed as described in this prospectus. Following a successful remarketing, the interest rate on the senior notes may be reset, the interest payment dates may be changed and the maturity may be adjusted as described in this prospectus.

•	If a tax event redemption described in this prospectus occurs prior to the purchase contract settlement date, the senior notes comprising a part of the Corporate Units will be replaced by the treasury portfolio described in this prospectus.

•	You can create Treasury Units from Corporate Units by substituting treasury securities for the senior notes and you can recreate Corporate Units by substituting senior notes or the applicable ownership interests in the treasury portfolio for the treasury securities comprising a part of the Treasury Units.

•	Your ownership interest in a senior note or, if substituted for the ownership interest in a senior note, the treasury securities or the applicable ownership interest in the treasury portfolio, as the case may be, will be pledged to us to secure your obligation under the related purchase contract.

•	The Corporate Units will initially be sold by the underwriters in minimum increments of 40 units.
We are offering, by means of a separate prospectus,           shares of our Class A common stock.
The Corporate Units have been approved for listing on the New York Stock Exchange under the symbol “HTZ PrE,” subject to official notice of issuance. Our Class A common stock have been approved for listing on the New York Stock Exchange under the symbol “HTZ,” subject to official notice of issuance.
Investing in the Equity Units involves risks. See “Risk Factors” beginning on page • of this prospectus.

	Per Unit	Total
Initial public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds to us, before expenses	$	$

To the extent that the underwriters sell more than           Corporate Units, the underwriters have the option to purchase, not later than 13 days after the initial issuance of the Corporate Units, up to an additional           Corporate Units from us at the initial public offering price less the underwriting discount. We intend to use our net proceeds from the Corporate Units sold pursuant to this option to pay an additional dividend to Ford.
Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The Corporate Units will be ready for delivery in book-entry form only through The Depository Trust Company on or about      , 2005.
Joint Book-Running Managers

JPMorgan	Citigroup	Goldman, Sachs & Co.

          , 2005

The offering
What are Equity Units?
Equity Units may be either Corporate Units or Treasury Units as described below. The Equity Units offered will initially consist of Corporate Units, each with a stated amount of $25. You can create Treasury Units from the Corporate Units in the manner described below under “How Can I Create Treasury Units from Corporate Units?”
What are the components of a Corporate Unit?
Each Corporate Unit consists of a purchase contract and a 1/40, or 2.5%, undivided beneficial ownership interest in $1,000 principal amount of our senior notes, which initially mature on November 16, 2015, subject to adjustment, which we call the applicable ownership interest in senior notes. The senior notes will be issued in minimum denominations of $1,000 and integral multiples thereof, except in certain limited circumstances. The applicable ownership interest in senior notes underlying a Corporate Unit is owned by you, but it initially will be pledged to us to secure your obligation under the related purchase contract. If a tax event redemption occurs prior to the earlier of a successful remarketing or a purchase contract settlement date as described in this prospectus, the senior notes underlying the Corporate Units will be replaced by the treasury portfolio described below under “What is the Treasury Portfolio?” and the applicable ownership interest in the treasury portfolio will then be pledged to us through the collateral agent to secure your obligation under the related purchase contract.
What is a purchase contract?
Each purchase contract underlying an Equity Unit obligates the holder of the purchase contract to purchase, and obligates us to sell, on November 16, 2008 (or, if this date is not a business day, the following business day) or such date as is required to be deferred as a result of one or more failed remarketings for quarterly periods until November 16, 2009 (or, if this date is not a business day, the following business day), which we refer to as the purchase contract settlement date, for $25 in cash, a number of newly issued shares of our Class A common stock equal to the “settlement rate.” The settlement rate will be calculated, subject to adjustment under the circumstances set forth in “Description of the purchase contracts—Anti-dilution adjustments,” as follows:
•	if the applicable market value of our Class A common stock is equal to or greater than $ , which we refer to as the threshold appreciation price, the settlement rate will be shares of our Class A common stock, which is the number of shares of our Class A common stock equal to $25 divided by the threshold appreciation price;

•	if the applicable market value of our Class A common stock is less than the threshold appreciation price but greater than $ , which we refer to as the reference price, the settlement rate will be a number of shares of our Class A common stock equal to $25 divided by the applicable market value; and

•	if the applicable market value of our Class A common stock is less than or equal to the reference price, the settlement rate will be shares of our Class A common stock, which is the number of shares of our Class A common stock equal to $25 divided by the reference price.
The “applicable market value” means the average of the closing price per share of our Class A common stock on each of the 20 consecutive trading days ending on the third trading day immediately preceding

November 16, 2008 (regardless of whether the purchase contract settlement date is deferred beyond November 16, 2008), subject to anti-dilution adjustments. The reference price will be equal to the initial public offering price of our Class A common stock. The threshold appreciation price represents a % appreciation over the reference price.
If a tax event redemption occurs prior to the earlier of a successful remarketing or a purchase contract settlement date, the purchase contract settlement date will occur three business days after the date of the previously scheduled remarketing attempt.
Can I settle the purchase contract early?
You can settle a purchase contract for cash prior to the purchase contract settlement date, subject to certain exceptions described under “Description of the purchase contracts—Early settlement.” If a purchase contract is settled early, the number of shares of our Class A common stock to be issued per purchase contract will be the stated amount of $25 divided by the threshold appreciation price, initially             shares. In addition, if we are involved in a merger in which at least 30% of the consideration for our Class A common stock consists of cash or cash equivalents, you will have the right to accelerate and settle the purchase contract early at the settlement rate in effect immediately prior to the closing of that merger.
Your early settlement right is subject to the condition that, if required under the U.S. federal securities laws, we have a registration statement under the Securities Act of 1933 in effect covering the shares of Class A common stock deliverable upon settlement of a purchase contract. We have agreed that, if required by U.S. federal securities laws, we will use our commercially reasonable efforts to have a registration statement in effect covering those shares of Class A common stock and other securities, if any, to be delivered in respect of the purchase contracts being settled.
What is a Treasury Unit?
A Treasury Unit is a unit created from a Corporate Unit and consists of a purchase contract and a 1/40, or 2.5%, undivided beneficial interest in a zero-coupon U.S. treasury security with a principal amount of $1,000 described under “Description of Equity Units — Creating Treasury Units,” which we refer to as a treasury security. The ownership interest in the treasury security that is a component of a Treasury Unit will be owned by you, but will be pledged to us through the collateral agent to secure your obligation under the related purchase contract.
How can I create Treasury Units from Corporate Units?
Unless the treasury portfolio has replaced the senior notes underlying the Corporate Units in connection with a tax event redemption, each holder of Corporate Units will have the right to substitute for the underlying senior notes held by the collateral agent treasury securities in a total principal amount at maturity equal to the aggregate principal amount of the senior notes underlying the Corporate Units with respect to which substitution is being made. Because treasury securities and senior notes are issued in integral multiples of $1,000, holders of Corporate Units may make this substitution only in integral multiples of 40 Corporate Units. Each of these substitutions will create Treasury Units, and the senior notes underlying the applicable ownership interests in senior notes will be released to the holder and be tradable separately from the Treasury Units.
How can I recreate Corporate Units from Treasury Units?
Unless the treasury portfolio has replaced the senior notes underlying the Corporate Units in connection with a tax event redemption, each holder of Treasury Units will have the right to substitute for the related treasury securities held by the collateral agent senior notes having a principal amount equal to the aggregate principal amount at stated maturity of the treasury securities for which substitution is being made. Because treasury securities and senior notes are issued in integral multiples of $1,000, holders of Treasury Units may make these substitutions only in integral multiples of 40 Treasury Units. Each of these substitutions will recreate Corporate Units and the applicable treasury securities will be released to the holder and be separately tradable from the Corporate Units.
What payments am I entitled to as a holder of Corporate Units?
Holders of Corporate Units will be entitled to receive quarterly cash distributions consisting of their pro rata share of interest payments on the senior notes, equivalent to the rate of           % per year on the applicable ownership interests in senior notes (or distributions on the applicable ownership interests in the treasury portfolio if the senior notes have been replaced by the treasury portfolio), and contract adjustment payments payable by us at the rate of      % per year on the stated amount of $25 per Corporate Unit, subject to our right to defer the contract adjustment payments as described below.
What payments will I be entitled to if I convert my Corporate Units to Treasury Units?
Holders of Treasury Units will be entitled to receive quarterly contract adjustment payments payable by us at the rate of      % per year on the stated amount of $25 per Treasury Unit, subject to our right to defer the contract adjustment payments as described below. There will be no distributions in respect of the treasury securities that are a component of the Treasury Units but the holders of the Treasury Units will continue to receive the scheduled quarterly interest payments on the senior notes that were released to them when they created the Treasury Units as long as they continue to hold the senior notes.
Do we have the option to defer current payments?
We have the right to defer the payment of contract adjustment payments until no later than the purchase contract settlement date; provided, however, that in an early settlement upon a cash merger or any other early settlement of the purchase contracts, we will pay deferred contract adjustment payments through the cash merger settlement date or the most recent quarterly payment date, as applicable. Any deferred contract adjustment payments would accrue additional contract adjustment payments at the rate of      % per year (which is equal to the sum of the contract adjustment payment rate and the interest rate of the senior notes) until paid, compounded quarterly, to but excluding the earlier of the purchase contract settlement date and the date of any earlier settlement of the purchase contract. We are not entitled to defer payments of interest on the senior notes.
In the event that we exercise our option to defer the payment of contract adjustment payments, then until the deferred contract adjustment payments have been paid, we will not, with certain exceptions, declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of Hertz’s capital stock.
What are the payment dates for the Corporate Units?
The payments described above in respect of the Corporate Units will be payable quarterly in arrears on February 16, May 16, August 16 and November 16 of each year, commencing on November 16, 2005 (if any of these dates are not a business day, these payments will be payable on the following business day), subject to, in the case of that portion of the current payment attributable to contract adjustment payments, the deferral provisions described in this prospectus.
What is remarketing?
Unless a tax event redemption date has occurred or will occur prior to the applicable remarketing date, if you hold Corporate Units, to provide you with the proceeds necessary to be applied in the settlement of your purchase contract obligations, the senior notes underlying your Corporate Units will be sold in a remarketing, unless you elect not to participate in the remarketing by following the procedures described below under “— Notice to settle with cash.” The cash proceeds from the remarketing will be used to satisfy your obligations to purchase shares of our Class A common stock on the purchase contract settlement date and any remaining proceeds will be remitted to you. If you hold senior notes separately and not as part of Corporate Units, you may elect to participate in the remarketing as described below. We and our affiliates will not participate as bidders for the senior notes in any remarketing.
On the issuance date of the Corporate Units, we will enter into a remarketing agreement with the purchase contract agent and the remarketing agents. Subject to the terms of the remarketing agreement, the remarketing agents will agree to use their commercially reasonable efforts to sell the senior notes underlying the Corporate Units, unless you elect not to participate in the remarketing, at a price that results in proceeds of at least 100.5% of the aggregate principal amount of such senior notes, which amount will include a remarketing fee payable to the remarketing agents. Accrued and unpaid interest on the senior notes will not be paid from remarketing proceeds because each remarketing is scheduled to settle on a date that is a regular interest payment date, and therefore we will pay the scheduled interest payment on the senior notes. To obtain that price, the remarketing agents may reset the interest rate, on a floating or fixed interest rate basis, on the senior notes as described below. The remarketing date will be the third business day immediately preceding November 16, 2008. If this remarketing is successful, the purchase contract settlement date will be November 16, 2008 (or, if this date is not a business day, the remarketing settlement date will be on the following business day).
In connection with the remarketing of the senior notes, the remarketing agents may reset the interest rate on the notes on a floating or fixed interest rate basis, as instructed by us. The interest rate on the senior notes will be reset in the remarketing to whatever interest rate is necessary to induce purchasers to purchase all the senior notes remarketed for at least 100.5% if the aggregate principal amount of such senior notes. The reset rate will apply to all outstanding senior notes, whether or not their holders participated in the remarketing and will become effective on the settlement date of the remarketing.
In connection with any remarketing, we may elect, in our sole discretion, to change the stated maturity of the senior notes to any date not earlier than the second anniversary of the purchase contract settlement date and not later than the tenth anniversary of the purchase contract settlement date and to specify a date, not earlier than the second anniversary of the purchase contract settlement date, on and after which the senior notes will be redeemable at our option. In addition, we may also elect to change the interest payment dates and may add any additional financial covenants as we may determine. Any such election would take effect, upon a successful remarketing, on the purchase contract settlement date.
What happens if the remarketing of the senior notes is not successful?
If the remarketing agents cannot remarket the senior notes for at least 100.5% of their aggregate principal amount, on or before the third business day immediately preceding to November 16, 2008, then:
•	the purchase contract settlement date will be deferred until the next scheduled remarketing date, for up to four quarterly periods until November 16, 2009 (or, if this date is not a business day, the following business day);

•	the interest rate on the senior notes will not be reset;

•	the senior notes will continue to bear interest at the rate of % per year, payable quarterly in arrears;

•	the proceeds received upon maturity of the treasury securities pledged as collateral for any Treasury Units will be used to settle the applicable purchase contracts, and any remaining cash proceeds will be remitted to the holders of the Treasury Units, and any cash pledged by holders of Corporate Units choosing not to participate in the remarketing will also be used to settle the applicable purchase contracts and the purchase contract settlement date will not be further deferred with respect to these purchase contracts, regardless of whether the remarketing attempt at that time is successful;

•	the remarketing agents will attempt to remarket the senior notes on subsequent remarketing dates and establish a reset rate meeting the requirements described above; the subsequent remarketing dates will be the third business day immediately preceding February 16, 2009, May 16, 2009, August 16, 2009 and November 16, 2009.
Any subsequent remarketing will be subject to the conditions and procedures described above, and will settle, if successful, on the corresponding purchase contract settlement date.
What happens if the remarketing agents cannot remarket the senior notes on or before the third business day immediately preceding November 16, 2009?
If the remarketing agents fail to remarket the senior notes on or before the final scheduled remarketing on the third business day immediately preceding to November 16, 2009, which we refer to as a “failed final remarketing,” the interest rate on the senior notes will not be reset, the senior notes will continue to bear interest at the rate of      % per year, payable quarterly in arrears, and the senior notes will mature on November 16, 2015.
Upon a failed final remarketing, holders of all senior notes will have the right to put their senior notes to us for purchase at a put price equal to $1,000 per senior note ($25 per applicable ownership interest) plus accrued and unpaid interest. A holder of a senior note underlying a Corporate Unit will be deemed to have automatically exercised this put right unless, prior to 11:00 a.m., New York City time, on the second business day immediately preceding the purchase contract settlement date, such holder provides a written notice of an intention to settle the related purchase contract with separate cash and on or prior to the business day immediately preceding the purchase contract settlement date delivers to the collateral agent the purchase price in cash. Unless a Corporate Unit holder has settled the related purchase contracts with separate cash on or prior to the purchase contract settlement date, such holder will be deemed to have elected to apply a portion of the proceeds of the put price equal to the principal amount of the senior notes underlying such Corporate Units against such holder’s obligations to us under the related purchase contracts, thereby satisfying such obligations in full, and we will deliver to such holder our Class A common stock pursuant to the related purchase contracts.
Do I have to participate in the remarketing?
You may elect not to participate in any remarketing and to retain the senior notes underlying the applicable ownership interests in senior notes comprising part of your Corporate Units by (1) creating Treasury Units at any time prior to the business day preceding any remarketing date or (2) notifying the purchase contract agent of your intention to pay cash to satisfy your obligation under the related purchase contracts on or prior to the second business day before such remarketing date and delivering the cash payment required under the purchase contracts to the collateral agent on or prior to the business day before such remarketing date.
If I am holding a senior note as a separate security from the Corporate Units, can I still participate in a remarketing of the senior notes and do I also have a put right in the event that there is no successful remarketing on or prior to the final remarketing date?
Holders of senior notes that are not part of the Corporate Units may elect, in the manner described in this prospectus, to have their senior notes remarketed by the remarketing agents along with the senior notes included in the Corporate Units. See “Description of the Senior Notes—Optional Remarketing.” Such holders may also participate in any remarketing by recreating Corporate Units from their Treasury Units at any time on or prior to the second business day immediately prior to any remarketing date.

Holders of senior notes that are not part of a Corporate Unit may exercise their put right upon a failed final remarketing by providing written notice within 20 business days after the failed final remarketing. The put price will be paid to such holders who have provided such notice on the 23rd business day after the failed final remarketing.
Besides participating in a remarketing, how else can I satisfy my obligation under the purchase contracts?
Holders of Corporate Units or Treasury Units may also satisfy their obligations, or their obligations will be terminated, under the purchase contracts as follows:
•	through early settlement as described under “Can I settle the purchase contract early?” above;

•	through cash settlement prior to any remarketing date in the case of holders of Corporate Units, unless the treasury portfolio has replaced the senior notes underlying the Corporate Units, by notifying the purchase contract agent on or prior to the second business day prior to such remarketing date and delivering the cash payment required under the related purchase contracts on or prior to the business day before the purchase contract settlement date;

•	through the automatic application of the proceeds of the treasury securities in the case of the Treasury Units or proceeds from the treasury portfolio equal to the principal amount of the senior notes in the case of Corporate Units if the treasury portfolio has replaced the senior notes as a component of the Corporate Units;

•	through exercise of the put right as described under “What happens if the senior notes are not successfully remarketed prior to the final remarketing date?” if no successful remarketing has occurred and none of the above events has taken place; or

•	without any further action, upon the termination of the purchase contracts as a result of our bankruptcy, insolvency or reorganization.
What interest payments will I receive on the senior notes or on the applicable ownership interests in senior notes?
Interest on the senior notes will be payable initially quarterly in arrears at the annual rate of           % of the principal amount of $1,000 to, but excluding, the reset effective date, which will be the purchase contract settlement date. Following a successful remarketing, the senior notes will bear interest from the reset effective date at the reset rate to, but excluding, November 16, 2015 (and, if this date is not a business day, also excluding the following business day) or, if the maturity of the senior notes is adjusted on the reset effective date, such adjusted maturity date. If there is not a successful remarketing of the senior notes, the interest rate will not be reset and the senior notes will continue to bear interest at the initial interest rate, payable quarterly in arrears.
What are the interest payment dates on the senior notes?
On or prior to the reset effective date, interest payments will be payable quarterly in arrears on each February 16, May 16, August 16 and November 16, commencing November 16, 2005, except that if any of these dates is not a business day, then interest payments will be payable on the following business day.
From the reset effective date, interest payments on all senior notes will be paid in arrears on interest payment dates to be selected by us, which payment dates may be monthly, quarterly or semi-annual. If no successful remarketing of the senior notes occurs, interest payments on all senior notes will remain payable quarterly in arrears on the original quarterly interest payment dates.

When will the interest rate on the senior notes be reset and what is the reset rate?
The interest rate on the senior notes will be reset on the date of a successful remarketing and the reset rate will become effective on the purchase contract settlement date. The reset rate will be the interest rate determined by the remarketing agents as the rate the senior notes should bear in order for the senior notes underlying the Corporate Units to have an approximate aggregate market value on the remarketing date of 100.5% of the aggregate principal amount of the senior notes being remarketing. The interest rate on the senior notes will not be reset if there is not a successful remarketing. Any reset rate may not exceed the maximum rate, if any, permitted by applicable law.
When is the maturity of the senior notes?
The initial maturity date of the senior notes will be November 16, 2015. In connection with any remarketing of the senior notes, we may elect, in our sole discretion, to change the maturity of the senior notes to any date not earlier than the second anniversary of the purchase contract settlement date and not later than the tenth anniversary of the purchase contract settlement date. Such adjusted maturity date, if any, will be selected on the remarketing date and will become effective on the reset effective date. Additionally, in connection with any remarketing, we may elect to add optional redemption provisions to the terms of the senior notes, provided that the senior notes will not be redeemable at our option prior to the second anniversary of the purchase contract settlement date. Any such election would take effect, upon a successful remarketing, on the purchase contract settlement date. If the senior notes are not successfully remarketed on or before the third business day prior to November 16, 2009, the maturity of the senior notes will remain November 16, 2015, and the holders of senior notes underlying a Corporate Unit will have a right to put their senior notes to us on the purchase contract settlement date and the holders of senior notes that are not part of a Corporate Unit will have a right to put their senior notes to us on the 23rd business day after the failed final remarketing.
When may the senior notes be redeemed?
In connection with any remarketing, we may elect to add optional redemption provisions to the terms of the senior notes, provided that the senior notes will not be redeemable at our option prior to the second anniversary of the purchase contract settlement date. Such election would take effect, upon a successful remarketing, on the purchase contract settlement date. Upon a failed final remarketing, any outstanding senior notes are redeemable at our option, in whole but not in part, at any time on or after November 16, 2011. In either case, the redemption price for the senior notes would be equal to 100% of the outstanding principal amount of the notes being redeemed plus accrued and unpaid interest, if any.
Additionally, the senior notes are redeemable at our option, in whole but not in part, upon the occurrence and continuation of a tax event as described in this prospectus under “Description of the senior notes—Optional redemption—Tax event.” Following any such tax event redemption of the senior notes prior to a successful remarketing, the redemption price for the senior notes that underlie the Corporate Units will be paid to the collateral agent who will purchase the tax event treasury portfolio and remit any remaining proceeds to the holders. Thereafter, the applicable ownership interests in the tax event treasury portfolio will replace the applicable ownership interests in senior notes as a component of the Corporate Units and will be pledged to us through the collateral agent. Holders of senior notes that do not underlie Corporate Units will receive the redemption price paid in such tax event redemption in full. If a tax event redemption occurs after the purchase contract settlement date, we may redeem the notes at par plus accrued and unpaid interest.
What is the treasury portfolio?
If a tax event redemption described under “Description of the senior notes—Optional redemption—Tax event” occurs prior to the earlier of a successful remarketing or a purchase contract settlement date, the senior notes will be redeemed and replaced by the treasury portfolio. The treasury portfolio is a portfolio of U.S. treasury securities consisting of:
•	U.S. treasury securities that mature on or prior to November 15, 2008 in an aggregate amount equal to the principal amount of the senior notes underlying the Corporate Units, and

•	for each scheduled interest payment date on the senior notes that occurs after the tax event redemption date and on or prior to November 16, 2008, U.S. treasuries maturing on or prior to that interest payment date in an amount equal to the interest payment due on the senior notes underlying the Corporate Units assuming no tax event redemption and accruing from and including the immediately preceding interest payment date.
If a tax event redemption occurs prior to the earlier of a successful remarketing or a purchase contract settlement date, the purchase contract settlement date will occur three business days after the date of the previously schedule remarketing attempt.
What is the ranking of the senior notes?
The senior notes will rank on a parity with our other senior debt securities. The indenture under which the senior notes will be issued will not limit our ability to issue or incur other unsecured debt or issue preferred stock. See “Description of the Senior Notes.”
What are your expected uses of proceeds from the offering of the Equity Units?
We expect to receive net proceeds from this offering, assuming no exercise of the underwriters’ option to purchase up to           additional Corporate Units, of approximately $           million. We intend to use these proceeds to repay one or more intercompany notes issued by us to Ford in connection with the declaration of dividends.
What are the principal United States federal income tax consequences related to Corporate Units, Treasury Units and senior notes?
If you own Corporate Units, you will be required to include in gross income interest payments made on the senior notes underlying the Corporate Units when such amounts are received or accrued in accordance with your regular method of tax accounting. If you own Treasury Units, you will be required to include in gross income your allocable share of any original issue discount or acquisition discount on the treasury securities that accrues in such year. We intend to report purchase contract payments on the stock purchase contracts as income to you, but you may want to consult your tax advisor concerning possible alternative characterizations. See “Certain United States Federal Income Tax Consequences.”
What are the rights and privileges of the Class A common stock?
The shares of our Class A common stock that you will be obligated to purchase under the purchase contracts have one vote per share, while holders of our Class B common stock are entitled to five votes per share. The holders of our Class A common stock and Class B common stock will be entitled to share equally on a per share basis in all dividends and other distributions declared by our Board of Directors. Under certain circumstances, shares of our Class B common stock can be converted into an equivalent number of shares of our Class A common stock. For more information, please see the discussion of our Class A common stock in this prospectus under the heading “Risk Factors” and “Description of our capital stock.” Upon completion of this offering and the concurrent offering of Class A common stock, Ford will beneficially own 100% of our outstanding Class B common stock.

The offering — Explanatory diagrams
The following diagrams demonstrate some of the key features of the purchase contracts, applicable ownership interests in senior notes, Corporate Units and Treasury Units, and the transformation of Corporate Units into Treasury Units and senior notes.
The following diagrams assume that the senior notes are successfully remarketed on the third business day immediately preceding November 16, 2008 and the interest rate on the senior notes is reset, early settlement does not occur and there are no adjustments to the settlement rate. If the initial remarketing attempt is not successful, then the purchase contract settlement date will be deferred for up to four quarterly periods, and the remarketing agents will attempt to remarket the notes on subsequent remarketing dates. The settlement rate for a deferred purchase contract settlement date will be the same rate as would have been used for the initial scheduled purchase contract settlement date of November 16, 2008.
Purchase Contract
Corporate Units and Treasury Units both include a purchase contract under which the holder agrees to purchase shares of our Class A common stock on the purchase contract settlement date. In addition, these purchase contracts include unsecured contract adjustment payments as shown in the diagrams on the following pages.

Value of Delivered Shares	Number of Shares Delivered
Upon Settlement of a Purchase Contract	Upon Settlement of a Purchase Contract

Notes:
(1) If the applicable market value of our Class A common stock is less than or equal to the reference price of $          , the number of shares of our Class A common stock to be delivered to a holder of an Equity Unit will be calculated by dividing the stated amount of $25 by the reference price.

(2) If the applicable market value of our Class A common stock is between the reference price and the threshold appreciation price of $           , the number of shares of our Class A common stock to be delivered to a holder of an Equity Unit will be calculated by dividing the stated amount of $25 by the applicable market value.
(3) If the applicable market value of our Class A common stock is greater than or equal to the threshold appreciation price, the number of shares of our Class A common stock to be delivered to a holder of an Equity Unit will be calculated by dividing the stated amount of $25 by the threshold appreciation price of $           .
(4) The reference price will be equal to the initial public offering price of our Class A common stock.
(5) The threshold appreciation price represents a      % appreciation over the reference price.
(6) The “applicable market value” means the average of the closing price per share of our Class A common stock on each of the 20 consecutive trading days ending on the third trading day immediately preceding November 16, 2008 (regardless of whether the purchase contract settlement date is deferred beyond November 16, 2008), subject to anti-dilution adjustments. For purposes of any deferred purchase contract settlement date, “applicable market value” and the resulting settlement rate will be the same as if the purchase contracts were being settled on the initially scheduled purchase contract settlement date.
Corporate Units
A Corporate Unit consists of two components as described below:

1/40 Ownership Interest in
Purchase Contract	Senior Note(1)(2)

(Owed to Holder)	(Owed to Holder)
Class A common stock	Interest
+	% per year paid quarterly
Contract Adjustment Payment
% per year	(at reset rate following a successful
paid quarterly	remarketing and paid monthly, quarterly or
semi-annually thereafter)

(Owed to Hertz)	(Owed to Holder)
$25 at Settlement	$25 at Maturity

(November 16, 2008)	(November 16, 2015,
unless adjusted)

Notes:
(1) Each holder will own a 1/40, or 2.5%, undivided beneficial ownership interest in, and will be entitled to a corresponding portion of each interest payment payable in respect of, a $1,000 principal amount senior note.
(2) Senior notes will be issued in minimum denominations of $1,000 and integral multiples thereof.

•	The holder of a Corporate Unit owns the 1/40 undivided beneficial ownership interest in the senior note but will pledge it to us to secure the holder’s obligation under the related purchase contract.

•	If the treasury portfolio has replaced the senior notes as a result of a tax event redemption prior to the earlier of a successful remarketing or a purchase contract settlement date, the applicable ownership interest in the treasury portfolio will also replace the applicable ownership interest in senior notes as a component of the Corporate Unit.
Treasury Units
A Treasury Unit consists of two components as described below:

1/40 Ownership Interest in
Purchase Contract	Treasury Security

(Owed to Holder)
Class A common stock
+
Contract Adjustment Payment
% per year
paid quarterly

(Owed to Hertz)	(Owed to Holder)
$25 at Settlement	$25 at Maturity

(November 16, 2008)	(November 16, 2008)

•	The holder owns the 1/40 ownership interest in the treasury security that forms a part of the Treasury Unit but will pledge it to us through the collateral agent to secure the holder’s obligations under the related purchase contract. Unless the purchase contract is terminated as a result of our bankruptcy, insolvency or reorganization or the holder recreates a Corporate Unit, the treasury security will be used to satisfy the holder’s obligation under the related purchase contract.

•	Treasury Units can only be created with integral multiples of 40 Corporate Units.

Senior Notes
Senior notes have the terms described below:

Senior Note

(Owed to Holder)
Interest
% per year paid quarterly (at reset rate following a successful remarketing and paid monthly, quarterly or semi-annually thereafter)

(Owed to Holder)
$1,000 at Maturity
(November 16, 2015, unless adjusted)

Transforming Corporate Units into Treasury Units and Senior Notes
•	Because the senior notes and the treasury securities are issued in minimum denominations of $1,000, holders of Corporate Units may only create Treasury Units in integral multiples of 40 Corporate Units.

•	To create 40 Treasury Units, a holder separates 40 Corporate Units into their two components – 40 purchase contracts and a senior note—and then combines the purchase contracts with a treasury security that matures on the day immediately preceding the purchase contract settlement date.

•	The senior note, which is no longer a component of Corporate Units and has a principal amount of $1,000, is released to the holder and is tradable as a separate security.

•	A holder owns the treasury security that forms a part of the Treasury Units but will pledge it to us through the collateral agent to secure its obligation under the related purchase contract.

•	The treasury security together with the 40 purchase contracts constitute 40 Treasury Units.

		1/40 Ownership				1/40 Ownership		1/40 Ownership
		Interest in				Interest in		Interest in
Purchase Contract		Senior Note(1)(2)		Purchase Contract		Treasury Security		Senior Note(1)(2)

(Owed to Holder)		(Owed to Holder)		(Owed to Holder)				(Owed to Holder)
Class A common		Interest		Class A common stock				Interest
stock		% per year paid		+				% per year paid
+		quarterly		Contract Adjustment				quarterly
Contract Adjustment				Payment
Payment % per year paid quarterly	+	(at reset rate following a successful remarketing and paid monthly, quarterly or semi-annually thereafter)	→	% per year paid quarterly	+		+	(at reset rate following a successful remarketing and paid monthly, quarterly or semi-annually thereafter)

(Owed to Hertz)		(Owed to Holder)		(Owed to Hertz)		(Owed to Holder)		(Owed to Holder)
$25 at Settlement		$25 at Maturity		$25 at Settlement		$25 at Maturity		$25 at Maturity

(November 16, 2008)		(November 16, 2015,		(November 16, 2008)		(November 15, 2008)		(November 16, 2015,
		unless adjusted)						unless adjusted)

Corporate Unit				Treasury Unit
•	Following a tax event redemption, the applicable ownership interests in the treasury portfolio, rather than the senior note, will be released to the holder upon the transformation of a Corporate Unit into a Treasury Unit and will be tradable separately.

•	The holder can also transform 40 Treasury Units and a $1,000 principal senior note (or, following a tax event redemption, the applicable ownership interest in the treasury portfolio) into 40 Corporate Units. Following that transformation, the treasury security, which will no longer be a component of the Treasury Unit, will be released to the holder and will be tradable as a separate security.

•	If, following a tax event redemption, the applicable ownership interest in the treasury portfolio has replaced the senior notes underlying the Corporate Units, you will no longer be permitted to create any Treasury Units from Corporate Units or recreate any Corporate Units from Treasury Units.

Notes:
(1) Each holder will own a 1/40, or 2.5%, undivided beneficial ownership interest in, and will be entitled to a corresponding portion of each interest payment payable in respect of, a $1,000 principal amount senior note.
(2) Senior notes will be issued in minimum denominations of $1,000 and integral multiples thereof.

Risks related to this offering
You assume the risk that the market value of our Class A common stock may decline.
Although as a holder of Corporate Units or Treasury Units you will be the beneficial owner of the related applicable ownership interests in senior notes, Treasury securities or the applicable ownership interests in the Treasury portfolio, as the case may be, you do have an obligation to buy shares of our Class A common stock pursuant to the purchase contract that is a part of the Corporate Units and Treasury Units. Unless you pay cash to satisfy your obligation under the purchase contracts or the purchase contracts are terminated due to our bankruptcy, insolvency or reorganization, on the purchase contract settlement date, in the case of Corporate Units, either the principal of the appropriate applicable ownership interests in the Treasury portfolio when paid at maturity, the proceeds attributable to the applicable ownership interest in senior notes derived from the successful remarketing of the senior notes or, if no successful remarketing has occurred, the put price paid upon the automatic put of the senior notes to us, or in the case of Treasury Units, the principal of the related Treasury securities when paid at maturity, will automatically be used to purchase a specified number of shares of our Class A common stock on your behalf.
The number of shares of our Class A common stock that you will receive upon the settlement of a purchase contract is not fixed initially but instead will depend on the average of the closing price per share of our Class A common stock on the 20 consecutive trading days ending on the third trading day immediately preceding the purchase contract settlement date, which we refer to as the applicable market value. If the purchase contract settlement date has not occurred on November 16, 2008 because of a failed remarketing, the settlement rate will be fixed based on the applicable market value as of the November 16, 2008 measurement date for the purchase contract settlement date which will occur on one of the four quarterly periods until November 16, 2009. There can be no assurance that the market value of Class A common stock received by you on the purchase contract settlement date will be equal to or greater than the price per share paid by you for our Class A common stock. If the applicable market value of the Class A common stock is less than $    , the market value of the Class A common stock issued to you pursuant to each purchase contract on the purchase contract settlement date (assuming that the market value is the same as the applicable market value of the Class A common stock) will be less than the effective price per share paid by you for the Class A common stock on the date of issuance of the Equity Units. Accordingly, you assume the risk that the market value of the Class A common stock may decline and that the decline could be substantial.
The opportunity for equity appreciation provided by an investment in the Equity Units is less than that provided by a direct investment in our Class A common stock.
Your opportunity for equity appreciation afforded by investing in the Equity Units is less than your opportunity for equity appreciation if you directly invested in our Class A common stock. This opportunity is less because the market value of the Class A common stock to be received by you pursuant to the purchase contract on the purchase contract settlement date (assuming that the market value is the same as the applicable market value of the Class A common stock) will only exceed the price per share paid by you for our Class A common stock on the purchase contract settlement date if the applicable market value of the Class A common stock exceeds the threshold appreciation price (which represents an appreciation of      % over the reference price). If the applicable market value of our Class A common stock exceeds the reference price but falls below the threshold appreciation price, you realize no equity appreciation of the Class A common stock for the period during which you own the purchase contract. Furthermore, if the applicable market value of our Class A common stock equals or exceeds the threshold appreciation price, you would receive on the purchase contract settlement date only approximately      % of the value of the shares of Class A common stock you could have purchased with $     25.00 at the reported last sale price of our Class A common stock on the date of issuance of the Equity Units.

The trading prices for the Corporate Units and Treasury Units will be directly affected by the trading prices of our Class A common stock.
The trading prices of Corporate Units and Treasury Units in the secondary market will be directly affected by the trading prices of our Class A common stock, the general level of interest rates and our credit quality. It is impossible to predict whether the price of the Class A common stock or interest rates will rise or fall. Trading prices of the Class A common stock will be influenced by our operating results and prospects and by economic, financial and other factors. In addition, general market conditions, including the level of, and fluctuations in the trading prices of stocks generally, and sales of substantial amounts of Class A common stock by us in the market after the offering of the Equity Units, or the perception that such sales could occur, could affect the price of our Class A common stock. Fluctuations in interest rates may give rise to arbitrage opportunities based upon changes in the relative value of the Class A common stock underlying the purchase contracts and of the other components of the Equity Units. Any such arbitrage could, in turn, affect the trading prices of the Corporate Units, Treasury Units, senior notes and our Class A common stock.
If you hold Corporate Units or Treasury Units, you will not be entitled to any rights with respect to our Class A common stock, but you will be subject to all changes made with respect to our Class A common stock.
If you hold Corporate Units or Treasury Units, you will not be entitled to any rights with respect to our Class A common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on the Class A common stock), but you will be subject to all changes affecting the Class A common stock. You will only be entitled to rights on the Class A common stock if and when we deliver shares of Class A common stock in exchange for Corporate Units or Treasury Units on the purchase contract settlement date, or as a result of early settlement, as the case may be, and the applicable record date, if any, for the exercise of rights occurs after that date. For example, in the event that an amendment is proposed to our certificate of incorporation or by-laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of the Class A common stock, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our Class A common stock.
We may issue additional shares of Class A common stock and thereby materially and adversely affect the price of our Class A common stock.
The number of shares of Class A common stock that you are entitled to receive upon any settlement date or as a result of early settlement of a purchase contract is subject to adjustment for certain events arising from stock splits and combinations, cash or stock dividends and certain other actions by us that modify our capital structure. We will not adjust the number of shares of Class A common stock that you are to receive upon settlement of a purchase contract for other events, including offerings of Class A common stock for cash by us or in connection with acquisitions, or any dividend to Ford in connection with the over-allotment options for the Class A common stock offering. We are not restricted from issuing additional Class A common stock during the term of the purchase contracts and have no obligation to consider your interests for any reason. If we issue additional shares of Class A common stock, it may materially and adversely affect the price of our Class A common stock and, because of the relationship of the number of shares to be received on the purchase contract settlement date to the price of the Class A common stock, such other events may adversely affect the trading price of the Corporate Units or Treasury Units.

You may have to pay taxes with respect to distributions on our Class A common stock that you do not receive.
The number of shares of Class A common stock that you are entitled to receive on the purchase contract settlement date or as a result of early settlement of a purchase contract is subject to adjustment for certain events arising from stock splits and combinations, stock dividends, cash dividends and certain other actions by us that modify our capital structure. See “Description of the purchase contracts—Anti-dilution adjustments.” If the settlement rate is adjusted as a result of a distribution that is taxable to our Class A common stockholders, such as a cash dividend, you would be required to include an amount in income for federal income tax purposes, notwithstanding the fact that you do not actually receive such distribution. Non-U.S. holders of the Equity Units may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal withholding tax requirements. See “United States federal income tax consequences—Adjustment to settlement rate.”
The secondary market for the Corporate Units, Treasury Units or senior notes may be illiquid.
It is not possible to predict how Corporate Units, Treasury Units or senior notes will trade in the secondary market or whether the market will be liquid or illiquid. There is currently no secondary market for either our Corporate Units, Treasury Units or senior notes. We have applied to list the Corporate Units on the New York Stock Exchange under the symbol “HTZ PrE.” If the Treasury Units or the senior notes are separately traded to a sufficient extent that applicable exchange listing requirements are met, we will try to list the Treasury Units or the senior notes on the same exchange as the Corporate Units. There can be no assurance as to the liquidity of any market that may develop for the Corporate Units, the Treasury Units or the senior notes, your ability to sell these securities or whether a trading market, if it develops, will continue. In addition, in the event a sufficient number of holders of Corporate Units were to convert their Treasury Units to Corporate Units or their Corporate Units to Treasury Units, as the case may be, the liquidity of Corporate Units or Treasury Units could be adversely affected. There can be no assurance that the Corporate Units will not be delisted from the New York Stock Exchange or that trading in the Corporate Units will not be suspended as a result of your election to create Treasury Units by substituting collateral, which could cause the number of Corporate Units to fall below the requirement for listing securities on the New York Stock Exchange.
Your rights to the pledged securities will be subject to our security interest and delivery of pledged securities is subject to delay if we become subject to a bankruptcy proceeding.
Although you will be the beneficial owner of the applicable ownership interests in senior notes, Treasury securities or applicable ownership interests in the Treasury portfolio, as applicable, those securities will be pledged to us through the collateral agent to secure your obligations under the related purchase contracts. Thus, your rights to the pledged securities will be subject to our security interest. Additionally, notwithstanding the automatic termination of the purchase contracts, in the event that we become the subject of a case under the U.S. Bankruptcy Code, the delivery of the pledged securities to you may be delayed by the imposition of the automatic stay under Section 362 of the U.S. Bankruptcy Code and claims arising out of the senior notes, like all other claims in bankruptcy proceedings, will be subject to the equitable jurisdiction and powers of the bankruptcy court.

We may redeem the senior notes upon the occurrence of a tax event.
We have the option to redeem the senior notes on not less than 30 days nor more than 60 days prior written notice, in whole but not in part, if a tax event occurs and continues under the circumstances described in this prospectus, which we call a tax event redemption. If we exercise this option to redeem the senior notes, we will pay the redemption price, as described herein, in cash to the holders of the senior notes. The redemption price payable to you as a holder of Corporate Units will be distributed to the collateral agent, who in turn will apply a portion of the redemption price to purchase the Treasury portfolio on your behalf, and will remit the remainder of the redemption price, if any, to you, and the Treasury portfolio will be substituted for the senior notes as collateral to secure your obligations under the purchase contracts related to the Corporate Units. If your senior notes do not underlie Corporate Units, you will receive the redemption payment directly. There can be no assurance as to the effect on the market price for the Corporate Units if we substitute the Treasury portfolio as collateral in place of any senior notes so redeemed. A tax event redemption will be a taxable event to the holders of the senior notes, see “United States federal income tax consequences—Tax event redemption of the senior notes” in this prospectus.
The purchase contract and pledge agreement will not be qualified under the Trust Indenture Act and the obligations of the purchase contract agent are limited.
The purchase contract and pledge agreement between us and the purchase contract agent will not be qualified as an indenture under the Trust Indenture Act of 1939, and the purchase contract agent will not be required to qualify as a trustee under the Trust Indenture Act. Thus, you will not have the benefit of the protection of the Trust Indenture Act with respect to the purchase contract and pledge agreement or the purchase contract agent. The senior notes constituting a part of the Corporate Units will be issued pursuant to an indenture which will be qualified under the Trust Indenture Act. Accordingly, if you hold Corporate Units, you will have the benefit of the protections of the Trust Indenture Act only to the extent applicable to the applicable ownership interests in senior notes included in the Corporate Units. The protections generally afforded the holder of a security issued under an indenture that has been qualified under the Trust Indenture Act include:
•	disqualification of the indenture trustee for “conflicting interests,” as defined under the Trust Indenture Act;

•	provisions preventing a trustee that is also a creditor of the issuer from improving its own credit position at the expense of the security holders immediately prior to or after a default under such indenture; and

•	the requirement that the indenture trustee deliver reports at least annually with respect to certain matters concerning the indenture trustee and the securities.
The trading price of the senior notes may not fully reflect the value of their accrued but unpaid interest.
The senior notes may trade at a price that does not fully reflect the value of their accrued but unpaid interest.

Ratio of earnings to fixed charges
The following are consolidated ratio of earnings to fixed charges for each of the periods indicated.

	Six Months
	Ended June
	30,	Year Ended December 31,
	2005	2004	2003	2002	2001	2000
Ratio of Earnings to Fixed Charges (1)	1.6	1.9	1.5	1.4	1.0	2.1

(1) Earnings have been calculated by adding interest expense and the portion of rentals estimated to represent the interest factor to income before income taxes. Fixed charges include interest (including capitalized interest) and the portion of rentals estimated to represent the interest factor.

Description of the Equity Units
The following description is a summary of some of the terms of the Equity Units. This summary, together with the summary of some of the provisions of the related documents described below, contains a description of all of the material terms of the Equity Units but is not necessarily complete. We refer you to the copies of those documents that have been or will be filed and incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.
We will issue the Equity Units under the purchase contract and pledge agreement between us and         , who we refer to as the purchase contract agent. Equity Units may be either Corporate Units or Treasury Units. The Equity Units initially will consist of            Corporate Units, each with a stated amount of $25.
Corporate Units
Each Corporate Unit will consist of a unit comprising:
(a)	a purchase contract, under which:
(1)	you will agree to purchase from us, and we will agree to sell to you on the purchase contract settlement date (scheduled to occur on November 16, 2008, subject to deferral for up to four quarterly periods until November 16, 2009 if remarketing attempts are not successful; provided that if any such date is not a business day, settlement will occur on the following business day), or upon early settlement, for $25 in cash, a number of newly issued shares of our Class A common stock equal to the settlement rate described below under “Description of the purchase contracts—Purchase of Class A common stock” or “Description of the purchase contracts—Early settlement,” as the case may be, subject to anti-dilution adjustments, and

(2)	we will pay you quarterly contract adjustment payments at the rate of % per year on the stated amount of $25, or $ per year, subject to our right to defer any contract adjustment payments, and
(b)	either:
(1)	a 1/40, or 2.5%, undivided, beneficial ownership interest in a $1,000 principal amount senior note issued by us, or

(2)	following the occurrence of a tax event redemption, the applicable ownership interest in a portfolio of U.S. treasury securities, which we refer to as the treasury portfolio.
The “applicable ownership interest” means, with respect to a Corporate Unit and the U.S. treasury securities in the treasury portfolio,
•	a 1/40, or 2.5%, undivided, beneficial ownership interest in $1,000 face amount of U.S. treasury securities included in the treasury portfolio that matures on the business day immediately prior to the purchase contract settlement date; and

•	for each scheduled interest payment date on the senior notes that occurs after the tax event redemption date and on or prior to the purchase contract settlement date, an undivided beneficial ownership interest in a $1,000 U.S. treasury security that matures on or prior to that interest payment date in an amount equal to the interest payment that would be due on a 1/40, or 2.5%, beneficial ownership interest in the principal amount of the senior notes that would have been components of the Corporate Units assuming no tax event redemption and accruing from and including the immediately preceding interest payment date.
The purchase price of each Equity Unit will be allocated between the related purchase contract and the related applicable ownership interest in senior notes in proportion to their respective fair market values at the time of issuance. We have determined that, at the time of issuance, the fair market value of the applicable ownership interest in senior notes will be $        and the fair market value of each purchase contract will be $      . We agree and each holder, by purchasing an Equity Unit, agrees to treat the holder of the Equity Unit as the owner of the senior note and to treat the fair market value per unit of the holder’s ownership interest in senior notes as $              and the fair market value of each purchase contract as $             .

As long as a unit is in the form of a Corporate Unit, any ownership interest in a senior note or any appropriate applicable ownership interest in the treasury portfolio, as applicable, forming a part of the Corporate Unit will be pledged to us through the collateral agent to secure your obligation to purchase Class A common stock under the related purchase contract.
Creating Treasury Units
Unless the treasury portfolio has replaced the senior notes underlying the Corporate Units as a result of a tax event redemption prior to the purchase contract settlement date, you will have the right, at any time on or prior to the applicable remarketing settlement date, except in connection with a remarketing as described below, to substitute for the related senior notes held by the collateral agent, zero-coupon treasury securities (as described below) that mature on the applicable settlement date, each of which we refer to as a treasury security, in a total principal amount at maturity equal to the aggregate principal amount of the senior notes underlying the applicable ownership interests in senior notes for which substitution is being made.

Applicable Settlement Date	CUSIP No.
November 15, 2008	912820DK0
February 15, 2009	912820JW8
May 15, 2009	912820DV6
August 15, 2009	912820EA1
November 15, 2009	912800AA7
The “applicable settlement date” is the first date that occurs after the date of substitution among November 15, 2008, February 15, 2009, May 15, 2009, August 15, 2009 and November 15, 2009.
Because treasury securities and the senior notes are issued in integral multiples of $1,000, holders of Corporate Units may make this substitution only in integral multiples of 40 Corporate Units.
Each of these substitutions will create Treasury Units, and the applicable senior notes will be released to you and will be separately tradable from the Treasury Units. Each Treasury Unit will consist of a unit with a stated amount of $25 comprising:
(a)	a purchase contract under which
(1)	you will agree to purchase from us, and we will agree to sell to you, not later than the purchase contract settlement date, for $25 in cash, a number of newly issued shares of our Class A common stock equal to the settlement rate, subject to anti-dilution adjustments, and

(2)	we will pay you quarterly contract adjustment payments at the rate of % per year on the stated amount of $25, or $ per year, subject to our right to defer any contract adjustment payments, and
(b)	a 1/40, or 2.5%, undivided beneficial interest in a treasury security with a principal amount of $1,000.

To create 40 Treasury Units, you will:
•	deposit with the collateral agent a treasury security that has a principal amount payable on the business day prior to the applicable settlement date of $1,000 which must be purchased on the open market at your expense (unless otherwise owned by you), and

•	transfer 40 Corporate Units to the purchase contract agent accompanied by a notice stating that you have deposited a treasury security with the collateral agent and requesting the release to you of the senior notes relating to the 40 Corporate Units.
Upon the deposit and receipt of an instruction from the purchase contract agent, the collateral agent will release the related senior note from the pledge under the pledge agreement, free and clear of our security interest, to the purchase contract agent. The purchase contract agent then will:
•	cancel the 40 Corporate Units,

•	transfer the related $1,000 principal amount of senior note to you, and

•	deliver 40 Treasury Units to you.
The treasury security will be substituted for the senior note and will be pledged to us through the collateral agent to secure your obligation to purchase Class A common stock under the related purchase contracts. The related senior note released to you thereafter will trade separately from the resulting Treasury Units.
Recreating Corporate Units
Unless the treasury portfolio has replaced the senior notes underlying the Corporate Units, if you hold Treasury Units you will have the right at any time on or prior to the seventh business day immediately preceding the applicable settlement date to substitute for the related treasury securities held by the collateral agent, the senior notes having a principal amount equal to the aggregate principal amount at stated maturity of the treasury securities for which substitution is being made.
Because treasury securities and senior notes are issued in integral multiples of $1,000, you may make these substitutions only in integral multiples of 40 Treasury Units.
Each of these substitutions will recreate Corporate Units, and the applicable treasury securities will be released to you and be separately tradable from the Corporate Units.
To create 40 Corporate Units, unless the treasury portfolio has replaced the senior notes underlying the Corporate Units, you will:
•	deposit with the collateral agent a $1,000 principal amount senior note, which must be purchased in the open market at your expense unless otherwise owned by you, and

•	transfer 40 Treasury Unit certificates to the purchase contract agent accompanied by a notice stating that you have deposited a $1,000 principal amount senior note with the collateral agent and requesting the release to you of the treasury security relating to the Treasury Units.

Upon the deposit and receipt of an instruction from the purchase contract agent, the collateral agent will release the related treasury security from the pledge under the pledge agreement, free and clear of our security interest, to the purchase contract agent. The purchase contract agent will then:
•	cancel the 40 Treasury Units,

•	transfer the related treasury security to you, and

•	deliver 40 Corporate Units to you.
The substituted senior note will be pledged to us through the collateral agent to secure your obligation to purchase Class A common stock under the related purchase contracts.
If you elect to substitute pledged securities, thereby creating Treasury Units or recreating Corporate Units, you will be responsible for any fees or expenses payable in connection with the substitution.
Current payments
Holders of Corporate Units will be entitled to receive quarterly cash distributions consisting of their pro rata share of interest payments on the senior notes calculated at the rate of         % per year on the senior notes (or distributions on the applicable ownership interests in the treasury portfolio if the senior notes have been replaced by the treasury portfolio), and contract adjustment payments payable by us at the rate of      % per year on the stated amount of $25 per Corporate Unit, subject to our right to defer contract adjustment payments until the earliest of the purchase contract settlement date, the cash merger early settlement date (as described in “Description of the purchase contracts—Early settlement upon cash merger”) and the most recent quarterly payment date on or before any other early settlement of the related purchase contracts.
Holders of Treasury Units will be entitled to receive quarterly contract adjustment payments payable by us at the rate of      % per year on the stated amount of $25 per Treasury Unit, subject to our right to defer contract adjustment payments until the earliest of the purchase contract settlement date, the cash merger early settlement date (as described in “Description of the purchase contracts—Early settlement upon cash merger”) and the most recent quarterly payment date on or before any other early settlement of the related purchase contracts. There will be no distributions in respect of the treasury securities underlying the Treasury Units but the holders of the Treasury Units will continue to receive the scheduled quarterly interest payments on the senior notes that were released to them when the Treasury Units were created for as long as they hold the senior notes.
Ranking
The senior notes will rank on a parity with our other senior debt securities. The indenture under which the senior notes will be issued will not limit our ability to issue or incur other unsecured debt or issue preferred stock. See “Description of the Senior Notes.”
Our obligations with respect to the contract adjustment payments will be subordinate in right of payment to our senior indebtedness. “Senior indebtedness” with respect to the contract adjustment payments means indebtedness of any kind unless the instrument under which such indebtedness is incurred expressly provides that it is on a parity in right of payment with or subordinate in right of payment to the contract adjustment payments.

Voting and certain other rights
Holders of purchase contracts forming part of the Corporate Units or Treasury Units, in their capacities as such holders, will have no voting or other rights in respect of the Class A common stock.
Listing of the securities
The Corporate Units have been approved for listing on the New York Stock Exchange under the symbol “HTZ PrE,” subject to official notice of issuance. Unless and until substitution has been made as described in “—Creating Treasury Units” or “—Recreating Corporate Units,” none of the senior notes, the applicable ownership interests in senior notes or the applicable ownership interests in the treasury portfolio will trade separately from the Corporate Units. The applicable ownership interests in senior notes or the applicable ownership interests in the treasury portfolio component will trade as a unit with the purchase contract component of the Corporate Units. If the senior notes or the Treasury Units are separately traded to a sufficient extent that applicable exchange listing requirements are met, we will use commercially reasonable efforts to cause the senior notes to be listed on the same exchange as the Corporate Units are then listed, including, if applicable, the New York Stock Exchange.
Miscellaneous
We or our affiliates may from time to time purchase any of the securities offered by this prospectus that are then outstanding by tender, in the open market, by private agreement, or otherwise. However, we and our affiliates will not participate as bidders for the senior notes in any remarketing.

Description of the purchase contracts
The following description is a summary of some of the terms of the purchase contract and pledge agreement, purchase contracts and remarketing agreement. This summary, together with the summary of some of the provisions of the related documents described below, contains a description of all of the material terms of the purchase contract and pledge agreement, purchase contracts and remarketing agreement but is not necessarily complete. We refer you to the copies of those documents that have been or will be filed and incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.
Purchase of Class A common stock
Each purchase contract underlying a Corporate Unit or Treasury Unit will obligate you to purchase, and us to sell, on the purchase contract settlement date, for an amount in cash equal to the stated amount of the Corporate Unit or Treasury Unit, a number of newly issued shares of our Class A common stock equal to the “settlement rate.” If the initial remarketing attempt is not successful, then the purchase contract settlement date will be deferred for up to four quarterly periods, and the remarketing agents will attempt to remarket the notes on subsequent remarketing dates. The settlement rate for a deferred purchase contract settlement date will be the same rate as would have been used for the initial purchase contract settlement date. The settlement rate will be calculated, subject to adjustment under the circumstances described in “—Anti-dilution adjustments,” as follows:
•	If the applicable market value of our Class A common stock is equal to or greater than the threshold appreciation price of $ , the settlement rate will be shares of our Class A common stock (the “minimum settlement rate”), which is the number of shares equal to $25 divided by the threshold appreciation price.
Accordingly, if the market value for the Class A common stock increases between the date of this prospectus and the period during which the applicable market value is measured (which period will not extend beyond November 16, 2008 regardless of whether the purchase contract settlement date is deferred beyond November 16, 2008) and the applicable market value is greater than the threshold appreciation price, the aggregate market value of the shares of Class A common stock issued upon settlement of each purchase will be higher than the stated amount, assuming that the market price of the Class A common stock on the purchase contract settlement date is the same as the applicable market value of the Class A common stock. If the applicable market value is the same as the threshold appreciation price, the aggregate market value of the shares issued upon settlement will be equal to the stated amount, assuming that the market price of the Class A common stock on the purchase contract settlement date is the same as the applicable market value of the Class A common stock.
•	If the applicable market value of our Class A common stock is less than the threshold appreciation price but greater than the reference price of $ , the settlement rate will be a number of shares of our Class A common stock equal to $25 divided by the applicable market value.

Accordingly, if the market value for the Class A common stock increases between the date of this prospectus and the period during which the applicable market value is measured (which period will not extend beyond November 16, 2008 regardless of whether the purchase contract settlement date is deferred beyond November 16, 2008), but the applicable market value is less than the threshold appreciation price, the aggregate market value of the shares of Class A common stock issued upon settlement of each purchase contract will be equal to the stated amount, assuming that the market price of the Class A common stock on the purchase contract settlement date is the same as the applicable market value of the Class A common stock.
•	If the applicable market value of our Class A common stock is less than or equal to the reference price, the settlement rate will be shares of our Class A common stock (the “maximum settlement rate”), which is the number of shares equal to $25 divided by the reference price.
Accordingly, if the market value for the Class A common stock decreases between the date of this prospectus and the period during which the applicable market value is measured (which period will not extend beyond November 16, 2008 regardless of whether the purchase contract settlement date is deferred beyond November 16, 2008), and the applicable market value is less than the reference price, the aggregate market value of the shares of Class A common stock issued upon settlement of each purchase contract will be less than the stated amount, assuming that the market price on the purchase contract settlement date is the same as the applicable market value of the Class A common stock. If the applicable market value is the same as the reference price, the aggregate market value of the shares will be equal to the stated amount, assuming that the market price of the Class A common stock on the purchase contract settlement date is the same as the applicable market value of the Class A common stock.
If you elect to settle your purchase contract early in the manner described under “—Early settlement,” the number of shares of our Class A common stock issuable upon settlement of such purchase contract will be        , the minimum settlement rate, subject to adjustment as described under “—Anti-dilution adjustments.” We refer to the minimum settlement rate and the maximum settlement rate collectively as the fixed settlement rates.
The “applicable market value” means the average of the closing price per share of our Class A common stock on each of the 20 consecutive trading days ending on the third trading day immediately preceding November 16, 2008 (regardless of whether the purchase contract settlement date is deferred beyond November 16, 2008), subject to adjustment as set forth in “—Anti-dilution adjustments.” The reference price will be equal to the initial public offering price of our Class A common stock. The threshold appreciation price represents a      % appreciation over the reference price.
“Closing price” of the Class A common stock on any date of determination means the closing sale price per share (or, if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid prices and the average ask prices) of the Class A common stock on the New York Stock Exchange on that date or, if the Class A common stock is not listed for trading on the New York Stock Exchange on any such date, as reported in the composite transactions for the principal United States securities exchange on which the Class A common stock is so listed. If the Class A common stock is not so listed on a United States national or regional securities exchange, the closing price means the last closing sale price of the Class A common stock as reported by the Nasdaq National Market, or, if the Class A common stock is not so reported, the last quoted bid price for the Class A common stock in the over-the-counter market as reported by the National Quotation Bureau or similar organization. If the bid price is not available, the closing price means the market value of the Class A common stock on the date of determination as determined by a nationally recognized independent investment banking firm retained by us for this purpose.

A “trading day” means a day on which the Class A common stock
•	is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business and

•	has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Class A common stock.
We will not issue any fractional shares of Class A common stock pursuant to the purchase contracts. In lieu of fractional shares otherwise issuable (calculated on an aggregate basis) in respect of purchase contracts you are settling, you will be entitled to receive an amount of cash equal to the fraction of a share times the closing price per share of Class A common stock on the trading day immediately preceding the purchase contract settlement date.
On the purchase contract settlement date, unless:
•	you have settled the related purchase contracts prior to the purchase contract settlement date through the early delivery of cash to the purchase contract agent in the manner described under “—Early settlement” or “—Early settlement upon cash merger,”

•	you have that settled the related purchase contracts with separate cash on the third business day immediately preceding a remarketing date pursuant to prior notice given in the manner described under “—Notice to settle with cash,” or

•	an event described under “—Termination” has occurred, then, the settlement of the stock purchase contracts will occur as follows:

•	in the case of Corporate Units where the treasury portfolio has replaced the senior notes underlying the Corporate Units because of a tax event redemption, proceeds equal to the stated amount of $25 per Corporate Unit when paid at maturity of the appropriate applicable ownership interests of the treasury portfolio automatically will be applied to satisfy in full your obligation to purchase common stock under the related purchase contracts;

•	in the case of Corporate Units where there has been a successful remarketing of the senior notes on the remarketing date, the portion of the proceeds from the remarketing equal to the principal amount of the senior notes remarketed automatically will be applied to satisfy in full your obligation to purchase shares of our Class A common stock under the related purchase contracts;

•	in the case of Corporate Units where there has been a failed final remarketing of the senior notes, you will be deemed to have automatically exercised your right to put your senior notes to us on the purchase contract settlement date at a put price equal to $1,000 per senior note ($25 per applicable ownership interest) plus accrued and unpaid interest in satisfaction of such holder’s obligations to us under the related purchase contracts, thereby satisfying such obligations in full, unless, prior to 11:00 a.m., New York City time, on the second business day immediately preceding the purchase contract settlement date, you provide a written notice of an intention to settle the related purchase contract with separate cash and on or prior to the business day immediately preceding the purchase contract settlement date deliver to the collateral agent the purchase price in cash; and

•	in the case of Treasury Units, the principal amount of the related treasury securities, when paid at maturity, automatically will be applied to satisfy in full your obligation to purchase common stock under the related purchase contracts.
The common stock will then be issued and delivered to you or your designee, upon presentation and surrender of the certificate evidencing the Corporate Units or Treasury Units and payment by you of any transfer or similar taxes payable in connection with the issuance of the Class A common stock to any person other than you.
By acceptance of these securities, you will be deemed to have:
•	irrevocably agreed to be bound by the terms and provisions of the related purchase contracts and the purchase contract and pledge agreement and to have agreed to perform your obligations thereunder for so long as you remain a holder of the Corporate Units or Treasury Units; and

•	duly appointed the purchase contract agent as your attorney-in-fact to enter into and perform the related purchase contracts and purchase contract and pledge agreement on your behalf and in your name.
In addition, as a beneficial owner of Corporate Units or Treasury Units, by acceptance of the beneficial interest therein, you will be deemed to have agreed to treat:
•	yourself as the owner of the related senior notes underlying the Corporate Units, applicable ownership interests in the treasury portfolio or the treasury securities, as the case may be, and

•	the senior notes as indebtedness of the Company for all United States federal income tax purposes.
Remarketing
Senior notes underlying Corporate Units will be remarketed in the remarketing unless you elect not to participate in the remarketing by following the procedures described below under “—Notice to Settle with Cash.” In the event of a successful remarketing, the cash proceeds from that remarketing will be used to satisfy your obligation to purchase Class A common stock on the purchase contract settlement date and any remaining proceeds will be remitted to you. If you hold senior notes separately and not as part of Corporate Units, you may elect to participate in the remarketing as described below under “Description of senior notes—Optional remarketing.”
The initial “remarketing date” will be the third business day immediately preceding November 16, 2008. If this remarketing is successful, settlement will occur on November 16, 2008 (or, if such date is not a business day, settlement will occur on the following business day).
The remarketing agents will use their commercially reasonable efforts to obtain a price for the senior notes to be remarketed which results in proceeds of at least 100.5% of their aggregate principal amount, which amount will include a remarketing fee payable to the remarketing agents. Accrued and unpaid interest on the senior notes will not be paid from remarketing proceeds because each remarketing is scheduled to settle on a date that is a regular interest payment date, and therefore we will pay the scheduled interest payment on the senior notes. To obtain that price, the remarketing agents may reset the rate on the senior notes as described below. The reset rate will apply to all outstanding senior notes, whether or not the holders of such senior notes participate in the remarketing, and will become effective on the settlement date of the remarketing.

In connection with any remarketing of the notes, the remarketing agents may reset the interest rate on the notes on a floating or fixed interest rate basis, as instructed by us. The interest rate on the notes will be reset in the remarketing to whatever interest rate is necessary to induce purchasers to purchase all the notes remarketed for at least 100% if the aggregate principal amount of such senior notes.
In connection with any remarketing, we may elect, in our sole discretion, to change the stated maturity of the senior notes to any date not earlier than the second anniversary of the purchase contract settlement date and not later than the tenth anniversary of the purchase contract settlement date and to specify a date, not earlier than the second anniversary of the purchase contract settlement date, on and after which the senior notes will be redeemable at our option. In addition, we may also elect to change the interest payment dates and may add any additional financial covenants as we may determine. Any such election would take effect, upon a successful remarketing, on the purchase contract settlement date.
We will provide notice of the remarketing to the purchase contract agent, the trustee, and the record holder of senior notes (which is DTC in any event), and the purchase contract agent will give holders of Corporate Units, the trustee will give holders of separate senior notes, and we will request that DTC give its participants holding Corporate Units or separate senior notes, notice of remarketing at least seven days prior to any remarketing date. Such notice will set forth:
•	any of our proposed changes to the terms of the senior notes that will become effective upon a successful remarketing, including, if applicable, any change to the stated maturity of the senior notes, the date on and after which we will have the right to redeem the senior notes at our option, and any change to the interest payment dates;

•	the procedures you must follow if you hold your senior notes as a component of Corporate Units to elect not to participate in the remarketing and the date by which such election must be made;

•	the procedures you must follow if you hold senior notes separately to elect to participate in the remarketing as described below under “Description of senior notes—Optional remarketing,” and

•	only in the case of a remarketing for settlement on November 16, 2009 (or, if this date is not a business day, the following business day), the procedures you must follow in the event of a failed final remarketing if you hold the senior notes separately to exercise your put right with respect to your senior notes.
The remarketing agents will remit any proceeds remaining after the application of such net proceeds in satisfaction of holders’ obligations under the purchase contracts, to holders participating in the remarketing on the remarketing settlement date.
If the remarketing agents cannot remarket the senior notes on the remarketing date at a price that results in proceeds equal to at least 100.5% of the aggregate principal amount of the senior notes, then:
•	the interest rate on the senior notes will not be reset;

•	the remarketing agents will thereafter attempt to establish a new reset rate meeting the requirements described above and remarket the senior notes on subsequent remarketing dates, which will be the third business day immediately preceding February 16, 2009, May 16, 2009, August 16, 2009 and November 16, 2009;

•	the proceeds received upon maturity of the treasury securities pledged as collateral for any Treasury Units will be used to settle the applicable purchase contracts, and any remaining cash proceeds will be remitted to the holders of the Treasury Units, and any cash pledged by holders of Corporate Units choosing not to participate in the remarketing will also be used to settle the applicable purchase contracts and the purchase contract settlement date will not be further deferred with respect to these purchase contracts, regardless of whether the remarketing attempt at that time is successful; and

•	the purchase contract settlement date for all remaining purchase contract will be deferred until the next remarketing settlement date.
Any subsequent remarketing of the senior notes will settle (if successful) on the third business day following such remarketing. Any subsequent remarketings will be subject to the conditions and procedures described above, and you will have the right to elect not to participate in any subsequent remarketings with respect to your senior notes underlying Corporate Units by following the procedures described below under “—Notice to Settle with Cash.”
If the remarketing agents are unable to remarket the senior notes for settlement on or before the third business day immediately preceding November 16, 2009, a “failed final remarketing” will be deemed to have occurred. In that case:
•	The interest rate on the senior notes will not be reset and the senior notes will continue to bear cash interest at the initial rate of % per year, payable quarterly in arrears.

•	If you hold senior notes, you will have the right to put your senior notes to us at a put price equal to $1,000 per senior note ($25 per applicable ownership interest) plus accrued and unpaid interest.

•	If you hold Corporate Units, you will be deemed to have automatically exercised this put right with respect to the senior notes underlying such Corporate Units unless, prior to 11:00 a.m., New York City time, on the second business day immediately preceding the purchase contract settlement date, you provide a written notice of your intention to settle the related purchase contract with separate cash and on or prior to the business day immediately preceding the purchase contract settlement date deliver to the collateral agent the purchase price in cash. Unless you have settled the related purchase contracts with separate cash on or prior to the purchase contract settlement date, you will be deemed to have elected to apply a portion of the proceeds of the put price equal to the principal amount of the senior notes underlying such Corporate Units against your obligations to us under the related purchase contracts, thereby satisfying such obligations in full, and we will deliver to you our Class A common stock pursuant to the related purchase contracts.
We will cause notice of any unsuccessful remarketings and of a failed final remarketing to be published by a press release to any appropriate new agency, including Bloomberg Business News and the Dow Jones News Service.
We have appointed J.P. Morgan Securities Inc., Citigroup Global Markets Inc. and Goldman, Sachs & Co. as remarketing agents and, on the issuance date of the Corporate Units, will enter into a remarketing agreement with them, which provides that we may substitute any remarketing agent at least 30 calendar days prior to any remarketing date. We will covenant in the purchase contract agreement to use our commercially reasonable efforts to effect the remarketing of the senior notes as described in this prospectus. If a registration statement is required to effect the remarketing of the senior notes, we will use our commercially reasonable efforts to ensure that a registration statement covering the full principal amount of the senior notes to be remarketed will be effective in a form that will enable the remarketing agents to rely on it in connection with the remarketing process. Alternatively, we will effect such remarketing pursuant to Rule 144A under the Securities Act or any other available exemption from applicable registration requirements under the Securities Act in the judgment of our counsel and counsel to the remarketing agents. If we do not have an available registration statement and we cannot effect the remarketing in a manner exempt from the Securities Act, we will be unable to remarket the senior notes.
In connection with a remarketing, holders of senior notes that do not underlie the Corporate Units may elect to have their senior notes remarketed as described under “Description of the senior notes—Optional remarketing.”
You may elect not to participate in any remarketing and to retain the principal amount of senior notes underlying the applicable ownership interests in senior notes comprising part of your Corporate Units by (1) creating Treasury Units at any time prior to the business day preceding any remarketing date or (2) if there has not been a successful remarketing prior to the final remarketing date, notifying the purchase contract agent of your intention to pay cash to satisfy your obligation under the related purchase contracts on or prior to the second business day before a remarketing date and delivering the cash payment required under the purchase contracts to the collateral agent on or prior to the business day before a remarketing date. If you elect not to participate in any remarketing, your purchase contracts will be settled either with the proceeds received upon maturity of the treasury securities pledged as collateral for any Treasury Units (and any remaining cash proceeds will be remitted to the holders of the Treasury Units) or with the cash so delivered by holders of Corporate Units choosing not to participate in the remarketing, and the purchase contract settlement date will not be further deferred with respect to these purchase contracts, regardless of whether the remarketing attempt at that time is successful.
Early settlement
Subject to the conditions described below, you may settle the related purchase contracts in cash at any time on or prior to the second business day immediately preceding a scheduled remarketing date by presenting and surrendering the related Corporate Unit or Treasury Units certificate, if they are in certificated form, at the offices of the purchase contract agent with the form of “Election to Settle Early” on the reverse side of such certificate completed and executed as indicated, accompanied by payment to us in immediately available funds of an amount equal to
•	the stated amount times the number of purchase contracts being settled, plus

•	if the delivery is made with respect to any purchase contract during the period from the close of business on any record date next preceding any payment date to the opening of business on such payment date, an amount equal to the contract adjustment payments payable on the payment date with respect to the purchase contract, minus

•	the amount of any deferred contract adjustment payments payable by us to you on the payment date with respect to the purchase contract.
Holders of Corporate Units will not be permitted to exercise their early settlement right during any period commencing on and including the business day preceding any remarketing date and ending on and including, in the case of a successful remarketing, the purchase contract settlement date or, if the remarketing is not successful, the business day following such remarketing date.

If you hold Corporate Units, you may settle early only in integral multiples of 40 Corporate Units, except that if the treasury portfolio has replaced the senior notes underlying the Corporate Units, then you may settle early only in integral multiples of                  Corporate Units. If you hold Treasury Units, you may settle early only in integral multiples of 40 Treasury Units.
So long as the Equity Units are evidenced by one or more global security certificates deposited with DTC, procedures for early settlement will also be governed by standing arrangements between DTC and the purchase contract agent.
The early settlement right is also subject to the condition that, if required under the U.S. federal securities laws, we have a registration statement under the Securities Act of 1933 in effect covering the shares of Class A common stock and other securities, if any, deliverable upon settlement of a purchase contract. We have agreed that, if required under the U.S. federal securities laws, (1) we will use our commercially reasonable efforts to have a registration statement in effect covering those shares of Class A common stock and other securities to be delivered in respect of the purchase contracts being settled, and (2) provide a prospectus in connection therewith, in each case in a form that may be used in connection with the early settlement right.
Upon early settlement of the purchase contracts related to any Corporate Units or Treasury Units:
•	except as described below in “—Early settlement upon cash merger” you will receive the minimum settlement rate of newly issued shares of Class A common stock per Corporate Unit or Treasury Unit, subject to adjustment under the circumstances described under “—Anti-dilution adjustments,” accompanied by an appropriate prospectus if required by law,

•	the senior notes, the applicable ownership interest in the treasury portfolio or the treasury securities, as the case may be, related to the Corporate Units or Treasury Units will be transferred to you free and clear of our security interest,

•	your right to receive future contract adjustment payments and any accrued and unpaid contract adjustment payments for the period since the most recent quarterly payment date will terminate, and
•	no adjustment will be made to or for you on account of any accrued and unpaid contract adjustment payments referred to in the previous bullet.
If the purchase contract agent receives a Corporate Unit certificate, or Treasury Unit certificate if they are in certificated form accompanied by the completed “Election to Settle Early” and required immediately available funds, from you by 5:00 p.m., New York City time, on a business day and all conditions to early settlement have been satisfied, that day will be considered the settlement date. If the purchase contract agent receives the above after 5:00 p.m., New York City time, on a business day or at any time on a day that is not a business day, the next business day will be considered the settlement date.
Upon early settlement of purchase contracts in the manner described above, presentation and surrender of the certificate evidencing the related Corporate Units or Treasury Units if they are in certificated form and payment of any transfer or similar taxes payable by you in connection with the issuance of the related common stock to any person other than the holder of the Corporate Units or Treasury Units, we will cause the shares of Class A common stock being purchased to be issued, and the aggregate principal amount of senior notes underlying the applicable ownership interests in senior notes, the applicable ownership interests in the treasury portfolio or the treasury securities, as the case may be, securing the purchase contracts to be released from the pledge under the pledge agreement described in “—Pledged securities and pledge agreement” and transferred, within three business days following the settlement date, to you or your designee.

Notice to settle with cash
Unless the treasury portfolio has replaced the senior notes underlying the Corporate Units, if you hold Corporate Units, you may settle the related purchase contract with separate cash. To do so, you must notify the purchase contract agent by presenting and surrendering the Corporate Unit certificate evidencing the Corporate Unit at the offices of the purchase contract agent with the form of “Notice to Settle by Separate Cash” on the reverse side of the certificate completed and executed as indicated on or prior to 5:00 p.m., New York City time, on the fifth business day immediately preceding the purchase contract settlement date and delivering the required cash payment to the collateral agent on or prior to 11:00 a.m., New York City time, on the fourth business day immediately preceding the purchase contract settlement date.
If you have given notice of your intention to settle the related purchase contract with separate cash but fail to deliver the cash to the collateral agent on the fourth business day immediately preceding the purchase contract settlement date, your senior notes will be included in the remarketing of senior notes on the on the third business day immediately preceding the purchase contract settlement date.
The purchase contracts for which a holder has given such notice and has delivered cash will be settled with such cash and the purchase contract settlement date will not be deferred with respect to these purchase contracts, regardless of whether the remarketing attempt at that time is successful, and the senior notes will not remain pledged to secure the holder’s obligations under the purchase contracts.
Early settlement upon cash merger
Prior to the purchase contract settlement date, if we are involved in a merger in which at least 30% of the consideration for our Class A common stock consists of cash or cash equivalents, which we refer to as a cash merger, then following the cash merger, each holder of a purchase contract will have the right to accelerate and settle such contract early at the settlement rate in effect immediately prior to the closing of the cash merger, provided that at such time, if so required under the U.S. federal securities laws, there is in effect a registration statement covering the Class A common stock and other securities, if any, to be delivered in respect of the purchase contracts being settled. We refer to this right as the “merger early settlement right.”
We will provide each of the holders with a notice of the completion of a cash merger within five business days thereof. The notice will specify a date, which shall be ten days after the date of the notice but no later than five business days prior to the purchase contract settlement date by which each holder’s merger early settlement right must be exercised. The notice will set forth, among other things, the applicable settlement rate and the amount of the cash, securities and other consideration receivable by the holder upon settlement. To exercise the merger early settlement right, you must deliver to the purchase contract agent, three business days before the early settlement date, the certificate evidencing your Corporate Units or Treasury Units if they are held in certificated form, and payment of the applicable purchase price in immediately available funds.
If you exercise the merger early settlement right, we will deliver to you on the early settlement date the kind and amount of securities, cash or other property that you would have been entitled to receive if you had settled the purchase contract immediately before the cash merger at the settlement rate in effect at such time in addition to accrued and unpaid contract adjustment payments. You will also receive the senior notes, applicable ownership interests in the treasury portfolio or treasury securities underlying the Corporate Units or Treasury Units, as the case may be. If you do not elect to exercise your merger early settlement right, your Corporate Units or Treasury Units will remain outstanding and subject to normal settlement on the settlement date. We have agreed that, if required under the U.S. federal securities laws, we will use our commercially reasonable efforts to (1) have in effect a registration statement covering the Class A common stock and other securities, if any, to be delivered in respect of the purchase contracts being settled and (2) provide a prospectus in connection therewith, in each case in a form that may be used in connection with the early settlement upon a cash merger.
A holder of Corporate Units or Treasury Units may exercise the merger early settlement right only in integral multiples of 40 Treasury Units. If the treasury portfolio has replaced the senior notes underlying the Corporate Units as a result of a tax event redemption prior to the purchase contract settlement date, holders of Corporate Units may exercise the merger early settlement right only in integral multiples of                 Corporate Units.
Contract adjustment payments
Contract adjustment payments in respect of Corporate Units and Treasury Units will be fixed at a rate per year of      % of the stated amount of $25 per purchase contract. Contract adjustment payments payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. Contract adjustment payments will accrue from the date of issuance of the purchase contracts and will be payable quarterly in arrears on February 16, May 16, August 16 and November 16 of each year, commencing on November 16, 2005, subject to our right to defer the payment of the contract adjustment payments as described below.
Contract adjustment payments will be payable to the holders of purchase contracts as they appear on the books and records of the purchase contract agent at the close of business on the relevant record dates, which will be on the first day of the month in which the relevant payment date falls. These distributions will be paid through the purchase contract agent, who will hold amounts received in respect of the contract adjustment payments for the benefit of the holders of the purchase contracts relating to the Corporate Units. Subject to any applicable laws and regulations, each such payment will be made as described under “—Book-entry system.”
If any date on which contract adjustment payments are to be made on the purchase contracts related to the Corporate Units or Treasury Units is not a business day, then payment of the contract adjustment payments payable on that date will be made on the next succeeding day which is a business day, and no interest or payment will be paid in respect of the delay. However, if that business day is in the next succeeding calendar year, that payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on that payment date. A “business day” means any day other than a Saturday, Sunday or any other day on which banking institutions and trust companies in the City of New York are permitted or required by any applicable law to close.
Our obligations with respect to contract adjustment payments will be subordinated and junior in right of payment to our obligations under any of our senior indebtedness. “Senior indebtedness” with respect to the contract adjustment payments means indebtedness of any kind unless the instrument under which such indebtedness is incurred expressly provides that it is on a parity in right of payment with or subordinate in right of payment to the contract adjustment payments.
We may, at our option and upon prior written notice to the holders of the Equity Units and the purchase contract agent, defer the payment of contract adjustment payments on the related purchase contracts forming a part of the Equity Units until no later than the purchase contract settlement date; provided, however, that in an early settlement upon a cash merger or any other early settlement of the purchase contracts, we will pay deferred contract adjustment payments through the cash merger settlement date or the most recent quarterly payment date, as applicable. However, deferred contract adjustment payments would accrue additional contract adjustment payments at the rate of      % per year until paid, compounded quarterly, which is equal to the rate of total distributions on the Corporate Units (compounding on each succeeding payment date), to but excluding the earlier of the purchase contract settlement date and the date of any earlier settlement of the purchase contracts. If the purchase contracts are terminated (upon the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to Hertz), the right to receive contract adjustment payments and deferred contract adjustment payments will also terminate.
In the event that we exercise our option to defer the payment of contract adjustment payments, then, until the deferred contract adjustment payments have been paid, we will not declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to any of our capital stock provided that the foregoing will not (i) restrict us from declaring or paying our quarterly dividend and (ii) restrict any of our subsidiaries from declaring or paying any dividends, or making any distributions, to us or any of our other subsidiaries.
Anti-dilution adjustments
Each fixed settlement rate will be subject to adjustment, without duplication, upon the occurrence of certain events, including:
(a)	If we issue shares of Class A common stock as a dividend or distribution on the outstanding shares of Class A common stock, then each fixed settlement rate will be adjusted based on the following formula:

OS(1)
SR(1) = SR(0) x ________
OS(0)
where,
SR(0) =	the fixed settlement rate in effect immediately prior to such event
SR(1) =	the fixed settlement rate in effect immediately after such event
OS(0) =	the number of shares of our Class A common stock outstanding at the close of business on the date fixed for such determination
OS(1) =	the number of shares of our common stock outstanding at the close of business on the date fixed for such determination plus the total number of shares constituting such dividend or other distribution
(b)	If we issue to all holders of outstanding shares of Class A common stock of rights, warrants or options (other than pursuant to any dividend reinvestment or share purchase plans) entitling them, for a period of up to 45 days, to subscribe for or purchase shares of Class A common stock at less than the current market price thereof, then each fixed settlement rate will be adjusted based on the following formula:

OS(0) + X
SR(1) = SR(0) x __________
OS(0) + Y
where,
SR(0) =	the fixed settlement rate in effect immediately prior to such event
SR(1) =	the fixed settlement rate in effect immediately after such event

OS(0) =	the number of shares of our Class A common stock outstanding at the close of business on the date fixed for such determination
X =	the total number of shares of our Class A common stock so offered for subscription or purchase
Y =	the number of shares of our Class A common stock which the aggregate of the offering price of the total number of shares of our Class A common stock so offered for subscription or purchase would purchase at the current market price
(c)	Subdivisions and splits of shares of Class A common stock, in which event each fixed settlement rate will be proportionately increased, and, conversely, if outstanding shares of our Class A common stock are combined into a smaller number of shares of our Class A common stock, each fixed settlement rate in effect at the opening of business on the day following the day upon which such combination becomes effective will be proportionately decreased.

(d)	If we distribute evidences of our indebtedness, shares of capital stock, securities, cash or property (excluding any dividend or distribution covered by clause (a) or (b) above and any dividend or distribution paid exclusively in cash covered by clause (e) below) to all holders of outstanding shares of Class A common stock, then each fixed settlement rate will be adjusted based on the following formula:

SP(0)
SR(1) = SR(0) x _______________
SP(0) — FMV
where,
SR(0) =	the fixed settlement rate in effect immediately prior to such distribution
SR(1) =	the fixed settlement rate in effect immediately after such distribution
SP(0) =	the current market price of our Class A common stock
FMV =	the fair market value, as determined by our board of directors, of the portion of the distribution applicable to one share of Class A common stock
With respect to an adjustment pursuant to this clause (d) where there has been a distribution to all holders of our Class A common stock consisting of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, each fixed settlement rate in effect immediately before the close of business on the record date fixed for determination of shareholders entitled to receive the distribution will be adjusted based on the following formula:

FMV + MP(0)
SR(1) = SR(0) x _______________
MP(0)
where,
SR(0) =	the fixed settlement rate in effect immediately prior to such distribution

SR(1) =	the fixed settlement rate in effect immediately after such distribution
FMV =	the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our Class A common stock applicable to one share of our Class A common stock for the ten trading days commencing on and including the fifth trading day after the “ex-date” for such distribution
MP(0) =	the average of the last reported sale prices of our Class A common stock for the ten trading days commencing on and including the fifth trading day after the “ex-date” for such distribution
(e)	If we make a distribution consisting exclusively of cash to all holders of our Class A common stock, excluding (1) any cash dividend on our Class A common stock to the extent that the aggregate cash dividend per share of Class A common stock in any quarter does not exceed (i) $ in any fiscal quarter in the case of a quarterly dividend or (ii) $ in the prior twelve months in the case of an annual dividend (each such number, the “dividend threshold amount”) (the dividend threshold amount is subject to adjustment on an inversely proportional basis whenever fixed settlement rates are adjusted, provided that no adjustment will be made to the dividend threshold amount for any adjustment made to each fixed settlement rate pursuant to this clause (e)), and (2) any dividend or distribution in connection with our liquidation, dissolution or termination, then each fixed settlement rate will be adjusted based on the following formula:

SP(0)
SR(1) = SR(0) x __________
SP(0) – C
where,
SR(0) =	the fixed settlement rate in effect immediately prior to the record date for such distribution
SR(1) =	the fixed settlement rate in effect immediately after the ex dividend date for such distribution
SP(0) =	the current market price of our Class A common stock
C =	the amount per share of such dividend or distribution in excess of the dividend threshold
(f)	If we or any of our subsidiaries successfully completes a tender or exchange offer for our Class A common stock to the extent that the cash and the value of any other consideration included in the payment per share of Class A common stock exceeds % of the average of the closing price of our Class A common stock for each of the five consecutive trading days next succeeding the last date on which tenders or exchanges may be made under such tender or exchange offer, then each fixed settlement rate will be adjusted based on the following formula:

AC + (SP(1) x OS(1))
SR(1) = SR(0) x ___________________
SP(1) x OS(0)

where,
SR(0) =	the fixed settlement rate in effect on the date such tender offer or exchange offer expires
SR(1) =	the fixed settlement rate in effect on the day next succeeding the date such tender offer or exchange offer expires
AC =	the fair market value, as determined by our board of directors, of the aggregate consideration payable for all shares of our Class A common stock that we purchase in such tender or exchange offer
OS(0) =	the number of shares of our Class A common stock outstanding, including any such purchased shares
OS(1) =	the number of shares of our Class A common stock outstanding less any such purchased shares
SP(1) =	the closing price of our common stock on the trading day next succeeding the expiration of the tender or exchange offer
The “current market price” per share of Class A common stock on any day means to average of the daily closing prices on each of the 20 consecutive trading days ending the earlier of the day in question and the day before the “ex date” with respect to the issuance or distribution requiring the computation.
The term “ex date,” when used with respect to any issuance or distribution, will mean the first date on which the Class A common stock trades regular way on the applicable exchange or in the applicable market without the right to receive the issuance or distribution.
Notwithstanding the foregoing anti-dilution adjustments, we will not make any adjustments to the fixed settlement rates for any of the cash or Class A common stock dividends to be paid to Ford in connection with this offering or the concurrent public offering of shares of our Class A common stock.
We currently do not have a rights plan with respect to any common stock. To the extent that we have a rights plan in effect upon settlement of a purchase contract, you will receive, in addition to the Class A common stock, the rights under the rights plan, unless, prior to any settlement of a purchase contract, the rights have separated from the Class A common stock, in which case each fixed settlement rate will be adjusted at the time of separation as if we made a distribution to all holders of our Class A common stock as described in clause (d) above.
In the case of certain reclassifications, consolidations, mergers, sales or transfers of assets or other transactions that cause our Class A common stock to be converted into the right to receive other securities, cash or property, each purchase contract then outstanding would, without the consent of the holders of the related Corporate Units or Treasury Units, as the case may be, become a contract to purchase such other securities, cash and property instead of our Class A common stock. Upon the occurrence of any such transaction, on the purchase contract settlement date the settlement rate then in effect will be applied to the value, on the purchase contract settlement date, of the securities, cash or property a holder of one share of our Class A common stock would have received when such transaction occurred.
If at any time we make a distribution of property to our stockholders that would be taxable to the stockholders as a dividend for United States federal income tax purposes (i.e., distributions out of our current or accumulated earnings and profits or distributions of evidences of indebtedness or assets, but generally not stock dividends or rights to subscribe for capital stock) and, pursuant to the fixed settlement rate adjustment provisions of the purchase contract and pledge agreement, the settlement rate is increased, this increase will likely give rise to a taxable dividend to holders of Corporate Units or Treasury Units; certain other adjustments to the settlement rate may also give rise to a taxable dividend to holders of Corporate Units or Treasury Units, see “United States federal income tax consequences—U.S. holders—Purchase contracts—Adjustment to settlement rate” in this prospectus.
In addition, we may make increases in each fixed settlement rate as our board of directors deems advisable to avoid or diminish any income tax to holders of our capital stock resulting from any dividend or distribution of capital stock (or rights to acquire capital stock) or from any event treated as such for income tax purposes or for any other reasons. We may only make such a discretionary adjustment if we make the same proportionate adjustment to each fixed settlement rate.
Adjustments to each fixed settlement rate will be calculated to the nearest 1/10,000th of a share.
We will be required, within ten business days following the adjustment to each fixed settlement rate, to provide written notice to the purchase contract agent of the occurrence of the adjustment and a statement in reasonable detail setting forth the method by which the adjustment to each fixed settlement rate was determined and setting forth the revised settlement rate.
Each adjustment to each fixed settlement rate will result in a corresponding adjustment to the number of shares of Class A common stock issuable upon early settlement upon cash merger or upon early settlement of a purchase contract. Each adjustment to each fixed settlement rate will also result in an adjustment to the applicable market value solely for purposes of determining which of the three clauses of the definition of the settlement rate will apply on the purchase contract settlement date.
Termination
The purchase contracts, and our rights and obligations and the rights and obligations of the holders of the Corporate Units and Treasury Units under the purchase contracts, including the right and obligation to purchase shares of Class A common stock and the right to receive accrued contract adjustment payments, will immediately and automatically terminate, without any further action, upon the occurrence of our bankruptcy, insolvency or reorganization. In the event of such a termination of the purchase contracts as a result of our bankruptcy, insolvency or reorganization, holders of the purchase contracts will not have a claim in bankruptcy under the purchase contract with respect to our issuance of shares of Class A common stock or the right to receive contract adjustment payments.
Upon any termination, the collateral agent will release the aggregate principal amount of senior notes underlying the applicable ownership interests in senior notes, the applicable ownership interests in the treasury portfolio or the treasury securities, as the case may be, held by it to the purchase contract agent for distribution to the holders, subject, in the case of the applicable ownership interests in the treasury portfolio or the treasury securities, to the purchase contract agent’s disposition of the subject securities for cash, and the payment of this cash to the holders, to the extent that the holders would otherwise have been entitled to receive less than $1,000 principal amount or interest, as the case may be, at maturity of any such security. Upon any termination, however, the release and distribution may be subject to a delay. In the event that we become the subject of a case under the U.S. Bankruptcy Code, the delay may occur as a result of the automatic stay under the U.S. Bankruptcy Code and continue until the automatic stay has been lifted.
If the holder’s purchase contract is terminated as a result of our bankruptcy, insolvency or reorganization, such holder will have no right to receive any accrued contract adjustment payments.

Pledged securities and the purchase contract and pledge agreement
Pledged securities will be pledged to us through the collateral agent, for our benefit, pursuant to the purchase contract and pledge agreement to secure the obligations of holders of Corporate Units and Treasury Units to purchase shares of Class A common stock under the related purchase contracts. The rights of holders of Corporate Units and Treasury Units to the related pledged securities will be subject to our security interest created by the purchase contract and pledge agreement.
No holder of Corporate Units or Treasury Units will be permitted to withdraw the pledged securities related to the Corporate Units or Treasury Units from the pledge arrangement except:
•	to substitute treasury securities for the related senior notes as provided for under “Description of the Equity Units—Creating Treasury Units,”

•	to substitute senior notes for the related treasury securities, as provided for under “Description of the Equity Units—Recreating Corporate Units,” or

•	upon the termination, cash settlement or early settlement of the related purchase contracts.
Subject to the security interest and the terms of the purchase contract and pledge agreement, each holder of Corporate Units, unless the treasury portfolio has replaced the senior notes underlying the Corporate Units, will be entitled through the purchase contract agent and the collateral agent to all of the proportional rights of the related senior notes, including voting and redemption rights. Each holder of Treasury Units and each holder of Corporate Units, if the treasury portfolio has replaced the senior notes underlying the Corporate Units, will retain beneficial ownership of the related treasury securities or the applicable ownership interests in the treasury portfolio, as applicable, pledged in respect of the related purchase contracts. We will have no interest in the pledged securities other than our security interest.
Except as described in “Certain provisions of the purchase contracts and the purchase contract and pledge agreement—General,” the collateral agent will, upon receipt, if any, of payments on the pledged securities, distribute the payments to the purchase contract agent, which will in turn distribute those payments, together with contract adjustment payments received from us, to the persons in whose names the related Corporate Units or Treasury Units are registered at the close of business on the record date immediately preceding the date of payment.
Book-entry system
The Depository Trust Company, which we refer to along with its successors in this capacity as the depositary, will act as securities depositary for the Corporate Units and Treasury Units. The Corporate Units and Treasury Units will be issued only as fully registered securities registered in the name of Cede & Co., the depositary’s nominee. One or more fully registered global security certificates, representing the total aggregate number of Corporate Units and Treasury Units, will be issued and will be deposited with the depositary and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.
The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the Corporate Units or the Treasury Units so long as the Corporate Units or the Treasury Units are represented by global security certificates.

The depositary is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. The depositary holds securities that its participants deposit with the depositary. The depositary also facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The depositary is owned by a number of its direct participants and by the New York Stock Exchange, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the depositary’s system is also available to others, including securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a direct participant either directly, or indirectly. The rules applicable to the depositary and its participants are on file with the SEC.
We will issue the Corporate Units and Treasury Units in definitive certificated form if the depositary notifies us that it is unwilling or unable to continue as depositary or the depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, and a successor depositary is not appointed by us within 90 days. In addition, beneficial interests in a global security certificate may be exchanged for definitive certificated Corporate Units or Treasury Units upon request by or on behalf of the depositary in accordance with customary procedures. The purchase contract and pledge agreement permits us to determine at any time and in our sole discretion that Corporate Units or Treasury Units shall no longer be represented by global certificates. DTC has advised us that, under its current practices, it would notify its participants of our request, but will only withdraw beneficial interests from the global certificates at the request of each DTC participant. We would issue definitive certificates in exchange for any beneficial interests withdrawn. Any global Corporate Unit or Treasury Unit, or portion thereof, that is exchangeable pursuant to this paragraph will be exchangeable for Corporate Unit or Treasury Unit certificates, as the case may be, registered in the names directed by the depositary. We expect that these instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global security certificates.
As long as the depositary or its nominee is the registered owner of the global security certificates, the depositary or its nominee, as the case may be, will be considered the sole owner and holder of the global security certificates and all Corporate Units or Treasury Units represented by these certificates for all purposes under the Corporate Units or Treasury Units and the purchase contract and pledge agreement. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates
•	will not be entitled to have such global security certificates or the Corporate Units or Treasury Units represented by these certificates registered in their names,

•	will not receive or be entitled to receive physical delivery of Corporate Unit or Treasury Unit certificates in exchange for beneficial interests in global security certificates, and

•	will not be considered to be owners or holders of the global security certificates or any Corporate Units or Treasury Units represented by these certificates for any purpose under the Corporate Units or Treasury Units or the purchase contract and pledge agreement.

All payments on the Corporate Units or Treasury Units represented by the global security certificates and all transfers and deliveries of related senior notes, treasury portfolio, treasury securities and shares of Class A common stock will be made to the depositary or its nominee, as the case may be, as the holder of the securities.
Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with the depositary or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Procedures for settlement of purchase contracts on the purchase contract settlement date or upon early settlement will be governed by arrangements among the depositary, participants and persons that may hold beneficial interests through participants designed to permit settlement without the physical movement of certificates. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the depositary from time to time. None of us, the purchase contract agent or any agent of ours or of the purchase contract agent will have any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of the depositary’s records or any participant’s records relating to these beneficial ownership interests.
Although the depositary has agreed to the foregoing procedures in order to facilitate transfer of interests in the global security certificates among participants, the depositary is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. We will not have any responsibility for the performance by the depositary or its direct participants or indirect participants under the rules and procedures governing the depositary.
The information in this section concerning the depositary and its book-entry system has been obtained from sources that we believe to be reliable, but we have not attempted to verify the accuracy of this information.

Certain provisions of the purchase contracts and
the purchase contract and pledge agreement
The following description is a summary of some of the other terms of the purchase contract and pledge agreement and purchase contracts. This summary, together with the summary of some of the provisions of these documents provided above, contains a description of all of the material terms of the purchase contract and pledge agreement and purchase contracts but is not necessarily complete. We refer you to the copies of those documents that have been or will be filed and incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.
General
Except as described in “Description of the purchase contracts—Book-entry system,” payments on the Equity Units will be made, purchase contracts (and documents relating to the Corporate Units, Treasury Units and purchase contracts) will be settled, and transfers of the Corporate Units and Treasury Units will be registrable, at the office of the purchase contract agent in the Borough of Manhattan, The City of New York. In addition, if the Corporate Units and Treasury Units do not remain in book-entry form, payment on the Equity Units may be made by check mailed to the address of the holder entitled to payment as shown on the security register.
Shares of Class A common stock will be delivered on the purchase contract settlement date (or earlier upon early settlement), or, if the purchase contracts have terminated, the related pledged securities will be delivered (potentially after a delay as a result of the imposition of the automatic stay under the U.S. Bankruptcy Code, see “Description of the purchase contracts—Termination”) at the office of the purchase contract agent upon presentation and surrender of the applicable certificate.
If you fail to present and surrender the certificate evidencing the Corporate Units or Treasury Units to the purchase contract agent on or prior to the purchase contract settlement date, the shares of Class A common stock issuable upon settlement of the related purchase contract will be registered in the name of the purchase contract agent. The shares, together with any distributions, will be held by the purchase contract agent as agent for your benefit until the certificate is presented and surrendered or you provide satisfactory evidence that the certificate has been destroyed, lost or stolen, together with any indemnity that may be required by the purchase contract agent and us.
If the purchase contracts terminate prior to the purchase contract settlement date, the related pledged securities are transferred to the purchase contract agent for distribution to the holders, and if a holder fails to present and surrender the certificate evidencing the holder’s Corporate Units or Treasury Units to the purchase contract agent, the related pledged securities delivered to the purchase contract agent and payments on the pledged securities will be held by the purchase contract agent as agent for the benefit of the holder until the applicable certificate is presented or the holder provides the evidence and indemnity described above.
The purchase contract agent will have no obligation to invest or to pay interest on any amounts held by the purchase contract agent pending payment to any holder.
No service charge will be made for any registration of transfer or exchange of the Corporate Units or Treasury Units, except for any tax or other governmental charge that may be imposed in connection with a transfer or exchange.

Modification
The purchase contract and pledge agreement will contain provisions permitting us, the purchase contract agent and the collateral agent, to modify the purchase contract and pledge agreement without the consent of the holders for any of the following purposes:

•	to evidence the succession of another person to our obligations;

•	to evidence and provide for the acceptance of appointment of a successor purchase contract agent or a successor collateral agent or securities intermediary;

•	to add to the covenants for the benefit of holders or to surrender any of our rights or powers under those agreements;

•	to make provision with respect to the rights of holders pursuant to adjustments in the settlement rate due to consolidations, mergers or other reorganization events;

•	to cure any ambiguity, to correct or supplement any provisions that may be inconsistent, provided that any such amendment made solely to conform the provisions of the purchase contract and pledge agreement to this prospectus will be deemed not to adversely affect the interests of holders; and

•	to make any other provisions with respect to such matters or questions, provided that such action shall not materially adversely affect the interest of the holders.

The purchase contract and pledge agreement will contain provisions permitting us, the purchase contract agent and the collateral agent, with the consent of the holders of not less than a majority of the purchase contracts at the time outstanding to modify the terms of the purchase contracts or the purchase contract and pledge agreement. Without the consent of the holder of each outstanding purchase contract affected by the modification, however, no such modification may:

•	change any payment date;

•	impair the right of the holder of any pledged securities to receive distributions on the pledged securities or otherwise adversely affect the holder’s rights in or to the pledged securities;

•	change the place or currency of payment or reduce any contract adjustment payments;

•	impair the right to institute suit for the enforcement of the purchase contract or payment of any contract adjustment payments;

•	reduce the number of shares of Class A common stock purchasable under the purchase contract, increase the price to purchase shares of Class A common stock upon settlement of the purchase contract, change the purchase contract settlement date or the right to early settlement or otherwise adversely affect the holder’s rights under the purchase contract; or

•	reduce the above-stated percentage of outstanding purchase contracts the consent of the holders of which is required for the modification or amendment of the provisions of the purchase contracts or the purchase contract and pledge agreement.

If any amendment or proposal referred to above would adversely affect only the Corporate Units or the Treasury Units, then only the affected class of holders will be entitled to vote on the amendment or proposal, and the amendment or proposal will not be effective except with the consent of the holders of not less than a majority of the affected class or of all of the holders of the affected classes, as applicable.
No consent to assumption
Each holder of Corporate Units or Treasury Units, by acceptance of these securities, will under the terms of the purchase contract and pledge agreement and the Corporate Units or Treasury Units, as applicable, be deemed expressly to have withheld any consent to the assumption (i.e., affirmance) of the related purchase contracts by us or our trustee if we become the subject of a case under the U.S. Bankruptcy Code or other similar state or federal law provision for reorganization or liquidation.
Consolidation, merger, sale or conveyance
We will covenant in the purchase contract and pledge agreement that we will not merge with and into, consolidate with or convert into any other entity or sell, assign, transfer, lease or convey all or substantially all of our properties and assets to any person or entity, unless (1) the successor entity is an entity organized and existing under the laws of the United States of America or a U.S. state or the District of Columbia and that entity expressly assumes our obligations under the purchase contracts, the purchase contract and pledge agreement and the remarketing agreement and (2) the successor entity is not, immediately after the merger, consolidation, conversion, sale, assignment, transfer, lease or conveyance, in default of its payment obligations under the purchase contracts, the purchase contract and pledge agreement and the remarketing agreement or in material default in the performance of any other covenants under these agreements.
Title
We, the purchase contract agent and the collateral agent may treat the registered owner of any Corporate Units or Treasury Units as the absolute owner of the Corporate Units or Treasury Units for the purpose of making payment and settling the related purchase contracts and for all other purposes.
Replacement of Equity Unit certificates
In the event that physical certificates have been issued, any mutilated Corporate Unit or Treasury Unit certificate will be replaced by us at the expense of the holder upon surrender of the certificate to the purchase contract agent. Corporate Unit or Treasury Unit certificates that have been destroyed, lost or stolen will be replaced by us at the expense of the holder upon delivery to us and the purchase contract agent of evidence of their destruction, loss or theft satisfactory to us and the purchase contract agent. In the case of a destroyed, lost or stolen Corporate Unit or Treasury Unit certificate, security and/or an indemnity satisfactory to the purchase contract agent and us may be required at the expense of the holder of the Corporate Units or Treasury Units evidenced by the certificate before a replacement will be issued.
Notwithstanding the foregoing, we will not be obligated to issue any Corporate Unit or Treasury Unit certificates on or after the business day immediately preceding the purchase contract settlement date (or after early settlement) or after the purchase contracts have terminated. The purchase contract and pledge agreement will provide that, in lieu of the delivery of a replacement Corporate Unit or Treasury Unit certificate following the purchase contract settlement date, the purchase contract agent, upon delivery of the evidence and security or indemnity described above, will deliver the shares of Class A common stock issuable pursuant to the purchase contracts included in the Corporate Units or Treasury Units evidenced by the certificate, or, if the purchase contracts have terminated prior to the purchase contract settlement date, transfer the pledged securities included in the Corporate Units or Treasury Units evidenced by the certificate.

Governing law
The purchase contract and pledge agreement and the purchase contracts will be governed by, and construed in accordance with, the laws of the State of New York.
Information concerning the purchase contract agent
The Bank of New York will be the purchase contract agent. The purchase contract agent will act as the agent for the holders of Corporate Units and Treasury Units from time to time. The purchase contract and pledge agreement will not obligate the purchase contract agent to exercise any discretionary actions in connection with a default under the terms of the Corporate Units and Treasury Units or the purchase contract and pledge agreement.
The purchase contract and pledge agreement will contain provisions limiting the liability of the purchase contract agent. The purchase contract and pledge agreement will contain provisions under which the purchase contract agent may resign or be replaced. This resignation or replacement would be effective upon the acceptance of appointment by a successor.
The Bank of New York maintains commercial banking relationships with us and is an underwriter in this offering.
Information concerning the collateral agent
                will be the collateral agent. The collateral agent will act solely as our agent and will not assume any obligation or relationship of agency or trust for or with any of the holders of the Corporate Units or Treasury Units except for the obligations owed by a pledgee of property to the owner of the property under the pledge agreement and applicable law.
The purchase contract and pledge agreement will contain provisions limiting the liability of the collateral agent. The purchase contract and pledge agreement will contain provisions under which the collateral agent may resign or be replaced. This resignation or replacement would be effective upon the acceptance of appointment by a successor.
Miscellaneous
The purchase contract and pledge agreement will provide that we will pay all fees and expenses other than underwriters’ expenses (including counsel) related to the offering of the Corporate Units, the retention of the collateral agent and the enforcement by the purchase contract agent of the rights of the holders of the Equity Units.
Should you elect to substitute the related pledged securities, create Treasury Units or recreate Corporate Units, you shall be responsible for any fees or expenses payable in connection with that substitution, as well as any commissions, fees or other expenses incurred in acquiring the pledged securities to be substituted, and we shall not be responsible for any of those fees or expenses.

Description of the senior notes
The following description is a summary of some of the terms of our senior notes. This summary, together with the summary of some of the provisions of the related documents described below, contains a description of all of the material terms of the senior notes but is not necessarily complete. We refer you to the copies of those documents that have been or will be filed and incorporated by reference as exhibits to the registration statement of which this prospectus forms a part and to the Trust Indenture Act.
General
The senior notes will be issued under an indenture dated as of March 16, 2001 between us and The Bank of New York, as indenture trustee, as amended and supplemented by supplemental indenture No. 1, to be dated as of      , 2005 between us and the indenture trustee (as so amended and supplemented, the “indenture”).
The senior notes will be senior debt securities that will be our direct, unsecured obligations and will rank without preference or priority among themselves and equally with all of our existing and future unsecured senior indebtedness. The senior notes initially will be issued in an aggregate principal amount equal to $ .
The senior notes will not be subject to a sinking fund provision and will not be subject to defeasance. Unless a tax event redemption occurs, the entire principal amount of the senior notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on November 16, 2015; provided, however, that in connection with any remarketing of the senior notes, we may elect, in our sole discretion, to change the stated maturity of the senior notes to any date not earlier than the second anniversary of the purchase contract settlement date and not later than the tenth anniversary of the purchase contract settlement date. Additionally, in connection with any remarketing, we may elect to add optional redemption provisions to the terms of the senior notes, provided that the senior notes will not be redeemable at our option prior to the second anniversary of the purchase contract settlement date. We may also elect to change the interest payment dates and may add any additional financial covenants as we may determine. Any such election would take effect, upon a successful remarketing, on the purchase contract settlement date.
In the event of a failed final remarketing (i.e., the senior notes are not successfully remarketed on or prior to November 16, 2009), the maturity of the senior notes will remain November 16, 2015, the Company has the right to redeem the senior notes on any date on or after November 16, 2011, and the holders of senior notes will have a right to put their senior notes to us at a put price equal to $1,000 per senior note ($25 per applicable ownership interest) plus accrued and unpaid interest. The holders of senior notes underlying a Corporate Unit will have a right to put their senior notes to us on the purchase contract settlement date and the holders of senior notes that are not part of a Corporate Unit will have a right to put their senior notes to us on the 23rd business day after the failed final remarketing.
The indenture trustee will initially be the security registrar and the paying agent for the senior notes. Senior notes forming a part of the Corporate Units will be issued in certificated form, will be in denominations of $1,000 and integral multiples of $1,000, without coupons, and may be transferred or exchanged, without service charge but upon payment of any taxes or other governmental charges payable in connection with the transfer or exchange, at the office described below; provided, however, that upon the release by the collateral agent of senior notes underlying the applicable ownership interests in senior notes pledged to secure the Corporate Units holders’ obligations under the related purchase contracts (other than any release of the senior notes in connection with the creation of Treasury Units, an early settlement with separate cash, an early settlement upon a cash merger, or a remarketing, each as described under “Description of purchase contracts”) the senior notes will be issuable in denominations of $25 and integral multiples thereof. Payments on senior notes issued as a global security will be made to the depositary or a successor depositary. Principal and interest with respect to certificated notes will be payable, the transfer of the senior notes will be registrable and senior notes will be exchangeable for notes of a like aggregate principal amount in denominations of $1,000 and integral multiples of $1,000 (unless senior notes have previously been issued in denominations of $25 and integral multiples thereof, in which case senior notes will be exchangeable for a like aggregate principal amount in denominations of $25 and integral multiples of $25), at the office or agency maintained by us for this purpose in The City of New York. We have initially designated the corporate trust office of the indenture trustee as that office. However, at our option, payment of interest may be made by check mailed to the address of the holder entitled to payment or by wire transfer to an account appropriately designated by the holder entitled to payment.
While the covenants contained in the indenture may provide limited protection to holders of senior notes in the event of a highly leveraged transaction involving us, the indenture does not prohibit the incurrence of additional senior, senior subordinated or junior subordinated debt. Subject to certain exceptions described below under “—Limitations on secured debt,” outstanding senior notes and other qualified indebtedness shall be secured equally and ratably, subject to applicable priorities of payment, with any additional secured debt incurred by us. (Section 1004)
Ranking
The senior notes will rank on a parity with our other senior debt securities.
Interest
Each senior note will bear interest initially at the rate of      % per year from the original issuance date to, but excluding, the reset effective date or, if no successful remarketing of the senior notes occurs, November 16, 2015. On or prior to the reset effective date, interest payments will be payable quarterly in arrears on each February 16, May 16, August 16 and November 16, each a “quarterly interest payment date,” commencing November 16, 2005. In addition, if the reset effective date falls on a day that is not also a quarterly interest payment date, holders of senior notes will receive on such reset effective date a payment of accrued and unpaid interest from the most recent quarterly interest payment date to, but excluding, such reset effective date.
The applicable interest rate on the senior notes will be reset to the reset rate upon successful remarketing as described above under “Description of the purchase contracts—Remarketing.” The reset rate will become effective on the reset effective date, which is three business days immediately following a successful remarketing. Following a successful remarketing of the senior notes, the senior notes will bear interest from the reset effective date at the reset rate to, but excluding, November 16, 2015 or, if the maturity of the senior notes is adjusted on the remarketing date, such adjusted maturity date. From the reset effective date, interest payments on all senior notes will be paid either monthly, quarterly or semi-annually, to be determined by us at the time of the remarketing, in arrears. Such interest payments will include interest accrued from and including the immediately preceding interest payment date or, in the case of the first interest payment date following the reset effective date, from the reset effective date.

If no successful remarketing of the senior notes occurs, the interest rate on the senior notes will not be reset and interest payments on all senior notes will remain payable quarterly in arrears on the original quarterly interest payment dates.
The amount of interest payable on the senior notes for any period will be computed (1) for any full monthly, quarterly or semi-annual period, as applicable, on the basis of a 360-day year of twelve 30-day months and (2) for any period shorter than a full quarterly or semi-annual period, as applicable, on the basis of a 30-day month and, for any period less than a month, on the basis of the actual number of days elapsed per 30-day month. In the event that any date on which interest is payable on the senior notes is not a business day, then payment of the interest payable on such date will be made on the next day that is a business day (and without any interest or other payment in respect of any such delay), except that, if such business day is in the next calendar year, then such payment will be made on the preceding business day.
Market reset rate
Unless a tax event redemption has occurred, the interest rate on the senior notes will be reset on the date of a successful remarketing and the reset rate will become effective on the purchase contract settlement date. The reset rate will be the interest rate determined by the remarketing agents as the rate the senior notes should bear in order for the senior notes underlying the Corporate Units to have an approximate aggregate market value on the remarketing date of 100.5% of the aggregate principal amount of the senior notes being remarketed. The interest rate on the senior notes will not be reset if there is not a successful remarketing. Any reset rate may not exceed the maximum rate, if any, permitted by applicable law.
If the senior notes are not successfully remarketed, the interest rate will not be reset and the senior notes will continue to bear interest at the initial annual interest rate of      %.
Optional remarketing
Under the remarketing agreement, on or prior to the fifth business day immediately preceding any remarketing date holders of senior notes not held as part of any Corporate Units may elect to have their senior notes included in the remarketing and remarketed in the same manner and at the same price as the senior notes underlying Corporate Units by delivering their senior notes along with a notice to the collateral agent. The collateral agent will hold these senior notes in an account separate from the collateral account in which the securities pledged to secure the holders’ obligations under the purchase contracts will be held. Holders of the senior notes electing to have their senior notes remarketed will also have the right to withdraw that election on or prior to the fifth business day immediately preceding any remarketing date.
If the remarketing is successful, the remarketing agents will remit to the collateral agent the remaining portion of the proceeds for payment to such participating holders.
If the remarketing agents cannot remarket the senior notes on any remarketing date, the remarketing agents will promptly return the senior notes to the collateral agent for release to the holders.
Holders of Treasury Units that are also holders of senior notes that are not part of the Corporate Units may also participate in any remarketing by recreating Corporate Units from their Treasury Units at any time on or prior to the second business day immediately prior to the applicable remarketing date.

Put option upon a failed final remarketing
Upon a failed final remarketing, holders of all senior notes will have the right to put their senior notes to us at a put price equal to $1,000 per senior note ($25 per applicable ownership interest) plus accrued and unpaid interest. Holders of senior notes underlying a Corporate Unit Holders of senior notes underlying any Corporate Unit will have a right to put their senior notes to us on the purchase contract settlement date after a failed final remarketing and will be deemed to have exercised such put right as described under “Description of purchase contracts – Remarketing,” unless they settle the related purchase contracts with separate cash. Holders of senior notes that are not part of a Corporate Unit may exercise their put right upon a failed final remarketing by providing written notice within 20 business days after the failed final remarketing, and the put price will be paid to such holder on the 23rd business day after the failed final remarketing.
Limitations on mergers
The indentures provides that we may not consolidate with, merge into, or sell, convey or transfer our properties and assets substantially as an entirety to, another person, if, as a result of such action, any property owned by us or a Restricted Subsidiary immediately prior to such action would become subject to any Security Interest, unless:

•	the senior notes (equally and ratably with any of our other indebtedness then entitled to such Security Interest) shall be secured by a prior lien on such property, or

•	such Security Interest would otherwise be permitted under the indentures. (Section 803)

Limitations on secured debt
The indenture provides that we will not at any time create, incur, assume or guarantee, and will not cause, suffer or permit a Restricted Subsidiary to create, incur, assume or guarantee, any Secured Debt without making effective provisions whereby the debt securities then outstanding under the indenture and any other indebtedness of or guaranteed by us or such Restricted Subsidiary then entitled to such guarantee, subject to                  applicable priorities of payment, shall be secured by the Security Interest securing such Secured Debt equally and ratably with any and all other obligations and indebtedness so secured (subject, however, to applicable priorities of payment) so long as such Secured Debt remains outstanding; provided, however, that the foregoing prohibition will not apply to:

(a)	any Security Interest in favor of us or a Restricted Subsidiary;

(b)	Security Interests existing on March 16, 2001;

(c)	Security Interests existing on property at the time it is acquired by us or a Restricted Subsidiary, provided such Security Interest is limited to all or part of the property so acquired;

(d)	(i) any Security Interest existing on the property of or on the outstanding shares or indebtedness of a corporation at the time such corporation shall become a Restricted Subsidiary, or (ii) subject to the provisions referred to above under “Limitations on mergers,” any Security Interest on property of a corporation existing at the time such corporation is merged into or consolidated with us or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of a corporation as an entirety or substantially as an entirety to us or a Restricted Subsidiary, provided, in each such case, that such Security Interest does not extend to any property owned prior to such transaction by us or any Restricted Subsidiary which was a Restricted Subsidiary prior to such transaction;

(e)	mechanics’, materialmen’s, carriers’ or other like liens, arising in the ordinary course of business;

(f)	certain tax liens or assessments, and certain judgment liens;

(g)	certain Security Interests in favor of the United States of America or any state or any agency of the United States of America;

(h)	Security Interests on Business Equipment;

(i)	in the case of property (other than Rental Equipment) acquired after March 16, 2001 by us or any Restricted Subsidiary, any Security Interest which secures an amount not in excess of the purchase price or fair value of such property at the time of acquisition, whichever, in our opinion, shall be less, provided that such Security Interest is limited to the property so acquired;

(j)	Security Interests on properties financed through tax-exempt municipal obligations, provided that such Security Interest is limited to the property so financed; or

(k)	any refunding, renewal, extension or placement (or successive refunding, renewals, extensions, or replacements), in whole or in part, of any Security Interest referred to in the foregoing clauses (a) through (j), provided that the principal amount of indebtedness secured in such refunding, renewal, extension or replacement does not exceed that secured at the time by such Security Interest and that such renewal, refunding, extension or replacement of such Security Interest is limited to all or part of the same property subject to the Security Interest being refunded, renewed, extended or replaced.

Notwithstanding the foregoing provisions, we and any one or more Restricted Subsidiaries may issue, assume, or guarantee Secured Debt which would otherwise be subject to the foregoing restrictions in an aggregate amount which, together with all other Secured Debt of ours and of our Restricted Subsidiaries that would otherwise be subject to the foregoing restrictions (not including Secured Debt permitted to be secured under subparagraphs (a) through (k) above), and the aggregate value of the Sale and Leaseback Transactions in existence at such time (not including Sale and Leaseback Transactions the proceeds of which have been or will be applied in accordance with subsection (b) under “Limitations on sale and leaseback transactions” below), do not at the time of incurrence exceed 10% of Consolidated Net Worth and Subordinated Debt (as defined in the indenture). (Section 1004)
Limitations on sale and leaseback transactions
The indenture provides that we may not, and may not permit any Restricted Subsidiary to, engage in any Sale and Leaseback Transaction unless (a) we or such Restricted Subsidiary would be entitled, without reference to the provisions of Section 1004 described in subparagraphs (a) through (k) above, to incur Secured Debt in an amount equal to the amount realized or to be realized upon the sale or transfer involved in such Sale and Leaseback Transaction, secured by a Security Interest on the property to be leased without equally and ratably securing the Debt Securities outstanding under such Indenture as provided under “Limitations on secured debt,” or (b) we or a Restricted Subsidiary shall apply, within 120 days after such sale or transfer, an amount equal to the fair value of the property so leased (as determined by our Board of Directors) to the repayment of our senior debt or senior debt of any Restricted Subsidiary (other than senior debt owed to us or any Restricted Subsidiary) then prepayable, on a pro rata basis, according to the respective principal amounts of senior debt then held by the various holders of senior debt. (Section 1005)
Certain definitions
“Business Equipment” shall mean all motor vehicles, tractors and trailers, construction equipment, factory, commercial and office equipment and other revenue-earning personalty owned, financed or otherwise held by or for us or any of our Restricted Subsidiaries for rental, lease, sale or disposition in the ordinary course of our business and our Restricted Subsidiaries, other than Rental Equipment.
“Consolidated Net Worth and Subordinated Debt” shall mean the aggregate of:

•	our capital and surplus accounts and the capital and surplus accounts of our Restricted Subsidiaries, as shown in our most recent consolidated balance sheet and our Restricted Subsidiaries, prepared in accordance with generally accepted accounting principles, plus

•	the aggregate outstanding principal amount of our Subordinated Debt (as defined in the indenture) and the aggregate principal amount of Subordinated Debt of Restricted Subsidiaries, as reflected on the same consolidated balance sheet.

“Principal Property” shall mean any building, structure or other facility (including land or fixtures) owned by us or any Restricted Subsidiary having a gross book value in excess of 2% of Consolidated Net Worth and Subordinated Debt, other than any such building, structure or other facility which, in the opinion of our Board of Directors, is not of material importance to the total business conducted by us and our subsidiaries as an entirety.
“Rental Equipment” shall mean all automobiles owned, financed or otherwise held by us or any of our Restricted Subsidiaries which, in the ordinary course of business, are offered for rental within the United States of America for periods of less than 30 days.
“Restricted Subsidiary” shall mean certain of our identified Subsidiaries, and any other Subsidiaries designated after the date of the indenture as a Restricted Subsidiary by our Board of Directors, subject to redesignation by the Board of Directors and to certain other restrictions.
“Sale and Leaseback Transaction” shall mean any sale or transfer by us or one or more Restricted Subsidiaries (except a sale or transfer to us or one or more Restricted Subsidiaries) of any Principal Property, made more than 180 days after the later of the acquisition of such Principal Property or the completion of construction or full commencement of operations of such Principal Property, if such sale or transfer is made with the intention of, or as part of an arrangement involving, the lease of such Principal Property to us or a Restricted Subsidiary (with certain exceptions).
“Secured Debt” shall mean all indebtedness for borrowed money of ours or a Restricted Subsidiary that is secured by a Security Interest upon any assets of ours or any Restricted Subsidiary, including any capital stock or indebtedness of any Restricted Subsidiary.
“Security Interest” shall mean any mortgage, pledge, lien, encumbrance, conditional sales contract, title retention agreement or other similar arrangement that secures payment or performance of an obligation. (Section 101)

Modification of the indentures
Subject to certain exceptions, the indenture contains provisions permitting us and the trustee, with the consent of the holders of not less than a majority in principal amount of all securities at the time outstanding, or of the holders of the then outstanding debt securities of each series to be affected by such action, to modify the indentures or any supplemental indentures or the rights of the holders of all debt securities under the indenture, or of the senior notes, as the case may be; provided that no such modification shall (i) change the fixed maturity of the principal of, or any installment of principal or interest on, any debt security, or reduce the principal amount of any debt security or the rate of interest, if any, on such debt security, or change the place of payment or the currency in which any debt security or the interest, if any, on such debt security is payable, without the consent of the Holder of each Debt Security affected, or (ii) reduce the aforesaid percentage of debt securities the consent of the holders of which is required for any such modification, without the consent of the holder of each debt security affected. (Section 902)
Events of default
The following events are defined in the indenture as Events of Default with respect to the senior notes:

•	failure for 30 days to pay interest on the senior notes when due;

•	failure to pay principal of the senior notes when due at maturity thereof or otherwise, which failure shall continue unremedied for five business days;

•	the acceleration of any of our other indebtedness in excess of $25 million, including another series of senior debt securities issued under the indenture, if such acceleration is not rescinded or annulled within ten days after written notice of the acceleration to us;

•	failure to perform any other covenant in the senior notes within 90 days after written notice of the failure to us specifying the failure and requiring its remedy;

•	certain events of bankruptcy, insolvency or reorganization; and

•	failure to pay the put price of any senior notes following the exercise of the put right by any holder of senior notes on the date payment is due, unless the senior notes underlie Corporate Units, in which case our obligation to pay the put price will be netted against such holder’s obligation to pay the purchase price under the related purchase contracts. (Section 501)

We are required to file annually with the trustee an officer’s certificate as to the absence of certain defaults under the terms of the indenture. (Section 1006)
Upon any Event of Default with respect to the senior notes, the trustee or the holders of not less than 25% in aggregate principal amount of the senior notes then outstanding may declare the principal of all the senior notes to be due and payable. (Section 502)
The indenture provides that the holders of not less than a majority in principal amount of the senior notes may on behalf of the holders of all of the senior notes of such series waive any past default under the indenture with respect to the senior notes and its consequences, except a default:

•	in the payment of the principal of or interest, if any, on any of the senior notes, or

•	in respect of a covenant or provision of the indenture which, under the terms of the indenture, cannot be modified or amended without the consent of the holders of all of the senior notes affected thereby.

The terms of the indenture do not permit any such waiver with respect to senior notes subsequent to the acceleration of principal thereof. (Section 513)
The indenture provides that the trustee may withhold notice to the holders of the senior notes (except a default in the payment of principal or interest) if it determines that the withholding of such notice is in the interest of the holders of the senior notes. (Section 602)
Subject to provisions of indenture relating to the duties of the trustee in case an Event of Default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the debt securities issued thereunder, unless they shall have offered to the trustee indemnity reasonably satisfactory to the trustee. (Sections 601(a) and 603(e)) Subject to such provisions for the indemnification of the trustee and to certain other limitations, the holders of a majority in principal amount of the senior notes at the time outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the senior notes. (Section 512)
Optional redemption — Post-remarketing
In the event of a successful remarketing, the senior notes are redeemable at our option, in whole but not in part, at any time on or after the two-year anniversary of the purchase contract settlement date. Upon a failed final remarketing, the senior notes are redeemable at our option, in whole but not in part, at any time on or after November 16, 2011. In either case, the redemption price for the senior notes would be equal to 100% of the outstanding principal amount of the notes being redeemed plus accrued and unpaid interest, if any.
Optional redemption — Tax event
If a tax event, as defined below, occurs and is continuing, we may redeem, at our option on any interest payment date, the senior notes in whole, but not in part, at a price equal to, for each senior note, the redemption amount, as defined below, which we refer collectively to as the redemption price, to the date of redemption, which we refer to as the “tax event redemption date.” The redemption price payable in respect of all senior notes included in Corporate Units will be distributed to the collateral agent, which in turn will apply an amount equal to the redemption amount of such redemption price to purchase the tax event treasury portfolio on behalf of the holders of the Corporate Units and remit the remaining portion (net of fees and expenses, if any), if any, of such redemption price to the purchase contract agent for payment to the holders of the Corporate Units. Thereafter, the applicable ownership interests in the treasury portfolio will be substituted for the applicable ownership interests in senior notes and will be pledged to us through the collateral agent to secure the Corporate Unit holders’ obligations to purchase our shares of Class A common stock under the related purchase contract. Holders of senior notes that are not part of Corporate Units will directly receive proceeds from the redemption of the senior notes.
“Tax event” means the receipt by us of an opinion of counsel, rendered by a law firm having a recognized national tax practice, to the effect that, as a result of any amendment to, change in or announced proposed change in the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative decision, pronouncement, judicial decision or action interpreting or applying such laws or regulations, which amendment or change is effective or which proposed change, pronouncement, action or decision is announced on or after the date of issuance of senior notes, there is more than an insubstantial increase in the risk that interest payable by us on the senior notes is not, or within 90 days of the date of such opinion, will not be, deductible by us, in whole or in part, for United States federal income tax purposes.
“Redemption amount” means, for each senior note, (i) if the tax event occurs prior to the earlier of (x) the date of a successful remarketing or (y) the purchase contract settlement date, the product of the principal amount of such senior note and a fraction, the numerator of which is the treasury portfolio purchase price, as defined below, and the denominator of which is the applicable principal amount, as defined below, and (ii) if the tax event occurs after the date of a successful remarketing or the related purchase contract settlement date, the principal amount, plus accrued and unpaid interest, if any.
“Treasury portfolio purchase price” means the lowest aggregate ask-side price quoted by a primary U.S. government securities dealer to the quotation agent on the third business day immediately preceding the tax event redemption date for the purchase of the tax event treasury portfolio for settlement on the tax event redemption date.
“Applicable principal amount” means the aggregate principal amount of the senior notes that underlie the Corporate Units on the tax event redemption date.
“Tax event treasury portfolio” means a portfolio of U.S. treasury securities (or principal or interest strips thereof) that mature on or prior to the purchase contract settlement date in an aggregate amount at maturity equal to the applicable principal amount and with respect to each scheduled interest payment date on the senior notes that occurs after the tax event redemption date, to and including the purchase contract settlement date, U.S. treasury securities (or principal or interest strips thereof) that mature on or prior to the business day immediately preceding such scheduled interest payment date in an aggregate amount at maturity equal to the aggregate interest payment (assuming no reset of the interest rate) that would be due on the applicable principal amount of the senior notes on such date.
“Quotation agent” means any primary U.S. government securities dealer selected by us.
Agreement by purchasers of certain tax treatment
Each senior note will provide that, by acceptance of the senior note or a beneficial interest therein, you intend to treat the senior note as indebtedness of the Company for all United States federal income tax purposes.
Defeasance of senior notes
We at our option:

(a)	will be deemed to have paid and discharged the entire indebtedness represented by the outstanding senior notes, and to have satisfied all our other obligations under senior notes (except for obligations relating to the rights of holders to receive payments from the trust fund as described in the indenture, certain obligations to register the transfer and exchange of senior notes, replace stolen, lost or mutilated senior notes, maintain paying agencies, hold moneys for payment in trust and our obligations with respect to Global Securities and defeasance and covenant defeasance generally); or

(b)	shall be released from our obligations described above under “— Limitations on mergers ,” “— Limitations on secured debt” and “— Limitations on sale and leaseback transactions” with respect to the outstanding senior notes, if we irrevocably deposit or cause to be deposited with the trustee money or U.S. Government Obligations or a combination of money or U.S. Government Obligations sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification of its opinion delivered to the Trustee, to pay and discharge the principal of (and premium, if any) and interest, if any, on the outstanding senior notes.

Among conditions to exercising any such option, we are required to deliver to the trustee an opinion of counsel (which opinion shall state, in the case of a defeasance described in clause (a) above, that (x) we have received from, or there has been published by, the Internal Revenue Service a ruling, or (y) since the date of the first issuance by us of senior notes pursuant to the indenture, there has been a change in the applicable Federal income tax law) to the effect that the holders of the outstanding senior notes will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance, as the case may be, had not occurred. (Sections 1401, 1402, 1403 and 1404)
Book-entry system
Senior notes which are released from the pledge following substitution or settlement of the purchase contracts will be issued in the form of one or more global certificates, which are referred to as global securities, registered in the name of the depositary or its nominee. Except under the limited circumstances described below or except upon recreation of Corporate Units, senior notes represented by the global securities will not be exchangeable for, and will not otherwise be issuable as, senior notes in certificated form. The global securities described above may not be transferred except by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or to a successor depositary or its nominee.
The laws of some jurisdictions may require that some purchasers of securities take physical delivery of the securities in certificated form. These laws may impair the ability to transfer beneficial interests in such a global security.
Except as provided below, owners of beneficial interests in such a global security will not be entitled to receive physical delivery of senior notes in certificated form and will not be considered the holders (as defined in the indenture) thereof for any purpose under the indenture, and no global security representing senior notes shall be exchangeable, except for another global security of like denomination and tenor to be registered in the name of the depositary or its nominee or a successor depositary or its nominee. Accordingly, each beneficial owner must rely on the procedures of the depositary or if such person is not a participant, on the procedures of the participant through which such person owns its interest to exercise any rights of a holder under the indenture.
We will issue the notes in definitive certificated form if the depositary notifies us that it is unwilling or unable to continue as depositary or the depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, and a successor depositary is not appointed by us within 90 days. In addition beneficial interests in a global security certificate may be exchanged for definitive certificated notes upon request by or on behalf of the depositary in accordance with customary procedures. The indenture permits us to determine at any time and in our sole discretion that senior notes shall no longer be represented by global certificates. DTC has advised us that, under its current practices, it would notify its participants of our request, but will only withdraw beneficial interests from the global certificates at the request of each DTC participant. We would issue definitive certificates in exchange for any beneficial interests withdrawn. Any global security, or portion thereof, that is exchangeable pursuant to this paragraph will be exchangeable for note certificates registered in the names directed by the depositary. We expect that these instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global security certificates.
Governing law
The indenture and the senior notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain United States federal income and
estate tax considerations
The following is a summary of certain U.S. federal income and estate tax consequences of the ownership of senior notes, Corporate Units, Treasury Units, and the shares of Class A common stock, as of the date hereof. Except where noted, this summary deals only with a Corporate Unit, Treasury Unit, senior note or share of Class A common stock held as a capital asset by a holder who purchased the Corporate Units on original issuance at its initial offering price, and does not represent a detailed description of the U.S. federal income tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:
•	a dealer in securities or currencies;

•	a financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	a tax-exempt organization;

•	an insurance company;

•	a person holding the senior notes, Corporate Units, Treasury Units, or shares of Class A common stock as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	a trader in securities that has elected the mark-to-market method of accounting for your securities;

•	a person liable for alternative minimum tax;

•	a person who is an investor in a pass-through entity; or

•	a person whose “functional currency” is not the U.S. dollar.
The discussion below is based upon the provisions of the Code, and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be changed, perhaps retroactively, so as to result in U.S. federal income or estate tax consequences different from those discussed below.
If a partnership holds the Corporate Units, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding the Corporate Units, you should consult your tax advisors.
If you are considering the purchase of Corporate Units, you should consult your own tax advisors concerning the U.S. federal income and estate tax consequences to you in light of your particular situation as well as any consequences arising under the laws of any other taxing jurisdiction.

As used herein, the term “U.S. holder” means a holder of Corporate Units that is for U.S. federal income tax purposes:
•	an individual citizen or resident of the United States.;

•	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.
A “Non-U.S. holder” is a beneficial owner of senior notes, Corporate Units, Treasury Units, and the shares of Class A common stock (other than a partnership) that is not a U.S. holder. Special rules may apply to certain non-U.S. holders such as “controlled foreign corporations”, “passive foreign investment companies”, corporations that accumulate earnings to avoid federal income tax or, in certain circumstances, individuals who are U.S. expatriates. Such entities should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.
The Internal Revenue Service or “IRS” issued a ruling addressing the tax considerations relating to instruments similar to the Corporate Units. In the ruling, the IRS concluded that the senior notes issued as part of a unit with a purchase contract were debt for U.S. federal income tax purposes. However, notwithstanding the ruling, there is no assurance that the IRS will agree with the treatment of the ownership of the Corporate Units described below. You should consult your own tax advisor regarding the tax consequences to you of the acquisition, ownership and disposition of Corporate Units, Treasury Units, senior notes and Class A common stock, including the tax consequences under state, local, foreign and other tax laws.
Consequences to U.S. holders
The following is a summary of the U.S. federal income tax consequences that will apply to you if you are a U.S. holder of Corporate Units. Certain consequences to “Non-U.S. holders” of Corporate Units are described under “—Consequences to Non-U.S. holders” below.
Ownership of the Corporate Units
Allocation of purchase price. Your acquisition of the Corporate Units will be treated as an acquisition of the senior note and the purchase contract constituting the Corporate Unit and, by purchasing a Corporate Unit, you will be deemed to have agreed to such treatment. The purchase price of each Corporate Unit will be allocated between the senior note and the purchase contract in proportion to their respective fair market values at the time of purchase. Such allocation will establish your initial tax basis in the senior note and the purchase contract. We will report the fair market value of each senior note as $        and the fair market value of each purchase contract as $         , and by purchasing the Corporate Units, you agree to allocate the purchase price for a Corporate Unit in accordance with the respective fair market value. The remainder of this discussion assumes that this allocation of the purchase price will be respected for U.S. federal income tax purposes.
Senior notes—Interest. We expect to treat, and will report accordingly, interest paid on senior notes as qualified stated interest. As a result, such interest will be taxable to you as ordinary interest income at the time it is received or accrued, depending upon the method of accounting applicable to you. However, it is possible that the IRS would disagree with this treatment of the senior notes, including treating the senior notes as contingent payment debt obligations for U.S. federal income tax purposes, which treatment could significantly alter the amount, timing, and character of income and gain you realize on a Corporate Unit. You should consult your tax advisor concerning alternative treatments of the senior notes.
Senior notes—Sale, exchange or other disposition. You will generally recognize gain or loss upon the sale, exchange, retirement or other disposition of a senior note equal to the difference between the amount realized upon the sale, exchange, retirement or other disposition (less any accrued and unpaid interest not previously included in income, which will be taxed as interest income) and the adjusted tax basis of the senior note. Your adjusted tax basis in a senior note will, in general, be the issue price of the senior note. Such gain or loss will be capital gain or loss. If you are an individual and have held the senior note for more than one year, any capital gain will subject to tax at preferential rates. The deductibility of capital losses by individuals and corporations is subject to limitations.
Treasury Units—Substitution of treasury security to create Treasury Units. If you deliver a treasury security to the collateral agent in substitution for the senior note, you generally will not recognize gain or loss upon the delivery of the treasury security or the release of the senior note. You will continue to take into account items of income or deduction otherwise includible or deductible, respectively, with respect to the senior note and treasury security, and your tax basis in the senior note, treasury security and the purchase contract will not be affected by the delivery and release.
Treasury Units—Ownership of treasury securities. By acquiring Treasury Units, you agree to treat yourself as the owner of the treasury security that is a part of the Treasury Units beneficially owned by you. We also agree to treat you as the owner of the treasury security. Your initial tax basis in the treasury security that is a part of the Treasury Units will be equal to the amount paid for the treasury security. Your adjusted tax basis in the treasury security will be increased by the amount of any acquisition discount included in income with respect thereto.
Treasury Units—Interest income and acquisition discount. If you hold Treasury Units you will be required to treat your pro rata portion of the treasury security as a bond that was originally issued on the date acquired and that has acquisition discount equal to your pro rata portion of the excess of the amount payable on such treasury security over the value of the treasury security at the time you acquire it. You, whether on the cash or accrual method of tax accounting, will be required to include original issue discount (other than original issue discount on short-term treasury securities as defined below) in income for U.S. federal income tax purposes as it accrues on a constant yield to maturity basis. The amount of such excess will constitute only a portion of the total amounts payable in respect of the treasury security. Consequently, a portion of each scheduled payment to you will be treated as a return of your investment in the treasury security and will not be considered current income for U.S. federal income tax purposes. In the case of any treasury security with a maturity of one year or less from the date of its issue, or a “short-term treasury security”, in general only accrual basis taxpayers will be required to include original issue discount in income as it accrues. Unless such accrual basis holder elects to accrue the original issue discount on a short-term U.S. Treasury security on a constant yield to maturity basis, such original issue discount will be accrued on a straight-line basis.
Treasury Units—Substitution of senior notes to recreate Corporate Units. If you deliver senior notes to the collateral agent to recreate Corporate Units, you generally will not recognize gain or loss upon the delivery of the senior notes or the release of the treasury security. You will continue to take into account items of income or deduction otherwise includible or deductible, respectively, with respect to the treasury security and the senior notes, and your tax basis in the senior notes, the treasury security and the purchase contract will not be affected by the delivery and release.
Purchase contracts—Contract adjustment payments. No direct authority addresses the treatment of the contract adjustment payments under current law, and their treatment is unclear. We intend to take the position that contract adjustment payments constitute taxable income to you when received or accrued, in accordance with your method of tax accounting. To the extent we are required to file information returns with respect to contract adjustment payments, we intend to report such payments as taxable income to you. You should consult your own tax advisor concerning the treatment of contract adjustment payments and the possibility of not including such amounts in income currently. An alternative treatment of contract adjustment payments could affect your tax basis in a purchase contract and in the Class A common stock received under a purchase contract and it could affect your amount realized upon the sale or disposition of a Corporate Unit or a Treasury Unit or the termination of a purchase contract. See “Consequences to U.S. holders—Ownership of the Corporate Units—Purchase contracts—Acquisition of our Class A common stock under a purchase contract,” “Consequences to U.S. holders—Ownership of the Corporate Units—Purchase contracts—Sale or Disposition of Corporate Units or Treasury Units” and “Consequences to U.S. holders—Ownership of the Corporate Units—Purchase contracts—Termination of purchase contract.”
Purchase contracts—Acquisition of our Class A common stock under a purchase contract. You generally will not recognize gain or loss on the purchase of our Class A common stock under a purchase contract, except with respect to any cash paid in lieu of a fractional share of Class A common stock. Subject to the following discussion, your aggregate initial tax basis in our Class A common stock received under a purchase contract generally should equal (a) the purchase price paid for such Class A common stock, plus (b) your tax basis in the purchase contract, if any, and less (c) the portion of such tax basis allocable to the fractional share. In determining the holding period for Class A common stock received under a purchase contract, you begin to count the days on the day after the Class A common stock is acquired.
Purchase contracts—Early settlement of purchase contract. You will not recognize gain or loss on the receipt of your proportionate share of the senior notes or treasury security upon early settlement of a purchase contract, and you will have the same tax basis in such senior notes or treasury security, as the case may be, as before such early settlement.
Purchase contracts—Termination of purchase contract. If a purchase contract terminates, you will recognize capital gain or loss equal to the difference between the amount you realize, if any, upon such termination and your adjusted tax basis, if any, in the purchase contract at the time of such termination. Capital gains of individuals derived in respect of capital assets held for more than one year are subject to tax at preferential rates. The deductibility of capital losses by individuals and corporations is subject to limitations. You will not recognize gain or loss on the receipt of your senior notes or treasury security upon termination of the purchase contract and you will have the same tax basis in such senior notes or treasury security, as the case may be, as before such termination.

Purchase contracts—Adjustment to settlement rate. You might be treated as receiving a constructive distribution from us if (i) the settlement rate is adjusted and as a result of such adjustment your proportionate interest in our assets or earnings and profits is increased and (ii) the adjustment is not made pursuant to a bona fide, reasonable anti-dilution formula. Certain of the possible settlement rate adjustments provided in the purchase contracts (including, without limitation, adjustments in respect of taxable dividends to holders of our Class A common stock) will not qualify as being pursuant to a bona fide, reasonable anti-dilution formula. If such adjustments are made, you will be deemed to have received a distribution even though you have not received any cash or property as a result of such adjustments. Thus under certain circumstances, an increase in the settlement rate might give rise to a taxable dividend, return of capital or capital gain to you in accordance with the earnings and profits rules under the Code even though you would not receive any cash related thereto. In addition, in certain situations, you may be treated as receiving a constructive distribution if we fail to adjust the settlement rate. It is not clear whether a constructive dividend deemed paid to you would be eligible for the preferential rates of U.S. federal income tax applicable in respect of certain dividends. It is also unclear whether corporate holders would be entitled to claim the dividends received deduction with respect to any such constructive dividends.
Purchase contracts—Sale or disposition of Corporate Units or Treasury Units. Upon a disposition of Corporate Units or Treasury Units, you will be treated as having sold, exchanged or disposed of the purchase contract and the senior note or treasury security, as the case may be, that constitute such Corporate Units or Treasury Units. You generally will have gain or loss equal to the difference between the portion of your proceeds allocable to the purchase contract and the senior note or treasury security, as the case may be, and your respective adjusted tax bases in the purchase contract and the senior note or treasury security. For purposes of determining gain or loss, your proceeds will not include an amount equal to accrued but unpaid interest on the treasury security or senior note not previously included in income, which amount will be treated as ordinary interest income. Further, to the extent you are treated as having received an amount with respect to accrued contract adjustment payments, such amounts may be treated as ordinary income to the extent not previously included in income. Such gain or loss generally will be capital gain or loss. If you are an individual and have held the senior note for more than one year, any capital gain will subject to tax at preferential rates. The deductibility of capital losses by individuals and corporations is subject to limitations. If the disposition of Corporate Units or Treasury Units occurs when the purchase contract has a negative value, you may be considered to have received additional consideration for the senior note or treasury security in an amount equal to such negative value, and to have paid such amount to be released from your obligation under the purchase contract. You should consult your tax advisor regarding a disposition of Corporate Units or Treasury Units at a time when the purchase contract has a negative value.
Purchase contracts—Remarketing of the senior notes. If you elect to have your senior notes remarketed, the remarketing of your senior notes will be taxable in the manner described above under “Consequences to U.S. holders—Ownership of the Corporate Units—Senior notes—Sale, exchange or other disposition.”
Tax event redemption of the senior notes. A tax event redemption of the senior notes will be a taxable event which will be subject to tax in the manner described above under “Consequences to U.S. holders—Ownership of the Corporate Units—Senior Notes—Sale, exchange or other disposition.”

Ownership of the Treasury Portfolio. Upon a tax event redemption prior to the remarketing settlement date, your Corporate Unit will include a Treasury portfolio instead of a senior note. We and, by acquiring Corporate Units, you agree to treat yourself as the owner, for U.S. federal, state and local income and franchise tax purposes, of the Treasury portfolio that is a part of the Corporate Units beneficially owned by you. Your initial tax basis in its applicable ownership interest of the Treasury portfolio will equal your pro rata portion of the amount paid by the collateral agent for the Treasury portfolio. Your adjusted tax basis in the Treasury portfolio will be increased by the amount of original issue discount included in income with respect thereto and decreased by the amount of cash received in respect of the Treasury portfolio.
Interest income and original issue discount. The Treasury portfolio will consist of stripped treasury securities. Following a tax event redemption of the senior notes, you will be required to treat your pro rata portion of each treasury security in the Treasury portfolio as a bond that was originally issued on the date the collateral agent acquired the relevant treasury securities and that has original issue discount equal to your pro rata portion of the excess of the amounts payable on such treasury securities over the value of the treasury securities at the time the collateral agent acquires them on your behalf. You, whether on the cash or accrual method of tax accounting, will be required to include original issue discount (other than original issue discount on short-term treasury securities as defined below) in income for U.S. federal income tax purposes as it accrues on a constant yield to maturity basis. The amount of such excess will constitute only a portion of the total amounts payable in respect of the Treasury portfolio. Consequently, a portion of each scheduled payment to you will be treated as a return of your investment in the Treasury portfolio and will not be considered current income for U.S. federal income tax purposes. In the case of any treasury security with a maturity of one year or less from the date of its issue in general only accrual basis taxpayers will be required to include original issue discount in income as it accrues. Unless such accrual basis holder elects to accrue the original issue discount on a short-term treasury security on a constant yield to maturity basis, such original issue discount will be accrued on a straight-line basis.
Consequences to Non-U.S. holders
The following is a summary of the U.S. federal income tax consequences that will apply to you if you are a Non-U.S. holder of Corporate Units.
U.S. Federal withholding tax
The 30% U.S. federal withholding tax will generally not apply to any payment of principal or interest (including OID or acquisition discount) on the senior notes or treasury securities under the ‘‘portfolio interest rule,’’ provided that:
•	interest paid on the senior note or treasury security is not effectively connected with your conduct of a trade or business in the United States;

•	you do not (actually or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of Section 871(h)(3) of the Code and the Treasury regulations;

•	you are not a controlled foreign corporation that is related to us (actually or constructively) through stock ownership;

•	you are not a bank whose receipt of interest on the senior notes or treasury securities is described in section 881(c)(3)(A) of the Code; and

•	(a) you provide your name and address on an IRS Form W-8BEN (or other applicable form), and certify, under penalties of perjury, that you are not a U.S. person, or (b) if you hold your Corporate Units, Treasury Units, senior notes or treasury securities through certain foreign intermediaries, you satisfy the certification requirements of applicable U.S. Treasury regulations.

Special certification requirements apply to certain Non-U.S. holders that are pass-through entities rather than individuals.
If you cannot satisfy the requirements described above, payments of interest (including OID or acquisition discount) made to you will be subject to the 30% U.S. federal withholding tax, unless you provide us with a properly executed:

•	IRS Form W-8BEN (or other applicable form) claiming an exemption from, or reduction in the rate of, withholding under an applicable income tax treaty; or

•	IRS Form W-8ECI (or other applicable form) stating that interest paid on the senior notes or treasury securities is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

We will generally withhold tax at a 30% rate on contract adjustment payments and dividends paid on our Class A common stock acquired under a purchase contract (and generally any deemed dividends resulting from certain adjustments or failure to make adjustments, see “Consequences to U.S. holders—Ownership of the Corporate Units—Purchase Contracts—Adjustment to settlement rate”) or such lower rate as may be specified by an applicable income tax treaty. It is possible that U.S. withholding tax on deemed dividends would be withheld from the interest and contract adjustment payments paid to a Non-U.S. holder. However, contract adjustment payments or dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States and, where a tax treaty applies, are attributable to a U.S. permanent establishment of the Non-U.S. holder, are not subject to the withholding tax, provided the relevant certification requirements are satisfied, but instead are subject to U.S. federal income tax, as described below.
A Non-U.S. holder of our Class A common stock or a purchase contract who wishes to claim the benefit of an applicable treaty rate for dividends or contract adjustment payments will be required to satisfy certain certification and disclosure requirements described in the fifth bullet point above. A Non-U.S. holder eligible for a reduced rate of U.S. withholding tax on payments pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.
The 30% U.S. federal withholding tax will not apply to any gain that you realize on the sale, exchange or other disposition of the Corporate Units, Treasury Units, treasury securities, senior notes and our Class A common stock acquired under the purchase contract.
U.S. Federal income tax
If you are engaged in a trade or business in the United States and interest (including original issue discount and acquisition discount) on the senior notes or treasury securities, dividends on our Class A common stock, or to the extent they constitute taxable income, contract adjustment payments from the purchase contracts are effectively connected with the conduct of that trade or business, you will be subject to U.S. federal income tax on the interest, dividends or contract adjustment payments on a net income basis (although exempt from the 30% withholding tax), in the same manner as if you were a U.S. person as defined under the Code. Certain certification and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with the conduct by you of a trade or business in the United States. Any gain realized on the disposition of a treasury security, senior note, purchase contract or share of our Class A common stock generally will not be subject to U.S. federal income tax unless:
•	that gain or income is effectively connected with the conduct of a trade or business by you in the United States; or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	in the case of Corporate Units, Treasury Units or our Class A common stock, we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes (subject to the discussion below).

An individual Non-U.S. holder described in the first bullet above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. An individual Non-U.S. holder described in the second bullet point above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. source capital losses (even though the individual is not considered a resident of the United States). If you are a Non-U.S. holder that is a foreign corporation and is described under the first bullet above, you will be subject to tax on your gain under regular graduated U.S. federal income tax rates and, in addition, may be subject to the branch profits tax equal to 30% of your effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.
We believe we are not and do not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes.
U.S. Federal estate tax
Your estate will not be subject to U.S. federal estate tax on the senior notes or treasury securities beneficially owned by you at the time of your death, provided that any payments made to you on the senior notes or treasury securities would be eligible for exemption from the 30% withholding tax under the rules described above under “Consequences to Non-U.S. holders—U.S. Federal withholding tax”

without regard to the certification requirement described in the fifth bullet point. Our Class A common stock acquired under a purchase contract and owned by you at the time of your death will be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise. Purchase contracts owned by you at the time of your death may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.
Information Reporting and Backup Withholding
U.S. holders. In general, information reporting requirements will apply to payments on Corporate Units, Treasury Units, notes, treasury securities and our Class A common stock made to you and to the proceeds of the sale or other disposition of such instruments, unless you are an exempt recipient such as a corporation. Backup withholding will apply to such payments if you fail to supply an accurate taxpayer identification number or certification of foreign or other exempt status or otherwise fail to comply with applicable U.S. information reporting or certification requirements. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.
Non-U.S. holders. Generally, we must report to the IRS and to you the amount of any interest on the senior notes, contract adjustment payments, and dividends on Class A common stock and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.
In general, no backup withholding will be required regarding payments on the Corporate Units, Treasury Units, senior notes, treasury securities or our Class A common stock (except possibly with respect to contract adjustment payments) that we make to you provided that you have delivered the statement described above under “Consequences to Non-U.S. holders—U.S. Federal withholding tax” and we do not have actual knowledge or reason to know that you are a U.S. person
In addition, no information reporting or backup withholding will be required regarding the proceeds of the sale of senior notes, Corporate Units, Treasury Units, and the shares of Class A common stock made within the United States or conducted through certain U.S.-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge or reason to know that you are a U.S. person, as defined under the Code, or you otherwise establish an exemption.
Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.

Certain ERISA considerations
The following is a summary of certain considerations associated with the acquisition, holding and disposition of Equity Units (or any component security of such units) by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended, or “ERISA”, plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA, referred to collectively as “similar laws,” and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements, each, a “plan.”
General fiduciary matters
ERISA and the Code impose certain duties on persons who are fiduciaries of a plan subject to Title I of ERISA or Section 4975 of the Code and prohibit certain transactions involving the assets of a plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such a plan or the management or disposition of the assets of such a plan, or who renders investment advice for a fee or other compensation to such a plan, is generally considered to be a fiduciary of the plan.
In considering an investment of a portion of the assets of any plan in the Equity Units (or any component security of such units), a plan fiduciary should determine whether the investment is in accordance with the documents and instruments governing the plan and the applicable provisions of ERISA, the Code or any similar law relating to a fiduciary’s duties to the plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any of the applicable similar laws.
Any insurance company proposing to invest assets of its general account in the Equity Units (or any component security of such units) should consider the extent that such investment would be subject to the requirements of ERISA in light of the U.S. Supreme Court’s decision in John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank and under any subsequent legislation or other guidance that has or may become available relating to that decision, including the enactment of Section 401(c) of ERISA by the Small Business Job Protection Act of 1996 and the regulations promulgated thereunder.
Prohibited transaction issues
Section 406 of ERISA and Section 4975 of the Code prohibit plans subject to Title I of ERISA or Section 4975 of the Code from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of a plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.
If the Equity Units (or any component security of such units) are acquired by any plan, the acquisition, holding and disposition of the Equity Units (or any component security of such units) may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code if (i) we or any or our affiliates are a party in interest or disqualified person with respect to such plan or (ii) the plan sells or disposes of such Equity Units (or any component security of such units) to a counterparty that is a party in interest or disqualified person with respect to such plan, in each case, unless an exemption is available. In this regard, the U.S. Department of Labor, or the “DOL,” has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to these transactions. These class exemptions include, without limitation, PTCE 84-14 (respecting transactions determined by independent qualified professional asset managers), PTCE 90-1 (respecting insurance company pooled separate accounts), PTCE 91-38 (respecting bank collective investment funds), PTCE 95-60 (respecting life insurance company general accounts), PTCE 96-23 (respecting transactions determined by in-house asset managers) and PTCE 75-1 (respecting principal transactions by a broker-dealer), although there can be no assurance that all of the conditions of any such exemptions will be satisfied. Governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA), while not subject to the prohibited transaction provisions of ERISA and Section 4975 of the Code, may nevertheless be subject to similar laws. Fiduciaries of any such plans should consult with their counsel before acquiring Equity Units (or any component security of such units).
Accordingly, each purchaser and any subsequent transferee of the Equity Units (or any component security of such units), will be deemed to have represented and warranted on each day from and including the date of its purchase of the Equity Units (or any component security of such units) through and including the date of the satisfaction of the obligation under the new purchase contract and/or the disposition of any such Equity Unit (or any component security of such unit) either (i) that no portion of the assets used by such purchaser or subsequent transferee to acquire the Equity Units (or any component security of such units) constitute the assets of any plan or (ii) that the acquisition, holding and the disposition of any Equity Unit (and any component security of such unit) by such purchaser or subsequent transferee does not and will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of any applicable similar laws.
Any plan or other entity whose assets include plan assets subject to ERISA, Section 4975 of the Code or substantially similar federal, state or local law should consult their advisors and/or counsel regarding the consequence of an investment in the Equity Units (or any component security of such units).

Underwriting
We are offering the Corporate Units described in this prospectus through a number of underwriters. J.P. Morgan Securities Inc., Citigroup Global Markets Inc. and Goldman, Sachs & Co. are acting as joint book-running managers of the offering and as representatives of the underwriters, in the United States and internationally. We and Ford have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of Corporate Units listed next to its name in the following table:

Number
Name	Shares
J.P. Morgan Securities Inc.
Citigroup Global Markets Inc.
Goldman, Sachs & Co.
ABN AMRO Rothschild LLC
Barclays Bank Capital
Bear, Stearns & Co. Inc.
BNP Paribas Securities (USA) Inc.
Calyon Securities (USA) Inc.
Comerica Securities, Inc.
Credit Suisse First Boston LLC
Daiwa Securities America Inc.
Deutsche Bank Securities
Dresdner Kleinwort Wasserstein
Harris Nesbitt Corp.
HSBC Securities (USA) Inc.
ING Financial Markets LLC
Lehman Brothers Inc.
Mellon Financial Markets, LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Mizuho International plc
Morgan Stanley & Co. Incorporated
Mitsubishi Securities International plc
RBC Capital Markets Corporation
BNY Capital Markets, Inc.
Scotia Capital (USA) Inc.
UBS Investment Bank
Wachovia Capital Markets, LLC
WestLB AG

Total

The underwriters are committed to purchase all the Corporate Units offered by us if they purchase any Corporate Units. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.
The underwriters propose to offer the Corporate Units directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $    per Corporate Unit. Any such dealers may resell Corporate Units to certain other brokers or dealers at a discount of up to $    per Corporate Unit from the initial public offering price. After the initial public offering of the Corporate Units, the offering price and other selling terms may be changed by the underwriters. Sales of Corporate Units made outside of the United States may be made by affiliates of the underwriters. The representatives have advised us that the underwriters do not intend to confirm discretionary sales in excess of 5% of the Corporate Units offered in this offering.
The underwriters have an option to buy up to additional Corporate Units from us to cover sales of Corporate Units by the underwriters which exceed the number of Corporate Units specified in the table above. The underwriters have 30 days from the date of this prospectus to exercise this over-allotment option. If any Corporate Units are purchased with this over-allotment option, the underwriters will purchase Corporate Units in approximately the same proportion as shown in the table above. If any additional Corporate Units are purchased, the underwriters will offer the additional Corporate Units on the same terms as those on which the Corporate Units are being offered.
The underwriting fee is equal to the public offering price per Corporate Unit less the amount paid by the underwriters to us per Corporate Unit. The underwriting fee is $    per Corporate Unit. The following table shows the per Corporate Unit and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional Corporate Units.

	Without	With full
	over-allotment	over-allotment
	exercise	exercise
Per Corporate Unit	$	$
Total	$	$
We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $ .
A prospectus in electronic format may be made available by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.
We, our directors, executive officers, certain other employees and Ford have agreed, without the prior written consent of the joint book-running managers, not to, for a period of 180 days after the date of this prospectus, (1) offer, sell, contract to sell, pledge or otherwise dispose of any shares of our common stock or any of our securities which are substantially similar to shares of our common stock, including but not limited to any securities that are convertible into or exchangeable for, or that represent the right to receive, shares of our common stock or any such substantially similar securities; or (2) enter into any swap, option, future, forward or other agreement that transfers, in whole or in part, the economic consequence of ownership of shares of our common stock or any securities substantially similar to shares of our common stock, whether any transaction described above in clauses (1) or (2) above is to be settled by delivery of our common stock or such other securities, in cash or otherwise. Additionally, we have agreed not to file with the Securities and Exchange Commission a registration statement under the Securities Act relating to any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock during such 180-day restricted period. Notwithstanding the foregoing, if:
•	during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to us occurs; or

•	prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.
Notwithstanding our lock-up agreement described above, the underwriters have agreed in the underwriting agreement that we may (i) issue shares of our common stock pursuant to employee stock option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date of this prospectus, (ii) issue shares of our common stock in connection with the transactions described in this prospectus, or (iii) issue common stock in connection with the concurrent offering thereof. In addition, notwithstanding the lock-up agreement described above, the underwriters have agreed that our executive officers and directors may transfer shares of common stock (i) to a spouse, child or other dependent or member of immediate family or pursuant to a domestic relations order of a court of competent jurisdiction, provided that each recipient of such securities agrees to be subject to the restrictions set forth in the lock-up agreement, (ii) to any trust, family partnership or similar entity for the direct or indirect benefit of the executive officer, provided that the trust, partnership or similar entity agrees to be bound by the restrictions set forth in the lock-up agreement or (iii) in connection with the exchange or surrender of shares of common stock by stockholders to us in satisfaction or payment of the exercise price of stock options or to satisfy any tax withholding obligations of such stockholder in respect of such option exercise.
We and Ford have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.
The Corporate Units have been approved for listing on the New York Stock Exchange under the symbol “HTZ PrE,” subject to official notice of issuance.
No action has been or will be taken in any jurisdiction (except the United States) that would permit a public offering of our Corporate Units, or the possession, circulation or distribution of this prospectus or any material relating to us or our Corporate Units in any jurisdiction where action for that purpose is required. Accordingly, the Corporate Units included in this offering may not be offered or sold, directly or indirectly, and neither this prospectus or any other offering material or advertisements in connection with this offering may be distributed or published, in or from any such country or jurisdiction, except in compliance with any applicable rules or regulations of any such country or jurisdiction.

In relation to each Member State of the European Economic Area which has implemented the EU Prospectus Directive, as defined below each, a “Relevant Member State”, each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State the “Relevant Implementation Date” it has not made and will not make an offer of Corporate Units to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Corporate Units which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a)	to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c)	in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of Corporate Units to the public” in relation to any Corporate Units in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Corporate Units to be offered so as to enable an investor to decide to purchase or subscribe the Corporate Units, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State. The expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.
Each underwriter has represented, warranted and agreed that: (i) it has not made or will not make an offer of Corporate Units to the public in the United Kingdom within the meaning of section 102B of the Financial Services and Markets Act 2000, as amended, or “FSMA,” except to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances which do not require the publication by the company of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority; (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA received by it in connection with the issue or sale of any Corporate Units included in this offering in circumstances in which section 21(1) of the FSMA does not apply to us; and (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our common stock in, from or otherwise involving the United Kingdom.
The Corporate Units included in this offering may not be offered or sold by means of any document other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and no advertisement, invitation or document relating to the Corporate Units may be issued, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Corporate Units which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation or subscription or purchase, of the Corporate Units may not be circulated or distributed, nor may the Corporate Units be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the Corporate Units to the public in Singapore.
The Corporate Units included in this offering have not been and will not be registered under the Securities and Exchange Law of Japan, or the “Securities and Exchange Law,” and each underwriter has agreed that it will not offer or sell any of our Corporate Units, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.
Certain of the underwriters are not registered as broker-dealers under Section 15 of the Exchange Act, and have agreed that, in connection with this offering, they will not offer or sell any Corporate Units in, or to persons who are nationals or residents of, the United States other than through registered broker-dealers.
In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling Corporate Units in the open market for the purpose of preventing or retarding a decline in the market price of the Corporate Units while this offering is in progress. These stabilizing transactions may include making short sales of the Corporate Units, which involves the sale by the underwriters of a greater number of Corporate Units than they are required to purchase in this offering, and purchasing Corporate Units on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing Corporate Units in the open market. In making this determination, the underwriters will consider, among other things, the price of Corporate Units available for purchase in the open market compared to the price at which the underwriters may purchase Corporate Units through the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Corporate Units in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase Corporate Units in the open market to cover the position.
The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the Corporate Units, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase Corporate Units in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those Corporate Units as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the Corporate Units or preventing or retarding a decline in the market price of the Corporate Units, and, as a result, the price of the Corporate Units may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.
Prior to this offering there has been no public market for our Corporate Units. The initial public offering price will be determined by negotiations between us and the representatives of the underwriters. In determining the initial public offering price, we and the representatives of the underwriters expect to consider a number of factors, including:

•	the information set forth in this prospectus and otherwise available to the representatives;

•	the history of and prospects for the industries in which we compete;

•	an assessment of our management;

•	our prospects for future earnings;

•	the general condition of the securities markets at the time of this offering;

•	the recent market prices of, and demand for, publicly traded corporate units of generally comparable companies; and

•	other factors deemed relevant by the underwriters and us.

Neither we nor the underwriters can assure investors that an active trading market will develop for our Corporate Units, or that the Corporate Units will trade in the public market at or above the initial public offering price.
The joint book-running managers and certain of the other underwriters and their affiliates have provided in the past to us, Ford and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us, Ford and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. Concurrently with this offering, we are also offering shares of our Class A common stock, for which the underwriters of this offering are also acting as underwriters under a separate underwriting agreement.
On May 26, 2005, we entered into the Interim Credit Facility with an aggregate availability of up to $3.0 billion with the joint book-running managers and/or their affiliates as the arrangers and initial lenders, JPMorgan Chase Bank, N.A. as the U.S. administrative agent and JPMorgan Chase Bank, N.A., Toronto Branch as the Canadian administrative agent. The Interim Credit Facility matures on November 23, 2005 and, under certain circumstances, we may be required to prepay all or a portion of the amounts outstanding thereunder. For further information, see “Management’s discussion and analysis of financial condition and results of operations—Liquidity and capital resources—Credit facilities.” The Bank of New York, which will be the purchase contract agent and collateral agent with respect to the purchase contracts underlying the Equity Units offered by this prospectus, maintains commercial banking relationships with us and is an underwriter in this offering. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.
Robert E. Rubin, a member of the Office of the Chairman of Citigroup Inc., the parent company of Citigroup Global Markets Inc., is a director of Ford Motor Company. Richard A. Manoogian, a director of JPMorgan Chase & Co., is also a director of Ford Motor Company.

Equity Units
% Equity Units

Prospectus

Joint Book-Running Managers

JPMorgan	Citigroup	Goldman, Sachs & Co.

Until    , 2005 (25 days after the date of this prospectus), all dealers that buy, sell or trade our Equity Units, whether or not participating in this offer, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
     , 2005

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution.
The following table sets forth the costs and expenses payable in connection with the distribution of the securities being registered. All amounts are estimated except the Securities and Exchange Commission registration fee and the NASD filing fee.

Securities and Exchange Commission Registration Fee	$11,770
NASD Fee	10,500
New York Stock Exchange Listing Fees	150,000
Blue Sky Fees and Expenses	25,000
Printing Expenses	1,000,000
Legal Fees and Expenses	1,200,000
Accounting Fees	275,000
Transfer Agent Fees and Expenses	15,000
Agent and Trustee Fees and Expenses	30,000
Miscellaneous Expenses	250,000

Total	$2,967,270

Item 14. Indemnification of Directors and Officers.
Section 145 of the General Corporation Law of the State of Delaware (the “Delaware Law”) empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was illegal. A Delaware corporation may indemnify officers and directors against expenses (including attorneys’ fees) in connection with the defense or settlement of an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director actually and reasonably incurred.
In accordance with the Delaware Law, the Restated Certificate of Incorporation of The Hertz Corporation (the “Company”) contains a provision to limit the personal liability of the directors of the Company for violations of their fiduciary duty. This provision eliminates each director’s liability to the Company or its stockholders for monetary damages except (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Law providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions or

(iv) for any transaction from which a director derived an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence.
Pursuant to underwriting agreements filed as exhibits to registration statements relating to underwritten offerings of securities, the underwriters parties thereto have agreed to indemnify each officer and director of the Company and each person, if any, who controls the Company within the meaning of the Securities Act of 1933, as amended, against certain liabilities, including liabilities under said Act.
The directors and officers of the Company are covered by directors’ and officers’ insurance policies relating to Ford Motor Company and its subsidiaries (collectively, “Ford”). The Restated Certificate of Incorporation of the Company provides for indemnification of the officers and directors of the Company to the full extent permitted by applicable law.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
Item 15. Recent Sales of Unregistered Securities.
Within the past three years, the Company has issued and sold the following unregistered securities:
On July 2, 2004, the Company established a Euro Medium-Term Program under which the Company and/or Hertz Finance Centre plc (“HFC”), a wholly owned subsidiary of the Company, can issue up to Euro 650,000,000 in medium-term notes. On July 16, 2004, HFC issued Euro 200,000,000 of notes under this program (the “Euro Notes”) and the Company issued full and unconditional guarantees of the Euro Notes. The Euro Notes mature in July 2007, and have a variable interest rate based on the three-month EURIBOR rate plus 110 basis points. The Euro Notes and related guarantees were sold through a best efforts offering conducted by Barclays Capital as arranger together with several other agent investment banks, with the agents receiving a commission equal to Euro 350,000. HFC received Euro 199,360,000 in aggregate cash proceeds, net of discount, for the sale of the Euro Notes. The Company believes that the transaction described above was exempt from registration under the Securities Act of 1933 because the subject securities were sold overseas pursuant to the Regulation S under the Securities Act of 1933.
On      , 2005, the Company issued to Ford            shares of its Cumulative Preferred Stock, $0.01 par value per share, with a liquidation preference equal to $1,000,000 per share for $        in cash. The Company believes that this transaction was exempt from registration under Section 4(2) of the Securities Act of 1933 because the subject securities were sold to a single sophisticated investor and parent of the Company who was purchasing for investment without a view to further distribution. No underwriters or other agents were involved in these issuances of securities.

Item 16. Exhibits and Financial Statement Schedules.
(a) Exhibits
Reference is made to the information contained in the Exhibit Index filed as part of this Registration Statement, which information is incorporated herein by reference pursuant to Rule 411 of the Securities and Exchange Commission’s Rules and Regulations under the Securities Act of 1933.
(b) Financial Statement Schedules
All applicable financial statement schedule disclosure requirements are included in the prospectus which forms a part of this registration statement, which information is incorporated herein by reference pursuant to Rule 411 of the Securities and Exchange Commission’s Rules and Regulations under the Securities Act of 1933.
Item 17. Undertakings.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes that:
(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Park Ridge, State of New Jersey, on August 29, 2005.

THE HERTZ CORPORATION
By:	/s/ Paul J. Siracusa
	Name:	Paul J. Siracusa
	Title:	Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities indicated on August 29, 2005.

Signature	Title
* Craig R. Koch	Chairman of the Board and Chief Executive Officer and Director (Principal Executive Officer)

/s/ Paul J. Siracusa Paul J. Siracusa	Executive Vice President and Chief Financial Officer and Director (Principal Financial Officer)

* Greg C. Smith	Director

* Donat R. Leclair	Director

* Michael E. Bannister	Director

* Richard J. Foti	Staff Vice President and Controller (Principal Accounting Officer)

*By:	/s/ Paul J. Siracusa

Paul J. Siracusa
Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

1.1(1)	Form of Underwriting Agreement relating to The Hertz Corporation’s Class A common stock

1.2(1)	Form of Underwriting Agreement relating to The Hertz Corporation’s Equity Units

2.1(1)	Merger Agreement between The Hertz Corporation, The Hertz Holdings Corporation, Hertz Merger Subsidiary, Inc. and Ford Motor Company

3.1(1)	Form of Restated Certificate of Incorporation of The Hertz Corporation

3.2(1)	Form of Restated By-Laws of The Hertz Corporation to be effective post offering

4.1	At June 30, 2005, The Hertz Corporation had various obligations which could be considered as long-term debt, none of which exceeded 10% of the total assets of The Hertz Corporation on a consolidated basis. The Hertz Corporation agrees to furnish to the Securities and Exchange Commission upon request a copy of any such instrument defining the rights of the holders of such long-term debt

4.2(2)	Indenture, dated as of March 16, 2001, between The Hertz Corporation and The Bank of New York as trustee

4.3(1)	Form of Supplemental Indenture No. 1 between The Hertz Corporation and The Bank of New York, as trustee

4.4(1)	Form of Senior Note (included in Exhibit 4.3)

4.5(1)	Form of Purchase Contract Agreement between The Hertz Corporation and The Bank of New York, as purchase contract agent

4.6(1)	Form of Corporate Unit certificate (included in Exhibit 4.5)

4.7(1)	Form of Treasury Unit certificate (included in Exhibit 4.5)

4.8(1)	Form of Pledge Agreement among The Hertz Corporation, , as collateral agent, custodial agent and securities intermediary, and The Bank of New York, as purchase contract agent

4.9(1)	Form of Remarketing Agreement among The Hertz Corporation, The Bank of New York, as purchase contract agent, and J.P. Morgan Securities Inc, Citigroup Global Markets Inc. and Goldman, Sachs & Co., as remarketing agents

5.1(1)	Opinion of Simpson Thacher & Bartlett LLP

Exhibit No.	Description of Exhibit

10.1**	Master Supply and Advertising Agreement among Ford Motor Company, The Hertz Corporation and Hertz General Interest LLC, dated July 5, 2005

10.2(1)	Corporate Agreement between The Hertz Corporation and Ford Motor Company

10.3(1)	Tax Sharing Agreement between The Hertz Corporation and Ford Motor Company

10.4(3)	Employment Agreement between The Hertz Corporation and Craig R. Koch

10.5	Form of Change in Control Agreement (and certain terms related thereto) among The Hertz Corporation, Ford Motor Company and each of Messrs. Koch, Nothwang, Siracusa, Taride and Plescia

10.6	Non-Compete Agreement between Hertz Europe Limited and Michel Taride, dated April 10, 2000

10.7	The Hertz Corporation Compensation Supplemental Retirement and Savings Plan

10.8	The Hertz Corporation Executive Long Term Incentive Compensation Plan

10.9	The Hertz Corporation Supplemental Executive Retirement Plan

10.10	The Hertz Corporation Benefit Equalization Plan

10.11	The Hertz Corporation Key Officer Postretirement Assigned Car Benefit Plan

10.12	The Hertz Corporation Retirement Plan

10.13	The Hertz Corporation (UK) 1972 Pension Plan

10.14	The Hertz Corporation (UK) Supplementary Unapproved Pension Scheme

10.15	RCA Executive Deferred Compensation Plan and Employee Participation Agreement, dated May 29, 1985, between Craig R. Koch and The Hertz Corporation

10.16(4)	Credit Agreement among The Hertz Corporation, Hertz Canada Limited, JPMorgan Chase Bank, N.A., JPMorgan Chase Bank, N.A., Toronto Branch, Goldman Sachs Credit Partners L.P., Citigroup Global Markets Inc., J.P. Morgan Securities Inc. and the lenders thereto

12.1(5)	Statement of ratio of earnings to fixed charges

15.1	Letter from PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm, relating to Financial Information

21.1	List of Subsidiaries

Exhibit No.	Description of Exhibit
23.1(1)	Consent of Simpson Thacher & Bartlett LLP (included as part of its opinion filed as Exhibit 5.1 hereto)

23.2	Consent of PricewaterhouseCoopers LLP

24.1*	Powers of Attorney

25.1	Statement of eligibility of The Bank of New York, as trustee under the indenture, under the Trust Indenture Act of 1939, as amended, on Form T-1

*	Previously filed.

**	Incorporated by reference to Exhibit 10.1 to The Hertz Corporation’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 11, 2005. Such Exhibit omits certain information that has been filed separately with the Securities and Exchange Commission and submitted pursuant to an application for confidential treatment.

(1)	To be filed by amendment.

(2)	Incorporated by reference to The Hertz Corporation’s Registration Statement on Form S-3 (File No. 333-57138).

(3)	Incorporated by reference to The Hertz Corporation’s Registration Statement on Form S-1 (File No. 333-22517).

(4)	Incorporated by reference to Exhibit 10.2 to The Hertz Corporation’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005.

(5)	Incorporated by reference to Exhibit 12 to The Hertz Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and Exhibit 12 to The Hertz Corporation’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005.